    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 30, 1997
                                                    REGISTRATION NO. 333-28539


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                               AMENDMENT NO. 3
                                      TO
                                   FORM S-1


                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933

                              QUAKER HOLDING CO.
            (Exact name of registrant as specified in its charter)

              DELAWARE                                    7378                            APPLIED FOR
  (State or other jurisdiction of      (Primary Standard Industrial Classification      (I.R.S. Employer
   incorporation or organization)                     Code Number)                    Identification No.)

                               277 PARK AVENUE
                           NEW YORK, NEW YORK 10172
                                (212) 892-3000

  (Address and telephone number of registrant's principal executive offices)

                               PETER T. GRAUER
                                  PRESIDENT
                              QUAKER HOLDING CO.
                               277 PARK AVENUE
                           NEW YORK, NEW YORK 10172
                                (212) 892-3000
          (Name, address and telephone number of agent for service)
                                  Copies to:

  Richard D. Truesdell, Esq.        Marc D. Jaffe, Esq.
      Davis Polk & Wardwell           Latham & Watkins
      450 Lexington Avenue            885 Third Avenue
    New York, New York 10017      New York, New York 10022
         (212) 450-4000                (212) 906-1200

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

   If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ ]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ].

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                       CALCULATION OF REGISTRATION FEE

======================================================================================================
Title of Each Class of        Amount to be   Proposed         Proposed Maximum    Amount of
Securities to be Registered   Registered     Maximum          Aggregate Offering  Registration Fee (1)
                                             Offering Price   Price
                                             Per Unit (1)
------------------------------------------------------------------------------------------------------
Units (2)                      (3)(4)        (3)              $85,050,000         $15.15(5)
------------------------------------------------------------------------------------------------------
Senior Discount                (3)           (6)              (6)                 --
Debentures due 2009
------------------------------------------------------------------------------------------------------
Warrants to purchase           (3)(4)        (6)              (6)                 --
Common Stock
------------------------------------------------------------------------------------------------------
Common Stock, par value        286,000       $23.00           $6,578,000          $1993.34
$0.01 per share
======================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee.
(2) The Units will consist of Senior Discount Debentures due 2009 and Warrants to purchase an aggregate of up to 286,000 Warrant Shares.
(3) The amount of Units, Senior Discount Debentures and Warrants to be registered and the "Proposed Maximum Offering Price Per Unit" are not currently determinable. The Senior Discount Debentures will be offered at a discount from the principal amount.
(4) Up to 150,200.
(5) The registration fee amount of $25,757.58 was previously paid.
(6) No additional consideration will be paid by the purchasers of such securities. Pursuant to Rule 457 under the Securities Act of 1933, no separate fee is payable therefor.

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

   Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                  SUBJECT TO COMPLETION, DATED JULY 30, 1997


PROSPECTUS
    , 1997

                                 $

                     [DECISIONONE HOLDINGS CORP.  LOGO]



                          DECISIONONE HOLDINGS CORP.

            (AS SUCCESSOR OBLIGOR BY MERGER TO QUAKER HOLDING CO.)
                                UNITS CONSISTING OF
                    % SENIOR DISCOUNT DEBENTURES DUE 2008 AND
                 WARRANTS TO PURCHASE       SHARES OF COMMON STOCK

   The      units (the "Units"), each consisting of $1,000 principal amount at maturity of  % Senior Discount Debentures due 2008 (the "Debentures") and
    warrants (the "Warrants") to purchase     shares of common stock, par
value $.01 per share (the "Common Stock"), of Quaker Holding Co. ("Quaker") are being offered (the "Offering") by Quaker, a corporation formed by the DLJMB Funds (as defined herein) to acquire an interest in DecisionOne Holdings Corp. ("Holdings") by means of the Merger (as defined herein). Upon consummation of the Merger, Holdings will succeed to the obligations of Quaker with respect to the Debentures and the Warrants, and the Warrants will by their terms become exercisable for an equal number of shares of common stock of Holdings, par value $.01 per share ("Holdings Common Stock").The Debentures and the Warrants will not be separately transferable until the
earliest to occur of (i)          1997, (ii) the occurrence of a Change of
Control (as defined herein) and (iii) the date specified by Donaldson, Lufkin & Jenrette Securities Corporation (the "Underwriter").

   The issue price of the Units will be $    per Unit. The Debentures will
mature on     , 2008. The issue price of the Debentures represents a yield to maturity of  % (computed on a semi-annual bond equivalent basis) calculated
from      , 1997. The Debentures will accrete at a rate of  %, compounded semiannually, to an aggregate principal amount at maturity of approximately
$   million by              , 2002. Cash interest will not accrue on the
Debentures prior to      , 2002. Commencing on      , 2002, cash interest on
the Debentures will be payable, at a rate of  % per annum, semi-annually in
arrears on each     and    . See "Description of Debentures" and "Certain
Federal Income Tax Considerations."

   The Debentures will be redeemable at the option of the Issuer (as defined
herein), in whole or in part, at any time on or after      , 2002, in cash at
the redemption prices set forth herein, plus accrued and unpaid interest, if
any, thereon to the redemption date. In addition, at any time prior to      ,
2000, the Issuer may, at its option, on any one or more occasions, redeem up to 35% of the aggregate principal amount at maturity of the Debentures originally issued at a redemption price equal to % of the Accreted Value (as defined herein) thereof, with the net proceeds of one or more Equity Offerings (as defined herein); provided that at least 65% of the original aggregate principal amount at maturity of the Debentures will remain outstanding immediately following each such redemption. Upon the occurrence of a Change of Control, each Holder of the Debentures will have the right to require the Issuer to repurchase Debentures at a price in cash equal to 101% of the Accreted Value thereof, in the case of any such purchase prior to
 , 2002, or 101% of the aggregate principal amount at maturity thereof, plus accrued and unpaid interest, if any, thereon to the date of repurchase in the
case of any such purchase on or after      , 2002. See "Description of
Debentures."

   The Debentures will be senior obligations of the Issuer. The Debentures will rank pari passu in right of payment with all future senior indebtedness of the Issuer and will rank senior in right of payment to all future indebtedness of the Issuer that is subordinated to the Debentures. The Debentures will be effectively subordinated to all liabilities of the Issuer's subsidiaries. On a pro forma basis after giving effect to the Merger, including the Merger Financing and the application of the proceeds therefrom, as of March 31, 1997, the Company would have had outstanding approximately $738.8 million of Indebtedness (as defined herein) and the Issuer's subsidiaries would have had $847.7 million of liabilities outstanding, including Indebtedness under the Senior Subordinated Notes (as defined herein) and the New Credit Facility (as defined herein) and including trade payables.

   Each Warrant will entitle the holder thereof, subject to certain
conditions, to purchase     shares of Common Stock at an exercise price of
$    per share, subject to adjustment under certain circumstances. Upon exercise, the holders of Warrants would be entitled, in the aggregate, to purchase Holdings Common Stock representing % of the Holdings Common Stock on a fully diluted basis on the date hereof, after giving effect to the
Merger. The Warrants will be exercisable at any time on or after      , 1997.
Unless earlier exercised, the Warrants will expire on      , 2007. See
"Description of Warrants."

   Consummation of the Offering will occur concurrently with and is conditioned upon, consummation of the Merger and Merger Financing. As part of the Merger Financing, DecisionOne Corporation, a wholly owned subsidiary of Holdings ("DecisionOne Corp."), is offering pursuant to a separate prospectus
$150 million principal amount of   % Senior Subordinated Notes due 2007 (the
"Senior Subordinated Notes") and will enter into the New Credit Facility. See "The Merger and Merger Financing."

   SEE "RISK FACTORS" BEGINNING ON PAGE 18 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING AN INVESTMENT IN THE UNITS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                       CONTRARY IS A CRIMINAL OFFENSE.

                    PRINCIPAL AMOUNT AT         PRICE TO     UNDERWRITING DISCOUNTS     PROCEEDS TO THE
                 MATURITY OF THE DEBENTURES    PUBLIC(1)       AND COMMISSIONS(2)        COMPANY(1)(3)
------------- ------------------------------ ------------ -------------------------- -------------------
Per Unit .....                 %                     %                   %                       %
Total ........              $                     $                   $                       $
------------- ------------------------------ ------------ -------------------------- -------------------

(1)    Plus accrued original issue discount, if any, on the Debentures.
(2) See "Underwriting" for indemnification arrangements with the Underwriter (as defined herein).
(3)    Before deducting expenses payable by the Issuer, estimated at $    .

   The Units are being offered by the Underwriter, subject to prior sale, when, as and if delivered to and accepted by them, and subject to various prior conditions, including the right to reject orders in whole or in part. It is expected that delivery of the Units will be made in New York, New York,
on or about              , 1997.

                         Donaldson, Lufkin & Jenrette
                            Securities Corporation

                        FOR CALIFORNIA RESIDENTS ONLY

   WITH RESPECT TO SALES OF THE UNITS CONSISTING OF   % SENIOR DISCOUNT
DEBENTURES DUE 2008 AND WARRANTS TO PURCHASE COMMON STOCK OF QUAKER HOLDING CO. BEING OFFERED HEREBY TO CALIFORNIA RESIDENTS, SUCH SECURITIES MAY BE SOLD ONLY TO: (1) "ACCREDITED INVESTORS" WITHIN THE MEANING OF REGULATION D UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (2) BANKS, SAVINGS AND LOAN ASSOCIATIONS, TRUST COMPANIES, INSURANCE COMPANIES, INVESTMENT COMPANIES REGISTERED UNDER THE INVESTMENT COMPANY ACT OF 1940, PENSION AND PROFIT SHARING TRUSTS, ANY CORPORATIONS OR OTHER ENTITIES, WHICH, TOGETHER WITH SUCH CORPORATION'S OR OTHER ENTITY'S AFFILIATES WHICH ARE UNDER COMMON CONTROL, HAVE A NET WORTH ON A CONSOLIDATED BASIS ACCORDING TO THEIR MOST RECENT REGULARLY PREPARED FINANCIAL STATEMENTS (WHICH SHALL HAVE BEEN REVIEWED BUT NOT NECESSARILY AUDITED, BY OUTSIDE ACCOUNTANTS) OF NOT LESS THAN $14,000,000 AND SUBSIDIARIES OF THE FOREGOING, (3) ANY PERSON (OTHER THAN A PERSON FORMED FOR THE SOLE PURPOSE OF PURCHASING THE SECURITIES OFFERED HEREBY) WHO PURCHASES AT LEAST $1,000,000 AGGREGATE AMOUNT OF THE SECURITIES OFFERED HEREBY, OR (4) ANY NATURAL PERSON WHO (A) HAS AN INCOME OF $65,000 AND A NET WORTH OF $250,000, OR (B) HAS A NET WORTH OF $500,000 (IN EACH CASE EXCLUDING HOME, HOME FURNISHINGS AND PERSONAL AUTOMOBILES). EACH CALIFORNIA RESIDENT PURCHASING THE SECURITIES OFFERED HEREBY AGREES THAT IT WILL NOT SELL OR OTHERWISE TRANSFER SUCH SECURITY TO A CALIFORNIA RESIDENT UNLESS THE TRANSFEREE COMES WITHIN ONE OF THE AFOREMENTIONED CATEGORIES AND THAT IT WILL ADVISE THE TRANSFEREE OF THIS CONDITION WHICH TRANSFEREE, BY BECOMING SUCH, WILL BE BOUND BY THE SAME RESTRICTIONS ON RESALE.

   CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES OFFERED HEREBY. SPECIFICALLY, THE UNDERWRITER MAY OVERALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR AND PURCHASE THE SECURITIES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                            AVAILABLE INFORMATION

   Quaker has filed a registration statement on Form S-1 (together with all amendments, supplements and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "Commission") with respect to the Units, the Debentures and the Warrants (the "Securities") offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission, and reference is hereby made to the Registration Statement and the exhibits and schedules thereto for further information. Summary and other statements contained herein concerning the provisions of any document are not necessarily complete, and in each instance reference is hereby made to the copy of the document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

   Holdings, which will succeed to the obligations of Quaker under the Securities following the Merger, is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by Holdings may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices: Seven World Trade Center, 13th Floor, New York, New York 10048; and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, such material can also be obtained from the Commission's Web site at http://www.sec.gov.

                              PROSPECTUS SUMMARY

   The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Investors are urged to read this Prospectus in its entirety. As used in this Prospectus, the term "Quaker" means Quaker Holding Co., the term "Issuer" means Quaker Holding Co. before the Merger and DecisionOne Holdings Corp. after the Merger, the term "Holdings" means DecisionOne Holdings Corp., the terms "DecisionOne" and the "Company" mean DecisionOne Holdings Corp., its predecessors and subsidiaries, and the term "DecisionOne Corp." means "DecisionOne Corporation", a wholly owned and the principal operating subsidiary of DecisionOne Holdings Corp. References to industry size and statistics contained herein, unless otherwise indicated, are derived from information provided by Dataquest Incorporated ("Dataquest").

                                 THE COMPANY

OVERVIEW

   The Company is the largest independent provider of multivendor computer maintenance and technology support services in the United States. The Company offers its customers a single source solution for virtually all of their computer maintenance and technology support requirements, including hardware maintenance services, software support, end-user/help desk services, network support and other technology support services. The Company believes it is the most comprehensive independent (i.e., not affiliated with an original equipment manufacturer ("OEM")) provider of these services across a broad range of computing environments, including mainframes, midrange and distributed systems, workgroups, personal computers ("PCs") and related peripherals. The Company provides support for over 15,000 hardware products manufactured by more than 1,000 OEMs. The Company also supports most major operating systems and over 150 off-the-shelf ("shrink-wrapped") software applications. The Company delivers its services through an extensive field service organization of approximately 4,000 field technicians in over 150 service locations throughout the United States and Canada and strategic alliances in selected international markets.

   DecisionOne has emerged as the leading independent, multivendor provider of computer maintenance and technology support services by (i) consummating over 35 complementary acquisitions since the beginning of fiscal 1993, (ii) expanding maintenance capabilities and introducing new technology support services, (iii) increasing sales to existing customers by increasing equipment under contract and by selling existing customers new technology support services, (iv) adding new corporate customers and (v) providing outsourcing services for OEMs, software publishers, system integrators and other independent service organizations. As a result, the Company's revenues have grown at a compound annual rate of 69.2% to approximately $820.4 million for the annualized quarter ended March 31, 1997 from $114.1 million in fiscal 1993. Over the same period, the Company's Adjusted EBITDA (as defined herein) has grown at a 74.2% compound annual rate to approximately $120.3 million for the annualized quarter ended March 31, 1997 from $15.0 million in fiscal 1993.

   In 1996, based on Dataquest projections, the Company estimates it had a 9% market share of the $8.8 billion independent, multivendor segment of the $40.5 billion U.S. hardware maintenance and technology support services market. The independent, multivendor segment is projected by Dataquest to grow at a 14% compound annual rate from $8.8 billion in 1996 to $14.8 billion in 2000. The Company believes this growth is being driven by the proliferation of computer equipment as well as outsourcing trends, including:
(i) the outsourcing by corporate customers of hardware maintenance and technical support requirements and (ii) the outsourcing by major hardware OEMs and software publishers of maintenance services (including warranty and post-warranty services) and end-user technical support requirements. In addition, the Company believes that demand for its services is being driven by the increasing complexity of computing environments which has resulted from the migration of computer systems from single OEM, centralized systems to multivendor, decentralized systems. The Company believes that this increased complexity has generally surpassed the technical capabilities of many in-house support staffs and has accelerated the pace of outsourcing. The Company believes that customers are increasingly turning to independent service providers when outsourcing due to the increased use of multiple vendors for hardware and the perception that OEM service providers are biased toward specifying their own equipment as computer purchase requirements arise. Furthermore, many OEMs such as Sun Microsystems, Inc. ("Sun") and Compaq Computer Corporation ("Compaq") are outsourcing certain non-core customer service activities, including maintenance services (including warranty and post-warranty services) and product support services (such as end-user help desk services) to independent service organizations such as the Company.

COMPETITIVE STRENGTHS

   The Company believes that it possesses a number of competitive strengths that have allowed it to become the leading independent provider of multivendor computer maintenance and technology support services, including:

   EXTENSIVE SERVICE INFRASTRUCTURE. The Company provides customers with high quality service through an extensive infrastructure including: (i) approximately 4,000 highly trained field technicians, (ii) over 150 geographic locations throughout the United States and Canada, (iii) a substantial spare parts inventory to ensure supply and rapid response times,
(iv) a broad service offering which enhances the Company's ability to provide customers with a single source solution, (v) an extensive proprietary database of historical failure rates for over 15,000 hardware products manufactured by over 1,000 OEMs, (vi) a detailed record of major customers' hardware and software assets and a record of such customers' maintenance patterns and (vii) proprietary dispatch systems to ensure rapid customer response times.

   INDEPENDENT, MULTIVENDOR SERVICE PROVIDER. The Company provides customers with an independent, multivendor solution for their computer maintenance and technology support needs. As an independent service provider, the Company believes it is viewed by customers as impartial to any particular OEM's products. As a multivendor service provider, the Company supports over 15,000 hardware products manufactured by more than 1,000 OEMs as well as most major operating systems and over 150 shrink-wrapped software applications. OEM, specialty and local service providers do not offer either the breadth of services or the geographic presence throughout the United States and Canada provided by the Company.

   CONTRACT-BASED REVENUES. Approximately 85% of the Company's revenues in fiscal 1996 were derived from contracts, under which equipment and services may be added and deleted. Furthermore, the Company believes that its extensive service infrastructure and its unique knowledge of its customers' hardware and software service requirements enhance the Company's ability to provide superior service. The Company believes that the resulting track record of service to existing customers affords it a competitive advantage in renewing existing contracts and winning new contracts. Although many of the Company's existing customer contracts are currently terminable on short notice, 49 out of the Company's top 50 customers in fiscal 1994 are still customers today.

   DIVERSIFIED AND STABLE FORTUNE 1000 CUSTOMER BASE. The Company services over 51,000 customers at over 182,000 sites across the United States and Canada. In fiscal 1996, the Company's top 10 customers represented 23% of revenues and the top 100 customers represented 47% of revenues. The Company's customers include a diverse group of national and multinational corporations, including SABRE Group, Inc. (an affiliate of American Airlines, Inc.), Sun, Compaq, NationsBank, DuPont Company ("DuPont"), Chevron Corporation, and Netscape Communications Corporation ("Netscape"). The Company believes that the scope of its service offerings and the breadth of its geographic presence in the United States and Canada allow it to serve this diverse group of national and multinational customers as well as thousands of smaller customers who also require customized services.

   MITIGATED TECHNOLOGY AND RECESSION RISKS. The Company provides services across a broad range of computing environments, including mainframes, midrange and distributed systems, workgroups, PCs and related peripherals. Consequently, although each segment of the computer hardware and software industry is subject to shifts in technology, the Company believes that the diversity of computing environments for which it provides services mitigates the potential adverse effects of technological changes in any one segment. Furthermore, the Company believes that because computer maintenance requirements are based primarily on usage, the Company's hardware maintenance business may be insulated from the adverse effects of declines in spending during recessionary periods, so long as computer usage continues to necessitate maintenance spending.

BUSINESS STRATEGY

   DecisionOne has developed a business strategy which it believes will enable it to profitably grow future revenue and cash flow and which includes the following elements:

   PROVIDE A SINGLE SOURCE TECHNOLOGY SUPPORT SOLUTION. The Company intends to continue its strategy of offering its customers a broad and expanding range of computer technology support services in a single interface format. The Company believes it meets the customer's preference for a single interface by offering maintenance and technology support services across most leading brands of hardware and software within virtually all computing environments. In addition, the Company's single source solution enables the Company to retain customers when customers change, substitute or upgrade their computing environments.

   OFFER ADDITIONAL SERVICES TO EXISTING CUSTOMERS. The Company generates new revenues from existing customers by adding new equipment to existing hardware maintenance contracts and by providing existing customers with additional support services. Recent revenue growth attributable to the expansion of additional support services has been derived primarily from (i) end-user support services such as help desk services, (ii) network support services such as local area networks ("LAN") administration, security management and fault management, (iii) logistics services such as parts repair, inventory and asset management, and warranty parts management and (iv) program management services such as technology deployment and computer and software moves, adds and changes. The Company believes that the breadth of its additional support services has permitted, and will continue to permit, the Company to leverage its historic strength in hardware maintenance to increase revenues from existing customers and has enabled the Company to grow sales to its top 50 customers in fiscal 1994 by 33.3% through fiscal 1996.

   LEVERAGE EXISTING SERVICE INFRASTRUCTURE. The Company believes that, due to the large scale of the Company's service infrastructure, the Company enjoys substantial operating leverage and has positioned itself to increase productivity and profitability whether the Company grows internally or through acquisitions. The principal areas in which the Company expects to realize the benefits of operating leverage include: (i) increased customer call density in a region permitting field service technicians in the region to complete a greater number of service calls per day, (ii) increased comparable equipment density allowing the Company to operate with proportionally lower inventory of spare parts and (iii) productivity gains driven by new services such as end-user support services which reduce unnecessary trips by field technicians to existing customers and by the addition of new equipment under existing maintenance contracts. The Company intends to further improve the productivity of its existing infrastructure by investing in upgrades of its management information systems.

   PURSUE COMPLEMENTARY ACQUISITIONS. The Company believes it is well positioned strategically to participate in the further consolidation of the computer maintenance and technology support services market and expects to continue to evaluate complementary acquisitions. Further, the Company believes that pursuing complementary acquisitions is an attractive growth strategy due to the significant synergies which the Company may achieve when it successfully consolidates acquisitions into its service infrastructure. Since the beginning of fiscal 1993, the Company has completed over 35 acquisitions. The Company's typical acquisition consists principally of customer maintenance and support contracts as well as the accompanying spare parts inventory. The Company generally reduces the cost structure necessary to service the acquired customer contracts by leveraging DecisionOne's extensive service infrastructure, spare parts inventory and administrative function. For example, the Company was able to service the contracts acquired from Memorex Telex Corporation and certain of its affiliates ("Memorex Telex") in November 1996 with approximately 36% fewer employees than previously required by Memorex Telex. In addition, the Company seeks to increase sales and profitability by offering acquired customers additional services.

   CAPITALIZE ON OUTSOURCING TREND AMONG OEMS, SOFTWARE PUBLISHERS AND SYSTEMS INTEGRATORS. The Company expands its marketing reach by offering its services through outsourcing arrangements and indirect channels. For fast growing hardware OEMs and software publishers concerned with cost savings and time-to-market issues such as Sun, Netscape and Compaq, the Company provides outsourced customer support services such as help desk services, warranty and post-warranty maintenance services, and technical product support services. For systems integrators, the Company provides maintenance and technology support services on a subcontract basis to several large outsourcing clients of Electronic Data Systems Corp. ("EDS") and Computer Sciences Corp.

STRATEGIC INITIATIVES

   During fiscal 1997, the Company has implemented several strategic initiatives designed to rationalize its cost structure and capitalize on economies of scale. These initiatives included:

   o the acquisition of complementary contracts and assets which the Company has been able to service with fewer employees than the prior owners by leveraging the Company's existing infrastructure. For example, during fiscal 1997, the Company acquired contracts and assets of Memorex Telex and Xerox Canada and reduced the number of service personnel required to support such contracts from 1,192 to 768 and 160 to 120, respectively;

   o ongoing initiatives to enhance the efficiency of the Company's field technician service force, including the addition of functionalities to the Company's information systems which enable the Company to match field technician skill sets with call productivity history and workload requirements and the implementation of best practices, benchmarking and targeted training programs across the Company's over 150 branch locations; and

   o the renegotiation of certain vendor contracts on more favorable terms, including the Company's data center outsourcing contract with EDS and the Company's telecommunications contracts with several providers.

   As a result of these strategic initiatives and the Company's increased operating leverage, the Company's Adjusted EBITDA has increased in each successive quarter of fiscal 1997. Adjusted EBITDA for the quarter ended March 31, 1997 increased to $30.1 million from $20.6 million for the quarter ended September 30, 1996. Over the same period, Adjusted EBITDA margin increased to 14.7% from 11.7%. In addition, these initiatives enabled the Company to reduce 203 employees from its core business in November and December of 1996 without impacting service levels and resulted in improved revenue per employee from $30,700 in the quarter ended September 30, 1996 to $32,400 in the quarter ended March 31, 1997. Certain quarterly data for fiscal 1997 are shown in the table below.

                                                         THREE MONTHS ENDED
                                         SEPTEMBER 30, 1996 DECEMBER 31, 1996 MARCH 31, 1997
                                        ------------------ ----------------- --------------
                                                       (DOLLARS IN THOUSANDS)
                                        ---------------------------------------------------
Revenues................................      $176,426          $191,253         $205,070
 Sequential growth......................           3.2%              8.4%             7.2%
Gross profit............................      $ 41,861          $ 48,221         $ 54,698
 % of revenues..........................          23.7%             25.2%            26.7%
Adjusted EBITDA(1)......................      $ 20,589          $ 25,386         $ 30,063
 % of revenues..........................          11.7%             13.3%            14.7%
Revenue per average number of
 employees..............................      $   30.7          $   31.6         $   32.4

------------
(1) As defined in Note 8 to the Summary Historical and Unaudited Pro Forma Condensed Consolidated Financial Data.

RECENT DEVELOPMENTS

   The Company's 1997 fiscal year ended on June 30, 1997. While the final results of the quarter ended June 30, 1997 are not yet available, the Company currently estimates that it recorded revenues of approximately $213.2 million during the fourth quarter, and during such quarter realized operating income of approximately $22.7 million and net income of approximately $11.2 million. Based upon an estimated weighted average number of shares outstanding during the quarter ended June 30, 1997 of approximately 30,266,000 shares, net income per share for the fourth quarter is currently estimated to be approximately $0.37.

   The Company currently estimates that revenues for the full fiscal year ended June 30, 1997 were approximately $785.9 million and that it realized operating income of approximately $67.8 million and net income of approximately $31.1 million. Based upon an estimated weighted average number of shares outstanding during the fiscal year ended June 30, 1997 of approximately 30,110,000 shares, net income per share for the fiscal year ended June 30, 1997 is currently estimated to be $1.03 per share. Results of operations for the full fiscal year ended June 30, 1997 include the impact of certain charges recorded during the second quarter of fiscal 1997.

   The above information is preliminary in nature only, and is subject in all respects to completion of various internal analyses and procedures necessary to finalize the Company's financial statements, and to completion of the audit of the Company's financial statements for the fiscal year ended June 30, 1997.

HISTORY

   Founded in 1969, the Company began operations as a provider of key punch machines under the tradename Decision Data. During fiscal 1993, the Company decided to focus principally on providing computer maintenance and technology support services and sold its computer hardware products business. The Company established a major presence in the servicing of midrange computer systems through the successful acquisition and integration of assets and contracts of over 35 complementary businesses from the beginning of fiscal 1993. In October 1995, the Company significantly expanded its computer maintenance presence by acquiring Bell Atlantic Business Systems Services, Inc. ("BABSS"). Prior to the acquisition, BABSS established a strong record of internal growth, growing revenues from $338.4 million in 1991 to $486.1 million in 1994, representing a compound annual growth rate of 12.8%.

                                    QUAKER

   Quaker was incorporated on April 30, 1997 and has not carried on any activities to date other than those incident to its formation and the transactions contemplated by the Merger Agreement. All of the outstanding capital stock of Quaker is owned by DLJMB and certain affiliated funds and entities (the "Funds"). Certain additional funds affiliated with DLJMB (the "Additional Funds") are expected to acquire a portion of the securities of Quaker immediately prior to the Merger. As used herein, all references to the "DLJMB Funds" prior to the time of the acquisition of securities of Quaker by the Additional Funds shall refer to the Funds, and thereafter, to the Funds and the Additional Funds. Immediately prior to the Merger, the DLJMB Funds expect to purchase 9,782,508 shares of Common Stock and may acquire up to 1,417,180 warrants to purchase 1,417,180 shares of Common Stock at an exercise price of not less than $0.01 per share (the "DLJMB Warrants") for approximately $225 million (the "DLJMB Equity Investment"). The DLJMB Funds expect that a limited number of institutional investors (the "Institutional Investors") may acquire a portion of the securities of Quaker that would otherwise be purchased by the DLJMB Funds in the DLJMB Equity Investment. Upon the effectiveness of the Merger ("Effective Time"), the proceeds of the DLJMB Equity Investment and any such purchase will become an asset of Holdings, each share of Common Stock will become a share of Holdings Common Stock and each warrant to acquire Common Stock will by its terms become exercisable for an equal number of shares of Holdings Common Stock. In no event would any such purchases by the Institutional Investors reduce the fully diluted ownership by the DLJMB Funds of Holdings Common Stock after the Effective Time to below a majority, or limit the rights of the DLJMB Funds as described in "Certain Relationships and Related Transactions."

                       THE MERGER AND MERGER FINANCING

   Holdings and Quaker (which as of the date hereof is a wholly owned subsidiary of the DLJMB Funds) have entered into an Agreement and Plan of Merger, as amended (the "Merger Agreement"), dated as of May 4, 1997. The Merger Agreement provides, among other things, for the merger of Quaker with and into Holdings, with Holdings continuing as the surviving corporation (the "Merger"). The Merger contemplates that approximately 5.3% (or 1,474,345 as of April 21, 1997) of the outstanding shares of Holdings Common Stock will be retained by existing Holdings stockholders.

   In order to fund the payment of the cash portion of the Merger Consideration (as defined herein), the Option Cash Proceeds (as defined herein) and the Warrant Cash Proceeds (as defined herein), to refinance outstanding indebtedness of DecisionOne Corp. and pay expenses incurred in connection with the Merger, DecisionOne Corp. is issuing the Senior Subordinated Notes and will enter into a syndicated senior secured loan facility providing for term loan borrowings in the aggregate principal amount of approximately $470 million and revolving loan borrowings of $105 million (the "New Credit Facility"). At the Effective Time, DecisionOne Corp. is expected to borrow all term loans available thereunder and approximately $8.3 million of revolving loans. The remaining revolving loans will, subject to a borrowing base, be available to fund the working capital requirements of DecisionOne Corp. The proceeds of such financings will, in part, be distributed to Holdings in the form of a dividend and, in part, lent to Holdings pursuant to an intercompany note. On May 4, 1997, DLJMB Inc., an affiliate of DLJMB, received an executed commitment letter from DLJ Capital Funding, Inc. ("DLJ Capital Funding") to provide the New Credit Facility, which will be syndicated by DLJ Capital Funding. Additionally, on May 4, 1997, DLJMB Inc. received a letter from DLJSC (as defined herein) with respect to the underwriting, purchase or private placement of the Senior Subordinated Notes in which DLJSC indicated that it was highly confident of its ability to sell the Senior Subordinated Notes in the public market. Each of the commitments is subject to customary conditions, including the negotiation, execution and delivery of definitive documentation with respect to such commitment. See "Description of the New Credit Facility," "The Merger and Merger Financing" and "Certain Relationships and Related Transactions."

   Quaker expects to raise an additional $85 million through the concurrent issuance of the Units in the Offering. At the Effective Time, Holdings will succeed to the obligations of Quaker with respect to the Securities, and the Warrants will, by their terms, become exercisable for an equal number of shares of Holdings Common Stock. The DLJMB Funds (and certain Institutional Investors) also expect to purchase 9,782,508 shares of Common Stock and may acquire up to 1,417,180 DLJMB Warrants for approximately $225 million. In lieu of acquiring the DLJMB Warrants, the DLJMB Funds (and certain Institutional Investors) may acquire directly those shares of Common Stock (up to 1,417,180 shares) for which such DLJMB Warrants would have been exercisable, at a price that would be equivalent to the exercise price of the DLJMB Warrants (the "Direct Shares"). The number of DLJMB Warrants issued or Direct Shares purchased will be reduced by the number of Public Warrants issued (if any). Upon the Effective Time, the proceeds of such purchase will become an asset of Holdings, each share of Common Stock, including the Direct Shares, if any, will become a share of Holdings Common Stock and each warrant to acquire Common Stock will by its terms become exercisable for an equal number of shares of Holdings Common Stock.

   The following table sets forth the estimated cash sources and uses of funds as if the Merger and Merger Financing, including the application of the proceeds therefrom, occurred and were completed at the Effective Time.

                                                  (IN MILLIONS)
TOTAL SOURCES:
New Credit Facility:
 Revolving credit facility ......................    $  8.3
 Term loans......................................     470.0
Senior Subordinated Notes........................     150.0
Units offered hereby ............................      85.0
DLJMB Equity Investment..........................     225.0
                                                 -------------
  Total cash sources.............................    $938.3
                                                 =============
TOTAL USES:
Cash Merger Consideration .......................    $605.9
Option Cash Proceeds and Warrant Cash Proceeds  .      58.4
Repayment of existing revolving credit facility       221.2
Estimated transaction fees and expenses .........      52.8
                                                 -------------
  Total cash uses................................    $938.3
                                                 =============

                                 THE OFFERING

Units Offered .................       Units, each consisting of $1,000
                                 principal amount at maturity of   % Senior
                                 Discount Debentures due 2008 and
                                 Warrants to purchase      shares of Common
                                 Stock. The Debentures and the Warrants will
                                 not be separately transferable until the
                                 earliest to occur of (i)    , 1997, (ii) the
                                 occurrence of a Change of Control and (iii) the date specified by the Underwriter (the "Separation Date").

Issue Price ...................  $       per unit.

Gross Proceeds ................  $85,000,000.

Use of Proceeds ...............  The net proceeds from the Offering, together with the initial borrowings under the New
                                 Credit Facility, the DLJMB Equity Investment and the issuance of the Senior Subordinated Notes, will be used to fund payment of the cash portion of the Merger Consideration, the Option Cash Proceeds and the Warrant Cash Proceeds, to refinance outstanding indebtedness of DecisionOne Corp. and to pay the expenses incurred in connection with the Merger.

                                THE DEBENTURES

Maturity Date .................           , 2008.

Yield and Interest ............     % (computed on a semi-annual bond
                                 equivalent basis) calculated from          ,
                                 1997. The Debentures will accrete at a rate
                                 of    %, compounded semi-annually, to an
                                 aggregate principal amount of $    million
                                 by        , 2002. Cash interest will not
                                 accrue on the Debentures prior to       ,
                                 2002. Commencing        , 2002, cash
                                 interest on the Debentures will accrue and
                                 be payable, at a rate of    % per annum,
                                 semi-annually in arrears on each       and
                                       .

Optional Redemption ...........  The Debentures will be redeemable at the option of the Issuer, in whole or in part,
                                 at any time on or after         , 2002, in
                                 cash at the redemption prices set forth
                                 herein, plus accrued and unpaid interest, if
                                 any, thereon to the redemption date. In
                                 addition, at any time prior to         ,
                                 2000, the Issuer may, at its option, on any
                                 one or more occasions, redeem up to 35% of
                                 the aggregate principal amount at maturity
                                 of the Debentures originally issued at a
                                 redemption price equal to   % of the
                                 Accreted Value thereof, with the net cash proceeds of one or more Equity Offerings; provided that at least 65% of the original aggregate principal amount at maturity of the Debentures will remain outstanding immediately following each such redemption.

Change of Control .............  Upon the occurrence of a Change of Control, each Holder of the Debentures will have the
                                 right to require the Issuer to
                                 repurchase Debentures at a price in cash
                                 equal to 101% of the Accreted Value thereof,
                                 in the case of any such purchase prior to
                                     , 2002, or 101% of the aggregate
                                 principal amount at maturity thereof, plus
                                 accrued and unpaid interest, if any, thereon
                                 to the date of repurchase in the case of any
                                 such purchase on or after     , 2002. The
                                 Issuer does not have, and may not in the future have, any assets other than common stock of DecisionOne Corp. As a result, the Issuer's ability to repurchase all or any part of the Debentures upon the occurrence of a Change of Control will be dependent upon the receipt of dividends or other distributions from its direct and indirect subsidiaries. The New Credit Facility and the Senior Subordinated Notes restrict DecisionOne Corp. from paying dividends and making any other distributions to the Issuer. If the Issuer does not obtain the consent of the lenders under agreements governing outstanding Indebtedness of its Subsidiaries, including under the New Credit Facility and the Senior Subordinated Notes, to permit the repurchase of the Debentures or does not refinance such Indebtedness, the Issuer will likely not have the financial resources to purchase Debentures upon the occurrence of a Change of Control and the Issuer's Subsidiaries will be restricted by the terms of such Indebtedness from paying dividends to the Issuer or otherwise lending or distributing funds to the Issuer for the purpose of such purchase. In any event, there can be no assurance that the Issuer's Subsidiaries will have the resources available to pay any such dividend or make any such distribution. Furthermore, the New Credit Facility will provide that certain change of control events will constitute a default thereunder and the Senior Subordinated Notes will provide that, in the event of a Change of Control, DecisionOne Corp. will be required to offer to repurchase the Senior Subordinated Notes at the price specified therefor. The Issuer's failure to make a Change of Control offer when required or to purchase tendered Debentures when tendered would constitute an Event of Default under the Debenture Indenture (as defined herein). See "Description of Debentures."

Ranking .......................  The Debentures will be senior obligations of the Issuer. The Debentures will rank pari passu in right of payment with all future senior indebtedness of the Issuer and will rank senior in right of payment to all future indebtedness of the Issuer that is subordinated to the Debentures. The Debentures will be effectively subordinated to all liabilities of the Issuer's subsidiaries. On a pro forma basis, as of March 31, 1997, after giving effect to the Merger, including the Merger Financing and the application of the proceeds therefrom, the Company would have had outstanding approximately $738.8 million of Indebtedness and the Issuer's subsidiaries would have had $847.7 million of total liabilities outstanding, including Indebtedness under the Senior Subordinated Notes and the New Credit Facility and including trade payables.

Original Issue Discount .......  The Debentures are being offered at an original issue discount for United States
                                 federal income tax purposes. Thus, although
                                 cash interest will not be payable on the
                                 Debentures prior to       , 2002, original
                                 issue discount (i.e., the difference between
                                 the sum of all principal and interest
                                 payable on the Debentures and the portion of
                                 the issue price of the Units allocable to
                                 the Debentures) will accrue from the issue
                                 date of the Debentures and will be included
                                 as interest income periodically (including
                                 for periods ending prior to        , 2002)
                                 in a holder's gross income for United States federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. See "Certain Federal Income Tax Considerations."

Certain Covenants .............  The Debenture Indenture will contain certain covenants that, among other things, limit the ability of the Issuer and its Restricted Subsidiaries to: incur indebtedness and issue preferred stock, repurchase Capital Stock (as defined herein) and certain Indebtedness, engage in transactions with affiliates, incur or suffer to exist certain liens, pay dividends or other distributions, engage in sales of accounts receivable, make certain investments, sell assets and engage in certain mergers and consolidations.

                                 THE WARRANTS

Warrants ......................      Warrants which will initially be
                                 exercisable for Common Stock and,
                                 immediately following the Merger, will
                                 entitle the holders thereof to purchase an
                                 aggregate of     shares of Holdings Common
                                 Stock (the "Warrant Shares"), representing
                                  % of Holdings Common Stock on a fully
                                 diluted basis after giving effect to the Merger.

Registration Rights ...........  Pursuant to the warrant agreement (the
                                 "Warrant Agreement") relating to the
                                 Warrants, Quaker has agreed, subject to
                                 certain limitations, that from the earlier of (i) the later of the Separation Date and 120 days following the Closing Date and (ii) 45 days after the occurrence of a Change in Control until the expiration of all Warrants, it will maintain the effectiveness of a registration statement with respect to the issuance of the Common Stock upon exercise of the Warrants (the "Shelf Registration Statement"). At the Effective Time, Holdings will succeed to the obligations of Quaker under the Warrant Agreement, including the obligations relating to the Shelf Registration Statement.

Exercise ......................  At the Effective Time, each Warrant will entitle the holder thereof, subject to
                                 certain conditions, to purchase    shares of
                                 Holdings Common Stock at an exercise price
                                 of $   per share, subject to adjustment
                                 under certain circumstances. The Warrants will be exercisable at any time on or after
                                    , 1997 and prior to the expiration of the
                                 Warrants, as set forth below.

                                 The exercise price and number of shares of Holdings Common Stock issuable upon exercise of the Warrants will be subject to adjustment from time to time upon the occurrence of certain changes with respect to the Holdings Common Stock, including certain distributions of shares of Holdings Common Stock, issuances of options or convertible securities, dividends and distributions and certain changes in options and convertible securities of Holdings. A Warrant does not entitle the holder thereof to receive any dividends paid on shares of Holdings Common Stock.

Expiration ....................      , 2007.

                                 RISK FACTORS

   See "Risk Factors" for a discussion of certain factors that should be considered in connection with an investment in the Units.

                  SUMMARY HISTORICAL AND UNAUDITED PRO FORMA
                    CONDENSED CONSOLIDATED FINANCIAL DATA

   The summary historical consolidated financial data for and as of the end of each of the years in the three-year period ended June 30, 1996 set forth below have been derived from the audited consolidated financial statements of the Company. The summary historical consolidated financial data set forth below for and as of the end of the nine-month and the three-month periods ended March 31, 1996 and March 31, 1997 have been derived from the unaudited condensed consolidated financial statements of the Company. The historical condensed consolidated results of operations of the Company for the nine months and three months ended March 31, 1996 and 1997 are unaudited and are not necessarily indicative of the Company's results of operations for the full year. The unaudited historical consolidated financial data reflects all adjustments (consisting of normal, recurring adjustments) which are, in the opinion of management, necessary for a fair summary of the Company's financial position, results of operations and cash flows for and as of the end of the periods presented.

   The unaudited summary consolidated pro forma financial data of the Company set forth below are based on historical consolidated financial statements of the Company, as adjusted to give effect to the Company's acquisition of BABSS which occurred on October 20, 1995 and the Merger, including the Merger Financing and the application of the proceeds thereof. The pro forma statement of operations for the year ended June 30, 1996 gives effect to the BABSS acquisition and the Merger, including the Merger Financing and the application of the proceeds thereof, as if they had occurred as of July 1, 1995. The pro forma statements of operations for the nine-month and three-month periods ended March 31, 1997 give effect to the Merger, including the Merger Financing and the application of the proceeds thereof, as if they had occurred as of July 1, 1996. The pro forma balance sheet gives effect to the Merger, including the Merger Financing and the application of the proceeds thereof, as if they had occurred at March 31, 1997. The pro forma adjustments are based upon available information and upon certain assumptions that management believes are reasonable under the circumstances. The pro forma financial data do not purport to represent what the Company's actual results of operations or actual financial position would have been if the BABSS acquisition and the Merger, including the Merger Financing and the application of the proceeds thereof, had occurred on such dates or to project the Company's results of operations or financial position for any future period or date.

   The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Condensed Consolidated Pro Forma Financial Data," "Selected Consolidated Financial Data," and the Company's Consolidated Financial Statements and Notes thereto, included elsewhere herein.

                  SUMMARY HISTORICAL AND UNAUDITED PRO FORMA
                    CONDENSED CONSOLIDATED FINANCIAL DATA

                                                  FISCAL YEARS ENDED JUNE 30,
                                        ---------------------------------------------
                                                                            PRO FORMA
                                            1994       1995       1996        1996
                                        ---------- ---------- ----------- -----------
                                                 (IN THOUSANDS, EXCEPT RATIOS)
STATEMENT OF OPERATIONS DATA(1):
Revenues................................  $108,416   $163,020   $ 540,191   $697,676
Gross profit............................    31,436     49,537     137,875    180,432
Operating income(2)(3)..................    15,983     20,779      49,373     68,687
Interest expense........................    (4,979)    (2,521)    (14,953)   (71,504)
Interest income.........................       132         53         239        291
Income (loss) from continuing
 operations(4)(5) ......................    10,112     41,415      20,789     (1,516)
Net income (loss).......................    10,112     42,528      18,862     (3,443)
CONSOLIDATED BALANCE SHEET DATA (AT
 PERIOD END):
Cash and cash equivalents...............  $    978   $  2,659   $   8,221
Inventory...............................     4,459      4,024      30,130
Repairable parts(6).....................     9,473     27,360     154,970
Total assets............................    35,496    135,553     514,510
Total debt(7)...........................     4,539     25,571     190,903
Total stockholders' equity (deficit) ...   (27,627)    14,677     180,793
CONSOLIDATED CASH FLOWS DATA:
Net cash provided by operations.........  $ 28,722   $ 38,415   $  51,894
Net cash (used in) investing
 activities.............................    (3,348)   (54,271)   (346,354)
Net cash (used in) provided by
 financing activities...................   (24,946)    17,537     300,022
OTHER DATA:
EBITDA(8)...............................  $ 22,672   $ 37,021   $ 114,816   $147,805
Amortization of repairable parts .......     5,929      7,688      37,869     48,467
                                        ---------- ---------- ----------- -----------
Adjusted EBITDA(8)......................    16,743     29,333      76,947     99,338
Adjusted EBITDA margin(9)...............      15.4%      18.0%       14.2%      14.2%
Depreciation and amortization of
 intangibles............................  $  7,161   $  8,554   $  23,982   $ 30,651
Repairable parts purchases..............     1,857     12,154      63,514     74,287
Capital expenditures....................       304      2,786       7,278     11,243
Cash interest expense...................     1,232      2,314      14,743     58,094
Total interest expense..................     4,979      2,521      14,953     71,504
Revenue per average number of
 employees(10)..........................     105.8      113.8       119.6      120.0

                  SUMMARY HISTORICAL AND UNAUDITED PRO FORMA
                    CONDENSED CONSOLIDATED FINANCIAL DATA

                                            NINE MONTHS           THREE MONTHS
                                          ENDED MARCH 31,        ENDED MARCH 31,
                                     ----------------------- ---------------------
                                         1996        1997        1996       1997
                                     ----------- ----------- ---------- ----------
                                              (IN THOUSANDS, EXCEPT RATIOS)
STATEMENT OF OPERATIONS DATA(1):
Revenues.............................  $ 369,167   $ 572,749   $172,673   $205,070
Gross profit.........................     96,459     144,780     42,711     54,698
Operating income(2)(3)...............     29,323      45,041     15,536     20,080
Interest expense.....................    (11,289)    (11,097)    (5,855)    (4,005)
Interest income......................         69         393         54        316
Income (loss) from continuing
 operations(5) ......................     10,866      19,916      5,842      9,507
Net income (loss)....................     10,866      19,916      5,842      9,507
CONSOLIDATED BALANCE SHEET DATA (AT
 PERIOD END):
Cash and cash equivalents............                                     $ 12,886
Inventory............................                                       35,186
Repairable parts(6)..................                                      195,656
Total assets.........................                                      641,677
Total debt...........................                                      246,671
Total stockholders' equity
 (deficit)...........................                                      201,095
CONSOLIDATED CASH FLOWS DATA:
Net cash provided by operations .....  $  35,489   $  57,654   $ 20,590   $ 36,667
Net cash (used in) investing
 activities..........................   (308,771)   (105,329)   (20,713)   (34,569)
Net cash provided by financing
 activities..........................    276,032      52,388      4,933      2,510
OTHER DATA:
EBITDA(8)............................  $  75,568   $ 121,680   $ 34,308   $ 46,419
Amortization of repairable parts  ...     23,017      45,642     11,214     16,356
                                     ----------- ----------- ---------- ----------
Adjusted EBITDA(8)...................     52,551      76,038     23,094     30,063
Adjusted EBITDA margin(9)............       14.2%       13.3%      13.4%      14.7%
Depreciation and amortization of
 intangibles.........................  $  16,228   $  26,697   $  7,558   $  9,983
Repairable parts purchases...........     31,715      64,803     19,560     28,815
Capital expenditures.................      3,331       6,093      1,153      2,261
Cash interest expense................     11,134      10,578      5,803      3,642
Total interest expense...............     11,289      11,097      5,855      4,005
Ratio of Adjusted EBITDA to cash
 interest expense....................       4.72x       7.19x      3.98x      8.25x
Ratio of Adjusted EBITDA to total
 interest expense....................       4.66        6.85       3.94       7.51
Revenue per average number of
 employees(10).......................  $    90.3   $    94.7   $   29.8   $   32.4

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                PRO FORMA
                                     -----------------------------
                                       NINE MONTHS    THREE MONTHS
                                          ENDED          ENDED
                                      MARCH 31, 1997 MARCH 31, 1997
                                     -------------- --------------

STATEMENT OF OPERATIONS DATA(1):
Revenues.............................    $572,749      $ 205,070
Gross profit.........................     144,780         54,698
Operating income(2)(3)...............      45,041         20,080
Interest expense.....................     (53,334)       (17,804)
Interest income......................         393            316
Income (loss) from continuing
 operations(5) ......................      (4,582)         1,503
Net income (loss)....................      (4,582)         1,503
CONSOLIDATED BALANCE SHEET DATA (AT
 PERIOD END):
Cash and cash equivalents............                  $  12,886
Inventory............................                     35,186
Repairable parts(6)..................                    195,656
Total assets.........................                    670,716
Total debt...........................                    738,771
Total stockholders' equity
 (deficit)...........................                   (261,966)
CONSOLIDATED CASH FLOWS DATA:
Net cash provided by operations  ....
Net cash (used in) investing
 activities .........................
Net cash provided by financing
 activities .........................
OTHER DATA:
EBITDA(8)............................    $121,680      $  46,419
Amortization of repairable parts  ...      45,642         16,356
                                     -------------- --------------
Adjusted EBITDA(8)...................      76,038         30,063
Adjusted EBITDA margin(9)............        13.3%          14.7%
Depreciation and amortization of
 intangibles.........................    $ 26,697      $   9,983
Repairable parts purchases...........      64,803         28,815
Capital expenditures.................       6,093          2,261
Cash interest expense................      42,916         14,141
Total interest expense...............      53,334         17,804
Ratio of Adjusted EBITDA to cash
 interest expense....................        1.77x          2.13x
Ratio of Adjusted EBITDA to total
 interest expense....................        1.43           1.69
Revenue per average number of
 employees(10).......................    $   94.7      $    32.4

------------
(1) The Summary Statement of Operations Data excludes the effects of discontinued operations. See Note 3 of the Notes to the Company's Consolidated Financial Statements.
(2) Operating income includes a $5.8 million charge and a $6.4 million credit arising from unused lease liabilities for the years ended June 30, 1993 and 1994. During the nine months ended March 31, 1997 the Company recorded a $4.3 million charge for estimated future employee severance costs of $3.4 million and unutilized lease costs of $0.9 million.
(3) Operating income includes a $7.0 million charge for future employee severance costs and unutilized lease costs, incurred in connection with the BABSS acquisition, for the nine months ended March 31, 1996. The year ended June 30, 1996 includes a reversal of $3.4 million of this charge due to the Company's ability to utilize and sublease various facilities identified in the original charge. See Note 17 of the Notes to the Company's Consolidated Financial Statements.
(4) Income from continuing operations for the years ended June 30, 1992 through 1994 reflects interest expense arising from the Company's senior and junior subordinated debt which was refinanced as a part of the 1994 Restructuring. See Note 10 of the Notes to the Company's Consolidated Financial Statements.
(5) Income from continuing operations for the years ended June 30, 1992 through 1994 include income taxes based on an effective tax rate substantially less than the effective tax rates used for the years ended June 30, 1995 and 1996, and the three and nine months ended March 31, 1996 and 1997. The year ended June 30, 1995 includes a $23.1 million net benefit arising from the recognition of future tax benefits of tax loss carryforwards and temporary timing differences. See Note 11 of the Notes to the Company's Consolidated Financial Statements.
(6) Repairable parts represent parts that can be repaired and reused and are required in order to meet the requirements of the contracts with the Company's maintenance customers. These parts are principally purchased from equipment manufacturers and other third parties. As these parts are purchased, they are capitalized at cost and amortized using the straight-line method over three to five years, the estimated useful life of these repairable parts. Costs to refurbish these parts are charged to expense as incurred.
(7) Total debt excludes redeemable preferred stock of $6.4 million and $6.8 million at June 30, 1994 and 1995, respectively.
(8) "EBITDA" represents income (loss) from continuing operations before interest expense, interest income, income taxes, depreciation, amortization of repairable parts, amortization of intangibles, amortization of discounts and capitalized expenses related to indebtedness and non-recurring employee severance charges and provisions for unutilized leases. The Company's historical results include amortization of repairable parts which is unique to the industry in which the Company competes. "Adjusted EBITDA" represents EBITDA reduced by amortization of repairable parts. Neither EBITDA nor Adjusted EBITDA is intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be considered as an alternative to net income as an indicator of the Company's operating performance or to cash flows as a measure of liquidity and may not be comparable to similarly titled measures of other companies. Adjusted EBITDA is presented because it is relevant to certain covenants expected to be contained in the agreements relating to the Merger Financing and the Company believes that Adjusted EBITDA is a more consistent indicator of the Company's ability to meet its debt service, capital expenditure and working capital requirements than EBITDA.
(9) Adjusted EBITDA margin measures Adjusted EBITDA as a percentage of revenues.
(10) Revenue per average number of employees is calculated by dividing revenues for applicable periods by the average number of employees during the respective periods.

                                 RISK FACTORS

   In addition to the other information set forth herein, prospective investors should carefully consider the following information in evaluating the Company and its business before making an investment in the Debentures.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

   The information herein contains forward-looking statements that involve a number of risks and uncertainties. A number of factors could cause actual results, performance, achievements of the Company, or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, the competitive environment in the computer maintenance and technology support services industry in general and in the Company's specific market areas; changes in prevailing interest rates and the availability of and terms of financing to fund the anticipated growth of the Company's business; inflation; changes in costs of goods and services; economic conditions in general and in the Company's specific market areas; demographic changes; changes in or failure to comply with federal, state and/or local government regulations; liability and other claims asserted against the Company; changes in operating strategy or development plans; the ability to attract and retain qualified personnel; the significant indebtedness of the Company; labor disturbances; changes in the Company's acquisition and capital expenditure plans; and other factors referenced herein. In addition, such forward-looking statements are necessarily dependent upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks uncertainties and other factors. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "pro forma" or "anticipates," "intends" or the negative of any thereof, or other variations thereon or comparable terminology, or by discussions of strategy or intentions. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligations to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

SUBSTANTIAL LEVERAGE; STOCKHOLDERS' DEFICIT; LIQUIDITY

   In connection with the Merger and the Merger Financing, including the application of the proceeds therefrom, the Issuer and DecisionOne Corp. will incur a significant amount of indebtedness. As of March 31, 1997, after giving pro forma effect to the Merger, including the Merger Financing and the application of the proceeds thereof, the Company would have had (i) total consolidated indebtedness of approximately $738.8 million, (ii) $78.0 million of additional borrowings available under the New Credit Facility and (iii) a stockholder's deficit of $262.0 million. In addition, subject to the restrictions in the New Credit Facility and the indentures governing the Debentures and the Senior Subordinated Notes, the Company may incur additional indebtedness from time to time.

   The level of the Company's indebtedness could have important consequences to the Company, including: (i) limiting cash flow available for general corporate purposes including acquisitions because a substantial portion of the Company's cash flow from operations must be dedicated to debt service;
(ii) limiting the Company's ability to obtain additional debt financing in the future for working capital, repairable parts purchases, capital expenditures or acquisitions; (iii) limiting the Company's flexibility in reacting to competitive and other changes in the industry and economic conditions generally; and (iv) exposing the Company to risks inherent in interest rate fluctuations because certain of the Company's borrowings may be at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates.

   The Company's ability to make scheduled payments of principal of, to pay interest on or to refinance its indebtedness and to satisfy its other debt obligations will depend upon its future operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond its control. The Company anticipates that its operating cash flow, together with borrowings under the New Credit Facility, will be sufficient to meet its anticipated future operating expenses, capital expenditures and to service its debt requirements as they become due.

However, if the Company's future operating cash flows are less than currently anticipated it may be forced, in order to meet its debt service obligations, to reduce or delay acquisitions, purchases of repairable parts or capital expenditures, sell assets or reduce operating expenses, including, but not limited to, investment spending such as selling and marketing expenses, expenditures on management information systems and expenditures on new products. If the Company were unable to meet its debt service obligations, it could attempt to restructure or refinance its indebtedness or to seek additional equity capital. There can be no assurance that the Company will be able to effect any of the foregoing on satisfactory terms, if at all. In addition, subject to the restrictions and limitations contained in the agreements relating to the Merger Financing, the Company may incur significant additional indebtedness to finance future acquisitions, which could adversely affect the Company's operating cash flows and its ability to service its indebtedness. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

LIMITATIONS ON ACCESS TO CASH FLOW OF SUBSIDIARIES; HOLDING COMPANY STRUCTURE

   The Issuer is a holding company, and its ability to pay interest on the Debentures is dependent upon the receipt of dividends from its direct and indirect subsidiaries. The Issuer does not have, and may not in the future have, any assets other than the common stock of DecisionOne Corporation. DecisionOne Corporation and its subsidiaries are parties to the New Credit Facility and the Senior Subordinated Note Indenture, each of which imposes substantial restrictions on DecisionOne Corp.'s ability to pay dividends to the Issuer. Any payment of dividends will be subject to the satisfaction of certain financial conditions set forth in the Senior Subordinated Note Indenture and the New Credit Facility. The ability of DecisionOne Corp. and its subsidiaries to comply with such conditions in the Senior Subordinated
Note Indenture may be affected by events that are beyond the control of the Issuer. The breach of any such conditions could result in a default under the Senior Subordinated Note Indenture and/or the New Credit Facility, and in the event of any such default, the holders of the Senior Subordinated Notes or the lenders under the New Credit Facility could elect to accelerate the maturity of all the Senior Subordinated Notes or the loans under such facility. If the maturity of the Senior Subordinated Notes or the loans under the New Credit Facility were to be accelerated, all such outstanding debt would be required to be paid in full before DecisionOne Corp. or its subsidiaries would be permitted to distribute any assets or cash to the Issuer. There can be no assurance that the assets of the Company would be sufficient to repay all of such outstanding debt and to meet its obligations under the Debenture Indenture. Future borrowings by DecisionOne Corp. can be expected to contain restrictions or prohibitions on the payment of dividends by such subsidiaries to the Issuer. In addition, under Delaware law, a subsidiary of a company is permitted to pay dividends on its capital stock, only out of its surplus or, in the event that it has no surplus, out of its net profits for the year in which a dividend is declared or for the immediately preceding fiscal year. Surplus is defined as the excess of a company's total assets over the sum of its total liabilities plus the par value of its outstanding capital stock. In order to pay dividends in cash, DecisionOne Corp. must have surplus or net profits equal to the full amount of the cash dividend at the time such dividend is declared. In determining DecisionOne Corp.'s ability to pay dividends, Delaware law permits the Board of Directors of DecisionOne Corp. to revalue its assets and liabilities from time to time to their fair market values in order to create surplus. The Issuer cannot predict what the value of its subsidiaries' assets or the amount of their liabilities will be in the future and, accordingly, there can be no assurance that the Issuer will be able to pay its debt service obligations on the Debentures.

   As a result of the holding company structure of the Company, the Holders of the Debentures will be structurally junior to all creditors of the Issuer's subsidiaries, except to the extent that the Issuer is itself recognized as a creditor of any such subsidiary, in which case the claims of the Issuer would still be subordinate to any security in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Issuer. In the event of insolvency, liquidation, reorganization, dissolution or other winding-up of the Issuer's subsidiaries, the Issuer will not receive any funds available to pay to creditors of the subsidiaries. As of March 31, 1997, on a pro forma basis after giving effect to the Merger and Merger Financing, including the application of net proceeds therefrom, the aggregate amount of indebtedness and other obligations of the Issuer's subsidiaries (including trade payables) would have been approximately $847.7 million.

POSSIBLE INABILITY TO REPURCHASE DEBENTURES UPON CHANGE OF CONTROL

   In the event of a Change of Control, each Holder of Debentures will have the right to require the Issuer to repurchase all or any part of such Holder's Debentures at the offer price specified therefor in the Debenture Indenture. Under the Debenture Indenture, a Change of Control will occur upon the happening of certain events, including among others: (i) any sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation) in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries taken as a whole to any "person" (as defined in Section 13(d) of the Exchange Act) or "group" (as defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Principals (as defined herein) and their Related Parties (as defined herein); (ii) the Issuer effects certain consolidations or mergers;
(iii) the Issuer consummates any transaction or series of related transactions (including, without limitation, by way of merger or consolidation) the result of which is that any "person" (as defined above) or "group" (as defined above) other than the Principals and their Related Parties becomes the "beneficial owner" (as defined above) of more than 50% of the voting power of the Voting Stock of the Issuer or any parent holding company of the Issuer or (iv) the first day on which a majority of the members of the Board of Directors of the Issuer or any parent holding company of the Issuer are not Continuing Directors. The Issuer does not have, and may not in the future have, any assets other than common stock of DecisionOne Corp. As a result, the Issuer's ability to repurchase all or any part of the Debentures upon the occurrence of a Change of Control will be dependent upon the receipt of dividends or other distributions from its direct and indirect subsidiaries. The New Credit Facility and the Senior Subordinated Notes restrict DecisionOne Corp. from paying dividends and making any other distributions to the Issuer. If the Issuer does not obtain the consent of the lenders under agreements governing outstanding Indebtedness of its Subsidiaries, including under the New Credit Facility and the Senior Subordinated Notes, to permit the repurchase of the Debentures or does not refinance such Indebtedness, the Issuer will likely not have the financial resources to purchase Debentures upon the occurrence of a Change of Control and the Issuer's Subsidiaries will be restricted by the terms of such Indebtedness from paying dividends to the Issuer or otherwise lending or distributing funds to the Issuer for the purpose of such purchase. In any event, there can be no assurance that the Issuer's Subsidiaries will have the resources available to pay such dividend or make any such distribution. Furthermore, the New Credit Facility will provide that certain change of control events will constitute a default thereunder and the Senior Subordinated Notes will provide that, in the event of a Change of Control, DecisionOne Corp. will be required to offer to repurchase the Senior Subordinated Notes at the price specified therefor. The Issuer's failure to make a Change of Control offer when required or to purchase tendered Debentures when tendered would constitute an Event of Default under the Debenture Indenture. See "Description of Debentures."

ORIGINAL ISSUE DISCOUNT; LIMITATIONS ON HOLDERS' CLAIMS

   The Debentures will be issued at a substantial original issue discount from their principal amount at maturity. Consequently, purchasers of the Debentures will be required to include amounts in gross income for federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. See "Certain Federal Income Tax Consequences" for a more detailed discussion of the federal income tax consequences to the purchasers of the Debentures resulting from the purchase, ownership or disposition thereof.

   Under the Debenture Indenture, in the event of an acceleration of the maturity of the Debentures upon the occurrence of an Event of Default, the Holders of the Debentures may be entitled to recover only the amount which may be declared due and payable pursuant to the Debenture Indenture, which will be less than the principal amount at maturity of such Debentures. See "Description of the Debentures--Events of Default and Remedies."

   If a bankruptcy case is commenced by or against the Issuer under the Bankruptcy Code, the claim of a Holder of Debentures with respect to the principal amount thereof may be limited to an amount equal to the sum of (i) the issue price of the Debentures as set forth on the cover page hereof and
(ii) that portion of the original issue discount (as determined on the basis of such issue price) which is not deemed to constitute "unmatured interest" for purposes of the Bankruptcy Code (as defined herein). Accordingly,

Holders of the Debentures under such circumstances may, even if sufficient funds are available, receive a lesser amount than they would be entitled to under the express terms of the Debenture Indenture. In addition, there can be no assurance that a bankruptcy court would compute the accrual of interest under the same rules as those used for the calculation of original issue discount under federal income tax law and, accordingly, a Holder might be required to recognize gain or loss in the event of a distribution related to such a bankruptcy case.

ABSENCE OF PUBLIC MARKET

   The Securities are new securities for which no public market exists. The Securities will not be listed on a securities exchange. There can be no assurance that an active public market will develop or be sustained upon completion of the Offering or at what prices Holders of the Securities would be able to sell such securities, if at all. In addition, prevailing interest rate levels, market fluctuations and general economic and political conditions may adversely affect the liquidity and the market price of the Securities, regardless of the Company's financial and operating performance. The market for "high yield" securities, such as the Debentures, and markets for the Units and the Warrants are volatile and unpredictable, which may have an adverse effect on the liquidity of, and prices for, such securities. The Company has been advised by the Underwriter that it currently intends to make a market in the Securities after consummation of the Offering as permitted by applicable laws and regulations; however, the Underwriter is not obligated to do so and may discontinue doing so without notice at any time. Accordingly, no assurance can be given that a liquid trading market of the Securities will develop or be sustained. In addition, because the Underwriter may be deemed to be an affiliate of the Company, the Underwriter will be required to deliver a current "market-maker" prospectus and otherwise to comply with the registration requirements of the Securities Act in connection with any secondary market sale of the Debentures, which may affect its ability to continue market-making activities. The Underwriter's ability to engage in market-making transactions will therefore be subject to the availability of a current "market-maker" prospectus. For so long as any of the Securities are outstanding and, in the reasonable judgment of the Underwriter and its counsel, the Underwriter or any of its affiliates is required to deliver a prospectus in connection with the sale of the Debentures, the Company has agreed to make a "market-maker" prospectus available to the Underwriter to permit it to engage in market-making transactions.

FRAUDULENT TRANSFER STATUTES

   Under federal or state fraudulent transfer laws, if a court were to find that, at the time the Debentures were issued, the Issuer (i) issued the Debentures with the intent of hindering, delaying or defrauding current or future creditors or (ii)(A) received less than fair consideration or reasonably equivalent value for incurring the indebtedness represented by the Debentures and (B)(1) was insolvent or was rendered insolvent by reason of the issuance of the Debentures, (2) was engaged, or about to engage, in a business or transaction for which its assets were unreasonably small or (3) intended to incur, or believed (or should have believed) it would incur, debts beyond its ability to pay as such debts mature (as all of the foregoing terms are defined in or interpreted under such fraudulent transfer statutes), such court could avoid all or a portion of the Issuer's obligations to the Holders of the Debentures, subordinate the Issuer's obligations to the Holders of the Debentures to other existing and future indebtedness of the Issuer, the effect of which would be to entitle such other creditors to be paid in full before any payment could be made on the Debentures, and take other action detrimental to the Holders of the Debentures, including in certain circumstances, invalidating the Debentures. In that event, there would be no assurance that any repayment on the Debentures would ever be recovered by the Holders of the Debentures.

   The definition of insolvency for purposes of the foregoing considerations varies among jurisdictions depending upon the federal or state law that is being applied in any such proceeding. However, the Issuer generally would be considered insolvent at the time it incurs the indebtedness constituting the Debentures, if (i) the fair market value (or fair saleable value) of its assets is less than the amount required to pay its total existing debts and liabilities (including the probable liability on contingent liabilities) as they become absolute or matured or (ii) it is incurring debts beyond its ability to pay as such debts mature.

There can be no assurance as to what standard a court would apply in order to determine whether the Issuer was "insolvent" as of the date the Debentures were issued, or that, regardless of the method of valuation, a court would not determine that the Issuer was insolvent on that date. Nor can there be any assurance that a court would not determine, regardless of whether the Issuer was insolvent on the date the Debentures were issued, that the payments constituted fraudulent transfers on another ground. To the extent that proceeds from the sale of the Debentures are used to repay indebtedness under existing indebtedness of DecisionOne Corp., or to fund the cash portion of the Merger Consideration, a court may find that the Issuer did not receive fair consideration or reasonably equivalent value for the incurrence of the indebtedness represented by the Debentures.

CONTROL BY THE DLJMB FUNDS

   Following the Merger, up to 86.9% of the outstanding shares of Holdings Common Stock (or 77.2% on a fully diluted basis) (or, if the DLJMB Funds purchase the Direct Shares, 88.4% of the outstanding shares of Holdings Common Stock) will be held by the stockholders of Quaker. As of the date hereof, all of the outstanding capital stock of Quaker is owned in the aggregate by the DLJMB Funds. While the DLJMB Funds expect that the Institutional Investors may acquire a portion of the securities of Quaker that would otherwise be purchased by the DLJMB Funds in the DLJMB Equity Investment, in no event would any such purchases reduce the fully diluted ownership by the DLJMB Funds of Holdings Common Stock after the Effective Time to below a majority, or limit the rights of the DLJMB Funds as described in "Certain Relationships and Related Transactions."

   It is expected that at the Effective Time, the DLJMB Funds, the Institutional Investors and any members of the Company's management who choose to purchase shares of Common Stock will enter into a stockholders' agreement (the "Investors' Agreement") which will contain provisions that, among other things, will entitle the DLJMB Funds to appoint a majority of the members of the Board of Directors of Holdings following the Merger. As a result of its stock ownership and the Investors' Agreement, following the Effective Time the DLJMB Funds will control Holdings and have the power to elect a majority of its directors, appoint new management and approve any action requiring the approval of the holders of Holdings Common Stock, including adopting certain amendments to Holdings' certificate of incorporation and approving mergers or sales of all or substantially all of Holdings' assets. The directors elected by the DLJMB Funds will have the authority to effect decisions affecting the capital structure of the Company, including the issuance of additional capital stock, the implementation of stock repurchase programs and the declaration of dividends.

   The general partners of each of the DLJMB Funds and the members of DLJ First are affiliates or employees of Donaldson, Lufkin & Jenrette, Inc. ("DLJ, Inc."). DLJ Capital Funding Inc., which has committed to DLJMB to provide the New Credit Facility in connection with the Merger, is also an affiliate of DLJ, Inc. Donaldson, Lufkin & Jenrette Securities Corporation, which is underwriting the Units and the Senior Subordinated Notes, is also an affiliate of DLJ, Inc.

POTENTIAL DELISTING AND LOSS OF LIQUIDITY

   As a result of the Merger, the Holdings Common Stock will no longer meet the listing requirements of The NASDAQ National Market System ("NASDAQ"), and NASDAQ may unilaterally act to delist the Holdings Common Stock. Pursuant to NASDAQ rules, Holdings will seek a dispensation from such listing requirements to permit the Holdings Common Stock to continue to be listed on NASDAQ, or, alternatively, Holdings may seek to be listed on a national exchange. No assurance can be given that such dispensation will be granted or that such listing will be achieved. Whether or not the Holdings Common Stock is delisted, the volume of shares traded is expected to decline substantially because of the significant ownership by the DLJMB Funds.

   Upon any delisting, shares of Holdings Common Stock would trade only in the over-the-counter market. Although prices in respect of trades would be published by the National Association of Securities Dealers, Inc. periodically in the "pink sheets," quotes for such shares would not be readily available. As a result, it is anticipated that the shares of Holdings Common Stock would trade much less frequently relative to the trading volume of Holdings Common Stock prior to the Merger and holders may experience difficulty selling such shares or obtaining prices that reflect the value thereof.

CURRENT REGISTRATION REQUIRED TO EXERCISE WARRANTS

   Following the Merger, Holders of Warrants will be able to exercise their Warrants only if a registration statement relating to the shares of Holdings Common Stock underlying the Warrants is then in effect, or the exercise of such Warrants is exempt from the registration requirements of the Securities Act, and such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of the Warrants reside. Although Holdings will be required under the terms of the Warrant Agreement to file and use its best efforts to make effective by the earlier of (i) the later of the Separation Date and 120 days following the Closing Date and (ii) 45 days after the occurrence of a Change in Control until the expiration of all Warrants, a shelf registration statement on an appropriate form under the Securities Act covering the issuance of Holdings Common Stock upon the exercise of the Warrants, there can be no assurance that Holdings will be able to do so in a timely manner. Holdings will be unable to issue shares of Holdings Common Stock to those persons desiring to exercise their Warrants if a registration statement covering the securities issuable upon the exercise of the Warrants is not effective (unless the sale and issuance of shares upon the exercise of such Warrants is exempt from the registration requirements of the Securities Act) or if such securities are not qualified or exempt from qualification in the states in which the holders of the Warrants reside. See "Description of Warrants."

LOSS OF CONTRACT-BASED REVENUE; FIXED FEE CONTRACTS

   Over 85% of the Company's revenues during fiscal 1996 were contract-based. As is customary in the computer services industry, the Company experiences reductions in its contract-based revenue as customers may eliminate certain equipment or services from coverage under the contracts, typically upon 30 days' notice, or either cancel or elect not to renew their contracts upon 30, 60 or 90 days' notice. The Company believes the principal reasons for the loss of contract-based revenue are the replacement of the equipment being serviced with new equipment covered under a manufacturer's warranty, the discontinuance of the use of equipment being serviced for a customer due to obsolescence or a customer's determination to utilize a competitor's services or to move technical support services in-house. While the Company historically has been able to offset the reduction of contract-based revenue and maintain revenue growth through acquisitions and new contracts, notwithstanding the reduction in contract-based revenue, there can be no assurance it will continue to do so in the future, and any failure to consummate acquisitions, enter into new contracts or add additional services and equipment to existing contracts could have a material adverse effect on the Company's profitability.

   Under many of the Company's contracts, the customer pays a fixed fee for customized bundled services which are priced by the Company based on its best estimates of various factors, including estimated future equipment failure rates, cost of spare parts and labor expenses. While the Company believes it has historically been able to estimate these factors accurately enough to be able to price these fixed-fee contracts on terms favorable to the Company, there can be no assurance the Company will be able to continue to do so in the future.

MANAGEMENT AND FUNDING OF GROWTH

   Any future growth of the Company will require the Company to manage its expanding domestic operations and international affiliations and to adapt its operational and financial systems to respond to changes in its business environment, while maintaining a competitive cost structure. The acquisition strategy of the Company and the expansion of the Company's service offerings have placed and will continue to place significant demands on the Company and its management to improve the Company's operational, financial and management information systems, to develop further the management skills of the Company's managers and supervisors, and to continue to retain, train, motivate and effectively manage the Company's employees. For example, the Company's acquisition and integration of BABSS resulted in the loss of certain members of its finance and accounting organization which resulted in a difficulty in the timely performance of certain internal reconciliations and account analyses. In response to these difficulties, the Company has taken various personnel and procedural actions, including, among other things, increasing the size of, and restructuring, its accounting staff, instituting an internal audit function and enhancing its accounting systems, policies and procedures. The failure of the Company to manage its prior or any future growth effectively could have a material adverse effect on the Company.

   Additionally, the Company's ability to maintain and increase its revenue base and to respond to shifts in customer demand and changes in industry trends will be partially dependent on its ability to generate sufficient cash flow or obtain sufficient capital for the purpose of, among other things, financing acquisitions, satisfying customer contractual requirements and financing infrastructure growth, including a significant investment in repairable parts, which are classified as non-current assets. There can be no assurance the Company will be able to generate sufficient cash flow or that financing will be available on acceptable terms (or permitted to be incurred under the terms of the Merger Financing and any future indebtedness) to fund the Company's future growth.

ACQUISITION GROWTH STRATEGY

   The Company has historically pursued an aggressive acquisition strategy, acquiring certain contracts and assets in 35 transactions from the beginning of fiscal 1993 through March 31, 1997. Future acquisitions and/or internal revenue growth will be necessary to offset expected declines in contract-based revenues. As a result, the Company expects to continue to evaluate acquisitions that can provide meaningful benefits by expanding the Company's existing and future hardware maintenance and technology support capabilities and leveraging its existing and future infrastructure. However, there are various risks associated with pursuing an acquisition strategy of this nature. The risks include problems inherent in integrating new businesses, including potential loss of customers and key personnel and potential disruption of operations. There can be no assurance that contracts acquired by the Company will generate significant revenues or that customers covered by such acquired contracts will not choose to terminate such contracts. The rate at which any such contracts are terminated may be higher than the rates at which the Company's contracts have historically been terminated. There also can be no assurance that suitable acquisition candidates will be available, that acquisitions can be completed on reasonable terms, that the Company will successfully integrate the operations of any acquired entities or that the Company will have access to adequate funds to effect any desired acquisitions. Future acquisitions may be limited by restrictions in the Company's indebtedness.

COMPETITION; COMPETITIVE ADVANTAGES OF OEMS

   Competition among computer support service providers, both original equipment manufacturer and independent service organizations, is intense. The Company believes approximately 80% of that portion of industry hardware maintenance services related to mainframes and stand-alone midrange systems is currently serviced by OEM service organizations. In addition, the Company believes that OEM service organizations provide a smaller, but still significant, portion of the computer maintenance services related to distributed systems, workgroups and PCs. The remainder of the market is serviced by a small number of larger, independent companies, such as the Company, offering a broader range of service capabilities, as well as numerous small companies focusing on narrower areas of expertise or serving limited geographic areas.

   In many instances, OEM service organizations have greater resources than the Company, and, because of their access to the OEM's engineering data, may be able to respond more quickly to servicing equipment that incorporates new or emerging technologies. Moreover, some OEMs, especially in the mainframe environment, do not make available to end-users or independent service organizations the technical information, repairable parts, diagnostics, engineering changes and other support items required to service their products, and design and sell their products in a manner so as to make it virtually impossible for a third party to perform maintenance services without potentially infringing upon certain proprietary rights of the OEM. In addition OEMs are sometimes able to develop proprietary remote diagnostic or monitoring systems which the Company may not be able to offer. Therefore, OEM service organizations sometimes have a cost and timing advantage over the Company because the Company must first develop or acquire from another party the required support items before the Company can provide services for that equipment. An OEM's cost advantage, the unavailability of required support items or various proprietary rights of the OEM may preclude the Company from servicing certain products. Furthermore, OEMs usually provide warranty coverage for new equipment for specified periods, during which it is not economically feasible for the Company to compete for the provision of maintenance services. To the extent OEMs choose, for marketing reasons or otherwise, to expand their warranty periods or terms, the Company's business may be adversely affected.

   In June 1994, International Business Machines Corporation ("IBM") filed in the United States District Court for the Southern District of New York (the "Court") a motion to terminate a 1956 consent decree (the "IBM Consent Decree") that, among other things, requires IBM to provide repairable parts, documentation and other support items for IBM electronic data processing systems to third parties on reasonable terms and places other restrictions on IBM's conduct. On January 18, 1996, the Court entered an order approving a modification of the IBM Consent Decree that, among other things, terminated the IBM Consent Decree except insofar as it applies to the System 360/370/390 (mainframes) and AS/400 (midrange) families of IBM products. In July 1996, IBM and the U.S. Department of Justice ("DOJ") reached an agreement in tentative settlement of the remainder of IBM's motion and jointly moved to terminate on a phased basis, the remaining provisions of the IBM Consent Decree (the "Joint Motions"). On May 1, 1997 the Court granted the Joint Motion. The order granting the Joint Motion is subject to appeal. Consequently, certain of the remaining provisions of the IBM Consent Decree (primarily relating to sales and marketing restrictions on IBM) terminate either immediately upon, or within six months of, entry of the Court order; all of the other remaining provisions (including those requiring IBM to provide parts and other support items to third parties) terminate on July 2, 2000 with respect to AS/400 systems and on July 2, 2001 with respect to System 360/370/390 mainframes. The impact, if any, upon the Company of the termination of such sales and marketing restrictions is impossible to predict because it depends upon what changes, if any, IBM will make in its sales and marketing policies and practices. As a result of the termination of the IBM Consent Decree, the Company's ability to service midrange and mainframe products may be adversely affected. Furthermore, as the Company's business is highly dependent upon its ability to service a wide variety of equipment in a multivendor environment, the inability to compete effectively for the service of IBM mainframes and midrange products could cause the loss of a substantial portion of the Company's customer base to IBM or an IBM affiliate, which would have a material adverse effect on the Company's business.

INVENTORY AND REPAIRABLE PARTS MANAGEMENT

   In order to service its customers, the Company is required to maintain a high level of inventory and repairable parts for extended periods of time. Any decrease in the demand for the Company's maintenance services could result in a substantial portion of the Company's inventory and repairable parts becoming excess, obsolete or otherwise unusable. In addition, rapid changes in technology could render significant portions of the Company's inventory and repairable parts obsolete, thereby giving rise to write-offs and a reduction in profitability. The inability of the Company to manage its inventory and repairable parts or the need to write them off in the future could have a material adverse effect on the Company's business, financial results and results of operations.

   Inventory and repairable parts purchases are made from OEMs and other vendors. The Company typically has more than a single source of supply for each part and component, but from time to time it will have only a single supplier for a particular part. In some cases, the Company's OEM customer may be the only source of supply for a repair part or component. Should a supplier be unwilling or unable to supply any part or component in a timely manner, the Company's business could be adversely affected. In addition, the Company is dependent upon IBM for obtaining certain parts that are critical to the maintenance of certain IBM mainframe and midrange systems that IBM is currently required to make available to third parties pursuant to the IBM Consent Decree. There can no assurance that IBM will continue to make parts available for AS/400 Systems after July 2, 2000 and for System 360/370/390 mainframes after July 2, 2001. Even if such parts or components are available, a shortage of supply could result in an increase in procurement costs which, if not passed on to the customer, may adversely affect the Company's profitability.

COPYRIGHT ISSUES

   In connection with the Company's performance of most hardware maintenance, the computer system which is being serviced must be turned on for the purpose of service or repair. When the computer is turned on, the resident operating system software and, in some cases diagnostic software, is transferred from a peripheral storage device or a hard disk drive into the computer's random access memory. Within the past several years, several OEMs have been involved in litigation with independent service organizations, including the Company, in which they have claimed such transfer constitutes the making of an unauthorized "copy" of such software by the independent service organization which infringes on the software copyrights held by the OEMs. The Company is aware of three cases in this area which have been decided in favor of the OEM. Although the Company was not a party in any of these cases, three similar claims have been asserted against the Company, each of which has been resolved. Litigation of this nature can be time consuming and expensive, and there can be no assurance the Company will not be a party to similar litigation in the future, or that such litigation would be resolved on terms that do not have a material adverse effect on the Company.

DEPENDENCE ON COMPUTER INDUSTRY TRENDS; RISK OF TECHNOLOGICAL CHANGE

   The Company's future success is dependent upon the continuation of a number of trends in the computer industry, including the migration by information technology end-users to multivendor and multisystem computing environments, the overall increase in the sophistication and interdependency of computing technology, and a focus by information technology managers on cost-efficient management. The Company believes these trends have resulted in a movement by both end-users and OEMs towards outsourcing and an increased demand for support service providers that have the ability to provide a broad range of multivendor support services. There can be no assurance these trends will continue into the future.

   Additionally, rapid technological change and compressed product life cycles are prevalent in the computer industry, which may lead to the development of improved or lower cost technologies, higher quality hardware with significantly reduced failure rates and maintenance needs, or customer decisions to replace rather than continue to maintain aging hardware, and which could result in a reduced need for the Company's services in the future. Moreover, such rapid technological changes could adversely affect the Company's ability to predict equipment failure rates, and, therefore, to establish prices that provide adequate profitability. Similarly, new computer systems could be built based upon proprietary, as opposed to open, systems that could not be serviced by the Company.

DEPENDENCE ON KEY PERSONNEL

   The Company's continued success depends, to a large extent, upon the efforts and abilities of key managerial employees, particularly the Company's executive officers. See "Management." Competition for qualified management personnel in the industry is intense. There are not currently any employment contracts which would ensure the continued employment of any executive officer following the Merger. The loss of the services of certain of these key employees or the failure to retain qualified employees when needed could have a material adverse effect on the Company's business. The Company does not currently maintain key man insurance.

POTENTIAL ENVIRONMENTAL LIABILITIES

   The Company or certain businesses as to which it is alleged that the Company is a successor have been identified as potentially responsible parties in respect of three waste disposal sites that have been identified by the United States Environmental Protection Agency as Superfund Sites. In addition, the Company received a notice several years ago that it may be a potentially responsible party with respect to a fourth, related site, but has not received any other communication with respect to that site. Complete information as to the scope of required clean-up at these sites is not yet available and, therefore, management's evaluation may be affected as further information becomes available. However, in light of information currently available to management, including information regarding assessments of the sites to date and the nature of involvement of the Company's predecessor at the sites, it is management's opinion that the Company currently has sufficient reserves for its share, if any, of the cost of clean-up of these sites and to the extent current reserves prove inadequate, any payments in excess of the reserved amounts will not be material to the consolidated financial position, results of operations or liquidity of the Company. See "Business--Legal Proceedings" and Note 18 of the Notes to the Company's Consolidated Financial Statements.

                       THE MERGER AND MERGER FINANCING

THE MERGER FINANCING

   In order to fund the payment of the cash portion of the Merger Consideration, the Option Cash Proceeds and the Warrant Cash Proceeds, to refinance outstanding indebtedness of DecisionOne Corp. and pay expenses incurred in connection with the Merger, DecisionOne Corp. is issuing the Senior Subordinated Notes and will enter into a syndicated senior secured loan facility providing for term loan borrowings in the aggregate principal amount of approximately $470 million and revolving loan borrowings of $105 million. At the Effective Time, DecisionOne Corp. is expected to borrow all term loans available thereunder and approximately $8.3 million of revolving loans. The remaining revolving loans will, subject to a borrowing base, be available to fund the working capital requirements of DecisionOne Corp. The proceeds of such financings will, in part, be distributed to Holdings in the form of a dividend and, in part, lent to Holdings pursuant to an intercompany note. On May 4, 1997, DLJMB Inc., an affiliate of DLJMB, received an executed commitment letter from DLJ Capital Funding to provide the New Credit Facility, which will be syndicated by DLJ Capital Funding. Additionally, on May 4, 1997, DLJMB Inc. received a letter from DLJSC with respect to the underwriting, purchase or private placement of the Senior Subordinated Notes in which DLJSC indicated that it was highly confident of its ability to sell the Senior Subordinated Notes in the public market. Each of the commitments is subject to customary conditions, including the negotiation, execution and delivery of definitive documentation with respect to such commitment. See "Description of the New Credit Facility" and "Certain Relationships and Related Transactions."

   Quaker expects to raise an additional $85 million through the concurrent issuance of the Units in the Offering. At the Effective Time, Holdings will succeed to the obligations of Quaker with respect to the Securities, and the Warrants will, by their terms, become exercisable for an equal number of shares of Holdings Common Stock. The DLJMB Funds and certain Institutional Investors also expect to purchase 9,782,508 shares of Common Stock and may acquire the DLJMB Warrants immediately prior to the Effective Time for approximately $225 million. In lieu of acquiring the DLJMB Warrants, the DLJMB Funds and certain Institutional Investors may acquire directly those shares of Common Stock (up to 1,417,180 shares) for which such DLJMB Warrants would have been exercisable, at a price that would be equivalent to the exercise price of the DLJMB Warrants (the "Direct Shares"). The number of DLJMB Warrants issued or Direct Shares purchased will be reduced by the number of Public Warrants issued (if any). At the Effective Time, the proceeds of such purchase will become an asset of Holdings, each share of Common Stock including the Direct Shares, if any, will become a share of Holdings Common Stock and each warrant to acquire the Common Stock if any, will by its terms become exercisable for an equal number of shares of Holdings Common Stock.

THE MERGER AGREEMENT

   The Merger Agreement provides, among other things, for the merger of Quaker with and into Holdings, with Holdings continuing as the surviving corporation (the "Merger"). Pursuant to the Merger Agreement, at the Effective Time, each share of Holdings Common Stock held by Holdings as treasury stock or owned by Quaker immediately prior to the Effective Time will be cancelled, and no payment will be made with respect thereto; each share of Common Stock outstanding immediately prior to the Effective Time will be converted into and become one share of common stock of the surviving corporation with the same rights, powers and privileges as the shares so converted; each outstanding warrant to purchase shares of Common Stock will, pursuant to its terms, become exercisable for an equal number of shares of Holdings Common Stock on the same terms and conditions; and each share of Holdings Common Stock outstanding immediately prior to the Effective Time will, except as otherwise provided with respect to shares as to which appraisal rights have been exercised, be converted into the following (the "Merger Consideration"): for each such share with respect to which an election to retain Holdings Common Stock has been effectively made, revoked or lost ("Stock Electing Shares"), the right to retain one share of Holdings Common Stock, and for each such share (other than Stock Electing Shares), the right to receive in cash from Holdings an amount equal to $23.00 (the "Cash Merger Consideration"). The Merger contemplates that approximately 94.7% of the presently issued and outstanding shares of Holdings Common Stock will be converted, at the election of the holder, into cash, as described above, and that approximately 5.3% (or 1,474,345 as of April 21, 1997) of such shares will be retained by existing stockholders. Because 5.3% of the shares outstanding after the Merger must be retained by existing stockholders of Holdings, the right to receive $23.00 per share or retain shares of Holdings Common Stock is subject to proration. The shares which are to be retained will represent approximately 13.1% of the shares of Holdings Common Stock (or 11.6% on a fully diluted basis) expected to be issued and outstanding immediately after the Merger. If the Merger is approved, 9,782,609 shares of Common Stock will be converted into Holdings Common Stock that will represent approximately 86.9% of Holdings Common Stock (or 77.2% on a fully diluted basis) (or, if the DLJMB Funds purchase the Direct Shares, 88.4% of the outstanding Holdings Common Stock) after the Merger. The DLJMB Funds expect that the Institutional Investors may acquire a portion of the securities of Quaker that would otherwise be purchased by the DLJMB Funds in the DLJMB Equity Investment. In no event would any such purchases by the Institutional Investors reduce the fully diluted ownership by the DLJMB Funds of Holdings Common Stock after the Effective Time to below a majority, or limit the rights of the DLJMB Funds as described in "Certain Relationships and Related Transactions."

   The DLJMB Warrants will be exercisable for a maximum of 1,417,180 shares of Common Stock at an exercise price of not less than $.01 per share; however, the number of DLJMB Warrants (or if issued the Direct Shares) will be decreased by the number of Warrants that are issued together with the Debentures. All such DLJMB Warrants will, by their terms, become exercisable for an equal number of shares of Holdings Common Stock on identical terms following the Effective Time or in the case of Direct Shares will become shares of Holdings Common Stock. As a result, following the Effective Time, the DLJMB Warrants and the Warrants will permit the holders thereof to purchase up to an additional 1,417,180 shares of Holdings Common Stock which would represent, when exercised, approximately 11.2% of the Holdings Common Stock (on a fully diluted basis) after the Merger.

   At the Effective Time, each outstanding option to acquire shares of Holdings Common Stock granted to employees and directors, whether vested or not (the "Options"), will be cancelled and, in lieu thereof, as soon as reasonably practicable as of or after the Effective Time, the holders of such Options will receive, with respect to each Option, a cash payment in an amount equal to the product of (x) the excess, if any, of $23.00 over the exercise price of such Option multiplied by (y) the number of shares of Holdings Common Stock subject to such Option (the "Option Cash Proceeds"). Alternatively, a portion of the Options may be converted into options to purchase Holdings Common Stock following the Effective Time.

   Holdings will use its reasonable best efforts to cause holders of all outstanding warrants to purchase Holdings Common Stock (the "Existing Warrants") to surrender such Existing Warrants to Holdings prior to the Effective Time in exchange for a cash payment immediately after the Effective Time of an amount equal to the (x) excess, if any, of $23.00 over the exercise price of such Existing Warrant, multiplied by (y) the number of shares of Holdings Common Stock subject to such Existing Warrant (the "Warrant Cash Proceeds"), and upon such other terms and conditions satisfactory to Quaker.

   Holdings will submit the Merger Agreement to its stockholders for approval and adoption at a special meeting of stockholders of Holdings, which is expected to be held between August 5, 1997 and August 7, 1997 (the "Special Meeting"). Approval of the Merger Agreement requires an affirmative vote of the outstanding shares of Holdings Common Stock. J.H. Whitney & Co. and certain partnerships associated with Welsh, Carson, Anderson & Stowe have entered into a Voting Agreement and Irrevocable Proxy, dated as of May 4, 1997, pursuant to which they have agreed upon the terms set forth therein to vote shares constituting approximately 30% of the outstanding Holdings Common Stock in favor of approval and adoption of the Merger Agreement.

   The obligations of Quaker and Holdings to effect the Merger are further subject to, certain customary conditions, including approval of the Merger Agreement by the stockholders of Holdings.

   The Merger Agreement contains customary representations, warranties and covenants of Holdings and Quaker, and may be terminated at any time prior to the Effective Time (notwithstanding any approval of the Merger Agreement by the stockholders of Holdings) under certain circumstances, including by either Holdings or Quaker, if the Merger has not been consummated by the later of (x) the earlier of September 15, 1997 and ten business days after the Special Meeting, and (y) August 15, 1997, provided that the party seeking to exercise such right is not then in breach in any material respect of any of its obligations under the Merger Agreement.

                               USE OF PROCEEDS

   The proceeds from the sale of the Units, after deducting expenses of the Offering, including discounts to the Underwriter, are estimated to be approximately $ million. The proceeds from the Offering, together with the borrowings under the New Credit Facility, the DLJMB Equity Investment, and the issuance of Senior Subordinated Notes will be used to finance the conversion into cash of approximately 94.7% of the shares of Holdings Common Stock currently outstanding, to refinance the outstanding indebtedness of DecisionOne Corp. under the existing bank credit facility (approximately $239.9 million outstanding at an interest rate of 6.44% as of March 31, 1997 and which matures April 26, 2001), fund payments of the Option Cash Proceeds and the Warrant Cash Proceeds, and finance the expenses and fees incurred in connection with the Merger. See "The Merger and Merger Financing."

   The following table sets forth the estimated cash sources and uses of funds as if the Merger and Merger Financing, including the application of the net proceeds therefrom, occurred and were completed at the Effective Time.

                                                  (IN MILLIONS)
TOTAL SOURCES:
New Credit Facility:
 Revolving credit facility.......................    $  8.3
 Term loans......................................     470.0
Senior Subordinated Notes .......................     150.0
Units offered hereby.............................      85.0
DLJMB Equity Investment .........................     225.0
                                                 -------------
  Total cash sources.............................    $938.3
                                                 =============
TOTAL USES:
Cash Merger Consideration .......................    $605.9
Option Cash Proceeds and Warrant Cash Proceeds  .      58.4
Repayment of existing revolving credit facility       221.2
Estimated transaction fees and expenses .........      52.8
                                                 -------------
  Total cash uses................................    $938.3
                                                 =============

                                CAPITALIZATION

   The following table sets forth the historical consolidated capitalization of the Company as of March 31, 1997, and on a pro forma basis to give effect to the Merger, including the Merger Financing and the application of proceeds therefrom, as if they had occurred on March 31, 1997. See "Use of Proceeds." The information contained in this table should be read in conjunction with the Company's Unaudited Condensed Consolidated Pro Forma Financial Data, the Company's Consolidated Financial Statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this Prospectus.

                                           AS OF MARCH 31, 1997
                                        ------------------------
                                          HISTORICAL   PRO FORMA
                                        ------------ -----------
                                              (IN THOUSANDS)
Cash and cash equivalents...............   $ 12,886    $  12,886
                                        ============ ===========
Total debt (including current portion):
New Credit Facility:
 Revolving credit facility (1) .........   $     --    $  26,950
 Term loan facility.....................         --      470,000
Existing revolving credit facility (1)      239,850           --
Senior Subordinated Notes...............         --      150,000
Debentures offered hereby (2) ..........         --       85,000
Notes payable and other debt............      5,398        5,398
Capitalized lease obligations...........      1,423        1,423
                                        ------------ -----------
  Total debt............................    246,671      738,711

Stockholders' equity (deficit)(3)  .....    201,095     (261,966)
                                        ------------ -----------
  Total capitalization..................   $447,766    $ 476,745
                                        ============ ===========

------------
(1) It is assumed that, at the Effective Time, actual borrowings under the existing revolving credit facility will be approximately $221.2 million. Any variation in the actual borrowings outstanding under the existing revolving credit facility at the Effective Time will result in a corresponding change in borrowings under the New Credit Facility.

(2) Assumes all proceeds of the Offering are attributable to the Debentures. Following the Offering, a portion of the proceeds of the Offering will be attributed to the Warrants based on their estimated fair value. Such amount will be recorded as additional original issue discount (OID) with respect to the Debentures and amortized over the life of the Debentures, using the effective interest method.

(3) For a description of the pro forma adjustments, see Note 5 to the Notes to Unaudited Condensed Consolidated Pro Forma Balance Sheet Data.

          UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL DATA

   The following unaudited condensed consolidated pro forma financial data (the "Pro Forma Financial Data") of the Company are based on historical consolidated financial statements of the Company as adjusted to give effect to the Company's acquisition of BABSS on October 20, 1995 and the Merger, including the Merger Financing and the application of the proceeds thereof. The unaudited condensed consolidated pro forma statement of operations data for the year ended June 30, 1996 gives effect to the BABSS acquisition and the Merger, including the Merger Financing and the application of the proceeds thereof, as if they had occurred as of July 1, 1995. The unaudited condensed consolidated pro forma statements of operations data for the nine-month and three-month periods ended March 31, 1997 give effect to the Merger, including the Merger Financing and the application of the proceeds thereof, as if it had occurred as of July 1, 1996. The pro forma balance sheet gives effect to the Merger, including the Merger Financing and the application of the proceeds thereof, as if it had occurred as of March 31, 1997. The pro forma adjustments are based upon available information and upon certain assumptions that management believes are reasonable under the circumstances. The Pro Forma Financial Data and accompanying notes should be read in conjunction with the historical consolidated financial statements of the Company, including the notes thereto, and other financial information pertaining to the Company. The Pro Forma Financial Data do not purport to represent what the Company's actual results of operations or actual financial position would have been if the Merger, including the Merger Financing and the application of the proceeds thereof, and BABSS acquisition in fact occurred on such dates or to project the Company's results of operations or financial position for any future period or date. The Pro Forma Financial Data do not give effect to any transactions other than the BABSS acquisition and the Merger, including the Merger Financing and the application of the proceeds thereof, discussed in the notes to the Pro Forma Financial Data included elsewhere herein.

   As a result of the proposed Merger, the Company and Quaker will incur various costs currently estimated to range between $95 million and $105 million (pretax) in connection with consummating the transaction. These costs consist primarily of professional fees, registration costs, compensation costs and other expenses. While the exact timing, nature and amount of these costs are subject to change the Company anticipates that a one-time pretax charge of approximately $76 million ($69 million after tax) will be recorded in the quarter in which the Merger is consummated. As a result of the foregoing, the Company expects to record a significant net loss in the quarter in which the Merger is recorded. Because this loss will result directly from the one-time charge incurred in connection with the Merger, and this charge will be funded entirely through the proceeds of the Merger Financing, the Company does not expect this loss to materially impact its liquidity, ongoing operations or market position. For a discussion of the consequences of the incurrence of indebtedness in connection with the Merger Financing, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

   The pro forma adjustments were applied to the respective historical consolidated financial statements of the Company to reflect and account for the Merger as a recapitalization; accordingly, the historical basis of the Company's assets and liabilities has not been impacted thereby.

   UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS DATA

                                                     YEAR ENDED JUNE 30, 1996
                                       --------------------------------------------------
                                           HISTORICAL RESULTS        BABSS ACQUISITION
                                       ------------------------ -------------------------
                                         THE COMPANY    BABSS     ADJUSTMENTS   PRO FORMA
                                       ------------- ---------- ------------- -----------
                                                  (IN THOUSANDS, EXCEPT RATIOS)
Revenues...............................   $540,191     $157,485          --     $697,676
Cost of revenues.......................    402,316      127,049    $ (9,549)(1)  517,244
                                                                     (1,250)(2)
                                                                         83 (3)
                                                                     (1,405)(4)
                                       ------------- ---------- ------------- -----------
Gross profit...........................    137,875       30,436      12,121      180,432
Operating Expenses:
 Selling, general, and administrative
  expenses.............................     69,237       27,152      (1,701)(1)   92,211
                                                                       (500)(2)
                                                                         83 (3)
                                                                       (997)(4)
                                                                     (1,063)(5)
 Amortization and write off of
  intangibles..........................     15,673          625        (625)(6)   19,534
                                                                      3,861 (7)
 Employee severance and unutilized
  lease cost...........................      3,592                   (3,592)(8)
                                       ------------- ---------- ------------- -----------
Operating income.......................     49,373        2,659      16,655       68,687
Interest expense.......................    (14,953)        (539)        539 (9)  (20,570)
                                                                     (5,617)(10)
Interest income........................        239           52                      291
                                       ------------- ---------- ------------- -----------
Income (loss) from continuing
 operations before income taxes, and
 extraordinary item....................     34,659        2,172      11,577       48,408
(Provision) benefit for income taxes ..    (13,870)         250      (5,743) (11) (19,363)
                                       ------------- ---------- ------------- -----------
Income (loss) from continuing
 operations before extraordinary item .     20,789        2,422       5,834       29,045
Extraordinary item--early retirement
 of debt...............................     (1,927)                               (1,927)
                                       ------------- ---------- ------------- -----------
Net income (loss)......................   $ 18,862     $  2,422    $  5,834     $ 27,118
                                       ============= ========== ============= ===========
Primary income (loss) per
 common share:
 Continuing operations ................   $   0.83                              $   1.15
 Net income ...........................       0.75                                  1.08
 Weighted average number of common and
  common equivalent shares outstanding      25,196                                25,196
Fully diluted income (loss) per
 common share:
 Continuing operations.................   $   0.82                              $   1.14
 Net income ...........................       0.74                                  1.07
 Weighted average number of
  common and common equivalent shares
  outstanding .........................     25,430                                25,430
OTHER DATA:
EBITDA (14)............................   $114,816     $ 16,524                 $147,805
Amortization of repairable parts  .....     37,869       10,598                   48,467
                                       ------------- ---------- ------------- -----------
Adjusted EBITDA (14)...................     76,947        5,926                   99,338
Adjusted EBITDA margin (15)............       14.2%         3.8%                    14.2%
Depreciation and amortization of
 intangibles...........................   $ 23,982     $  3,267                 $ 30,651
Repairable parts purchases ............     63,514       10,773                   74,287
Capital expenditures ..................      7,278        3,965                   11,243
Cash interest expense..................     14,743          539                   20,360

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                 THE MERGER
                                       ----------------------------
                                                        PRO FORMA,
                                         ADJUSTMENTS    AS ADJUSTED
                                       -------------- -------------

Revenues...............................                  $697,676
Cost of revenues.......................                   517,244

                                       -------------- -------------
Gross profit...........................                   180,432
Operating Expenses:
 Selling, general, and administrative
  expenses.............................                    92,211

 Amortization and write off of
  intangibles..........................                    19,534

 Employee severance and unutilized
  lease cost...........................
                                       -------------- -------------
Operating income.......................                    68,687
Interest expense.......................     (70,574)(12)  (71,504)
                                             19,640 (13)
Interest income........................                       291
                                       -------------- -------------
Income (loss) from continuing
 operations before income taxes, and
 extraordinary item....................     (50,934)       (2,526)
(Provision) benefit for income taxes ..      20,373 (11)    1,010
                                       -------------- -------------
Income (loss) from continuing
 operations before extraordinary item .     (30,561)       (1,516)
Extraordinary item--early retirement
 of debt...............................                    (1,927)
                                       -------------- -------------
Net income (loss)......................    $(30,561)     $ (3,443)
                                       ============== =============
Primary income (loss) per
 common share:
 Continuing operations ................                  $  (0.12)
 Net income ...........................                     (0.27)
 Weighted average number of common and
  common equivalent shares outstanding                     12,674
Fully diluted income (loss) per
 common share:
 Continuing operations.................                  $  (0.12)
 Net income ...........................                     (0.27)
 Weighted average number of
  common and common equivalent shares
  outstanding .........................                    12,674
OTHER DATA:
EBITDA (14)............................                  $147,805
Amortization of repairable parts  .....                    48,467
                                       -------------- -------------
Adjusted EBITDA (14)...................                    99,338
Adjusted EBITDA margin (15)............                      14.2%
Depreciation and amortization of
 intangibles...........................                  $ 30,651
Repairable parts purchases ............                    74,287
Capital expenditures ..................                    11,243
Cash interest expense..................                    58,094

   UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS DATA

                                                       NINE MONTHS ENDED MARCH 31, 1997
                                                   --------------------------------------
                                                     HISTORICAL   ADJUSTMENTS   PRO FORMA
                                                   ------------ ------------- -----------
                                                        (IN THOUSANDS, EXCEPT RATIOS)
Revenues...........................................   $572,749                  $572,749
Cost of revenues ..................................    427,969                   427,969
                                                   ------------ ------------- -----------
Gross profit.......................................    144,780                   144,780
Operating Expenses:
 Selling, general, and administrative expenses ....     78,578                    78,578
 Amortization and write off of intangibles ........     16,861                    16,861
 Employee severance and unutilized lease cost .....      4,300                     4,300
                                                   ------------ ------------- -----------
Operating income...................................     45,041                    45,041

                                                                    (52,929)(12)
Interest expense...................................    (11,097)      10,692 (13) (53,334)
Interest income....................................        393                       393
                                                   ------------ ------------- -----------
Income (loss) before income taxes..................     34,337      (42,237)      (7,900)
(Provision) benefit for income taxes...............    (14,421)      17,739 (11)   3,318
                                                   ------------ ------------- -----------
Net income (loss)..................................   $ 19,916     $(24,498)    $ (4,582)
                                                   ============ ============= ===========
Primary income (loss) per common share:
 Net income .......................................   $   0.66                  $  (0.36)
 Weighted average number of common and common
  equivalent shares outstanding ...................     30,066                    12,674
Fully diluted income (loss) per common share:
 Net income .......................................   $   0.66                  $  (0.36)
 Weighted average number of common and common
  equivalent shares outstanding ...................     29,958                    12,674
OTHER DATA:
EBITDA (14)........................................   $121,680                  $121,680
Amortization of repairable parts...................     45,642                    45,642
                                                   ------------               -----------
Adjusted EBITDA (14)...............................     76,038                    76,038
Adjusted EBITDA margin (15)........................       13.3%                     13.3%
Depreciation and amortization of intangibles ......   $ 26,697                  $ 26,697
Repairable parts purchases.........................     64,803                    64,803
Capital expenditures...............................      6,093                     6,093
Cash interest expense..............................     10,578                    42,916
Total interest expense.............................     11,097                    53,334
Ratio of Adjusted EBITDA to cash interest expense .       7.19x                     1.77x
Ratio of Adjusted EBITDA to total interest
 expense...........................................       6.85                      1.43

   UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS DATA

                                                       THREE MONTHS ENDED MARCH 31, 1997
                                                   ---------------------------------------
                                                     HISTORICAL   ADJUSTMENTS    PRO FORMA
                                                   ------------ -------------- -----------
                                                         (IN THOUSANDS, EXCEPT RATIOS)
Revenues...........................................   $205,070                   $205,070
Cost of revenues ..................................    150,372                    150,372
                                                   ------------ -------------- -----------
Gross profit.......................................     54,698                     54,698
Operating Expenses:
 Selling, general, and administrative expenses ....     28,228                     28,228
 Amortization and write off of intangibles ........      6,390                      6,390
                                                   ------------ -------------- -----------
Operating income...................................     20,080                     20,080
Interest expense...................................     (4,005)      (17,644)(12) (17,804)
                                                                       3,845 (13)
Interest income....................................        316                        316
                                                   ------------ -------------- -----------

Income before income taxes.........................     16,391       (13,799)       2,592
(Provision) benefit for income taxes...............     (6,884)        5,795 (11)  (1,089)
                                                   ------------ -------------- -----------
Net income.........................................   $  9,507      $ (8,004)    $  1,503
                                                   ============ ============== ===========
Primary income per common share:
 Net income .......................................   $   0.32                   $   0.12
 Weighted average number of common and common
  equivalent shares outstanding ...................     30,062                     12,674
Fully diluted income per common share:
 Net income .......................................   $   0.32                   $   0.12
 Weighted average number of common and common
  equivalent shares outstanding ...................     29,976                     12,674
OTHER DATA:
EBITDA (14)........................................   $ 46,419                   $ 46,419
Amortization of repairable parts...................     16,356                     16,356
                                                   ------------                -----------
Adjusted EBITDA (14)...............................     30,063                     30,063
Adjusted EBITDA margin (15)........................       14.7%                      14.7%
Depreciation and amortization of intangibles ......   $  9,983                   $  9,983
Repairable parts purchases.........................     28,815                     28,815
Capital expenditures...............................      2,261                      2,261
Cash interest expense..............................      3,642                     14,141
Total interest expense.............................      4,005                     17,804
Ratio of Adjusted EBITDA to cash interest expense .       8.25x                      2.13x
Ratio of Adjusted EBITDA to total interest
 expense...........................................       7.51                       1.69

                         NOTES TO UNAUDITED CONDENSED
           CONSOLIDATED PRO FORMA STATEMENTS OF OPERATIONS DATA

(1) To reflect employee-related cost savings associated with the redundancies created by the combination of the Company and BABSS. Components of savings include, but are not limited to, salaries, fringe benefits (except for those separately accounted for in Note 4 to the Pro Forma Combined Financial Data), travel and other. Personnel reductions, totaling 405 employees, were implemented in the field (260), operations support (90), sales (10) and administration
        (45). These personnel reductions were announced and substantially effected by December 31, 1995. The reductions were spread throughout the United States with the only area of concentration being at the respective headquarters locations in Horsham and Frazer, Pennsylvania.

 (2) To reflect rental expense reductions associated with facilities that have been deemed "unutilized" as a result of the combination of the Company and BABSS. See Note 17 of the Notes to the Company's Consolidated Financial Statements. Included in such facilities are the Company's former corporate headquarters, several large repair depots (identified as surplus) as well as numerous duplicate field offices throughout the United States. All remaining lease liabilities associated with this unutilized space have either been included in the purchase accounting of the BABSS acquisition or have been expensed as part of the Company's net charge of $3.6 million recorded in the results of operations for the twelve months ended June 30, 1996.

 (3) To reflect additional depreciation resulting from a $2 million increase in property and equipment valuation recorded as part of the overall purchase price allocation of the BABSS acquisition, assuming an estimated four-year depreciable life.

 (4) To eliminate BABSS benefit expenses associated with pension and postemployment benefits that are not part of the Company's benefit package and have not, therefore, been incurred subsequent to the acquisition. See Notes 3 and 11 of the Notes to DecisionOne Corp.'s (formerly BABSS) Consolidated Financial Statements included elsewhere herein. Both of these benefit programs ceased to exist as of the acquisition date.

 (5) To eliminate redundant corporate overhead allocations recorded in the historical BABSS financial statements which have not been incurred subsequent to the acquisition. BABSS was predominantly a self-sufficient operation. The parent company of BABSS charged corporate overhead to BABSS; these charges are not a component of the ongoing expense structure of the Company.

 (6) To eliminate intangible amortization expense recorded in the historical BABSS financial statements.

 (7) To reflect amortization expense resulting from the adjustments to intangible assets recorded as part of the purchase price allocation of BABSS. See Note 8 of the Notes to the Company's Consolidated Financial Statements.

 (8) To eliminate the non-recurring charge for employee severance and unutilized lease costs.

 (9) To eliminate intercompany interest expense charged by Bell Atlantic Corporation, the parent company of BABSS, to BABSS.

(10) To reflect interest expense associated with the financing of the BABSS acquisition. The assumed borrowing level associated with this adjustment was $242.0 million, which is comprised of $212.0 million of term loan debt and $30.0 million of notes to Significant Stockholders (the "Affiliate Notes"). In April 1996, Holdings used the proceeds of its initial public offering to reduce the term loan debt by $70.0 million and repay the Affiliate Notes. The interest rate on the term loan was 8.75% per annum, and the effective interest rate on the Affiliate Notes was 12.9% per annum. The interest rate swap agreements entered into by the Company have not been given effect in the calculation of these adjustments, based on immateriality.

   The pro forma interest adjustment has been computed as follows:

                                                                   YEAR ENDED
                                                                  JUNE 30, 1996
                                                                ---------------
                                                                 (IN THOUSANDS)
Term loan interest..............................................    $ 17,019
Affiliate Notes interest:
 Stated rate (10.101% per annum)................................       2,273
 Amortization of original issue discount........................         354
Less actual interest expense included in the historical results      (14,029)
                                                                ---------------
Pro forma interest adjustment...................................    $  5,617
                                                                ===============

(11) To adjust the income tax (provision) benefit for effect of all pro forma entries above at an effective tax rate of 40% and 42% for the year ended June 30, 1996 and nine-month and three-month periods ended March 31, 1997, respectively. Utilization of the Company's net operating loss ("NOLs") tax carryforwards have not been reflected in the pro forma income tax expense. The recognition of the Company's NOLs have been recorded in the historical financials, see Note 11 of the Notes to the Company's Consolidated Financial Statements.

(12) To reflect the additional interest expense attributable to the Merger Financing, as follows:

                                                               NINE MONTHS    THREE MONTHS
                                                YEAR ENDED        ENDED          ENDED
                                               JUNE 30, 1996  MARCH 31, 1997 MARCH 31, 1997
                                             --------------- -------------- --------------
                                                             (IN THOUSANDS)
     New Credit Facility:
      Term Loan A and revolving credit
       facility..............................     $18,311        $13,733        $ 4,578
      Term Loan B............................      12,750          9,563          3,188
      Term Loan C............................      10,938          8,203          2,734
     Senior Subordinated Notes...............      15,375         11,531          3,844
     Senior Discount Debentures..............      10,413          7,809          2,603
     Amortization of deferred financing
     costs...................................       2,787          2,090            697
                                             --------------- -------------- --------------
                                                  $70,574        $52,929        $17,644
                                             =============== ============== ==============

   The amounts and assumed interest rates of the Merger Financing are as follows:

                                                                ASSUMED
                                                                 RATE
                                                 AMOUNT        PER ANNUM
                                            -------------- ---------------
                                             (IN THOUSANDS)
New Credit Facility:
 Term Loan A and revolving credit
 facility. .................................    $221,950     LIBOR + 2.50%
 Term Loan B. ..............................     150,000     LIBOR + 2.75%
 Term Loan C. ..............................     125,000     LIBOR + 3.00%
Senior Subordinated Notes. .................     150,000        10.25%
Senior Discount Debentures..................      85,000        12.25%

   The effect of a 1/4% change in interest rates on the above Merger Financing would be $1.8 million, $1.4 million, and $0.5 million for the year ended June 30, 1996, nine months ended March 31, 1997 and the three months ended March 31, 1997, respectively.

   For purposes of pro forma interest expense, assumes all proceeds of the Offering are attributable to the Debentures. Following the Offering, a portion of the proceeds of the Offering will be attributed to the Warrants based on their estimated fair value. Such amount will be recorded as additional original issue discount (OID) with respect to the Debentures and amortized over the life of the Debentures, using the effective interest method.

(13) To reflect the elimination of interest expense (including amortization of deferred financing costs, which are not considered to be material) attributable to indebtedness to be paid in connection with the Merger as follows:

                                                                NINE MONTHS    THREE MONTHS
                                                 YEAR ENDED        ENDED          ENDED
                                                JUNE 30, 1996  MARCH 31, 1997 MARCH 31, 1997
                                              --------------- -------------- --------------
                                                              (IN THOUSANDS)
     Existing revolving credit facility
     (including BABSS pro forma) .............     $19,640        $10,692         $3,845


(14) "EBITDA" represents income (loss) from continuing operations before interest expense, interest income, income taxes, depreciation, amortization of repairable parts inventory, amortization of intangibles, amortization of discounts and capitalized expenses related to indebtedness, and non-recurring employee severance charges and provisions for unutilized leases. The Company's historical financial results include amortization of repairable parts which is unique to the industry in which the Company competes. "Adjusted EBITDA" represents EBITDA reduced by amortization of repairable parts. Neither EBITDA nor Adjusted EBITDA is intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be considered as an alternative to net income as an indicator of the Company's operating performance or to cash flows as a measure of liquidity and may not be comparable to similarly titled measures of other companies. Adjusted EBITDA is presented because it is relevant to certain covenants expected to be contained in the agreements relating to the Merger Financing and the Company believes that Adjusted EBITDA is a more consistent indicator of the Company's ability to meet its debt service, capital expenditure and working capital requirements than EBITDA.

(15) Adjusted EBITDA margin measures Adjusted EBITDA as a percentage of revenues.

        UNAUDITED CONDENSED CONSOLIDATED PRO FORMA BALANCE SHEET DATA
                             AS OF MARCH 31, 1997

                                                           PRO FORMA
                                             HISTORICAL   ADJUSTMENTS    PRO FORMA
                                           ------------ -------------- -----------
                                                        (IN THOUSANDS)
ASSETS
Current Assets:
  Cash and cash equivalents................   $ 12,886     $       -- (1)$  12,886
  Accounts receivable, net.................    136,401                     136,401
  Inventories..............................     35,186                      35,186
  Other....................................      7,637                       7,637
                                           ------------                -----------
  Total current assets.....................    192,110                     192,110
Repairable parts, net......................    195,656                     195,656
Property & equipment, net..................     33,283                      33,283
Intangibles, net and other assets..........    220,628          7,000 (2)  249,667
                                                               22,275 (3)
                                                                 (236)(4)
                                           ------------                -----------
Total assets...............................   $641,677     $   29,039    $ 670,716
                                           ============ ============== ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current portion of long-term debt........   $  4,756                   $   4,756
  Accounts payable and accrued expenses....    101,516                     101,516
  Deferred revenues........................     72,096                      72,096
  Other....................................      3,691                       3,691
                                           ------------ -------------- -----------
  Total current liabilities................    182,059                     182,059
New Credit Facility:
 Revolving credit facility.................         --     $   26,950 (1)   26,950
 Term loans................................         --        470,000 (1)  470,000
Senior Subordinated Notes .................         --        150,000 (1)  150,000
Senior Discount Debentures.................         --         85,000 (1)   85,000
Existing revolving credit facility ........    239,850       (239,850)(1)       --
Other long term debt.......................      2,065                       2,065
Other liabilities..........................     16,608                      16,608
                                           ------------ -------------- -----------
 Total liabilities.........................    440,582        492,100      932,682
                                           ------------ -------------- -----------
  Total stockholders' equity (deficit).....    201,095       (463,061)(5) (261,966)
                                           ------------ -------------- -----------
Total liabilities and stockholders'
equity.....................................   $641,677     $   29,039    $ 670,716
                                           ============ ============== ===========

    NOTES TO UNAUDITED CONDENSED CONSOLIDATED PRO FORMA BALANCE SHEET DATA
(1) The net effect on cash and cash equivalents of the Merger, including the Merger Financing and the application of the proceeds thereof as of March 31, 1997, is as follows:

                                                 (IN THOUSANDS)
TOTAL SOURCES:
New Credit Facility:
 Revolving credit facility(a)...................    $ 26,950
 Term loans.....................................     470,000
Senior Subordinated Notes.......................     150,000
Units offered hereby............................      85,000
DLJMB Equity Investment ........................     225,000
                                                --------------
  Total sources.................................    $956,950
                                                ==============
TOTAL USES:
Cash Merger Consideration ......................    $605,900
Option Cash Proceeds ...........................      45,400
Warrant Cash Proceeds...........................      13,000
Repayment of existing revolving credit
 facility.......................................     239,850
Estimated transaction fees and expenses ........      52,800
                                                --------------
  Total uses....................................    $956,950
                                                ==============

(2) Represents the anticipated tax benefit related to the transaction fees and expenses. The anticipated tax benefit is limited due to the expected non-deductibility of certain Merger transaction fees and expenses and limitations on the recognition of deferred tax benefits resulting from net operating losses expected to be reported in the fiscal year ended June 30, 1998.
(3) Represents the portion of estimated transaction fees and expenses attributable to the New Credit Facility, the Senior Subordinated Notes and the Debentures, which will be recorded as deferred debt issuance costs and will be amortized over the life of the debt to be issued. Such estimated deferred debt issuance costs include estimated fees and expenses payable to banks, and advisors and underwriting discounts and commissions.
(4) The adjustment reflects the write-off deferred debt issuance costs associated with the existing revolving credit financing.
(5) Represents the net change in stockholders' equity as a result of the Merger, including the Merger Financing and the application of the proceeds thereof:

                                           (IN THOUSANDS)
Cash Merger Consideration ................   $(605,900)
DLJMB Equity Investment ..................     225,000
Transaction fees and expenses(b)..........     (30,525)
Write-off of deferred debt issuance
 costs....................................        (236)
Option Cash Proceeds (c) .................     (45,400)
Warrant Cash Proceeds ....................     (13,000)
Tax benefit of above expense adjustments .       7,000
                                          --------------
  Total...................................   $(463,061)
                                          ==============

         (a) Based on borrowings of $239.9 million that were outstanding under the existing revolving credit facility as of March 31, 1997. Any variation in the actual borrowings outstanding under the existing revolving credit facility on the closing date will result in a corresponding change in borrowings under the New Credit Facility.
         (b) Represents the portion of the total $52.8 million of estimated transaction fees and expenses which will be recorded as an expense immediately upon consummation of the Merger and related transactions; the remainder of such transaction fees and expenses are recorded in Note (3) above as deferred debt issuance costs.
         (c) Represents compensation costs of the Company resulting from the cancellation of options which will be recorded as an expense immediately upon consummation of the Merger and related transactions.

                     SELECTED CONSOLIDATED FINANCIAL DATA

   The following selected consolidated financial data for the periods and dates indicated set forth below have been derived from the audited consolidated financial statements and the unaudited condensed consolidated financial statements of the Company. The condensed consolidated results of operations of the Company for the nine months and three months ended March 31, 1996 and 1997 are unaudited and are not necessarily indicative of the Company's results of operations for the full year. The unaudited condensed consolidated financial data reflects all adjustments (consisting of normal, recurring adjustments) which are, in the opinion of management, necessary for a fair summary of the Company's financial position, results of operations and cash flows for and as of the end of the periods presented.

   The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and Notes thereto, included elsewhere herein.

                                                    FISCAL YEARS ENDED JUNE 30,
                                     -------------------------------------------------------
                                         1992       1993       1994       1995       1996
                                     ---------- ---------- ---------- ---------- -----------
                                                   (IN THOUSANDS, EXCEPT RATIOS)
STATEMENT OF OPERATIONS DATA(1):
Revenues.............................  $112,773   $114,060   $108,416   $163,020   $ 540,191
Gross profit.........................    27,753     27,575     31,436     49,537     137,875
Operating income(2)(3)...............    11,288      4,406     15,983     20,779      49,373
Interest expense.....................    (9,881)    (9,353)    (4,979)    (2,521)    (14,953)
Interest income......................       178         25        132         53         239
Income (loss) from continuing
 operations(4)(5) ...................     1,441     (5,234)    10,112     41,415      20,789
Net income (loss)....................     2,524    (10,590)    10,112     42,528      18,862
Primary income (loss) per common
 share:
 Continuing operations...............  $   0.11   $  (0.25)  $   0.45   $   1.81   $    0.83
 Net income (loss) ..................      0.19      (0.50)      0.45       1.86        0.75
 Weighted average number of common
  and common equivalent shares
  outstanding........................    13,544     21,215     22,595     22,843      25,196
Fully diluted income (loss) per
 common share:
 Continuing operations...............  $   0.11   $  (0.25)  $   0.45   $   1.79   $    0.82
 Net income (loss)...................      0.19      (0.50)      0.45       1.84        0.74
 Weighted average number of common
  and common equivalent shares
  outstanding .......................    13,544     21,215     22,595     23,149      25,430
Ratio of earnings to fixed
 charges(6)(7).......................      1.13x        --       2.67x      5.09x       2.79x
CONSOLIDATED BALANCE SHEET DATA (AT
 PERIOD END):
Cash and cash equivalents............  $    737   $    550   $    978   $  2,659   $   8,221
Inventory............................    14,787      7,146      4,459      4,024      30,130
Repairable parts(8)..................    19,657     13,545      9,473     27,360     154,970
Total assets.........................    84,846     44,721     35,496    135,553     514,510
Total debt(9)........................    72,972     51,530      4,539     25,571     190,903
Total stockholders' equity
 (deficit)...........................   (47,477)   (58,146)   (27,627)    14,677     180,793
CONSOLIDATED CASH FLOWS DATA:
Net cash provided by operations  ....  $ 16,550   $ 17,137   $ 28,722   $ 38,415   $  51,894
Net cash (used in) provided by
 investing activities ...............    (8,226)    11,779     (3,348)   (54,271)   (346,354)
Net cash (used in) provided by
 financing activities ...............    (8,905)   (29,103)   (24,946)    17,537     300,022
OTHER DATA:
EBITDA(10)...........................  $ 27,871   $ 24,361   $ 22,672   $ 37,021   $ 114,816
Amortization of repairable parts ....    12,016      9,375      5,929      7,688      37,869
                                     ---------- ---------- ---------- ---------- -----------
Adjusted EBITDA(10)..................    15,855     14,986     16,743     29,333      76,947
Adjusted EBITDA margin(11)...........      14.1%      13.1%      15.4%      18.0%       14.2%
Depreciation and amortization of
 intangibles.........................  $  4,567   $  4,769   $  7,161   $  8,554   $  23,982
Repairable parts purchases...........     4,939      3,263      1,857     12,154      63,514
Capital expenditures.................     1,752        681        304      2,786       7,278
Cash interest expense................     4,474      3,428      1,232      2,314      14,743
Total interest expense...............     9,881      9,353      4,979      2,521      14,953
Revenue per average number of
 employees(12).......................      70.9       82.3      105.8      113.8       119.6

                                                       NINE MONTHS           THREE MONTHS
                                                     ENDED MARCH 31,        ENDED MARCH 31,
                                                ----------------------- ---------------------
                                                    1996        1997        1996       1997
                                                ----------- ----------- ---------- ----------
                                                         (IN THOUSANDS, EXCEPT RATIOS)
STATEMENT OF OPERATIONS DATA(1):
Revenues........................................  $ 369,167   $ 572,749   $172,673   $205,070
Gross profit....................................     96,459     144,780     42,711     54,698
Operating income(2)(3)..........................     29,323      45,041     15,536     20,080
Interest expense................................    (11,289)    (11,097)    (5,855)    (4,005)
Interest income.................................         69         393         54        316
Income from continuing operations(5) ...........     10,866      19,916      5,842      9,507
Net income......................................     10,866      19,916      5,842      9,507
Primary income (loss) per common share:
 Continuing operations..........................  $    0.46   $    0.66   $   0.25   $   0.32
 Net income (loss) .............................       0.46        0.66       0.25       0.32
 Weighted average number of common and common
  equivalent shares outstanding.................     23,424      30,066     23,469     30,062
Fully diluted income (loss) per common share:
 Continuing operations..........................  $    0.46   $    0.66   $   0.25   $   0.32
 Net income (loss)..............................       0.46        0.66       0.25       0.32
 Weighted average number of common and common
  equivalent shares outstanding ................     23,483      29,958     23,527     29,976
Ratio of earnings to fixed charges(6)(7) .......       2.34x       3.17x      2.31x      3.90x
CONSOLIDATED BALANCE SHEET DATA (AT PERIOD
 END):
Cash and cash equivalents.......................                                     $ 12,886
Inventory.......................................                                       35,186
Repairable parts(8).............................                                      195,656
Total assets....................................                                      641,677
Total debt......................................                                      246,671
Total stockholders' equity......................                                      201,095
CONSOLIDATED CASH FLOWS DATA:
Net cash provided by operations ................  $  35,489   $  57,654   $ 20,590   $ 36,667
Net cash (used in) investing activities  .......   (308,771)   (105,329)   (20,713)   (34,569)
Net cash provided by financing activities  .....    276,032      52,388      4,933      2,510
OTHER DATA:
EBITDA(10)......................................  $  75,568   $ 121,680   $ 34,308   $ 46,419
Amortization of repairable parts ...............     23,017      45,642     11,214     16,356
                                                ----------- ----------- ---------- ----------
Adjusted EBITDA(10).............................     52,551      76,038     23,094     30,063
Adjusted EBITDA margin(11)......................       14.2%       13.3%      13.4%      14.7%
Depreciation and amortization of intangibles ...  $  16,228   $  26,697   $  7,558   $  9,983
Repairable parts purchases......................     31,715      64,803     19,560     28,815
Capital expenditures............................      3,331       6,093      1,153      2,261
Cash interest expense...........................     11,134      10,578      5,803      3,642
Total interest expense..........................     11,289      11,097      5,855      4,005
Ratio of Adjusted EBITDA to cash interest
 expense........................................       4.72x       7.19x      3.98x      8.25x
Ratio of Adjusted EBITDA to total interest
 expense........................................       4.66        6.85       3.94       7.51
Revenue per average number of employees(12) ....  $    90.3   $    94.7   $   29.8   $   32.4

------------
(1) The Summary Statement of Operations Data excludes the effects of discontinued operations. See Note 3 of the Notes to the Company's Consolidated Financial Statements.
(2) Operating income includes a $5.8 million charge and a $6.4 million credit arising from unused lease liabilities for the years ended June 30, 1993 and 1994. During the nine months ended March 31, 1997 the Company recorded a $4.3 million charge for estimated future employee severance costs of $3.4 million and unutilized lease costs of $0.9 million.
(3) Operating income includes a $7.0 million charge for future employee severance costs and unutilized lease costs, incurred in connection with the BABSS acquisition, for the nine months ended March 31, 1996. The year ended June 30, 1996 includes a reversal of $3.4 million of this charge due to the Company's ability to utilize and sublease various facilities identified in the original charge. See Note 17 of the Notes to the Company's Consolidated Financial Statements.
(4) Income (loss) from continuing operations for the years ended June 30, 1992 through 1994 reflects interest expense arising from the Company's senior and junior subordinated debt which was refinanced as a part of the 1994 Restructuring. See Note 10 of the Notes to the Company's Consolidated Financial Statements.
(5) Income (loss) from continuing operations for the years ended June 30, 1992 through 1994 include income taxes based on an effective tax rate substantially less than the effective tax rates used for the years ended June 30, 1995 and 1996, and the three and nine months ended March 31, 1996 and 1997. The year ended June 30, 1995 includes a $23.1 million net benefit arising from the recognition of future tax benefits of tax loss carryforwards and temporary timing differences. See Note 11 of the Notes to the Company's Consolidated Financial Statements.
(6) In calculating this ratio, "earnings" represents income from continuing operations before provision for income taxes and extraordinary items plus fixed charges. Fixed charges consist of interest and amortization of discounts and capitalized expenses related to indebtedness and one-third of rent expense, which is representative of the interest factor.
(7) For the year ended June 30, 1993, earnings were insufficient to cover fixed charges by $4.9 million. Accordingly, such ratio has not been presented.
(8) Repairable parts represent parts that can be repaired and reused and are required in order to meet the requirements of the contracts with the Company's maintenance customers. These parts are principally purchased from equipment manufacturers and other third parties. As these parts are purchased, they are capitalized at cost and amortized using the straight-line method over three to five years, the estimated useful life of these repairable parts. Costs to refurbish these parts are charged to expense as incurred.
(9) Total debt excludes redeemable preferred stock of $6.4 million and $6.8 million at June 30, 1994 and 1995, respectively.
(10) "EBITDA" represents income (loss) from continuing operations before interest expense, interest income, income taxes, depreciation, amortization of repairable parts, amortization of intangibles, amortization of discounts and capitalized expenses related to indebtedness and non-recurring employee severance charges and provisions for unutilized leases. The Company's historical results include amortization of repairable parts which is unique to the industry in which the Company competes. "Adjusted EBITDA" represents EBITDA reduced by amortization of repairable parts. Neither EBITDA nor Adjusted EBITDA is intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be considered as an alternative to net income as an indicator of the Company's operating performance or to cash flows as a measure of liquidity and may not be comparable to similarly titled measures of other companies. Adjusted EBITDA is presented because it is relevant to certain covenants expected to be contained in the agreements relating to the Merger Financing and the Company believes that Adjusted EBITDA is a more consistent indicator of the Company's ability to meet its debt service, capital expenditure and working capital requirements than EBITDA.
(11) Adjusted EBITDA margin measures Adjusted EBITDA as a percentage of revenues.
(12) Revenue per average number of employees is calculated by dividing revenues for applicable periods by the average number of employees during the respective periods.

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion should be read in conjunction with the Company's Consolidated Financial Statements including the notes thereto.

   This discussion contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

COMPANY HISTORY

   Founded in 1969, the Company began operations as a provider of key punch machines under the tradename "Decision Data." During the 1980s, its operations expanded to include the sale of midrange computer hardware and related maintenance services. During fiscal 1993, the Company decided to focus on providing computer maintenance and support services and sold its computer hardware products business.

   Since the beginning of fiscal 1993, the Company established a major presence in the computer maintenance and technology support services industry through the acquisition and integration of assets and contracts of over 35 complementary businesses. The most significant of these were IDEA Servcom, Inc. ("Servcom"), certain assets and liabilities of which were acquired in August 1994 for cash consideration of $29.5 million, BABSS which was acquired in October 1995 for cash consideration of approximately $250.0 million and certain assets of the U.S. computer service business of Memorex Telex which were acquired in November 1996 for cash consideration of approximately $24.4 million after certain purchase price adjustments. These acquisitions were accounted for as purchase transactions.

   At the time of its acquisition by the Company, BABSS was among the largest independent, multivendor service organizations servicing end-user organizations and OEMs. Prior to the acquisition of BABSS, the Company had higher gross margins than BABSS principally because approximately 30% of the Company's revenues in fiscal 1995 were attributable to higher margin contracts involving systems that can be serviced by a limited number of service providers ("proprietary systems"), whereas BABSS had limited revenues from proprietary systems. Prior to the acquisition, BABSS established a strong record of internal revenue growth, growing revenues from $338.4 million in 1991 to $486.1 million in 1994, representing a compound annual rate of 12.8%.

   The Company's primary source of revenues is contracted services for multivendor computer maintenance and technology support services, including hardware support, end-user and software support, network support and other support services. Approximately 85% of the Company's revenues during the last fiscal year were derived from maintenance contracts covering a broad spectrum of computer hardware. These contracts typically have a stipulated monthly fee over a fixed initial term (typically one year) and continue thereafter unless cancelled by either party. Such contracts generally provide that customers may eliminate certain equipment and services from the contract upon notice to the Company. In addition, the Company enters into per incident arrangements with its customers. Per incident contracts can cover a range of bundled services for computer maintenance or support services or for a specific service, such as network support or equipment relocation services. Another form of per incident service revenues includes time and material billings for services as needed, principally maintenance and repair, provided by the Company. Furthermore, the Company derives other revenues from the repair of hardware and components at the Company's logistics services and depot repair facilities. Pricing of the Company's services is based on various factors including equipment failure rates, cost of repairable parts and labor expenses. The Company customizes its contracts to the individual customer based generally on the nature of the customer's requirements, the term of the contract and the services that are provided.

   The Company experiences reductions in revenue when customers replace equipment being serviced with new equipment covered under a manufacturer's warranty, discontinue the use of equipment being serviced due to obsolescence, choose to use a competitor's services or move technical support services in-house. The Company must more than offset this revenue "reduction" to grow its revenues and seeks revenue growth from two principal sources: internally generated sales from its direct and indirect sales force and the acquisition of contracts and assets of other service providers. While the Company historically has been able to offset the erosion of contract-based revenue and maintain revenue growth through acquisitions and new contracts, notwithstanding the reduction in contract based revenue, there can be no assurance it will continue to do so in the future, and any failure to consummate acquisitions, enter into new contracts or add additional services and equipment to existing contracts could have a material adverse effect on the Company's profitability.

   Cost of revenues is comprised principally of personnel-related costs (including fringe benefits), inventory cost recognition, amortization of repairable parts and facilities costs and related expenses.

   The acquisition of contracts and assets has generally provided the Company with an opportunity to realize economies of scale because the Company generally does not increase its costs related to facilities, personnel and repairable parts in the same proportion as increases in acquired revenues.

   The proposed Merger, which will be recorded as a recapitalization for accounting purposes, is subject to a number of conditions, including regulatory approvals and approval by Holdings' stockholders. The transaction is estimated to have an aggregate value of approximately $957 million, including refinancing of the Company's existing revolving credit facility balance at March 31, 1997. The Company expects the Merger to close by September 1997.

   As a result of the proposed Merger, including the Merger Financing and the application of the proceeds thereof, the Company and Quaker will incur various costs currently estimated to range between $95 million and $105 million (pretax) in connection with consummating the transaction. These costs consist primarily of compensation costs, underwriting discounts and commissions, professional and advisory fees and other expenses. While the exact timing, nature and amount of these costs are subject to change, the Company anticipates that a one-time pretax charge of approximately $76 million ($69 million after tax) will be recorded in the quarter in which the Merger is consummated. As a result of the foregoing, the Company expects to record a significant net loss in the quarter in which the Merger is recorded. Because this loss will result directly from the one-time charge incurred in connection with the Merger, and this charge will be funded entirely through the proceeds of the Merger Financing, the Company does not expect this loss to materially impact its liquidity, ongoing operations or market position. For a discussion of the consequences of the incurrence of indebtedness in connection with the Merger Financing, see "--Liquidity and Capital Resources".

RECENT DEVELOPMENTS

   The Company's 1997 fiscal year ended on June 30, 1997. While the final results of the quarter ended June 30, 1997 are not yet available, the Company currently estimates that it recorded revenues of approximately $213.2 million during the fourth quarter, and during such quarter realized operating income of approximately $22.7 million and net income of approximately $11.2 million. Based upon an estimated weighted average number of shares outstanding during the quarter ended June 30, 1997 of approximately 30,266,000 shares, net income per share for the fourth quarter is currently estimated to be approximately $0.37.

   The Company currently estimates that revenues for the full fiscal year ended June 30, 1997 were approximately $785.9 million and that it realized operating income of approximately $67.8 million and net income of approximately $31.1 million. Based upon an estimated weighted average number of shares outstanding during the fiscal year ended June 30, 1997 of approximately 30,110,000 shares, net income per share for the fiscal year ended June 30, 1997 is currently estimated to be $1.03 per share. Results of operations for the full fiscal year ended June 30, 1997 include the impact of certain charges recorded during the second quarter of fiscal 1997, as discussed below.

   The above information is preliminary in nature only, and is subject in all respects to completion of various internal analyses and procedures necessary to finalize the Company's financial statements, and to completion of the audit of the Company's financial statements for the fiscal year ended June 30, 1997.

RESULTS OF OPERATIONS

   The following discussion of results of operations is presented for the three and nine month periods ended March 31, 1997, and fiscal years ended June 30, 1996, 1995 and 1994. The results of operations of the Company include the operations of Memorex Telex from November 15, 1996, BABSS from October 20, 1995 and Servcom from September 1, 1994.

   The following table sets forth, for the periods indicated, certain operating data expressed in dollar amounts and as a percentage of revenues:

                                                               NINE MONTHS ENDED
                              FISCAL YEARS ENDED JUNE 30,          MARCH 31,
                           -------------------------------- ---------------------
                               1994       1995       1996       1996       1997
                           ---------- ---------- ---------- ---------- ----------
                                            (DOLLARS IN THOUSANDS)
Revenues...................  $108,416   $163,020   $540,191   $369,167   $572,749
Cost of revenues...........    76,980    113,483    402,316    272,708    427,969
                           ---------- ---------- ---------- ---------- ----------
Gross profit...............    31,436     49,537    137,875     96,459    144,780
Operating Expenses:
Selling, general and
 administrative expenses ..    16,474     21,982     69,237     49,519     78,578
Amortization and write-off
 of intangibles............     5,380      6,776     15,673     10,617     16,861
Employee severance and
 unutilized lease costs
 (credit)..................    (6,401)        --      3,592      7,000      4,300
                           ---------- ---------- ---------- ---------- ----------
Operating income...........    15,983     20,779     49,373     29,323     45,041
OTHER DATA:
EBITDA.....................    22,672     37,021    114,816     75,568    121,680
Adjusted EBITDA (1)........    16,743     29,333     76,947     52,551     76,038

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                             THREE MONTHS ENDED
                                  MARCH 31,
                           ---------------------
                               1996       1997
                           ---------- ----------

Revenues...................  $172,673   $205,070
Cost of revenues...........   129,962    150,372
                           ---------- ----------
Gross profit...............    42,711     54,698
Operating Expenses:
Selling, general and
 administrative expenses ..    22,303     28,228
Amortization and write-off
 of intangibles............     4,872      6,390
Employee severance and
 unutilized lease costs
 (credit)..................        --         --
                           ---------- ----------
Operating income...........    15,536     20,080
OTHER DATA:
EBITDA.....................    34,308     46,419
Adjusted EBITDA (1)........    23,094     30,063

                             FISCAL YEARS ENDED JUNE   NINE MONTHS ENDED   THREE MONTHS
                                       30,                 MARCH 31,      ENDED MARCH 31,
                           -------------------------- ----------------- -----------------
                              1994     1995     1996     1996     1997     1996     1997
                           -------- -------- -------- -------- -------- -------- --------
STATEMENT OF OPERATIONS
 DATA:
Revenues...................  100.0%   100.0%   100.0%   100.0%   100.0%   100.0%   100.0%
Cost of revenues...........   71.0     69.6     74.5     73.9     74.7     75.3     73.3
                           -------- -------- -------- -------- -------- -------- --------
Gross profit...............   29.0     30.4     25.5     26.1     25.3     24.7     26.7
Operating Expenses:
Selling, general and
 administrative expenses ..   15.2     13.5     12.8     13.4     13.7     12.9     13.8
Amortization and write-off
 of intangibles............    5.0      4.2      2.9      2.9      2.9      2.8      3.1
Employee severance and
 unutilized lease costs
 (credit)..................   (5.9)      --      0.7      1.9      0.8       --       --
                           -------- -------- -------- -------- -------- -------- --------
Operating income...........   14.7     12.7      9.1      7.9      7.9      9.0      9.8
OTHER DATA:
EBITDA.....................   20.9     22.7     21.3     20.5     21.2     19.9     22.6
Adjusted EBITDA (1)........   15.4     18.0     14.2     14.2     13.3     13.4     14.7

------------
(1) As defined in Note 8 to the Summary Historical and Unaudited Pro Forma Condensed Consolidated Financial Data.

THREE AND NINE MONTHS ENDED MARCH 31, 1997

   The following discussion of results of operations is presented for the Company for the fiscal quarters ended March 31, 1997 and 1996 (the "1997 Quarter" and "1996 Quarter", respectively), and for the nine-month periods then ended (the "1997 Period" and the "1996 Period", respectively).

   Revenues: Revenues for the 1997 Quarter increased by $32.4 million, or 18.8%, to $205.1 million as compared to revenues for the 1996 Quarter of $172.7 million. This increase is attributable primarily to the acquisition of Memorex Telex in November 1996, which resulted in increased revenues of approximately $25 million as compared to the 1996 Quarter.

   For the 1997 Period, revenues increased to $572.7 million, as compared to revenues of $369.2 million for the 1996 Period. This 55.1% increase was due primarily to the BABSS acquisition, which occurred on October 20, 1995.

   Gross Profit: Gross profit increased by $12.0 million, or 28.1%, from $42.7 million for the 1996 Quarter to $54.7 million for the 1997 Quarter. This increase is principally attributable to the Memorex Telex acquisition, which occurred during the second quarter of fiscal 1997. As a percentage of revenues, gross profit increased from 24.7% in the 1996 Quarter to 26.7% in the 1997 Quarter.

   The improvement in gross profit margin was primarily attributable to (i) increased revenues from both acquisitions (including contract and asset acquisitions from Memorex Telex, Xerox Canada and EMC) during the 1997 Period and internal sales growth without a proportionate increase in personnel and other operating expenses, (ii) head count reductions in the Company's field technician force effected in November 1996 and (iii) more efficient utilization of the Company's field service personnel and resources to service the increased revenues referred to above.

   Gross profit increased by $48.3 million, or 50.1%, from $96.5 million in the 1996 Period to $144.8 million in the 1997 Period. The increase was due primarily to the increase in revenues during the 1997 Period attributable to the full period effect of the BABSS acquisition and, to a lesser extent, the Memorex Telex acquisition. As a percentage of revenues, gross profit decreased from 26.1% in the 1997 Period to 25.3% in the 1996 Period. The decrease in gross margin was attributable to the full period effect in the 1997 Period of the change in mix of the Company's services resulting from the BABSS acquisition, partially offset by improved gross profit margins attributable to the efficiencies and productivity improvements described above during the second and third quarters of the 1997 Period. As a result of the BABSS acquisition, a significantly smaller portion of the Company's revenues was derived from proprietary systems which typically generate higher profit margins than services for non-proprietary systems.

   Selling, General and Administrative Expenses: Selling, general and administrative expenses increased by $5.9 million, or 26.5%, from $22.3 million for the 1996 Quarter to $28.2 million for the 1997 Quarter. This increase was attributable primarily to the Memorex Telex acquisition, including increased sales force salaries and commissions, as well as increased travel and bad debt expenses. As a percentage of revenues, selling, general and administrative expenses increased from 12.9% for the 1996 Quarter to 13.8% for the 1997 Quarter. Selling, general and administrative expenses increased by $29.1 million, or 58.8% from $49.5 million in the 1996 Period to $78.6 million in the 1997 Period. This increase was due primarily to the acquisition of BABSS in October 1995. Selling, general and administrative expenses as a percentage of revenue increased from 13.4% for the 1996 Period to 13.7% for the 1997 Period.

   Amortization of Intangibles: Amortization of intangible assets increased by $1.5 million, or 30.6%, from $4.9 million for the 1996 Quarter to $6.4 million for the 1997 Quarter. This increase was attributable principally to the amortization of intangibles, primarily goodwill, arising from acquisitions during the 1997 Period, principally Memorex Telex in November, 1996.

   Amortization of intangible assets increased by $6.3 million, or 59.4%, from $10.6 million for the 1996 Period to $16.9 million for the 1997 Period. This increase was attributable principally to the amortization of intangibles resulting from the BABSS and Memorex Telex acquisitions.

   Employee severance and unutilized lease costs (credit): The Company recorded charges of $4.3 million and $7.0 million, respectively, in the second quarter of 1997 and 1996 for estimated future employee severance costs and unutilized lease/contract losses in connection with specific acquisitions. See Note 4 to the Unaudited Condensed Consolidated Financial Statements.

   Interest Expense: Interest expense, net of interest income, decreased by $2.1 million, or 36.2%, from $5.8 million for the 1996 Quarter to $3.7 million for the 1997 Quarter. This decrease was primarily attributable to the Company's reduced average borrowing rate on long-term indebtedness, which equaled approximately 9.0% and 6.4%, respectively, for the corresponding periods. The decrease in the average borrowing rate resulted from the refinancing of the Company's revolving credit facility in April, 1996. This interest rate-related decrease, coupled with lower average outstanding borrowings in the 1997 Quarter resulted in decreased overall interest expense.

   Interest expense, net of interest income, decreased by $0.5 million, or 4.6%, from $11.2 million for the 1996 Period to $10.7 million for the 1997 Period. This decrease was also due primarily to the factors noted above.

   Income Taxes: The Company's income tax provisions for the 1997 Quarter and the 1997 Period reflect an estimated effective income tax rate of approximately 42%, while the effective income tax rate for the 1996 Quarter and the 1996 Period was approximately 40%. This increase in the Company's anticipated effective income tax rate was due primarily to the prior-year impact of certain non-recurring foreign income tax benefits relating to net operating loss carryforwards.

FISCAL 1996 COMPARED TO FISCAL 1995

   Revenues: Revenues increased by $377.2 million, or 231.4%, from $163.0 million for the fiscal year ended June 30, 1995 to $540.2 million for the fiscal year ended June 30, 1996. The increase is largely a result of acquisitions, principally the BABSS acquisition in October 1995 which accounted for approximately $350 million of the increase.

   Gross profit: Gross profit increased by $88.4 million, or 178.6%, from $49.5 million during the fiscal year ended June 30, 1995 to $137.9 million for the fiscal year ended June 30, 1996. As a percentage of revenues, gross profit decreased from 30.4% to 25.5%, reflecting the change in mix of services resulting from the acquisition of BABSS. As a result of that acquisition, a smaller portion of revenues was derived from proprietary systems which typically generate higher profit margins than services for non-proprietary systems.

   Selling, general and administrative expenses: Selling, general and administrative expenses increased by $47.2 million, from $22.0 million for the fiscal year ended June 30, 1995 to $69.2 million for the fiscal year ended June 30, 1996, principally as a result of the additional expenses relating to the revenue growth discussed above. As a percentage of revenues, selling, general and administrative decreased from 13.5% to 12.8%, respectively, reflecting economies of scale.

   Amortization and write-off of intangibles: Amortization of intangibles increased by $8.9 million, from $6.8 million for the fiscal year ended June 30, 1995 to $15.7 million for the fiscal year ended June 30, 1996, principally due to the amortization of intangibles arising from the BABSS acquisition.

   Employee severance and unutilized lease costs (credit): During fiscal 1996, the Company recorded $3.6 million (net of adjustments recording during the year) in employee severance and unutilized lease costs. These costs were related principally to future rent obligations and related costs for facilities of the Company that the Company determined were no longer required as a result of the acquisition of BABSS.

   Interest expense: Interest expense increased by $12.2 million, from $2.5 million for the fiscal year ended June 30, 1995 to $14.7 million for the fiscal year ended June 30, 1996, principally as a result of the indebtedness incurred to finance the acquisition of BABSS. See Note 10 of the Notes to the Company's Consolidated Financial Statements.

   Provision for income taxes: The income tax provision for the fiscal year ended June 30, 1996 was based on an effective tax rate of approximately 40%. For the fiscal year ended June 30, 1995, the Company reported an income tax benefit equivalent of approximately 126%, arising primarily from the recognition of future tax benefits of tax loss carry-forwards and temporary timing differences. See Note 11 of the Notes to the Company's Consolidated Financial Statements.

   Extraordinary item--early extinguishment of debt: Upon consummation of its initial public offering in April 1996, the Company was required to pay the total outstanding principal amount of its $30 million of 10.101% subordinated debentures due October 20, 2001. This prepayment resulted in the write-off of unamortized original issue discount of approximately $1.9 million, net of income tax effect of $1.3 million, related to warrants issued with the debentures.

FISCAL 1995 COMPARED TO FISCAL 1994

   Revenues: Revenues increased by $54.6 million, or 50.4%, from $108.4 million for fiscal 1994 to $163.0 million for fiscal 1995. The increase principally reflected the benefit throughout the period of the Company's acquisition of certain assets and liabilities of Servcom in August 1994. Servcom had a monthly revenue base of approximately $5 million at the time of the acquisition.

   Gross profit: Gross profit increased by $18.1 million, or 57.6%, from $31.4 million in fiscal 1994 to $49.5 million in fiscal 1995. As a percentage of revenues, gross profit increased from 29.0% to 30.4%, principally as a result of increased revenues from service contracts without a proportionate increase in personnel costs.

   Selling, general and administrative: Selling, general and administrative expenses increased by $5.5 million, from $16.5 million in fiscal 1994 to $22.0 million in fiscal 1995. The increase is related predominantly to the Servcom acquisition, which required additional administrative and selling support for the Servcom customer contracts. As a percentage of revenues, selling, general and administrative expenses decreased from 15.2% to 13.5%, due to economies of scale.

   Amortization and write-off of intangibles: Amortization of intangibles increased by $1.4 million, from $5.4 million in fiscal 1994 to $6.8 million in fiscal 1995. The amortization in fiscal 1994 included a $2.9 million write-off of intangibles relating to acquisitions in prior years. Furthermore, amortization of intangibles arising from acquisitions made in 1991 and 1992 ended during fiscal 1994, offsetting, in part, the additional amortization of intangibles recorded during fiscal 1995 as a result of the August 1994 acquisition of Servcom.

   Employee severance and unutilized lease costs (credit): During fiscal 1994, the Company recorded a benefit of $6.4 million arising from the settlement of lease obligations for facilities no longer used in the Company's business, which obligations had previously been accrued in fiscal 1993. During fiscal 1995, there were no comparable lease settlements.

   Interest expense: Interest expense decreased $2.3 million, from $4.8 million in fiscal 1994 to $2.5 million in fiscal 1995, due to the restructuring of indebtedness of the Company in 1994 (see Note 10 of the Notes to the Company's Consolidated Financial Statements) and a decrease in the prevailing interest rates on bank loans.

   Income taxes: During fiscal 1995, the Company recorded a $23.1 million income tax benefit related to the expected utilization of tax loss carryforwards (which is net of a $10 million offsetting charge for potential limitations on their use) and the future tax benefit of other deductible temporary differences. As of June 30, 1995, based on its ability to generate taxable income, the Company recorded the appropriate deferred taxes. See Note 11 of the Notes to the Company's Consolidated Financial Statements. The effective tax rate in 1994 was approximately 9.2%, which resulted from application of alternative minimum income tax and state taxes.

   Discontinued operations: During fiscal 1995, the Company revised its estimates of certain accruals created as a result of the disposal of its computer products division during fiscal 1993. The reversal of certain accruals resulted in $1.1 million in additional net income in fiscal 1995. See Note 3 of the Notes to the Company's Consolidated Financial Statements.

LIMITATION ON USE OF NET OPERATING LOSS CARRYFORWARDS AND OTHER TAX CREDITS

   As of June 30, 1996, the Company had tax loss carryforwards of approximately $38.1 million and $15.2 million for Federal and state income tax purposes, respectively, which are scheduled to expire between 1997 and 2009. The Company also had minimum tax credits of approximately $1.2 million as of June 30, 1996, with no applicable expiration period. These carryforwards and credits may be utilized, as applicable, to reduce future taxable income. The Company's initial public offering resulted in an "ownership change" pursuant to Section 382 of the Code, which in turn resulted in the usage, for U.S. federal income tax purposes, of these carryforwards and credits during any future period being limited to approximately $20 million per annum. See Note 11 to the Company's Consolidated Financial Statements for the year ended June 30, 1996. In addition, the Merger will cause another "ownership change" under Section 382 of the Code, and the Company, therefore, estimates that, for U.S. federal income tax purposes, the limitation on its use of tax loss carryforwards and other credits in any post-Merger period will be reduced to approximately $9.0 million per annum. The Company anticipates that fees and expenses incurred in connection with the Merger will result in additional tax loss carryforwards arising in fiscal 1998. For financial reporting purposes, the anticipated tax benefit associated with these carryforwards will be limited due primarily to the length of the period during which the anticipated tax benefit is expected to be realized.

LIQUIDITY AND CAPITAL RESOURCES

 Post-Merger

   Following the Merger, the Company's principal sources of liquidity will be cash flow from operations and borrowings under the New Credit Facility. The Company's principal uses of cash will be debt service requirements, capital expenditures, purchases of repairable parts and acquisitions, and working capital. The Company expects that ongoing requirements for debt service, capital expenditures, repairable parts and working capital will be funded from operating cash flow and borrowing under the New Credit Facility. In connection with future acquisitions, the Company may require additional funding which may be provided in the form of additional debt, equity financing or a combination thereof.

   The Company will incur substantial indebtedness in connection with the Merger and the Merger Financing. On a pro forma basis, after giving effect to the Merger, the Merger Financing and the application of the proceeds thereof, the Company would have had approximately $738.8 million of indebtedness outstanding as of March 31, 1997 as compared to $246.7 million of indebtedness outstanding as of March 31, 1997. In addition, on the same pro forma basis, the Company would have a stockholders' deficit of $262.0 million at March 31, 1997 as compared to a stockholders' equity of $201.1 million as of March 31, 1997. The Company's significant debt service obligations following the Merger could, under certain circumstances, have material consequences to security holders of the Company. See "Risk Factors."

   In connection with the Merger, the Issuer expects to raise $85 million through the issuance of the Units. At the Effective Time, Holdings will succeed to the obligations of Quaker with respect to the Debentures. In addition, DecisionOne Corp. expects to issue the Senior Subordinated Notes for approximately $150 million of gross proceeds, and expects to enter into the New Credit Facility providing for term loans of $470 million and revolving loans of up to $105 million. At the Effective Time, DecisionOne Corp. is expected to borrow all term loans available thereunder and approximately $8.3 million of revolving loans. The remaining revolving loans will, subject to a borrowing base, be available to fund the working capital requirements of DecisionOne Corp. after the Merger. The proceeds of such financings will, in part, be distributed to Holdings in the form of a dividend and, in part, as an intercompany note. Each financing is subject to customary conditions, including the negotiation, execution and delivery of definitive documentation with respect to such financing.

   Immediately prior to the Merger, the DLJMB Funds and certain Institutional Investors also expect to purchase approximately 9,782,508 shares of Common Stock and are committed to purchase the DLJMB Warrants (or the Direct Shares) for approximately $225 million. Upon the effectiveness of the

Merger, the proceeds of such purchase will become an asset of Holdings. The proceeds of the Debentures, the Senior Subordinated Notes, the initial borrowings under the New Credit Facility and the DLJMB Equity Investment will be used to finance the payment of the cash portion of the Merger
Consideration, the Option Cash Proceeds and the Warrant Cash Proceeds, to refinance outstanding indebtedness of the Company and to pay expenses incurred in connection with the Merger.

   The term loan facility under the New Credit Facility will consist of (i) a $195 million Term Loan A, (ii) a $150 million Term Loan B and (iii) a $125 million Term Loan C. Term Loan A will mature six years after the closing date, Term Loan B will mature seven years after the closing date and Term Loan C will mature eight years after the closing date. Commitments under the revolving credit facility of the New Credit Facility will terminate six years after the closing date.

   Borrowings under the New Credit Facility will bear interest based on a margin over, at DecisionOne Corp.'s option, the base rate or LIBOR. The applicable margin will vary based on DecisionOne Corp.'s ratio of consolidated indebtedness to Adjusted EBITDA. DecisionOne Corp.'s obligations under the New Credit Facility will be secured by substantially all of the assets of DecisionOne Corp., including a pledge of the capital stock of all of its direct material subsidiaries, subject to certain limitations with respect to foreign subsidiaries. In addition, Holdings will guarantee the obligations of the DecisionOne Corp. under the New Credit Facility. Such guarantee will only be recourse to Holdings' pledge of all of the outstanding capital stock of DecisionOne Corp. to secure the obligations of DecisionOne Corp. under the New Credit Facility. The New Credit Facility will contain customary covenants and events of default, including substantial restrictions on DecisionOne Corp.'s ability to make dividends or other distributions to Holdings.

   The Senior Subordinated Notes will be issued by DecisionOne Corp. and, upon issuance, will not be guaranteed by Holdings or any of DecisionOne Corp.'s subsidiaries. The Senior Subordinated Notes will mature in 2007. Interest on the Senior Subordinated Notes will be payable semi-annually in cash. The Senior Subordinated Notes will contain customary covenants and events of default, including covenants that limit the ability of DecisionOne Corp. and its subsidiaries to incur debt, pay dividends and make certain investments.

   The Debentures will be issued by Quaker, will become obligations of Holdings following the Merger and will not be guaranteed by DecisionOne Corp. nor by any of Holdings' consolidated subsidiaries. The Debentures will mature
in 2008. No interest will accrue or be payable on the Debentures until     ,
2002. Thereafter, interest on the Debentures will be payable semi-annually in cash. The Debentures will contain customary covenants and events of default, including covenants that limit the ability of the Issuer and its subsidiaries to incur debt, pay dividends and make certain investments.

   Holdings is a holding company, and its ability to pay interest on the Debentures is dependent upon the receipt of dividends from its direct and indirect subsidiaries. Holdings does not have, and may not in the future have, any assets other than the common stock of DecisionOne Corp. DecisionOne Corp. and its subsidiaries are parties to the New Credit Facility and the Senior Subordinated Note Indenture, each of which imposes substantial restrictions on DecisionOne Corp.'s ability to pay dividends to Holdings.

   As of March 31, 1997, the Company had no material commitments for purchases of repairable parts or for capital expenditures.

   The Company has budgeted approximately $10 million in incremental expenditures for information systems to be incurred in fiscal 1998. The initiatives to be funded include the following: (i) enhancements to the Company's service entitlement process which will further ensure that customers are billed for all work performed; (ii) improvements to the Company's dispatch system and field engineer data collection and technical support tools which are designed to increase productivity; (iii) enhancements to the Company's help desk and central dispatch systems to provide an integrated support solution to the customer base, and (iv) improvements to the Company's field inventory tracking system which will facilitate increased transfer of inventory among field locations and reduce purchases of repairable parts. There can be no assurance that these amounts will be so expended by the Company, nor when these amounts will be so expended.

   The Company anticipates that its operating cash flow, together with borrowings under the New Credit Facility, will be sufficient to meet its anticipated future operating expenses, capital expenditures and to service its debt requirements as they become due. However, the Company's ability to make scheduled payments of principal of, to pay interest on or to refinance its indebtedness and to satisfy its other debt obligations will depend upon its future operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond its control. See "Risk Factors."

 Historical

   Financing: Until its initial public offering in April 1996, the Company's principal sources of capital had been borrowings from banks (primarily to finance acquisitions), private placements of equity and debt securities with principal stockholders and cash flow generated by operations. In April 1996, the Company (i) completed an initial public offering, which raised approximately $106 million and (ii) refinanced its bank debt, each of which is more fully discussed below.

   The Company has relied on banks as the primary source of funds required for larger acquisitions, such as the August 1994 acquisition of certain assets and liabilities of Servcom and the October 1995 acquisition of BABSS. Since July 1993, the Company's smaller acquisitions have been funded primarily through a combination of seller financing, cash and the assumption of liabilities under acquired prepaid service contracts.

   In April 1996, the Company completed an initial public offering raising $106 million through the issuance of 6.3 million shares of common stock. The Company used the proceeds to repay approximately $70 million of its then existing term loan (the "1995 Term Loan") and the Affiliate Notes. Concurrent with the initial public offering, the Company's Preferred Stock (Series A, B and C) was converted into common stock in accordance with the terms thereof.

   In April 1996, the Company converted the 1995 Term Loan and an existing $30 million revolving credit facility into a $225 million variable rate, unsecured revolving credit facility (the "1996 Revolving Credit Facility"). During November 1996, in connection with the acquisition of certain assets of the U.S. computer service business of Memorex Telex, the Company's lender approved a $75 million increase to the 1996 Revolving Credit Facility, raising the total loan commitment to $300 million. See Note 3 to the unaudited Condensed Consolidated Financial Statements.

   The 1996 Revolving Credit Facility provides for revolving borrowings up to $300 million. The commitments thereunder terminate on April 26, 2001. The interest rate applicable to the 1996 Revolving Credit Facility varies, at the Company's option, based upon LIBOR (plus an applicable margin not to exceed 1%) or the prime rate. The Company has entered into interest rate swap agreements resulting in fixed Euro dollar interest rates of 5.4% on $40.0 million through December 1997 and 5.5% on another $40.0 million through December 1998. See Notes 2 and 10 to the Company's audited Consolidated Financial Statements. Although it may be exposed to losses in the event of nonperformance by counterparties to such swap agreements, the Company does not expect such losses, if any, to be material. As of March 31, 1997, the interest rate applicable to loans under the 1996 Revolving Credit Facility was LIBOR plus .75%, or an effective rate of approximately 6.5%, and available borrowings under the 1996 Revolving Credit Facility were $55.5 million.

   Borrowings incurred under the 1996 Revolving Credit Facility in the 1997 Quarter and the 1997 Period were approximately $2.6 million and $52.9 million, respectively. Borrowings incurred during the 1997 Period included substantially all of the funding required with respect to the Memorex Telex acquisition.

   The borrower under the 1996 Revolving Credit Facility is DecisionOne Corp. The obligations of DecisionOne Corp. thereunder are guaranteed by Holdings and certain of its subsidiaries, except for its Canadian subsidiary. In connection with the Merger, the Merger Financing and the application of the proceeds thereof, all indebtedness outstanding under the 1996 Revolving Credit Facility will be repaid.

   Cash Flow and Leverage: Cash flow from operating activities for the 1997 Quarter was approximately $36.7 million. These funds, together with borrowings under the 1996 Revolving Credit Facility, provided the required capital to fund capital expenditures of approximately $31.0 million, as well as the acquisition of assets from complementary businesses for approximately $3.5 million. Cash flow from operating activities for the 1997 Period was approximately $57.7 million. These funds, together with borrowings under the 1996 Revolving Credit Facility, provided the capital required to fund capital expenditures of approximately $70.9 million, as well as the acquisition of assets from complementary businesses for approximately $34.4 million.

   Reducing cash flow from operating activities for the 1997 Quarter and the 1997 Period was a $1.8 million payment to the Internal Revenue Service in full satisfaction of certain interest liabilities related to prior tax periods. See Note 9 to the Company's audited consolidated financial statements for the fiscal year ended June 30, 1996. The Company had adequately accrued for this liability prior to payment, and no further amounts are due with regard to these matters.

   In fiscal years 1996, 1995, and 1994, the Company generated net cash flow from operating activities of $51.9 million, $38.4 million, and $28.7 million, respectively. Cash required to fund the purchase of repairable parts and for capital expenditures totaled $70.8 million, $14.9 million and $2.2 million, during fiscal 1996, 1995 and 1994, respectively.

   The majority of the Company's capital expenditures have historically consisted of purchases of repairable parts needed to meet the service requirements of customers under computer maintenance contracts. These repairable parts are generally purchased from OEMs and other third parties. The Company expended $86.4 million for the purchase of repairable parts in fiscal 1997 including purchases relating to the Company's Compaq "End of Life" Program. As of March 31, 1997, the Company had no material commitments for purchases of repairable parts or for capital expenditures other than those in the ordinary course of business.

   The Company maintains a significant inventory of expendable and repairable parts. Expendable parts are expensed as they are used in the operations of the business. Repairable parts are recorded at cost at the time of their acquisition and amortized over five years. The Company maintains a high level of inventories due to the wide range of products serviced, ranging from mainframe to personal computers.

   The Company provides for obsolescence when accounting for expendable inventories and reviews obsolescence as it applies to its repairable parts. The Company believes it has provided adequate reserves for obsolescence for expendable inventories. The Company believes that accumulated amortization on repairable parts renders the need for an obsolescence reserve with respect to repairable parts unnecessary.

   The most significant of the Company's acquisitions during the 1997 Period was the Memorex Telex acquisition on November 15, 1996. The base purchase price was $50.4 million, comprised of the Company's assumption of $26.0 million of liabilities under acquired customer maintenance contracts, and $24.4 million in cash after taking into account certain purchase price adjustments.

   The balance sheet reflects working capital (deficiency) as of March 31, 1997 of $10.1 million, and as of June 30, 1996, 1995, and 1994, of $12.9 million, ($51.8) million and ($34.0) million, respectively, which deficits for 1995 and 1994 were primarily attributable to the use of short-term liabilities to fund the purchase of long-term assets.

   The allowance for uncollectible accounts at March 31, 1997 and 1996 amounted to 7.9% and 9.4% of trade receivables, respectively. The allowance for uncollectible accounts at June 30, 1996 and 1995 amounted to 9.4% and 19.2% of trade receivables, respectively, because of the Company's write-off experience with respect to accounts receivable obtained by acquisition and the potential offset against an OEM's trade receivable in respect of unreturned, unused and replaced parts.

   The Company, or certain businesses as to which it is alleged that the Company is a successor, have been identified as potentially responsible parties in respect of three waste disposal sites that have been identified by the U.S. Environmental Protection Agency as Superfund sites. In addition, the Company received a notice several years ago that it may be a potentially responsible party in respect of a fourth, related site, but has not received any other communication in respect of that site. The Company has estimated that its share of the costs of the clean-up of one of the sites will be approximately $500,000, which has been provided for in liabilities related to the discontinued products division in the Company's financial statements. Complete information as to the scope of required clean-up at these sites is not yet available and, therefore, management's evaluation may be affected as further information becomes available. However, in light of information currently available to management, including information regarding assessments of the sites to date and the nature of involvement of the Company's predecessor at the sites, it is management's opinion that the Company's share, if any, of the cost of clean-up of these sites will not be material to the consolidated financial position, results of operations or liquidity of the Company. See Note 18 of the Notes to the Company's Consolidated Financial Statements. See "Risk Factors--Potential Environmental Liabilities."

EFFECT OF INFLATION; SEASONALITY

   Inflation has not been a material factor affecting the Company's business. In recent years, the cost of electronic components has remained relatively stable due to competitive pressures within the industry, which has enabled the Company to contain its service costs. The Company's general operating expenses, such as salaries, employee benefits, and facilities costs, are subject to normal inflationary pressures.

   The operations of the Company are generally not subject to seasonal fluctuations.

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                                   BUSINESS

OVERVIEW

   The Company is the largest independent provider of multivendor computer maintenance and technology support services in the United States, based on Dataquest estimates for calendar year 1996. The Company offers its customers a single source solution for virtually all of their computer maintenance and technology support requirements, including hardware maintenance services, software support, end-user/help desk services, network support and other technology support services. The Company believes it is the most comprehensive independent (i.e., not affiliated with an OEM) provider of these services across a broad range of computing environments, including mainframes, midrange and distributed systems, workgroups, PCs and related peripherals. The Company provides support for over 15,000 hardware products manufactured by more than 1,000 OEMs. The Company also supports most major operating systems and over 150 shrink-wrapped software applications. The Company delivers its services through an extensive field service organization of approximately 4,000 field technicians in over 150 service locations throughout the United States and Canada and strategic alliances in selected international markets.

   DecisionOne has emerged as the leading independent, multivendor provider of computer maintenance and technology support services by (i) consummating over 35 complementary acquisitions since the beginning of fiscal 1993, (ii) expanding maintenance capabilities and introducing new technology support services, (iii) increasing sales to existing customers by increasing equipment under contract and by selling existing customers new technology support services, (iv) adding new corporate customers and (v) providing outsourcing services for OEMs, software publishers, system integrators and other independent service organizations. As a result, the Company's revenues have grown at a compound annual rate of 69.2% to approximately $820.4 million for the annualized quarter ended March 31, 1997 from $114.1 million in fiscal 1993. Over the same period, the Company's Adjusted EBITDA has grown at a 74.2% compound annual rate to approximately $120.3 million for the annualized quarter ended March 31, 1997 from $15.0 million in fiscal 1993.

   In 1996, based on Dataquest projections, the Company estimates it had a 9% market share of the $8.8 billion independent, multivendor segment of the $40.5 billion U.S. hardware maintenance and technology support services market. The independent, multivendor segment is projected by Dataquest to grow at a 14% compound annual rate from $8.8 billion in 1996 to $14.8 billion in 2000. The Company believes this growth is being driven by the proliferation of computer equipment as well as outsourcing trends, including:
(i) the outsourcing by corporate customers of hardware maintenance and technical support requirements and (ii) the outsourcing by major hardware OEMs and software publishers of maintenance services (including warranty and post-warranty services) and end-user technical support requirements. In addition, the Company believes that demand for its services is being driven by the increasing complexity of computing environments which has resulted from the migration of computer systems from single OEM, centralized systems to multivendor, decentralized systems. The Company believes that this increased complexity has generally surpassed the technical capabilities of many in-house support staffs and has accelerated the pace of outsourcing. The Company believes that customers are increasingly turning to independent service providers when outsourcing due to the increased use of multiple vendors for hardware and the perception that OEM service providers are biased toward specifying their own equipment as computer purchase requirements arise. Furthermore, many OEMs such as Sun and Compaq are outsourcing certain non-core customer service activities, including maintenance services (including warranty and post-warranty services) and product support services (such as end-user help desk services) to independent service organizations such as the Company.

COMPETITIVE STRENGTHS

   The Company believes that it possesses a number of competitive strengths that have allowed it to become the leading independent provider of multivendor computer maintenance and technology support services, including:

   EXTENSIVE SERVICE INFRASTRUCTURE. The Company provides customers with high quality service through an extensive infrastructure including: (i) approximately 4,000 highly trained field technicians, (ii) over 150 geographic locations throughout the United States and Canada, (iii) a substantial spare parts inventory to ensure supply and rapid response times, (iv) a broad service offering which enhances the Company's ability to provide customers with a single source solution, (v) an extensive proprietary database of historical failure rates for over 15,000 hardware products manufactured by over 1,000 OEMs, (vi) a detailed record of major customers' hardware and software assets and a record of such customers' maintenance patterns and (vii) proprietary dispatch systems to ensure rapid customer response times.

   INDEPENDENT, MULTIVENDOR SERVICE PROVIDER. The Company provides customers with an independent, multivendor solution for their computer maintenance and technology support needs. As an independent service provider, the Company believes it is viewed by customers as impartial to any particular OEM's products. As a multivendor service provider, the Company supports over 15,000 hardware products manufactured by more than 1,000 OEMs as well as most major operating systems and over 150 shrink-wrapped software applications. OEM, specialty and local service providers do not offer either the breadth of services or the geographic presence throughout the United States and Canada provided by the Company.

   CONTRACT-BASED REVENUES. Approximately 85% of the Company's revenues in fiscal 1996 were derived from contracts, under which equipment and services may be added and deleted. Furthermore, the Company believes that its extensive service infrastructure and its unique knowledge of its customers' hardware and software service requirements enhance the Company's ability to provide superior service. The Company believes that the resulting track record of service to existing customers affords it a competitive advantage in renewing existing contracts and winning new contracts. Although many of the Company's existing customer contracts are currently terminable on short notice, 49 out of the Company's top 50 customers in fiscal 1994 are still customers today.

   DIVERSIFIED AND STABLE FORTUNE 1000 CUSTOMER BASE. The Company services over 51,000 customers at over 182,000 sites across the United States and Canada. In fiscal 1996, the Company's top 10 customers represented 23% of revenues and the top 100 customers represented 47% of revenues. The Company's customers include a diverse group of national and multinational corporations, including SABRE Group, Inc. (an affiliate of American Airlines, Inc.), Sun, Compaq, NationsBank, DuPont, Chevron Corporation and Netscape. The Company believes that the scope of its service offerings and the breadth of its geographic presence in the United States and Canada allow it to serve this diverse group of national and multinational customers as well as thousands of smaller customers who also require customized services.

   MITIGATED TECHNOLOGY AND RECESSION RISKS. The Company provides services across a broad range of computing environments, including mainframes, midrange and distributed systems, workgroups, PCs and related peripherals. Consequently, although each segment of the computer hardware and software industry is subject to shifts in technology, the Company believes that the diversity of computing environments for which it provides services mitigates the potential adverse effects of technological changes in any one segment. Furthermore, the Company believes that because computer maintenance requirements are based primarily on usage, the Company's hardware maintenance business may be insulated from the adverse effects of declines in spending during recessionary periods, so long as computer usage continues to necessitate maintenance spending.

BUSINESS STRATEGY

   DecisionOne has developed a business strategy which it believes will enable it to profitably grow future revenue and cash flow and which includes the following elements:

   PROVIDE A SINGLE SOURCE TECHNOLOGY SUPPORT SOLUTION. The Company intends to continue its strategy of offering its customers a broad and expanding range of computer technology support services in a single interface format. The Company believes it meets the customer's preference for a single interface by offering maintenance and technology support services across most leading brands of hardware and software within virtually all computing environments. In addition, the Company's single source solution enables the Company to retain customers when customers change, substitute or upgrade their computing environments.

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
   OFFER ADDITIONAL SERVICES TO EXISTING CUSTOMERS. The Company generates new revenues from existing customers by adding new equipment to existing hardware maintenance contracts and by providing existing customers with additional support services. Recent revenue growth attributable to the expansion of additional support services has been derived primarily from (i) end-user support services such as help desk services, (ii) network support services such as LAN administration, security management and fault management, (iii) logistics services such as parts repair, inventory and asset management, and warranty parts management and (iv) program management services such as technology deployment and computer and software moves, adds and changes. The Company believes that the breadth of its additional support services has permitted, and will continue to permit, the Company to leverage its historic strength in hardware maintenance to increase revenues from existing customers and has enabled the Company to grow sales to its top 50 customers in fiscal 1994 by 33.3% through fiscal 1996.

   LEVERAGE EXISTING SERVICE INFRASTRUCTURE. The Company believes that, due to the large scale of the Company's service infrastructure, the Company enjoys substantial operating leverage and has positioned itself to increase productivity and profitability whether the Company grows internally or through acquisitions. The principal areas in which the Company expects to realize the benefits of operating leverage include: (i) increased customer call density in a region permitting field service technicians in the region to complete a greater number of service calls per day, (ii) increased comparable equipment density allowing the Company to operate with proportionally lower inventory of spare parts and (iii) productivity gains driven by new services such as end-user support services which reduce unnecessary trips by field technicians to existing customers and by the addition of new equipment under existing maintenance contracts. The Company intends to further improve the productivity of its existing infrastructure by investing in upgrades of its management information systems.

   PURSUE COMPLEMENTARY ACQUISITIONS. The Company believes it is well positioned strategically to participate in the further consolidation of the computer maintenance and technology support services market and expects to continue to evaluate complementary acquisitions. Further, the Company believes that pursuing complementary acquisitions is an attractive growth strategy due to the significant synergies which the Company may achieve when it successfully consolidates acquisitions into its service infrastructure. Since the beginning of fiscal 1993, the Company has completed over 35 acquisitions. The Company's typical acquisition consists principally of customer maintenance and support contracts as well as the accompanying spare parts inventory. The Company generally reduces the cost structure necessary to service the acquired customer contracts by leveraging DecisionOne's extensive service infrastructure, spare parts inventory and administrative function. For example, the Company was able to service the contracts acquired from Memorex Telex in November 1996 with approximately 36% fewer employees than previously required by Memorex Telex. In addition, the Company seeks to increase sales and profitability by offering acquired customers additional services.

   CAPITALIZE ON OUTSOURCING TREND AMONG OEMS, SOFTWARE PUBLISHERS AND SYSTEMS INTEGRATORS. The Company expands its marketing reach by offering its services through outsourcing arrangements and indirect channels. For fast growing hardware OEMs and software publishers concerned with cost savings and time-to-market issues such as Sun, Netscape and Compaq, the Company provides outsourced customer support services such as help desk services, warranty and post-warranty maintenance services, and technical product support services. For systems integrators, the Company provides maintenance and technology support services on a subcontract basis to several large outsourcing clients of EDS and Computer Sciences Corp.

INDUSTRY BACKGROUND

   The United States market for computer hardware maintenance and technology support services is large and growing. According to Dataquest projections, the hardware maintenance and technology support services market was approximately $40.5 billion in 1996 and is projected to grow at a compound annual rate of 5.6% to $50.3 billion by the year 2000. Within the market surveyed by Dataquest, Dataquest estimates that the independent, multivendor segment was approximately $8.8 billion in 1996 and projects the segment to grow at a 14% compound annual rate to $14.8 billion by the year 2000. According to Dataquest, independent, multivendor service providers such as the Company are taking market share

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
from the OEM service providers faster than OEMs are contracting new business. The Company believes that this is occurring for several reasons including:
(i) customers are looking for single-source providers who support multiple computer hardware and software platforms, (ii) independent service providers are viewed as being unbiased toward computer purchase decisions and (iii) OEMs are increasingly outsourcing customer maintenance service (including warranty and post-warranty services) and technical customer support such as help desk services to independents in order to focus on their core design, technology and marketing competencies. According to Dataquest, within the independent, multivendor segment, hardware maintenance was the dominant service, accounting for approximately 71% of 1996 revenues, with technology support services, including software support, network support and end-user training, comprising the remaining 29% of 1996 revenues.

   The independent, multivendor segment is also fragmented and consolidating. According to Dataquest, the top 10 participants accounted for less than 50% of the market in 1995. Participants in the independent multivendor segment include: (i) several large independent service providers, (ii) the multivendor segments of OEM service organizations and (iii) hundreds of smaller independent companies servicing either product niches or limited geographical areas of the United States. The significant market position of OEMs is due largely to their traditional role of servicing their own installed base of equipment and their customers' former reliance on centralized, single vendor solutions (i.e. mainframe systems).

COMPANY SERVICES

   The Company provides a comprehensive range of core technology support services to customers across a broad range of computing environments, including mainframes, midrange and distributed systems, workgroups, PCs and related peripherals. The Company customizes its service offerings to the individual customer's needs in response to the nature of the customer's requirements, the term of the contract and the combination of services that are provided. Services are bundled to match the support requirements of customers and include hardware support, end-user and software support, network support, management information services, program management, planning support and ancillary support services.

 Hardware Support

   Hardware support services consist of remedial and preventive maintenance for computers and computer peripheral devices. The Company supports over 15,000 different hardware products manufactured by more than 1,000 OEMs. The Company's customer support centers ("CSCs") handle over 330,000 calls per month regarding hardware support. The Company maintains and manages an inventory of over 3.5 million parts representing more than 300,000 part numbers. The Company also has access to a network of computer equipment vendors, brokers and highly skilled repair suppliers, as well as access to certain IBM Designated Parts Sales Locations.

   In addition to its on-site diagnostic tools, the Company uses industry and proprietary software diagnostic capabilities to monitor system performance on a remote basis. Also, large customers are provided remote, on-line access to certain of the Company's systems to log service requests and track service delivery.

   The Company prices its products and services on either a fixed fee or per incident basis. Pricing is based on various factors including equipment failure rates, cost of repairable parts and labor expenses.

 End-User and Software Support

   The Company's CSCs handle over 90,000 calls per month for help desk and software support. Levels of support range from basic and network support for corporate end-users to advanced operating system support for systems administrators. Customized support also is available for vertical market applications and OEM accounts. Operational services are available seven days per week, twenty-four hours a day.

   The Company currently provides support for PC/workstation operating systems such as Windows(Registered Trademark) 95, Windows(Registered Trademark), MS-DOS(Registered Trademark), and Sun Microsystems'
Solaris(Registered Trademark), as well as support on network operating

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
systems such as Novell Netware(Registered Trademark) and Windows(Registered Trademark) NT. Groupware products like Lotus Notes and Internet browsers such as Netscape also are fully supported. Additionally, over 100 PC software products ranging from spreadsheets and word processing to communications and graphics are supported, as are numerous on-line services.

   The Company is a Microsoft Authorized Support Center, providing help desk support for a broad range of Microsoft business software applications and operating systems. Technical support is delivered through the Company's network of CSCs and ranges from basic end-user software support to second level professional support, and work in conjunction with Microsoft desktop applications and operating systems, like Microsoft Windows(Registered Trademark) 95 and Windows(Registered Trademark) NT.

 Network Support

   The Company provides support services for networked computing environments, including management, administration, and operations support for both local area networks and wide area networks ("WANs"). Network support services are designed to reduce the cost of ownership of networked computing, improve productivity of network users, and supplement customers' internal support staffs. The Company's remote network management services provide monitoring of fault and performance data in customers' networks and problem resolution from the Company's network management center. The Company also provides on-site network services to assist customers with network administration, operations, and remedial support. Network specialists may be resident at the customer site or dispatched as necessary.

 Logistics Services

   The Company also repairs and refurbishes computer parts and assemblies at seven depot repair centers in the United States. In addition to supporting its own business, these services are provided primarily for OEMs, distributors and other third-party maintenance companies. Subassemblies repaired include system logic boards, hard disk drive assemblies, peripherals, power supplies and related equipment. The Company's depot repair facilities located in Malvern, Pennsylvania; Boston, Massachusetts; Milwaukee, Wisconsin; and San Francisco, California are certified to ISO-9002 standards.

   The Company also provides logistics services, including the planning and forecasting of parts requirements and parts sourcing, inventory and warranty management, for Compaq and other manufacturers. Under terms of the Compaq logistics service contract, the Company handles orders from customers, dealers and distributors in North America for parts that are no longer produced by Compaq. The parts are used to repair Compaq desktops, laptops and servers and include such components as flat panels (LCDs), motherboards, monitors, power supplies and related parts. In addition to repair and replacement work, the Company manages the program's logistics requirements and parts warranty reimbursement activities.

 Program Management

   The Company provides ongoing management services for companies that wish to outsource all or a portion of their services management requirements. Typical services include third-party vendor management, on-site personnel support and program evaluation, as well as a variety of support capabilities required to prepare a system for operation and improve its efficiency. These support capabilities include support for system installation, de-installation, moves, upgrades, reconfigurations, system configuration audits, inventory tracking services and data restoration assistance.

 Planning Support

   The Company assists customers in defining their enterprise service requirements, establishing service delivery benchmarks, recommending process improvements and auditing the results of implemented programs over time. The objective of these consulting services is to assist customers in reducing the total cost of ownership and improving operating efficiency in their service environments.

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
 Information Services

   The Company makes service improvement recommendations to customers based on information accumulated from its hardware, network and end-user support services. Management information services allow customers to make informed decisions relating to hardware and software procurements as well as the need for increased employee training. The Company believes these services differentiate it from OEMs and software developers that may favor their own products.

   The Company's AssetOne(Trademark) service tracks customers' desktop assets and provides information on hardware configuration, software utilization, warranty status, equipment location and user profiles. This information can then be used to improve the way customers' assets are deployed, serviced, and used in order to reduce costs and increase end-user productivity.

 Support Partner Programs

   The Company maintains strategic alliances with several significant companies in order to provide customers with comprehensive technology support solutions. The Company does not receive revenues for services provided by its strategic partners. Key relationships include: General Electric Computer Leasing Corp., which provides computer acquisition, disposition and financing services; SunGard Recovery Services Inc., which provides disaster recovery services; and MicroAge, Inc., which supplies hardware products such as personal computers, peripherals, network products and related devices.

SALES AND MARKETING

   The Company's core product capabilities are bundled to match the support requirements of customers. Individual service portfolios exist for data center, mid-range and desktop environments. In addition, a product portfolio exists for OEMs who seek support for parts sourcing and repair, inventory management and related logistics services.

   The Company sells its services through both direct and indirect sales channels. The Company's direct sales force consists of approximately 275 sales professionals who are organized into a general commercial sales group as well as into several dedicated groups including: a Federal Group, which sells to the Federal Government; a National Accounts Group, which focuses on large and multinational corporate customers; and a Telesales Group, which focuses on small accounts.

   The Company also sells its services through its indirect sales force comprised of approximately 25 sales professionals. Product support relationships exist with OEMs such as Sequent Computer Corporation, EMC(2) Corporation ("EMC"), Sun and Compaq, and software developers such as Netscape, Novell, Inc., Microsoft Corporation and SunSoft, Inc.

INTERNATIONAL BUSINESS PARTNERS

   In order to provide international service to its multinational customers, the Company supplements its broad North American infrastructure with strategic alliances in selected international markets. The Company maintains relationships with International Computers Limited ("ICL") and FBA Computer Technology Services ("FBA"). The Company licenses many of its proprietary multivendor support tools to FBA and to ICL Sorbus Ltd. ("ICL Sorbus"), which is ICL's multivendor services group in Western Europe. As a result, the Company is able to offer its multinational customers service in Western Europe, Asia and Australia.

   ICL is a leading information technology company that has approximately 23,000 employees operating in about 80 countries around the world. In Western Europe, the ICL Sorbus companies provide multivendor services in 17 countries with approximately 250 service locations and about 5,000 employees. Several of the Company's major customers, including SABRE Group, Inc. and DuPont benefit from the agreement between the Company and ICL Sorbus, whereby ICL Sorbus agrees to provide services at the European locations of the Company's multinational customers. Through ICL Sorbus, the Company utilizes the service branches of both ICL and ICL's parent company, Fujitsu Ltd., to provide worldwide multivendor support throughout Asia, the Pacific Rim, the Middle East and Africa.

   FBA, an affiliate of Fujitsu Ltd., provides multivendor services in Australia and New Zealand from 21 locations with 150 employees. In addition to providing technical support to FBA, the Company has supplied various management and sales support personnel to FBA. FBA also provides services to certain of the Company's multinational customers, including Sun.

SERVICE INFRASTRUCTURE

   Centralized Dispatch. When a customer places a call for remedial maintenance, the Company uses its Dispatch Data Gathering system ("DDG") to manage the process. When a customer is identified, the DDG system displays the customer's service level requirements and covered equipment. Specific information on the symptoms of the problem and the products that are malfunctioning are entered into the system to begin tracking the service event. The Company's Customer Support Representative ("CSR") selects, based upon the requirements of the service event, the appropriate Customer Service Engineer ("CSE") from a list of pre-assigned primary and back-up personnel and passes this information to the selected CSE.

   The Company maintains three CSCs in Malvern, Pennsylvania; Bloomington, Minnesota; and Tulsa, Oklahoma. Customers can reach the CSCs by calling one toll-free telephone number. The CSCs currently are staffed with over 575 CSRs and 29 staff/operations managers. There is a duty manager on call in each center at all times. CSCs are available on a 24 hour, 7 day per week basis. Redundancy for disaster recovery purposes is designed into the CSC system through the three locations' use of automatic telecommunications switching.

   Inventory Logistics. In order to meet customer computer repair requirements, the Company maintains a tiered approach to inventory management. Parts or assemblies with low failure rates are stocked in either the Company's central distribution center located in Malvern, Pennsylvania or in its critical parts center in Dallas, Texas. The Company also maintains six regional distribution centers in Atlanta, Georgia; Newark, New Jersey; Los Angeles, California; San Francisco, California; Chicago, Illinois; and Wilmington, Ohio for critical parts needed more frequently throughout the United States. In order to service customers whose response time requirements are two to four hours, higher usage parts are maintained at the Company's branch offices or local attended stocking locations. Customer site parts storage is arranged when customer response time requirements are two hours or less.

   The Company's field inventory system ("FIS") is a real-time system which tracks the inventory and repairable parts assigned to its field workforce and located at seven distribution centers, field offices or at customer sites. Parts information processed through FIS is integrated with the Company's other key systems, including DDG and International Support Information System ("ISIS").

SERVICE TECHNOLOGY

   The Company has developed several proprietary technologies for use in service planning, support and delivery. These service tools include proprietary databases, remote diagnostic and system monitoring software, and instructional documentation. These technical support tools not only provide remote and on-site predictive and remedial service support, but also enable the Company to collect extensive, objective systems performance measurement information (on the customer's environment as well as benchmarking against the Company's database) which its customers can use to identify potential efficiencies, evaluate competing products and technologies, and determine whether its requirements are being met.

   The Company's proprietary service technologies include ISIS, SERVICE EDGE and MAXwatch(Trademark). The Company licenses certain of these technologies and provides other technical support to certain foreign multivendor service providers, including ICL Sorbus in Europe, FBA in Australia and New Zealand, and PT Metrodata Electronics in Indonesia.

   International Support Information Systems. ISIS is a database accessible to the Company's customer service engineers that is comprised of diagnostic and symptom fix data for thousands of products, service updates, and service planning information, such as machine performance and parts usage information,

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
and remote support capabilities for large IBM systems, including automatic "call home" to the Company. The Company believes that ISIS is the most comprehensive service-related database of any independent computer service organization.

   SERVICE EDGE. SERVICE EDGE is a PC-based system installed at the customer's site which monitors error messages and collects and reports service data to help customers predict potential system failures and provide customers with system performance information.

   MAXwatch(Trademark). MAXwatch(Trademark) is an on-site program for products of Digital Equipment Corporation ("Digital") which monitors system integrity, proactively detects and corrects certain system errors, and automatically "calls home" for remote technical support when pre-defined error thresholds are exceeded. A similar product, MAX400, is available for IBM AS/400 systems.

   DecisionOne, AssetOne(Trademark), ISIS, SERVICE EDGE and
MAXwatch(Trademark) are service marks or trademarks owned by the Company. All other brand names, service marks or trademarks appearing herein are the property of their respective owners.

TRAINING

   The Company maintains the technical expertise of its engineers through training programs designed to teach the various techniques for determining the status of a customer's total computer operations. The Company's training offers support professionals a broad exposure to various computer system technologies.

   The Company's training facilities include 26 classrooms, 23,000 square feet of hands-on lab space, 26 full-time instructors and video specialists and a curriculum of over 80 courses. The Company has five training centers and labs located in Frazer, Pennsylvania; Malvern, Pennsylvania; Bloomington, Minnesota; Milwaukee, Wisconsin; and Phoenix, Arizona. Six months following course work, the Company surveys the engineers to gauge the effectiveness and applicability of its training curriculum.

CUSTOMERS

   The Company services over 51,000 customers at over 182,000 sites across the United States and Canada. The Company sells services to five types of customers: large businesses that have complex computing support needs and typically maintain a data center, distributed computing and work group environments; medium-sized businesses that rely primarily on distributed systems for their computing needs; small businesses that principally use LANs and WANs for computing; individuals who use stand-alone computing systems; and OEMs and software developers that contract with the Company for warranty services, logistic support services or help desk support. A significant portion of the Company's revenues are attributable to large businesses with complex computing support needs.

COMPETITION

   Competition among computer support service providers, both OEM and independent service organizations, is intense. The Company believes that approximately 80% of that portion of the hardware maintenance services market that is related to mainframes and stand-alone midrange systems is currently serviced by OEM service organizations. In addition, the Company believes that OEM service organizations provide a smaller, but still significant, portion of the computer maintenance services related to distributed systems, workgroups and PCs. The remainder of the market is serviced by a small number of larger, independent companies, such as the Company, offering a broader range of service capabilities, as well as numerous small companies focusing on narrower areas of expertise.

   The Company considers its principal competitors to include: IBM and its affiliate Technology Service Solutions, Digital, and Wang Laboratories, Inc., the multivendor service divisions of certain other OEMs, other national independent service organizations that are not affiliated with OEMs such as Vanstar Corporation, Entex Corporation and Stream International, Inc., and various regional service providers.

   The Company believes that the primary competitive factors in the computer services industry are the quality of a company's services, the ability to service a wide range of products supplied by a variety of

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
vendors, the geographic coverage of a company's services and the cost to the customer of those services. The Company believes that customers are increasingly looking for service providers capable of providing a single-source solution for their increasingly complex multivendor systems. See "Risk Factors--Competition; Competitive Advantages of OEMs."

FACILITIES

   The Company leases certain office and warehouse facilities under operating leases and subleases that expire at various dates through November 30, 2005. The Company's executive offices are located at the Frazer, Pennsylvania facilities listed below. The principal facilities currently leased or subleased by the Company are as follows:

                                             SQUARE
LOCATION                                     FOOTAGE  LEASE EXPIRATION
------------------------------------------ --------- ----------------
Frazer, Pennsylvania (Office) .............  109,800 November 2005
Frazer, Pennsylvania (Office) .............   35,968 April 2003
Malvern, Pennsylvania (Depot/Call Center)    200,000 May 2000
Horsham, Pennsylvania (Warehouse)  ........  100,000 December 1999
Bloomington, Minnesota (Call Center) ......   66,000 March 1998
Hayward, California (Depot) ...............   91,000 September 1999
Northborough, Massachusetts (Depot)  ......   52,778 July 1998
Wilmington, Ohio (Warehouse)...............   83,000 January 2001
Grove City, Ohio (Depot)...................  118,500 January 2002


   In addition, the Company owns two facilities located in Tulsa, Oklahoma (multi-purpose) and the suburbs of Milwaukee, Wisconsin (logistics services). The Company's management believes that its current facilities will be adequate to meet its projected growth for the foreseeable future.


   The Company's principal executive offices are located at 50 East Swedesford Road, Frazer, Pennsylvania 19355, and the Company's telephone number is (610) 296-6000.


EMPLOYEES

   As of June 30, 1997, the Company had approximately 6,500 full-time and 60 part-time employees. None of the Company's employees is currently covered by collective bargaining agreements. Management considers employee relations to be good.

LEGAL PROCEEDINGS

   The Company is a party, from time to time, to lawsuits arising in the ordinary course of business. The Company believes it is not currently a party to any material legal proceedings. However, within the past several years, several OEMs have been involved in litigation with independent service organizations, including the Company, in which such OEMs have claimed infringement of software copyrights held by the OEMs. The Company currently is not involved in any such litigation. See "Risk Factors--Copyright Issues."

   The Company, or certain businesses as to which it is alleged that the Company is a successor, have been identified as potentially responsible parties in respect of three waste disposal sites that have been identified by the United States Environmental Protection Agency as Superfund Sites: (i) PAS Irwin Dump Site, Oswego, New York (and six satellite sites, including the Fulton Terminals Site, Fulton, New York); (ii) North Penn Area 6 Site, Lansdale, Pennsylvania; and (iii) Revere Chemical Site, Nockamixon, Pennsylvania. In addition, the Company received a notice several years ago that it may be a potentially responsible party with respect to the Boarhead Farms Site, Bridgeton, Pennsylvania, at a site related to the Revere Chemical site, but has not received any additional communication with respect to that site. Under applicable law, all parties responsible for disposal of hazardous substances at those sites are jointly and severally liable for clean-up costs. The Company has estimated that its share of the costs of the clean-up of one of the sites will be approximately $500,000, which has been provided for in liabilities related to the discontinued products division in the accompanying consolidated balance sheets as of June 30, 1996, 1995 and 1994. Complete information as to the scope of required clean-up at these sites is not yet available and, therefore, management's evaluation may be affected as further information becomes available. However, in light of information currently available to management, including information regarding assessments of the sites to date and the nature of involvement of the Company's predecessor at the sites, it is management's opinion that the Company's share, if any, of the cost of clean-up of these sites will not be material to the consolidated financial position, results of operations or liquidity of the Company. See
Note 16 of the Notes to the Company's Consolidated Financial Statements.

REGULATION

   Under the National Industrial Security Operating Manual, companies with contracts or subcontracts with the U.S. government that involve access to classified information must, if they will come under foreign ownership, control or influence ("FOCI"), notify the U.S. Department of Defense. If they wish to retain their security clearances such companies must propose a plan of action to mitigate or negate the FOCI. DecisionOne Corp. currently requires security clearances in order to perform services under certain classified contracts. As a result, on May 13, 1997, the Company notified the Defense Department of the proposed Merger, and on June 27, 1997, it submitted to the Defense Department its plan to mitigate or negate FOCI through use of a Special Security Agreement. Among other things, DecisionOne Corp. has proposed to mitigate the FOCI by the addition of two independent directors to the board of directors of DecisionOne Corp. There is no deadline by which the Department of Defense must approve a plan. If no plan has been approved by the date of the Merger, the status of existing contracts will be subject to case-by-case review and DecisionOne Corp. will be unable to bid on new classified government work until and unless such an approval is forthcoming.

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
                                  MANAGEMENT

   The following table sets forth certain information concerning the current directors and executive officers of the Company.

 NAME                    AGE POSITION
---------------------- ----- -------------------------------------------------
Kenneth Draeger .......  56  Chairman and Chief Executive Officer and Director
Stephen J. Felice  ....  40  President
Thomas J. Fitzpatrick    39  Vice President and Chief Financial Officer
Joseph S. Giordano  ...  42  Senior Vice President--Operations
James J. Greenwell  ...  38  Senior Vice President--Sales & Marketing
Thomas M. Molchan  ....  42  General Counsel and Corporate Secretary
Dwight T. Wilson ......  41  Vice President--Human Resources
Bruce K. Anderson  ....  57  Director
Michael C. Brooks  ....  52  Director
Thomas E. McInerney ...  55  Director
Arthur F. Weinbach ....  54  Director


   Kenneth Draeger has been the Chief Executive Officer and a Director of the Company since July 1992 and Chairman of the Company since November 1995. From 1988 to 1991, Mr. Draeger was President of Agfa/Compugraphic, a manufacturer of electronic pre-press equipment. Mr. Draeger is also a director of Galileo Corporation.

   Stephen J. Felice has been the President of the Company since October 1995. Mr. Felice joined BABSS in March 1987. He served as Vice President and General Manager, Sales and Operations from January 1991 to October 1995 and was responsible for all service delivery, sales activity, customer management, and marketing channels with management responsibility over almost 3,000 employees.

   Thomas J. Fitzpatrick has been the Vice President and Chief Financial Officer of the Company since August 1996. Prior to August 1996 Mr. Fitzpatrick was Vice President of Network Finance at Bell Atlantic Network Services, Inc. Mr. Fitzpatrick served more than eight years at BABSS, including over four years as Vice President and Chief Financial Officer.

   Joseph S. Giordano has been Senior Vice President--Operations of the Company since October 1995. From October 1993 to October 1995, Mr. Giordano was Vice President Sales and Service Delivery of BABSS. From January 1991 to October 1993, he was an Area General Manager of BABSS.

   James J. Greenwell has been Senior Vice President--Sales & Marketing of the Company since October 1995, and was Vice President Sales and Marketing of the Company from 1993 to October 1995. From January 1992 to 1993, Mr. Greenwell was Director of Operations of the Company's Qantel operation. Prior to January 1992, he was Vice President, Sales and Marketing of Qantel Corporation.

   Thomas M. Molchan has been General Counsel and Corporate Secretary of the Company since October 1995. From December 1986 to October 1995, he was Vice President and General Counsel of BABSS.

   Dwight T. Wilson has been Vice President--Human Resources of the Company since October 1995. From April 1994 to October 1995, Mr. Wilson was Vice President--Human Resources of BABSS. From October 1990 to March 1994, Mr. Wilson was Director, Human Resources Policies and Planning of BABSS.

   Bruce K. Anderson has been a Director of the Company since 1988. Mr. Anderson has been a General Partner of certain Welsh affiliated partnerships since 1979. Mr. Anderson is also a director of SEER Technologies and Broadway & Seymour.

   Michael C. Brooks has been a Director of the Company since 1988. Mr. Brooks has been a General Partner of J.H. Whitney since January 1985 and currently serves as Managing Partner. Mr. Brooks is also a director of SunGard Data Systems, Inc. and Nitinol Medical Technologies, Inc.

   Thomas E. McInerney has been a Director of the Company since 1988. From 1994 to 1995, Mr. McInerney served as Chairman of the Company. Mr. McInerney has been a General Partner of certain Welsh Carson affiliated partnerships since 1991. Mr. McInerney is also a director of Bisys Group, Inc. and Aurora Electronics, Inc.

   Arthur F. Weinbach has been a Director of the Company since 1996. Mr. Weinbach is President and Chief Executive Officer and a Director of Automatic Data Processing, Inc. ("ADP"). Since 1981, he has served in various executive and managerial positions with ADP, including over nine years as Chief Financial Officer and six years as a member of ADP's Board of Directors. Prior to joining ADP, Mr. Weinbach was a Partner with Touche Ross & Co., a predecessor of Deloitte & Touche LLP. Mr. Weinbach is also a director of Health Plan Services Inc.

   The following table sets forth the name, age and position with Holdings of each person who is expected to serve as a director of Holdings following the Effective Time.

 NAME                      AGE POSITION
------------------------ ----- -------------------------------------------------
Kenneth Draeger .........  56  Chairman and Chief Executive Officer and Director
Peter T. Grauer .........  51  Director
Lawrence M.v.D. Schloss    42  Director
Tom G. Greig ............  49  Director
Kirk B. Wortman .........  34  Director


   In addition, it is expected that two additional directors, not affiliated with DLJMB or Holdings, will be appointed at the Effective Time.

   Peter T. Grauer has been a Managing Director of DLJ Merchant Banking II, Inc. since September 1992. From April 1989 to September 1992, he was Co-Chairman of Grauer & Wheat, Inc., an investment firm specializing in leveraged buyouts. Prior thereto, Mr. Grauer was a Senior Vice President of Donaldson, Lufkin & Jenrette Securities Corporation. Mr. Grauer is a director of Doane Products Co., SDW Holdings, Inc. and Total Renal Care, Inc. (NYSE:(TRL)).

   Lawrence M.v.D. Schloss has been the Managing Partner of DLJ Merchant Banking II, Inc. since November 1995. Prior to November 1995, he was Managing Director of DLJ Merchant Banking, Inc. Mr. Schloss currently serves as Chairman of the Board of McCulloch Corporation and as a director of Wilson, Greatbatch, Inc. Mr. Schloss has previously served as a director of GTECH Corporation (NYSE:GTK), Krueger International, Inc., OSi Specialties, Inc. and MPB Corporation.

   Tom G. Greig is a Managing Director in the Investment Banking Division of DLJ and serves as co-head of the Technology Investment Banking Group. Mr. Greig is a director of Manufacturers Services Limited, a contract electronics manufacturer. Mr. Greig has over 20 years of experience in the investment banking industry, the majority of which he has spent working with technology based companies.

   Kirk B. Wortman has been a Principal of DLJ Merchant Banking II, Inc. since February 1997. For the five years prior to joining DLJ Merchant Banking, Inc. he worked in the Leveraged Finance Group within DLJ's Investment Banking Group, most recently as a Senior Vice President.

                            EXECUTIVE COMPENSATION

   The following table sets forth for the years ended June 30, 1997, 1996 and 1995 certain compensation paid by the Company to its Chief Executive Officer and the four other most highly paid executive officers of the Company whose cash compensation exceeded $100,000 for the year ended June 30, 1997. Certain members of management are expected to enter into new employment agreements at the Effective Time which may alter their compensation arrangements.

                          SUMMARY COMPENSATION TABLE

                                                                                      LONG TERM
                                                  ANNUAL COMPENSATION                COMPENSATION
                                   ----------------------------------------------- --------------
                                                                                      SECURITIES
                                                                          OTHER       UNDERLYING
                                              SALARY        BONUS         ANNUAL     OPTIONS/SARS
NAME AND PRINCIPAL POSITION          YEAR      ($)           ($)           ($)           (#)
---------------------------------- ------ ------------ -------------- ------------ --------------
Kenneth Draeger                      1997    425,000            -- (1)        --        50,000
 Chief Executive Officer             1996    355,000       484,500 (2)        --        70,000
                                     1995    250,625       375,000            --            --
Stephen J. Felice                    1997    225,000        60,000 (1)        --         9,000
 President                           1996    157,500(3)    130,340 (3)        --       100,000
                                     1995         --            --            --            --
Thomas J. Fitzpatrick                1997    168,077 (4)    59,866 (1)(4)224,908 (5)   100,000
 Vice President and Chief            1996         --            --            --            --
 Financial Officer                   1995         --            --            --            --
Thomas M. Molchan                    1997    139,300        27,500 (1)        --        10,000
 General Counsel and Corporate       1996     90,020(3)     42,725 (3)        --        33,000
 Secretary                           1995         --            --            --            --
James J. Greenwell                   1997    140,500        22,500 (1)        --            --
 Senior Vice President--Sales and    1996    131,000        58,460            --        10,000
 Marketing                           1995    129,500        90,000            --        40,000

------------
(1) Final payment of bonuses for fiscal 1997 will be determined in August 1997. Therefore, there may be additional bonus payments for fiscal 1997 which have not been determined at the time of filing.
(2) Mr. Draeger's bonus for fiscal 1996 was paid in two parts. $357,000 of this bonus was paid on August 15, 1996. The remaining $127,500 was paid on May 15, 1997 after completion of ten consecutive trading days where the share price of Holdings Common Stock closed above $18.00.
(3) Messrs. Felice and Molchan joined the Company and were named executive officers on October 21, 1995. The salaries and bonuses shown reflect the amount earned after such date through June 30, 1996.
(4) Mr. Fitzpatrick joined the Company and was named an executive officer on August 12, 1996. The salary and bonus reflect the amount earned after such date through June 30, 1997. Of the bonus amount, $30,000 was a one-time signing bonus.
(5) Of this amount, $223,908 is for relocation assistance. The other $1,000 was for tax preparation assistance.

   The following table summarizes stock options to purchase Holdings Common Stock granted during fiscal 1997 to the persons named in the Summary Compensation Table.

                                      HOLDINGS' OPTIONS/SAR GRANTS IN LAST FISCAL YEAR
                      -------------------------------------------------------------------------------


                                          INDIVIDUAL GRANTS

                                                                                POTENTIAL REALIZABLE
                      -------------------------------------------------------         VALUE AT
                        NUMBER OF                                              ASSUMED ANNUAL RATES OF
                        SECURITIES    PERCENT OF                                     STOCK PRICE
                        UNDERLYING   TOTAL OPTIONS                                APPRECIATION FOR
                         OPTIONS      GRANTED TO     EXERCISE OF                   OPTION TERM(1)
                        GRANTED(1)   EMPLOYEES IN    BASE PRICE    EXPIRATION -----------------------
NAME(2)                    (#)        FISCAL 1997      ($/SH)         DATE       5%($)       10%($)
--------------------- ------------  ---------------  -----------   ----------  ----------  ----------
Kenneth Draeger.......    50,000          4.3%         $16.750      12/04/06   $  526,699  $1,334,759
Stephen J. Felice ....     9,000          0.8           16.750      12/04/06       94,806     240,257
Thomas J.                100,000 (3)      8.7           22.875      08/12/06    1,438,596   3,645,686
 Fitzpatrick..........   100,000          8.7           14.000      09/08/06      880,452   2,231,239
Thomas M. Molchan ....    10,000          0.9           16.750      12/04/06      105,340     266,952
James J. Greenwell ...        --           --               --            --           --          --

------------
(1) Options vest in four equal annual installments commencing on the first anniversary of the date of grant. Unvested options are subject to termination upon termination of the optionee's service with the Company.
(2) Potential Realizable Values are based on an assumption that the share price of the Holdings Common Stock starts equal to the exercise price shown for each particular option grant and appreciates at the annual rate shown (compounded annually) from the date of the grant until the end of the term of the option. These amounts are reported net of the option exercise price, but before any taxes associated with exercise or subsequent sale of the underlying stock. The actual value, if any, an optionholder may realize will be a function of the extent to which the share price exceeds the exercise price on the date the option is exercised and also will depend on the optionholder's continued employment through the vesting period. The actual value to be realized by the optionholder may be greater or less than the values estimated in this table.
(3) This grant which was issued on August 13, 1996 was subsequently cancelled and, as shown in the table, replaced by another grant on September 9, 1996.

   The following table summarizes option exercises during fiscal 1997 and the value of vested and unvested options for the persons named in the Summary Compensation Table at June 30, 1997. Year-end values are based upon a price of $22.75 per share, which was the closing market price of a share of Holdings Common Stock on June 30, 1997, the last trading day of the fiscal year.

  AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND YEAR-END HOLDINGS'
                              OPTION/SAR VALUES

                                                                                       VALUE OF UNEXERCISED
                                                     NUMBER OF UNEXERCISED OPTIONS     IN-THE-MONEY OPTIONS
                                                           AT JUNE 30, 1997              AT JUNE 30, 1997
                                                    ----------------------------- -----------------------------
                           SHARES
                         ACQUIRED ON
                          EXERCISE    VALUE REALIZED  EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
NAME                         (#)           ($)            (#)            (#)            ($)            ($)
---------------------- ------------- -------------- ------------- --------------- ------------- ---------------
Kenneth Draeger........    25,000         337,500      1,109,780       102,500      24,561,355      1,074,375
Stephen J. Felice  ....     3,000          24,750         22,000        84,000         324,500      1,160,250
Thomas J. Fitzpatrick          --              --             --       100,000              --        600,000
Thomas M. Molchan......        --              --          8,250        34,750         121,688        425,063
James J. Greenwell ....    60,000       1,040,000         79,000        27,500       1,629,000        445,625

   The Company does not currently grant any long-term incentives, other than stock options, to its executives or other employees, nor does it sponsor any defined benefit or actuarial plans at this time.

   Immediately prior to the Effective Time, all outstanding options granted to employees and directors, whether or not vested, will be cancelled, and the holders of such options will receive a cash payment in respect of such options following the Effective Time. Alternatively, a portion of such options may be converted into options to purchase shares of Holdings Common Stock following the Merger.

EMPLOYMENT AND SEVERANCE AGREEMENTS

   Mr. Draeger entered into an employment agreement with Decision Data Inc., the predecessor of a wholly owned subsidiary of the Company, in October 1992. The employment agreement, which is terminable at will by either party, provides for a base salary of not less than $250,000 plus an annual bonus awarded pursuant to a target formula developed by the Board of Directors. The employment agreement also provides for a bonus to be paid to Mr. Draeger in the event of a change of control of Holdings, ranging from $300,000 if the Equity Value (as defined in the employment agreement) of the transaction is at least $40.0 million, to an amount equal to $2.0 million plus 2% of any excess in Equity Value over $100.0 million for transactions with an Equity Value in excess of $100.0 million. The amount payable to Mr. Draeger upon consummation of the Merger is approximately $13.9 million. In addition, severance benefits are payable to Mr. Draeger in the event that his employment is terminated, other than for cause (as defined in the agreement), death or disability, for a period of 18 months following such termination in a monthly amount equal to one-twelfth of his annual salary. Mr. Draeger has agreed not to compete with Holdings or any of its affiliates (as defined in the agreement) for a one year period after termination of his employment for any reason. Mr. Draeger is expected to enter into a new employment agreement with the Company at the Effective Time.

   Messrs. Felice, Fitzpatrick, Giordano, Greenwell, Molchan and Wilson have severance arrangements with the Company which in various instances provide for a severance payment of up to one times base annual salary, a pro-rata portion of accrued bonus, and the continuation of certain benefits for up to one year in the event of termination without cause.

COMPENSATION OF DIRECTORS

   Non-employee directors receive an annual retainer of $10,000 as well as $1,500 for attendance at any meeting of the Board of Directors or any meeting of its Executive Committee, Audit Committee or Compensation Committee, except telephonic meetings and committee meetings held on the same date as a Board meeting.

   Under the terms of the Company's Stock Option and Restricted Stock Purchase Plan (the "Plan"), as amended in 1996, each non-employee director is entitled to receive a one-time grant of options to purchase 4,000 shares of Holdings Common Stock vesting 25% a year over four years. In addition, the Plan provides for a one-time grant of options to purchase 1,000 shares of Holdings Common Stock to each non-employee director elected on or after May 2, 1996, vesting immediately.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   In connection with the financing of the Company's acquisition of BABSS, the Company issued 181,145 shares, 109,532 shares, 848 shares and 1,695 shares of Series C Preferred Stock (subsequently converted into 3,751,486 shares of Holdings Common Stock in connection with the initial public offering) to certain partnerships associated with WCAS, J.H. Whitney, Mr. McInerney and Mr. Anderson, respectively, in each case at a price of $100 per share. In addition, the Company issued to a partnership associated with WCAS and a partnership associated with J.H. Whitney, respectively, warrants to purchase 297,606 and 171,144 shares of Holdings Common Stock, at an exercise price of $.10 per share, for a cash purchase price of $7.25333 per warrant. Finally, the Company sold $19.1 million and $10.9 million aggregate principal amount of the Affiliate Notes to a partnership associated with WCAS and a partnership associated with J.H. Whitney, respectively. The Affiliate Notes were repaid with proceeds from the Company's initial public offering. Messrs. Anderson and McInerney are general partners of certain WCAS entities and Mr. Brooks is a general partner of J.H. Whitney.

   In December 1995, the Company paid J.H. Whitney $125,000 representing the payment of past due amounts for financial consulting services rendered by J.H. Whitney to the Company in a prior transaction. Mr. Brooks is a general partner of J.H. Whitney.

   Mr. McInerney previously served as Chairman of the Company from 1994 to 1995.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information with respect to the beneficial ownership of the Holdings Common Stock immediately following the consummation of the Merger by (i) any person or group who beneficially owns more than five percent of Holdings Common Stock and (ii) all directors and executive officers of Holdings as a group.

                                                            SHARES BENEFICIALLY OWNED      PERCENTAGE OF OUTSTANDING
                                                            AFTER THE RECAPITALIZATION           COMMON STOCK
                                                         ------------------------------ -----------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER:
--------------------------------------------------------
DLJ Merchant Banking Partners II, L.P.
 and related investors (1)(2) ...........................           11,199,789                       88.37%
Lawrence M.v.D. Schloss (3) .............................                   --                          --
 DLJ Merchant Banking Partners II, Inc.
 277 Park Avenue
 New York, NY 10172
Peter T. Grauer (3) .....................................                   --                          --
 DLJ Merchant Banking Partners II, Inc.
 277 Park Avenue
 New York, NY 10172
Thomas G. Greig (3) .....................................                   --                          --
 Donaldson, Lufkin & Jenrette Securities Corporation
 277 Park Avenue
 New York, NY 10172
Kirk B. Wortman (3) .....................................                   --                          --
 DLJ Merchant Banking Partners II, Inc.
 277 Park Avenue
 New York, NY 10172
All directors and officers as a group
 (11 persons)(3)(4) .....................................                   --                          --


                                                 (footnotes on following page)

------------
(1) Includes 1,417,180 shares of Holdings Common Stock issuable upon the exercise of the DLJMB Warrants. The number of DLJMB Warrants will be reduced by the number of Warrants issued, if any. See "The Merger and the Merger Financing."

(2) Consists of shares held directly by the following investors related to DLJ Merchant Banking Partners II, L.P. ("DLJMB"): DLJ Offshore Partners II, C.V. ("Offshore"), a Netherlands Antilles limited partnership, DLJ Diversified Partners, L.P. ("Diversified"), a Delaware limited partnership, DLJMB Funding II, Inc. ("Funding"), a Delaware corporation, DLJ Merchant Banking Partners II-A, L.P. ("DLJMBPIIA"), a Delaware limited partnership, DLJ Diversified Partners--A L.P. ("Diversified A"), a Delaware limited partnership, DLJ Millennium Partners, L.P. ("Millennium"), a Delaware limited partnership, DLJ Millennium Partners-A, L.P. ("Millennium A"), a Delaware limited partnership, DLJ EAB Partners, L.P. ("EAB"), UK Investment Plan 1997 Partners ("UK Partners"), a Delaware partnership, and DLJ First ESC LLC, a Delaware limited liability company ("DLJ First"). See "Certain Relationships and Related Transactions" and "Underwriting." The address of each of DLJMB, Diversified, Funding, DLJMBPIIA, Diversified A, Millenium, Millenium A, DLJ First and EAB is 277 Park Avenue, New York, New York 10172. The address of Offshore is John B. Gorsiraweg 14, Willemstad, Curacao, Netherlands Antilles. The address of UK Partners is 2121 Avenue of the Stars, Fox Plaza, Suite 3000, Los Angeles, California 90067. The DLJMB Funds expect that the Institutional Investors may acquire a portion of the securities of Quaker that would otherwise be purchased by the DLJMB Funds. In no event would any such purchases reduce the fully diluted ownership by the DLJMB Funds of Holdings Common Stock after the Effective Time to below a majority, or limit the rights of the DLJMB Funds under the Investors' Agreement. The Institutional Investors include Apollo Advisors II, L.P. ("Apollo"), Bain Capital, Inc. ("Bain Capital"), Thomas H. Lee Company ("THL"), certain investment funds associated with DLJ Capital Corp. ("Sprout") and Ontario Teacher's Pension Plan Board ("Teachers").
       Any investment by Apollo in Quaker (expected to represent approximately 6.57% of the outstanding Holdings Common Stock) would be made by Apollo Investment Fund III, L.P., a Delaware limited partnership ("AIF III"), Apollo Overseas Partners III, L.P., a Delaware limited partnership ("Overseas Partners"), and Apollo (U.K.) Partners III, L.P., a limited partnership organized under the laws of England ("Apollo UK Partners") (collectively, "Apollo Entities"). Each of the Apollo Entities is principally engaged in the business of investment securities.
       Apollo Advisors II, L.P., a Delaware limited partnership ("Advisors"), is the general partner of AIF III and the managing general partner of Overseas Partners and Apollo UK Partners. Advisors is principally engaged in the business of providing advice regarding investments by, and serving as the general partner of, the Apollo Entities. The address of Apollo is 1301 Avenue of the Americas, 38th Floor, New York, New York 10019.

       Any investment by Bain Capital in Quaker (expected to represent approximately 6.57% of the outstanding Holdings Common Stock) would be made by Bain Capital Fund V, L.P., Bain Capital Fund, V-B, L.P., BCIP Associates, and BCIP Trust Associates, L.P. Bain Capital Investors V, Inc. is the general partner of Bain Capital Partners V, L.P. ("BCP V"), a Delaware limited partnership. BCP V is the general partner of Bain Capital Fund V, L.P. and Bain Capital Fund V-B, L.P. (the "Bain Fund Vs"), both of which are Delaware limited partnerships. The Bain Fund Vs' primary business activity is to make investments in private equity securities and other interests in business organizations, domestic and foreign.
       BCIP Associates, a general partnership, and BCIP Trust Associates, L.P., a limited partnership (together the "BCIPs"), are both organized under the laws of the state of Delaware. The BCIPs' primary business activity is to make investments in private equity securities and other interests in business organizations, domestic and foreign. The address of Bain Capital is Two Copley Place, Boston, Massachusetts 02116.

       Any investment by THL in Quaker (expected to represent approximately 6.57% of the outstanding Holdings Common Stock) would be made by Thomas
       H. Lee Equity Fund III, L.P., a Delaware limited partnership ("Fund III"), Thomas H. Lee Foreign Fund III, L.P., a Delaware limited partnership ("Foreign Fund"), THL Co-Investors III-A, LLC, a Massachusetts limited liability company ("Co-Investors A"), and THL Co-Investors III-B, LLC, a Massachusetts limited liability company ("Co-Investors B"). The general partners of each of Fund III and Foreign Fund is THL Equity Advisors III Limited Partnership, a Massachusetts limited partnership ("Equity Advisors"). The general partner of Equity Advisors is THL Equity Trust III, a Massachusetts business trust, the beneficial owners of which are affiliates of Thomas
       H. Lee Company. The manager of each of Co-Investors A and Co-Investors B is Thomas H. Lee. The address of THL is 75 State Street, 26th Floor, Boston, Massachusetts 02109.
       DLJ Capital Corporation ("DLJCC"), a Delaware corporation, Sprout Growth II, L.P., a Delaware limited partnership, The Sprout CEO Fund, L.P., a Delaware limited partnership and one additional entity managed by the Sprout Group, the Venture Capital affiliate of DLJ, may also acquire capital stock of Quaker. DLJCC is a wholly owned subsidiary of DLJ. Sprout Growth II, L.P. has two general partners: DLJCC is also the managing general partner and DLJ Growth Associates II, L.P. is the general partner. DLJ Growth Associates II, L.P. is a Delaware limited partnership, whose general partners are a group of individual employees of DLJCC and DLJ Growth Associates (II), Inc., a Delaware corporation which is a wholly owned subsidiary of DLJCC. DLJCC is the managing general partner of The Sprout CEO Fund. The address of Sprout is 277 Park Avenue, New York, New York 10172.
       Teachers is an independent corporation established in 1990 to administer the benefits and manage the investments of the pension plan for over 200,000 Ontario teachers. At year end 1996, the fund assets stood at a total of Cdn $51 billion. The address of Teachers is 5650 Yonge Street, 5th Floor, North York, Ontario M2M 4H5.
(3) Messrs. Schloss, Grauer and Wortman are officers of DLJ Merchant Banking II, Inc., an affiliate of DLJMB and the Underwriter. Mr. Greig is an officer of DLJSC. Share data shown for such individuals excludes shares shown as held by the DLJMB Funds, as to which such individuals disclaim beneficial ownership.
(4) Does not include Holdings Common Stock owned at the Effective Time or options which may be issued to or retained by certain employees of DecisionOne Corp. under Holdings' stock option plan or shares which may be purchased by certain employees of DecisionOne Corp. under Holdings' stock purchase plan.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   The Investors' Agreement restricts transfers of the shares of Holdings Common Stock by the Management Shareholders, permits the Management Shareholders to participate in certain sales of shares of Holdings Common Stock by the DLJMB Funds, requires the Management Shareholders to sell shares of Holdings Common Stock in certain circumstances should the DLJMB Funds choose to sell any such shares owned by the DLJMB Funds, permit the Management Shareholders and the Institutional Shareholders to purchase equity securities proposed to be issued by the Company on a preemptive basis in the event the DLJMB Funds choose to acquire any such equity securities, and provides for certain registration rights. The Investors' Agreement also provides that the DLJMB Funds have the right to appoint a majority of the members of the Board of Directors of Holdings.

   In addition, DLJ Capital Funding received customary fees and reimbursement of expenses in connection with the arrangement and syndication of the New Credit Facility and as a lender thereunder. DLJSC received customary fees in connection with the underwriting of the Senior Subordinated Notes and the Debentures. DLJSC will receive a merger advisory fee of $5.0 million in cash from Quaker upon consummation of the Merger. It is also expected that DLJSC will receive an annual fee from the Company for financial advisory services.

   Each DLJMB Warrant, if any that is issued, will entitle the holder thereof to purchase one share of Company Common Stock at an exercise price of not less than $0.01 per share subject to customary antidilution provisions and other customary terms. The DLJMB Warrants will be exercisable at any time prior to 5:00 p.m., New York City time, on August 15, 2007. The exercise of the DLJMB Warrants also will be subject to applicable federal and state securities laws. Each Public Warrant will have the same terms as the DLJMB Warrants, other than the exercise price and certain antidilution provisions.

   The DLJMB Funds will be entitled to request six demand registrations with respect to the DLJMB Warrants (together with all or any portion of the Senior Preferred Stock owned by them) and the Company Common Stock owned by them, which demand registration rights will be immediately exercisable subject to customary deferral and cutback provisions. In addition, the holders of the DLJMB Warrants will also be entitled to unlimited piggyback registration rights with respect to such Warrants (together with all or any portion of the Senior Preferred Stock) subject to customary cutback provisions. If the DLJMB Warrants are sold in connection with a registered sale or a sale under Rule 144A of the Securities Act of the Senior Preferred Stock, the Company will (not earlier than the time the Company registers the Senior Preferred Stock (or exchange securities in the case of a Rule 144A offering)) file a shelf registration statement covering the Company Common Stock underlying such DLJMB Warrants.

                      DESCRIPTION OF NEW CREDIT FACILITY

   The New Credit Facility will be provided by a syndicate of banks and other financial institutions led by Donaldson, Lufkin & Jenrette Securities Corporation, as arranger (the "Arranger"), DLJ Capital Funding, as
syndication agent (the "Syndication Agent") and       , as administrative
agent (the "Administrative Agent"). The New Credit Facility will include a $470.0 million Term Loan Facility and a $105.0 million Revolving Credit Facility (subject to adjustment as provided below), which will provide for loans and up to $25.0 million of letters of credit. The Term Loan Facility is comprised of a term A facility of $195.0 million (the "Term A Facility"), which will have a maturity of six years, a term B facility of $150.0 million (the "Term B Facility"), which will have a maturity of seven years, and a term C facility of $125.0 million (the "Term C Facility"), which will have a maturity of eight years. The revolving facility will terminate six years after the date of initial funding of the New Credit Facility and is subject to an increase of up to $50.0 million at the Company's request at any time prior to the revolving facility termination date.

   The New Credit Facility will bear interest, at the option of DecisionOne Corp., at the Administrative Agent's alternate base rate or reserve-adjusted London Interbank Offered Rate ("LIBOR") plus, in each case, applicable margins of (i) in the case of alternate base rate loans (x) 1.25% for revolving and Term A loans, (y) 1.50% for Term B loans and (z) 1.75% for Term C loans and (ii) in the case of LIBOR loans (x) 2.50% for revolving and Term A loans, (y) 2.75% for Term B loans and (z) 3.00% for Term C loans.

   DecisionOne Corp. will pay a commitment fee calculated at a rate of 1/2 of 1.00% per annum on the daily average unused commitment under the Revolving Credit Facility (whether or not then available). Such fee will be payable quarterly in arrears and upon termination of the Revolving Credit Facility (whether at stated maturity or otherwise).

   Beginning six months after the consummation of the Merger and the Merger Financing, the applicable margins for the Term A Facility and the Revolving Credit Facility, as well as the commitment fee, will be subject to reductions based on the ratio of consolidated debt to Adjusted EBITDA (as defined in the New Credit Facility).

   DecisionOne Corp. will pay a letter of credit fee calculated at a rate per annum equal to the then applicable margin for LIBOR loans under the Revolving Credit Facility plus a fronting fee on the stated amount of each letter of credit. Such fees will be payable quarterly in arrears. In addition, DecisionOne Corp. will pay customary transaction charges in connection with any letters of credit.

   The Term Loan Facility will be subject to the following amortization schedule:

 YEAR    TERM LOAN A   TERM LOAN B   TERM LOAN C
------ ------------- ------------- -------------
   1       $  0.00       $  1.50       $  1.25
   2          9.75          1.50          1.25
   3         19.50          1.50          1.25
   4         39.00          1.50          1.25
   5         48.75          1.50          1.25
   6         78.00          1.50          1.25
   7            --        141.00          1.25
   8            --            --        116.25
------ ------------- ------------- -------------
           $195.00       $150.00       $125.00

   The Term Loan Facility will be subject to mandatory prepayment: (i) with 100% of the net cash proceeds from the issuance of debt, subject to certain exceptions, (ii) with 100% of the net cash proceeds of asset sales, subject to certain exceptions, (iii) with 50% of DecisionOne Corp.'s excess cash flow (as defined in the New Credit Facility) unless the Leverage Ratio (as defined in the New Credit Facility) equals or is less than 3.5 to 1.0, and (iv) with 50% of the net cash proceeds from the issuance of equity. DecisionOne Corp.'s obligations under the New Credit Facility will be secured by a first-priority perfected lien on: (i) all property and assets, tangible and intangible, of DecisionOne Corp., including a pledge of the capital stock of all of DecisionOne Corp.'s direct material subsidiaries, and (ii) all intercompany indebtedness; provided, however, that no more than 65% of the equity interests of the foreign subsidiaries will be required to be pledged as security in the event that a pledge of a greater percentage would result in material increased tax or similar liabilities for DecisionOne Corp. and its subsidiaries on a consolidated basis. Holdings will guarantee the obligations of DecisionOne Corp. under the New Credit Facility. Such guarantee will only be recourse to Holdings' pledge of all of the outstanding capital stock of DecisionOne Corp. to secure the obligations of DecisionOne Corp. under the New Credit Facility. In addition, obligations under the New Credit Facility will be guaranteed by all material (as defined in the New Credit Facility) domestic subsidiaries of DecisionOne Corp. and all foreign subsidiaries of DecisionOne Corp. if such foreign subsidiaries' guarantees will not have material adverse tax consequences on DecisionOne Corp. Currently, the Company has no material subsidiaries and therefore no such guarantees are required.

   The New Credit Facility will contain customary covenants and restrictions on the ability of DecisionOne Corp. to engage in certain activities, including, but not limited to: (i) limitations on the incurrence of liens and indebtedness, (ii) restrictions on sale lease-back transactions, consolidations, mergers, sale of assets, capital expenditures, transactions with affiliates and investments, and (iii) severe restrictions on dividends, and other similar distributions.

   The New Credit Facility will also contain financial covenants requiring DecisionOne Corp. to maintain a minimum level of Adjusted EBITDA (as defined in the New Credit Facility); a minimum Interest Coverage Ratio (as defined in the New Credit Facility); a minimum Fixed Charge Coverage Ratio (as defined in the New Credit Facility); and a maximum Leverage Ratio (as defined in the New Credit Facility).

                             DESCRIPTION OF UNITS

   Each Unit being offered hereby will consist of one $1,000 principal amount
Debenture and      Warrants to purchase    shares of Common Stock. The
Debentures and the Warrants will not be separately transferable until on or
after (i)      , 1997, (ii) such earlier date as the Underwriter may
determine and (iii) in the event of a Change of Control, the date on which the Issuer mails notice thereof to the Holders of the Debentures. The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions."

                          DESCRIPTION OF DEBENTURES

GENERAL


   The Debentures will be issued pursuant to the indenture (the "Debenture Indenture") between the Issuer and State Street Bank and Trust Company, as trustee (the "Trustee"). The terms of the Debentures include those stated in the Debenture Indenture and those made part of the Debenture Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Debentures are subject to all such terms, and Holders of Debentures are referred to the Debenture Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Debenture Indenture does not purport to be complete and is qualified in its entirety by reference to the Debenture Indenture, including the definitions therein of certain terms used below. A copy of the proposed form of Debenture Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part and is available as set forth below under "Additional Information."


   The Debentures will be general unsecured obligations of the Issuer and will be senior in right of payment to all future Indebtedness of the Issuer that is subordinated to the Debentures and pari passu in right of payment with all future Indebtedness of the Issuer that is not subordinated to the Debentures. The Issuer will be the sole obligor with respect to the Debentures; however the operations of the Issuer are conducted through its Subsidiaries and, therefore, the Issuer is dependent upon the operations and cash flow of its Subsidiaries to meet its obligations, including its obligations under the Debentures. The New Credit Facility and the Senior Subordinated Notes will restrict DecisionOne from paying any dividends or making any other distributions to the Issuer. The ability of DecisionOne to comply with the conditions in the Senior Subordinated Notes may be affected by certain events that are beyond the Issuer's control. The Debentures will be effectively subordinated to all Indebtedness and other liabilities (including, without limitation, trade payables and lease obligations) of the Issuer's Subsidiaries, including, without limitation, to DecisionOne Corp.'s obligations under the New Credit Facility and the Senior Subordinated Notes. Any right of the Issuer to receive assets of any of its Subsidiaries upon such Subsidiary's liquidation or reorganization (and the consequent right of Holders of the Senior Subordinated Notes to participate in those assets) will be effectively subordinated to the claims of that Subsidiary's creditors except to the extent that the Issuer itself is recognized as a creditor of such Subsidiary, in which case the claims of the Issuer would still be subordinate to the claims of such creditors who hold security in the assets of such Subsidiary and to the claims of such creditors who hold Indebtedness of such Subsidiary senior to that held by the Issuer. As of March 31, 1997, on a pro forma basis giving effect to the Merger, including the Merger Financing and the application of proceeds therefrom, the Issuer would have had Indebtedness of approximately $85 million (all of which would have been attributable to the Debentures) and the Issuer's Subsidiaries would have had approximately $847.7 million of outstanding liabilities. The Debenture Indenture will permit the incurrence of certain additional Indebtedness of the Issuer and the Issuer's Subsidiaries in the future. See "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

   As of the date of the Debenture Indenture, all of the Issuer's Subsidiaries will be Restricted Subsidiaries. However, under certain circumstances, the Issuer will be permitted to designate current or future Subsidiaries (other than DecisionOne Corp.) as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Debenture Indenture.

PRINCIPAL, MATURITY AND INTEREST

   The Debentures will be limited in aggregate principal amount at maturity
to $   million and will mature on     , 2008. The Debentures will be issued
at a substantial discount from their principal amount at maturity, together
with the Warrants, to generate gross proceeds of $85.0 million. Until     ,
2002, no interest will accrue on the Debentures, but the Accreted Value will increase (representing amortization of original issue discount) between the
date of original issuance and     , 2002, on a semi-annual bond equivalent
basis using a 360-day year comprised of twelve 30-day months, such that the Accreted Value shall be equal to the full principal amount at maturity of the
Debentures on     , 2002. Beginning on     , 2002, interest on the Debentures
will accrue at the rate of   % per annum and will be payable semiannually in
cash on      and     , commencing on     , 2002, to Holders of record on the
immediately preceding      and     . Interest on the Debentures will accrue
from the most recent date to which interest has been paid or, if no interest
has been paid, from     , 2002. Interest will be computed on the basis of a
360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest on the Debentures will be payable at the office or agency of the Issuer maintained for such purpose within the City and State of New York or, at the option of the Issuer, payment of interest may be made by check mailed to the Holders of the Debentures at their respective addresses set forth in the register of Holders of Debentures; provided that all payments with respect to Debentures represented by one or more permanent global Debentures will be paid by wire transfer of immediately available funds to the account of the Depository Trust Company or any successor thereto. Until otherwise designated by the Issuer, the Issuer's office or agency in New York will be the office of the Trustee maintained for such purpose. The Debentures will be issued in minimum denominations of $1,000 and integral multiples thereof.

OPTIONAL REDEMPTION

   Except as provided in the next paragraph, the Debentures will not be
redeemable at the Issuer's option prior to     , 2002. Thereafter, the
Debentures will be subject to redemption at the option of the Issuer, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on of the years indicated below:

                             PERCENTAGE OF
YEAR                        PRINCIPAL AMOUNT
------------------------ --------------------
2002 ....................              %
2003 ....................
2004 ....................
2005 and thereafter  ....       100.000%


   Prior to     , 2000, the Issuer may, at its option, on any one or more
occasions, redeem up to 35% of the aggregate principal amount at maturity of Debentures originally offered in the Offering at a redemption price equal to
  % of the Accreted Value thereof, with the net cash proceeds of one or more Equity Offerings; provided that at least 65% of the original aggregate principal amount at maturity of Debentures remains outstanding immediately after the occurrence of each such redemption; and provided, further, that any such redemption shall occur within 90 days of the date of the closing of each such Equity Offering.

MANDATORY REDEMPTION

   Except as set forth below under "--Repurchase at the Option of Holders," the Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the Debentures.

REPURCHASE AT THE OPTION OF HOLDERS

 Change of Control

   Upon the occurrence of a Change of Control, each Holder of Debentures will have the right to require the Issuer to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Debentures pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to the date of purchase (or, in the case
of repurchases of Debentures prior to      , 2002, at a purchase price equal
to 101% of the Accreted Value thereof as of the date of repurchase) (the "Change of Control Payment"). Within 65 days following any Change of Control, the Issuer will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Debentures pursuant to the procedures required by the Debenture Indenture and described in such notice. The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Debentures as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Debenture Indenture relating to such Change of Control Offer, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Debenture Indenture by virtue thereof.

   On the Change of Control Payment Date, the Issuer will, to the extent lawful, (1) accept for payment all Debentures or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Debentures or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Debentures so accepted together with an Officers' Certificate stating the aggregate principal amount at maturity of Debentures or portions thereof being purchased by the Issuer. The Paying Agent will promptly mail to each Holder of Debentures so tendered the Change of Control Payment for such Debentures, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Debenture equal in principal amount at maturity to any unpurchased portion of the Debentures surrendered, if any; provided that each such new Debenture will be in a principal amount at maturity of $1,000 or an integral multiple thereof. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

   The Debenture Indenture will provide that, the Issuer will fix the Change of Control Payment Date no earlier than 30 but no more than 60 days after the Change of Control Offer is mailed as set forth above. Prior to complying with the provisions of the preceding sentence, but in any event within 60 days following a Change of Control, the Issuer will either repay all outstanding Indebtedness of its Subsidiaries or obtain the requisite consents, if any, under all agreements governing all such outstanding Indebtedness of its Subsidiaries to permit the repurchase of the Debentures required by this covenant. The New Credit Facility and the Senior Subordinated Notes restrict DecisionOne from paying any dividends or making any other distributions to the Issuer. If the Issuer does not obtain the consent of the lenders under agreements governing outstanding Indebtedness of its Subsidiaries, including under the New Credit Facility and the Senior Subordinated Notes, to permit the repurchase of the Debentures or does not refinance such Indebtedness, the Issuer will likely not have the financial resources to purchase Debentures and the Issuer's Subsidiaries will be restricted by the terms of such Indebtedness from paying dividends to the Issuer or otherwise lending or distributing funds to the Issuer for the purpose of such purchase. In any event, there can be no assurance that the Issuer's Subsidiaries will have the resources available to pay any such dividend or make any such distribution. The Issuer's failure to make a Change of Control Offer when required or to purchase tendered Debentures when tendered would constitute an Event of Default under the Debenture Indenture. See "Risk Factors--Substantial Leverage; Shareholders' Deficit; Liquidity" and "--Limitations on Access to Cash Flow of Subsidiaries; Holding Company Structure."

   Except as described above with respect to a Change of Control, the Debenture Indenture does not contain provisions that permit the Holders of the Debentures to require that the Issuer repurchase or redeem the Debentures in the event of a takeover, recapitalization or similar restructuring.

   The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Issuer and its Subsidiaries, taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precisely established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Debentures to require the Issuer to repurchase such Debentures as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain.

 Asset Sales

   The Debenture Indenture will provide that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, engage in an Asset Sale unless (i) the Issuer (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary is in the form of (I) cash or Cash Equivalents or (II) property or assets that are used or useful in a Permitted Business, or Capital Stock of any Person primarily engaged in a Permitted Business if, as a result of the acquisition by the Issuer or any Restricted Subsidiary thereof, such Person becomes a Restricted Subsidiary; provided that the amount of (x) any liabilities (as shown on the Issuer's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto), of the Issuer or any Restricted Subsidiary (other than contingent liabilities and liabilities of the Issuer that are by their terms subordinated to the Debentures) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Issuer or such Restricted Subsidiary from further liability and (y) any notes or other obligations received by the Issuer or any such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of such Asset Sale, will be deemed to be cash for purposes of this provision; provided further, that the 75% limitation referred to above shall not apply to any sale, transfer or other disposition of assets in which the cash portion of the consideration received therefor, determined in accordance with the foregoing proviso, is equal to or greater than what the after-tax net proceeds would have been had such transaction complied with the aforementioned 75% limitation.

   Within 395 days after the Issuer's or any Restricted Subsidiary's receipt of any Net Proceeds from an Asset Sale, Holdings or such Restricted Subsidiary will apply such Net Proceeds (a) to permanently reduce Indebtedness of a Restricted Subsidiary of the Issuer (and to correspondingly reduce commitments with respect thereto) or (b) to repay Pari Passu Indebtedness (provided that if the Issuer shall so repay Pari Passu Indebtedness, it will equally and ratably reduce Indebtedness under the Debentures if the Debentures are then redeemable or, if the Debentures may not be then redeemed, the Issuer shall make an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase at 100% of the principal amount thereof at maturity (or, in the case
of repurchases of Debentures prior to     , 2002, at a purchase price equal
to 100% of the Accreted Value thereof as of the date of repurchase) the amount of Debentures that would otherwise be redeemed or (c) to an investment in property, capital expenditures or assets that are used or useful in a Permitted Business, or Capital Stock of any Person primarily engaged in a Permitted Business if, as a result of the acquisition by Holdings or any Restricted Subsidiary thereof, such Person becomes a Restricted Subsidiary. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $15.0 million, the Issuer will be required to make an offer to all Holders of Debentures (an "Asset Sale Offer") to purchase the maximum principal amount of Debentures that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount at maturity thereof plus accrued and unpaid interest thereon to the date of purchase (or, in the case of repurchases of Debentures prior
to     , 2002, at a purchase price equal to 100% of the Accreted Value thereof as of the date of repurchase), in accordance with the procedures set forth in the Debenture Indenture. To the extent that the aggregate principal amount at maturity or Accreted Value (as applicable) of Debentures tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount at maturity or Accreted Value (as applicable) of Debentures surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Debentures to be purchased on a pro rata basis. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

   The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Debentures pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Debenture Indenture relating to such Asset Sale Offer, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Debenture Indenture by virtue thereof.

   The New Credit Facility and the Senior Subordinated Notes restrict DecisionOne Corp. from paying any dividends or making any other distributions to the Issuer. If the Issuer does not obtain the consent of the lenders under agreements governing outstanding Indebtedness of its Subsidiaries, including under the New Credit Facility and the Senior Subordinated Notes, to permit the repurchase of the Debentures or does not refinance such Indebtedness, the Issuer will likely not have the financial resources to purchase Debentures and the Issuer's Subsidiaries will be restricted by the terms of such Indebtedness from paying dividends to the Issuer or otherwise lending or distributing funds to the Issuer for the purpose of such purchase. In any event, there can be no assurance that the Issuer's Subsidiaries will have the resources available to pay any such dividend or make any such distribution. The Issuer's failure to make an Asset Sale Offer when required or to purchase tendered Debentures when tendered would constitute an Event of Default under the Debenture Indenture. See "Risk Factors--Substantial Leverage; Stockholders Deficit; Liquidity" and "--Limitations on Access to Cash Flow of Subsidiaries; Holding Company Structure."

SELECTION AND NOTICE

   If less than all of the Debentures are to be redeemed at any time, selection of Debentures for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Debentures are listed or, if the Debentures are not so listed, on a pro rata basis, by lot or by such other method as the Trustee deems fair and appropriate, provided that no Debentures with a principal amount at maturity of $1,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Debentures to be redeemed at its registered address. If any Debenture is to be redeemed in part only, the notice of redemption that relates to such Debenture shall state the portion of the principal amount at maturity thereof to be redeemed. A new Debenture in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Debenture. On and after the redemption date, interest will cease to accrue and original issue discount will cease to accrete on Debentures or portions thereof called for redemption.

CERTAIN COVENANTS

 Restricted Payments

   The Debenture Indenture will provide that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of any Equity Interests of the Issuer or any of its Restricted Subsidiaries (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Issuer or dividends or distributions payable to the Issuer or any Wholly Owned Restricted Subsidiary); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Issuer, any of its Restricted Subsidiaries or any other Affiliate of the Issuer (other than any such Equity Interests owned by the Issuer or any Restricted Subsidiary of the Issuer); (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Issuer that is pari passu with or subordinated in right of payment to the Debentures, except in accordance with the scheduled mandatory redemption or repayment provisions set forth in the original documentation governing such Indebtedness or in accordance with the covenant described under the caption entitled "--Repurchase at the Option of Holders--Asset Sales" (but not otherwise pursuant to any mandatory offer to repurchase upon the occurrence of any event); or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless:

     (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof, and

     (b) immediately after giving effect to such transaction on a pro forma basis, the Issuer would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under caption entitled "--Incurrence of Indebtedness and Issuance of Preferred Stock," and


     (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the date of the Debenture Indenture (excluding Restricted Payments permitted by clauses (i) (to the extent that the declaration of any dividend referred to therein reduces amounts available for Restricted Payments pursuant to this clause (c)), (ii), (iii), (v), (vi), (viii),
    (ix), (x), (xiii), (xiv), (xvi) and (xvii) of the next succeeding paragraph), is less than the sum of (1) 50% of the Adjusted Consolidated Net Income of the Issuer for the period (taken as one accounting period) from the beginning of the first calendar month commencing after the date of the Debenture Indenture to the end of the Issuer's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Adjusted Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus (2) 100% of the Qualified Proceeds received by the Issuer since the date of the Debenture Indenture from contributions to the Issuer's capital or the issue or sale since the date of the Debenture Indenture of Equity
    Interests of the Issuer or of convertible debt securities of the Issuer that have been converted into such Equity Interests (other than Equity Interests (or convertible debt securities) sold to a Subsidiary of the Issuer and other than Designated Preferred Stock, Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus (3) the amount equal to the net reduction in Investments in Persons after the date of the Debenture Indenture who are not Restricted Subsidiaries (other than Permitted Investments) resulting from (x)
    Qualified Proceeds received as a dividend, repayment of a loan or advance or other transfer of assets (valued at the fair market value thereof) to the Issuer or any Restricted Subsidiary from such Persons, (y) Qualified Proceeds received upon the sale or liquidation of such Investment and (z) the redesignation of Unrestricted Subsidiaries (other than any Unrestricted Subsidiary designated as such pursuant to clause (vii) or
    (xv) of the following paragraph) whose assets are used or useful in, or which is engaged in, one or more Permitted Business as Restricted Subsidiaries (valued (proportionate to the Issuer's equity interest in such Subsidiary) at the fair market value of the net assets of such Subsidiary at the time of such redesignation) not to exceed, in the case of clauses (x), (y) and (z), the amount of Investments previously made by the Issuer or any Restricted Subsidiary in such Person, which amount was a Restricted Payment; provided that no proceeds received by the Issuer from the issue or sale of any Equity Interests of the Issuer will be counted in determining the amount available for Restricted Payments under this clause
    (c) to the extent such proceeds were used to redeem, repurchase, retire or acquire any Equity Interests or Indebtedness of the Issuer pursuant to clauses (ii) and (iv) of the next succeeding paragraph.


     The foregoing provisions will not prohibit:

       (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment would have complied with the provisions of the Debenture Indenture;

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       (ii) the redemption, repurchase, retirement or other acquisition of any
      Equity Interests of the Issuer or pari passu or subordinated
      Indebtedness of the Issuer in exchange for, or out of the net proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Issuer) of Equity Interests of the Issuer (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(2) of the preceding paragraph;

       (iii) the defeasance, redemption, repurchase or other acquisition of pari passu or subordinated Indebtedness with the net proceeds from an incurrence of Permitted Refinancing Indebtedness;

       (iv) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Issuer or DecisionOne Corp. held by any member of the Issuer's or any of the Issuer's Restricted Subsidiaries' management pursuant to any management equity subscription agreement or stock option agreement; provided that (A) the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed (I) $5.0 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following clause (II)) of $10.0 million in any calendar year) plus
      (II) the aggregate cash proceeds received by the Issuer during such calendar year from any reissuance of Equity Interests by the Issuer or DecisionOne Corp. to members of management of the Issuer and its Restricted Subsidiaries and (B) no Default or Event of Default shall have occurred and be continuing immediately after such transaction; provided further that the aggregate cash proceeds referred to in clause
      (II) above shall be excluded from clause (c)(2) of the preceding paragraph;

       (v) the payment of dividends by a Restricted Subsidiary on any class of common stock of such Restricted Subsidiary if (A) such dividend is paid pro rata to all holders of such class of common stock and (B) at least 51% of such class of common stock is held by the Issuer or one or more of its Restricted Subsidiaries;

       (vi) the repurchase of any class of common stock of a Restricted Subsidiary if (A) such repurchase is made pro rata with respect to such class of common stock and (B) at least 51% of such class of common stock is held by the Issuer or one or more of its Restricted Subsidiaries;

       (vii) any other Restricted Investment made in a Permitted Business which, together with all other Restricted Investments made pursuant to this clause (vii) since the date of the Debenture Indenture, does not exceed $40.0 million (in each case, after giving effect to all subsequent reductions in the amount of any Restricted Investment made pursuant to this clause (vii), either as a result of (A) the repayment or disposition thereof for cash or (B) as a result of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (valued proportionate to the Issuer's equity interest in such Subsidiary at the time of such redesignation) at the fair market value of the net assets of such Subsidiary at the time of such redesignation), in the case of clause (A) and (B), not to exceed the amount of such Restricted Investment previously made pursuant to this clause (vii); provided that no Default or Event of Default shall have occurred and be continuing immediately after making such Restricted Investment;

       (viii) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer issued after the date of the Debenture Indenture in accordance with the covenant described below under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock;" provided that no Default or Event of Default shall have occurred and be continuing immediately after such declaration or payment;

       (ix) repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

       (x) (A) payments made by the Issuer in respect of statutory appraisal rights (and any settlement thereof) and (B) payments made by the Issuer to fund the cash consideration payable in the Merger (including pursuant to statutory appraisal rights and any settlement thereof) to

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      security holders of Holdings (including without limitation, the Cash
      Merger Consideration, the Option Cash Proceeds and the Warrant Cash Proceeds) and fees and expenses of the Issuer and DecisionOne Corp. in connection with the Merger;

       (xi) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Issuer outstanding on the date of the Debenture Indenture and which are not held by the Principals or any member of management of the Issuer or any Subsidiary of the Issuer on the date of the Debenture Indenture (including any Equity Interests issued in respect of such Equity Interests as a result of a stock split, recapitalization, merger, combination, consolidation or otherwise, but excluding any Equity Interests issued pursuant to any management equity plan or stock option plan or similar agreement), provided that the aggregate Restricted Payments made under this clause (xi) shall not exceed $40.0 million, provided further that prior to the first anniversary of the consummation of the Merger, the aggregate amount of Restricted Payments made under this clause (xi) shall not exceed $20.0 million, provided further that notwithstanding the foregoing proviso, the Issuer shall be permitted to make Restricted Payments under this clause (xi) only if after giving effect thereto, the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption entitled "--Incurrence of Indebtedness and Issuance of Preferred Stock;" provided that no Default or Event of Default shall have occurred and be continuing immediately after making such Restricted Payment;

       (xii) the payment of dividends on the Issuer's common stock, following the first public offering of the Issuer's common stock after the date of the Debenture Indenture, of up to 6.0% per annum of the net proceeds received by the Issuer as common equity from such public offering, other than with respect to public offerings with respect to the Issuer's common stock registered on Form S-8; provided that no Default or Event of Default shall have occurred and be continuing immediately after any such payment of dividends;

       (xiii) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock issued after the date of the Debenture Indenture; provided, however, immediately after the date of issuance of such Designated Preferred Stock, after giving effect to such issuance on a pro forma basis, the Issuer would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under caption entitled "--Incurrence of Indebtedness and Issuance of Preferred Stock;"

       (xiv) the payment of cash in lieu of fractional shares of Holdings Common Stock under the Warrant Agreement;


       (xv) any other Restricted Payment which, together with all other Restricted Payments made pursuant to this clause (xvi) since the date of the Debenture Indenture, does not exceed $40.0 million (in each case, after giving effect to all subsequent reductions in the amount of any Restricted Investment made pursuant to this clause (xv) either as a result of (A) the repayment or disposition thereof for cash or (B) the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (valued proportionate to the Issuer's equity interest in such Subsidiary at the time of such redesignation) at the fair market value of the net assets of such Subsidiary at the time of such redesignation), in the case of clause (A) and (B), not to exceed the amount of such Restricted Investment previously made pursuant to this clause (xv); provided that no Default or Event of Default shall have occurred and be continuing immediately after making such Restricted Payment;

       (xvi) the pledge by the Company of the Capital Stock of an Unrestricted Subsidiary of the Company to secure Non-Recourse Debt of such Unrestricted Subsidiary; and

       (xvii) distributions or payments of Receivables Fees.


   The Board of Directors may designate any Restricted Subsidiary (other than DecisionOne Corp.) to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such designation, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent

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repaid in cash) in the Subsidiary so designated will be deemed to be
Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Restricted Investments in an amount equal to the greater of (i) the net book value of such Investments at the time of such designation and (ii) the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Investment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

   The amount of (i) all Restricted Payments (other than Restricted Payments made in cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment and (ii) Qualified Proceeds (other than cash) shall be the fair market value on the date of receipt thereof by the Issuer of such Qualified Proceeds. The fair market value of any non-cash Restricted Payment and Qualified Proceeds shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $20.0 million. Not later than the date of making any Restricted Payment, the Issuer shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, which calculations shall be based upon the Issuer's latest available financial statements.

 Incurrence of Indebtedness and Issuance of Preferred Stock

   The Debenture Indenture will provide that (i) the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become, directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), (ii) that the Issuer will not issue any Disqualified Stock and (iii) that the Issuer will not permit any of its Restricted Subsidiaries to, issue any Preferred Stock; provided, however, that the Issuer and the Issuer's Restricted Subsidiaries may incur Indebtedness (including Acquired Debt), Holdings may issue shares of Disqualified Stock and any Restricted Subsidiary of the Issuer may issue Preferred Stock, if the Issuer's Fixed Charge Coverage Ratio for Holdings' most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred, or such Disqualified Stock or Preferred Stock is issued, would have been at least 1.50 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, at the beginning of such four-quarter period.

   The Debenture Indenture will also provide that the Issuer will not incur any Indebtedness that is contractually subordinated in right of payment to any other Indebtedness of the Issuer unless such Indebtedness is also contractually subordinated in right of payment to the Debentures on substantially identical terms; provided, however, that no Indebtedness of the Issuer shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Issuer solely by virtue of being unsecured.

   The foregoing provisions will not apply to (collectively, "Permitted
Debt"):

     (i) the incurrence by the Issuer, DecisionOne and its Restricted Subsidiaries of Indebtedness under the New Credit Facility; provided that the aggregate principal amount of all Indebtedness (with letters of credit and bankers' acceptances being deemed to have a principal amount equal to the maximum face amount thereunder) outstanding under the New Credit Facility after giving effect to such incurrence does not exceed an amount equal to $625.0 million;

     (ii) the incurrence by (A) the Issuer and the Issuer's Restricted Subsidiaries of Indebtedness represented by the Debentures and (B) DecisionOne and its Restricted Subsidiaries of Indebtedness represented by the Senior Subordinated Notes and any guarantee thereof;

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     (iii) the incurrence by the Issuer or any of its Restricted Subsidiaries
    of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in the business of the Issuer or such Restricted Subsidiary, in aggregate principal amount not to exceed $25.0 million at any time outstanding;

     (iv) Existing Indebtedness;

     (v) the incurrence by the Issuer or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness that was permitted by the Debenture Indenture;

     (vi) Indebtedness of the Issuer to a Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness;

     (vii) Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock of any Restricted Subsidiary to whom such Indebtedness is owed or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness;

     (viii) the incurrence by the Issuer or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging (a) interest rate risk with respect to any floating rate Indebtedness of such Person that is permitted by the terms of the Debenture Indenture to be outstanding or (b) exchange rate risk with respect to agreements or Indebtedness of such Person payable denominated in a currency other than U.S. dollars; provided that such agreements do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder;

     (ix) the incurrence by the Issuer or any of its Restricted Subsidiaries of Acquired Debt in an aggregate principal amount at any time outstanding not to exceed $25.0 million;

     (x) the incurrence by the Issuer or any Restricted Subsidiary of Indebtedness (in addition to Indebtedness permitted by any other clause of this paragraph) in an aggregate principal amount at any time outstanding not to exceed $60.0 million;

     (xi) Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Restricted Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Restricted Subsidiary for the purpose of financing such acquisition; provided, however, that (i) such Indebtedness is not reflected on the balance sheet of the Issuer or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (i)) and (ii) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Issuer and its Restricted Subsidiaries in connection with such disposition;

     (xii) obligations in respect of performance and surety bonds and completion guarantees provided by the Issuer or any Restricted Subsidiary in the ordinary course of business; and

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     (xiii) (A) any guarantee by a Restricted Subsidiary of the Issuer of
    Indebtedness of the Issuer that is pari passu in right of payment to the Debentures that was permitted to be incurred under the Debenture Indenture and (B) any guarantee by a Restricted Subsidiary of the Issuer of Indebtedness of any other Restricted Subsidiary of the Issuer that was permitted to be incurred under the Debenture Indenture.

   For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xiii) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. Accrual of interest and the accretion of original issue discount will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

 Liens

   The Debenture Indenture will provide that the Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom, or assign or convey any rights to receive income therefrom, unless all payments due under the Debenture Indenture and the Debentures are secured on an equal and ratable basis with the obligations so secured until such time as such obligation is no longer secured by a Lien, except for (i) Liens existing on the date of the Debenture Indenture, (ii) Liens on assets of any Restricted Subsidiary of the Issuer securing Indebtedness of Restricted Subsidiaries of the Issuer and (iii) Permitted Liens.

 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

   The Debenture Indenture will provide that Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to: (i)(a) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits or (b) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;
(ii) make loans or advances to the Issuer or any of its Restricted Subsidiaries; or (iii) transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) the terms of any Indebtedness permitted by the Debenture Indenture to be incurred by any Restricted Subsidiary of the Issuer, (b) Existing Indebtedness, as in effect on the date of the Debenture Indenture; (c) any agreement or other instrument of a Person acquired by the Issuer or any of its Restricted Subsidiaries, as in effect at the time of such acquisition (but not created in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; (d) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices; (e) applicable law; (f) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired; or (g) contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.

   The New Credit Facility and the Senior Subordinated Notes restrict DecisionOne Corp. from paying any dividends or making any other distributions to the Issuer. The existence of such restrictions could have an adverse effect on the Issuer's ability to pay interest and principal on the Debentures. See "Risk Factors--Substantial Leverage; Stockholders' Deficit; Liquidity" and "--Limitations on Access to Cash Flow of Subsidiaries; Holding Company Structure."

 Merger, Consolidation, or Sale of Assets

   The Debenture Indenture will provide that the Issuer may not consolidate or merge with or into (whether or not the Issuer is the surviving entity), or sell, assign, transfer, lease, convey or otherwise

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dispose of all or substantially all of its properties or assets in one or more related transactions to, another Person unless (i) the Issuer is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made assumes all the obligations of the Issuer under the Debentures and the Debenture Indenture pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee; (iii) immediately after such transaction, no Default or Event of Default exists; and (iv) the Issuer or the Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made will, at the time of such transaction after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable one quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption entitled "--Incurrence of Indebtedness and Issuance of Preferred Stock." The foregoing clause (iv) will not prohibit (a) a merger between the Issuer and a Subsidiary of an Affiliate of the Issuer created solely for the purpose of holding the Capital Stock of the Issuer,
(b) a merger between the the Issuer and a Wholly Owned Restricted Subsidiary or (c) a merger between the Issuer and an Affiliate incorporated solely for the purpose of reincorporating the Issuer in another State of the United States so long as, in each case, the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby.

 Transactions with Affiliates

   The Debenture Indenture will provide that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Issuer or such Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person and (ii) if such Affiliate Transaction involves aggregate payments in excess of $5.0 million, the Issuer delivers to the Trustee either (x) a resolution of the Board of Directors of the Issuer set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and such Affiliate Transaction is approved by a majority of the members of the Board of Directors of the Issuer or (y) an opinion as to the fairness to the Holders of the Debentures of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided, however, that (a) any employment agreement entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Issuer or such Restricted Subsidiary, (b) transactions between or among the Issuer and/or its Restricted Subsidiaries, (c) transactions between the Issuer or its Restricted Subsidiaries on the one hand, and the Underwriter or its Affiliates on the other hand, involving the provisions of financial, consulting or underwriting services by the Underwriter or its Affiliates, provided that the fees payable to the Underwriter or its Affiliates do not exceed the usual and customary fees of the Underwriter and its Affiliates for similar services, (d) transactions in accordance with the Specified Agreements, as amended; provided that no such amendment contains any provisions that are materially adverse to the Holders of the Debentures, (e) payment of employee benefits, including bonuses, retirement plans and stock options, in the ordinary course of business, consistent with past practice,
(f) the payment of reasonable and customary fees to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Issuer or any Restricted Subsidiary; (g) Restricted Payments permitted by the provisions of the Debenture Indenture described above under clauses (i),
(iv), (v), (vi), (ix), (x), (xiv) and (xvi) of the second paragraph of the covenant described above under the caption entitled "--Restricted Payments,"
(h) payments and transactions in connection with the Merger and the application of the net proceeds from the Offering, including the payment of any fees and expenses with respect thereto, (i) transactions pursuant to the

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Intercompany Note and any forgiveness of Indebtedness thereunder, (j)
transactions permitted by the provisions of the Debenture Indenture under the covenant described below under the caption entitled "--Sales of Accounts Receivable" and (k) transactions pursuant to the Management Loans, in each case, shall not be deemed Affiliate Transactions.

 Sales of Accounts Receivable

   The Issuer may, and any of its Restricted Subsidiaries may, sell at any time and from time to time, accounts receivable to any Accounts Receivable Subsidiary; provided that (i) the aggregate consideration received in each such sale is at least equal to the aggregate fair market value of the receivables sold, as determined by the Board of Directors in good faith, (ii) no less than 80% of the consideration received in each such sale consists of either cash or a promissory note (a "Promissory Note") which is subordinated to no Indebtedness or obligation other than the financial institution or other entities providing the financing to the Accounts Receivable Subsidiary with respect to such accounts receivable (the "Financier") and the remainder of such consideration consists of an Equity Interest in such Accounts Receivable Subsidiary; provided further that the Initial Sale will include all accounts receivable of the Issuer and/or its Restricted Subsidiaries that are party to such arrangements that constitute eligible receivables under such arrangements, (iii) the cash proceeds received from the Initial Sale less reasonable and customary transaction costs will be deemed to be Net Proceeds and will be applied in accordance with the second paragraph of the covenant described above under the caption entitled "--Repurchase at the Option of Holders--Asset Sales," and (iv) the Issuer and its Restricted Subsidiaries will sell all accounts receivable that constitute eligible receivables under such arrangements to the Accounts Receivable Subsidiary no less frequently than on a weekly basis.

   The Issuer (i) will not permit any Accounts Receivable Subsidiary to sell any accounts receivable purchased from the Issuer or any of its Restricted Subsidiaries to any other person except on an arm's-length basis and solely for consideration in the form of cash or Cash Equivalents, (ii) will not permit the Accounts Receivable Subsidiary to engage in any business or transaction other than the purchase, financing and sale of accounts receivable of the Issuer and its Restricted Subsidiaries and activities incidental thereto, (iii) will not permit any Accounts Receivable Subsidiary to incur Indebtedness in an amount in excess of 97% of the book value of such Accounts Receivable Subsidiary's total assets, as determined in accordance with GAAP, (iv) will, at least as frequently as monthly, cause the Accounts Receivable Subsidiary to remit to the Issuer as payment for additional receivables or on the Promissory Notes or as a dividend, all available cash or Cash Equivalents not held in a collection account pledged to a Financier, to the extent not applied to pay or maintain reserves for reasonable operating expenses of the Accounts Receivable Subsidiary or to satisfy reasonable minimum capital requirements based on then current market practice of rating agencies in similar transactions involving receivables of a similar type and quality, as determined by the Board of Directors in good faith and
(v) will not, and will not permit any of its Subsidiaries to, sell accounts receivable to any Accounts Receivable Subsidiary upon (1) the occurrence of an Event of Default with respect to the Issuer and its Restricted Subsidiaries and (2) the occurrence of certain events of bankruptcy or insolvency with respect to such Accounts Receivable Subsidiary.

 Reports

   The Debenture Indenture will provide that, whether or not required by the rules and regulations of the Securities an Exchange Commission (the "Commission"), so long as any Debentures are outstanding, the Issuer will furnish to the Holders of Debentures (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Issuer were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Issuer and its Restricted Subsidiaries and, with respect to the annual information only, a report thereon by the Issuer's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Issuer were required to file such reports. In addition whether or not required by the rules and regulations of the Commission, the Issuer will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

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EVENTS OF DEFAULT AND REMEDIES

   The Debenture Indenture will provide that each of the following constitutes an Event of Default:

     (i) default for 30 days in the payment when due of interest on the Debentures;

     (ii) default in payment when due of principal or premium, if any, on the Debentures at maturity, upon redemption or otherwise;

     (iii) failure by the Issuer for 30 days after receipt of notice from the Trustee or Holders of at least 30% in principal amount of the Debentures then outstanding to comply with the provisions of the covenants described under the captions entitled "--Repurchase at the Option of Holders--Change of Control," "--Repurchase at the Option of Holders--Asset Sales," "--Certain Covenants--Restricted Payments," "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," "--Certain Covenants--Sale and Leaseback Transactions" or "--Certain Covenants--Merger, Consolidation or Sale of Assets;"

     (iv) failure by the Issuer for 60 days after notice from the Trustee or the Holders of at least 30% in principal amount of the Debentures then outstanding to comply with its other agreements in the Debenture Indenture or the Debentures;

     (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Debenture Indenture, which default (i) is caused by a failure to pay Indebtedness at its stated final maturity (after giving effect to any applicable grace period provided in such Indebtedness) (a "Payment Default") or (ii) results in the acceleration of such Indebtedness prior to its stated final maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more;

     (vi) failure by the Issuer or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $20.0 million (net of any amounts with respect to which a reputable and creditworthy insurance company has acknowledged liability in writing), which judgments are not paid, discharged or stayed within 60 days after their entry; and

     (vii) certain events of bankruptcy or insolvency with respect to the Issuer or any Restricted Subsidiary that is a Significant Subsidiary.

   If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 30% in principal amount of the then outstanding Debentures may declare all the Debentures to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Issuer or any Significant Subsidiary, all outstanding Debentures will become due and payable without further action or notice. Upon any acceleration of maturity of the Debentures, all principal of and accrued interest on (if on or after
    , 2002) or Accreted Value of (if prior to     , 2002) the Debentures
shall be due and payable immediately. Holders of the Debentures may not enforce the Debenture Indenture or the Debentures except as provided in the Debenture Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Debentures may direct the Trustee in its exercise of any trust or power.

   The Holders of a majority in aggregate principal amount of the Debentures then outstanding, by notice to the Trustee, may on behalf of the Holders of all of the Debentures waive any existing Default or Event of Default and its consequences under the Debenture Indenture, except a continuing Default or Event of Default in the payment of interest or premium on, or principal of, the Debentures. The Trustee may withhold from Holders of the Debentures notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in such Holders' interest.

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   The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Debenture Indenture, and the Issuer is required upon becoming aware of any Default or Event of Default to deliver to the Trustee a statement specifying such Default or Event of Default.


NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

   No director, officer, employee, incorporator or stockholder of the Issuer, as such, shall have any liability for any obligations of the Issuer under the Debentures or the Debenture Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Debentures by accepting a Debenture waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Debentures. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

   The Issuer may, at its option and at any time, elect to have the obligation of the Issuer discharged with respect to the outstanding Debentures ("legal defeasance"). Such legal defeasance means that the Issuer will be deemed to have paid and discharged the entire indebtedness represented by the outstanding Debentures, except for (a) the rights of Holders of outstanding Debentures to receive payments in respect of the principal amount at maturity of or Accreted Value (as applicable), premium, if any, and interest on the Debentures when such payments are due, or on the redemption date, as the case may be, (b) the Issuer's obligations with respect to the Debentures concerning issuing temporary Debentures, registration of Debentures, mutilated, destroyed, lost or stolen Debentures and the maintenance of an office or agency for payment and money for security payments held in trust, (c) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer's obligations in connection therewith and (d) the legal defeasance provisions of the Debenture Indenture. In addition, the Issuer may, at its option and at any time, elect to have the obligations of the Issuer released with respect to certain covenants that are described in the Debenture Indenture ("covenant defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Debentures. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "--Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Debentures.

   In order to exercise either legal defeasance or covenant defeasance, (i) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Debentures, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants selected by the Trustee, to pay the principal amount at maturity of or Accreted Value (as applicable), premium, if any, and interest on the outstanding Debentures on the stated maturity or on the applicable optional redemption date, as the case may be, and the Issuer must specify whether the Debentures are being defeased to maturity or to a particular redemption date; (ii) in the case of legal defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Debenture Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the outstanding Debentures will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred; (iii) in the case of covenant defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the outstanding Debentures will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

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(iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Debenture Indenture) to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound; (vi) the Issuer must have delivered to the Trustee an opinion of counsel to the effect that, subject to customary assumptions and exclusions (which assumptions and exclusions shall not relate to the operation of Section 547 of the United States Bankruptcy Code or any analogous New York State law provision), after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Issuer must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders of Debentures over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or others; and (viii) the Issuer must deliver to the Trustee an Officers' Certificate and an opinion of counsel (which opinion of counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided for relating to the legal defeasance or the covenant defeasance have been complied with.

TRANSFER AND EXCHANGE

   A Holder may transfer or exchange Debentures in accordance with the Debenture Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Debenture Indenture. The Issuer is not required to transfer or exchange any Debenture selected for redemption. Also, the Issuer is not required to transfer or exchange any Debenture for a period of 15 days before a selection of Debentures to be redeemed.

   The registered Holder of a Debenture will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

   Except as provided in the next two succeeding paragraphs, the Debenture Indenture or the Debentures may be amended or supplemented with the consent of the Holders of at least a majority in principal amount at maturity of the Debentures then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Debentures), and any existing default or compliance with any provision of the Debenture Indenture or the Debentures may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Debentures (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Debentures).

   Without the consent of each Holder affected, however, an amendment or waiver may not (with respect to any Debenture held by a non-consenting Holder): (i) reduce the principal amount of Debentures whose Holders must consent to an amendment, supplement or waiver; (ii) reduce the principal amount at maturity of, change the fixed maturity of, or alter the redemption provisions of (other than provisions relating to the covenants described above under the caption entitled "--Repurchase at the Option of Holders"), the Debentures or amend or modify the calculation of the Accreted Value so as to reduce the amount of the Accreted Value of the Debentures; (iii) reduce the rate of or change the time for payment of interest on any Debentures;
(iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Debentures (except a rescission of acceleration of the Debentures by the Holders of at least a majority in aggregate principal amount of the Debentures and a waiver of the payment default that resulted from such acceleration); (v) make any Debenture payable in money other than that stated in the Debentures; (vi) waive a redemption or repurchase payment with respect to any Debenture (other a payment required by one of the covenants described above under the caption entitled "--Repurchase at the Option of Holders"), (vii) make any change in the foregoing amendment and waiver provisions or (viii) modify any provision of the Debenture Indenture with respect

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to the priority of the Debentures in right of payment. Notwithstanding the foregoing, any amendment or waiver to the covenant described above under the caption "--Repurchase at the Option of Holders--Change of Control" will require the consent of the Holders of at least two-thirds in aggregate principal amount of the Debentures then outstanding if such amendment would adversely affect the rights of Holders of Debentures.

   Notwithstanding the foregoing, without the consent of any Holder of Debentures, the Issuer and the Trustee may amend or supplement the Debenture Indenture or the Debentures to cure any ambiguity, defect or inconsistency, to provide for uncertificated Debentures in addition to or in place of certificated Debentures, to provide for the assumption of the Issuer's obligations to Holders of the Debentures in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of the Debentures or that does not adversely affect the legal rights under the Debenture Indenture of any such Holder or to comply with requirements of the Commission in order to effect or maintain the qualification of the Debenture Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

   The Debenture Indenture contains certain limitations on the rights of the Trustee, should the Trustee become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions with the Issuer; however, if the Trustee acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee or resign.

   The Holders of a majority in principal amount at maturity of the then outstanding Debentures will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee subject to certain exceptions. The Debenture Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Debenture Indenture at the request of any Holder of Debentures, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

   Anyone who receives this Prospectus may obtain a copy of the Debenture Indenture, without charge by writing to DecisionOne Holdings Corp., 50 East Swedesford Road, Frazer, Pennsylvania 19355, Attention: General Counsel.

CERTAIN DEFINITIONS

   Set forth below are certain defined terms used in the Debenture Indenture. Reference is made to the Debenture Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

   "Accounts Receivable Subsidiary" means any newly created, Wholly Owned Subsidiary of the Issuer (i) which is formed solely for the purpose of, and which engages in no activities other than activities in connection with, financing accounts receivable of the Issuer and/or its Restricted Subsidiaries, (ii) which is designated by the Board of Directors of the Issuer as an Accounts Receivables Subsidiary pursuant to a Board of Directors' resolution set forth in an Officers' Certificate and delivered to the Trustee, (iii) that has total assets at the time of such designation with a book value not exceeding $500,000 plus the reasonable fees and expenses required to establish such Accounts Receivable Subsidiary and any accounts receivable financing, (iv) no portion of Indebtedness or any other obligation (contingent or otherwise) of which (a) is at any time recourse to or obligates the Issuer or any Restricted Subsidiary of the Issuer in any way, other than pursuant to (I) representations and covenants entered into in the ordinary course of business in connection with the sale of accounts receivable to such Accounts Receivable Subsidiary or (II) any guarantee of any such accounts receivable financing by the Issuer that is permitted to be incurred

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pursuant to the covenant described under the caption entitled "--Certain
Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," or
(b) subjects any property or asset of the Issuer or any Restricted Subsidiary of the Issuer, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to (I) representations and covenants entered into in the ordinary course of business in connection with sales of accounts receivable or (II) any guarantee of any such accounts receivable financing by the Issuer or any Restricted Subsidiary that is permitted to be incurred pursuant to the covenant described under the caption entitled "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," (v) with which neither the Issuer nor any Restricted Subsidiary of the Issuer has any contract, agreement, arrangement or understanding other than contracts, agreements, arrangements and understandings entered into in the ordinary course of business in connection with sales of accounts receivable in accordance with the covenant described under the caption "--Certain Covenants--Sales of Accounts Receivable" and fees payable in the ordinary course of business in connection with servicing accounts receivable and (vi) with respect to which neither the Issuer nor any Restricted Subsidiary of the Issuer has any obligation (a) to subscribe for additional shares of Capital Stock or other Equity Interests therein or make any additional capital contribution or similar payment or transfer thereto other than in connection with the sale of accounts receivable to such Accounts Receivable Subsidiary in accordance with the covenant described under "--Certain Covenants--Sales of Accounts Receivable" or (b) to maintain or preserve the solvency or any balance sheet term, financial condition, level of income or results of operations thereof.


   "Accreted Value" means, as of any date of determination prior to     ,
2002, with respect to any Debenture, the sum of (a) the initial offering price (which shall be calculated by discounting the aggregate principal amount at maturity of such Debenture at a rate of % per annum, compounded
semi-annually on each      and      from     , 2002 to the date of issuance)
of such Debenture and (b) the portion of the excess of the principal amount of such Debenture over such initial offering price which shall have been accreted thereon through such date, such amount to be so accreted on a daily
basis at a rate of   % per annum of the initial offering price of such
Debenture, compounded semi-annually on each      and      from the date of
issuance of the Debentures through the date of determination, computed on the basis of a 360-day year of twelve 30-day months.

   "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person merges with or into or becomes a Subsidiary of such specified Person including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person or assumed in connection with the acquisition of any asset used or useful in a Permitted Business acquired by such specified Person.

   "Adjusted Consolidated Net Income" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, to the extent deducted in calculating Consolidated Net Income, the sum of (i) 100% of the aggregate amortization of intangibles (less any tax benefit recorded by such Person as a result of such amortization) plus, with respect to the Issuer, up to $25 million of charges arising from any write-off of intangibles reflected on the Issuer's balance sheet as of March 31, 1997, for such period of such Person and its Restricted Subsidiaries, (ii) 100% of non-cash compensation expense for such period incurred by such Person and its Restricted Subsidiaries related to stock options or other Equity Interests granted to the employees or directors of such Person and its Restricted Subsidiaries and (iii) expenses and charges of the Issuer and DecisionOne Corp. related to the Merger which are paid, taken or otherwise accounted for within 90 days of the consummation of the Merger.

   "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with") as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

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   "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets (including, without limitation, by way of a sale and leaseback) other than (A) in the ordinary course of business or (B) sales of accounts receivables to the Accounts Receivables Subsidiary in accordance with the covenant described under the caption entitled "--Certain Covenants--Sales of Accounts Receivable" (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Holdings and its Subsidiaries taken as a whole will be governed by the provisions of the Debenture Indenture described above under the caption entitled "--Repurchase at the Option of Holders--Change of Control" and/or the provisions described above under the caption entitled "--Certain Covenants--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant); and
(ii) the issue by any Restricted Subsidiaries of the Issuer of any Equity Interests of such Restricted Subsidiary and the sale by the Issuer or any of its Restricted Subsidiaries of Equity Interests of any of the Issuer's Subsidiaries, in the case of clauses (i) and (ii), whether in a single transaction or series of related transactions (a) that have a fair market value in excess of $1.0 million or (b) for net proceeds in excess of $1.0 million. Notwithstanding the foregoing: (1) a transfer of assets by the Issuer to a Restricted Subsidiary or by a Restricted Subsidiary to the Issuer or to another Restricted Subsidiary, (2) an issuance of Equity Interests by a Restricted Subsidiary to the Issuer or to another Restricted Subsidiary, (3) a Restricted Payment that is permitted by the covenant described above under the caption entitled "--Certain Covenants--Restricted Payments," (4) the sale and leaseback of any assets within 90 days of the acquisition of such assets,
(5) foreclosures on assets and (6) a disposition of Cash Equivalents in the ordinary course of business will not be deemed to be Asset Sales.

   "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

   "Business" shall have the meaning assigned to such term in Article 11, Rule 11-01(d) of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the date of the Indenture.

   "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

   "Capital Stock" means, (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

   "Cash Equivalents" means (i) Government Securities, (ii) any certificate of deposit maturing not more than 365 days after the date of acquisition issued by, or time deposit of, an Eligible Institution or any lender under the New Credit Facility, (iii) commercial paper maturing not more than 365 days after the date of acquisition of an issuer (other than an Affiliate of the Issuer) with a rating, at the time as of which any investment therein is made, of "A-3" (or higher) according to S&P or "P-2" (or higher) according to Moody's or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments, (iv) any bankers acceptances or money market deposit accounts issued by an Eligible Institution and (v) any fund investing exclusively in investments of the types described in clauses (i) through (iv) above.

   "Change of Control" means the occurrence of any of the following: (i) any sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation) in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries taken as a whole to any "person" (as defined in Section 13(d) of the Exchange Act) or "group" (as defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Principals and their Related Parties;

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(ii) the adoption of a plan for the liquidation or dissolution of the Issuer;
(iii) the Issuer consolidates with, or merges with or into, another "person" (as defined above) or "group" (as defined above) in a transaction or series of related transactions in which the Voting Stock of the Issuer is converted into or exchanged for cash, securities or other property, other than any transaction where (A) the outstanding Voting Stock of the Issuer is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee corporation and (B) either (1) the "beneficial owners" (as defined in Rule 13d-3 under the Exchange Act) of the Voting Stock of the Issuer immediately prior to such transaction own, directly or indirectly through one or more Subsidiaries, not less than a majority of the total Voting Stock of the surviving or transferee corporation immediately after such transaction or (2) if, immediately prior to such transaction the Issuer is a direct or indirect Subsidiary of any other Person (such other Person, the "Parent Holding Company"), then the "beneficial owners" (as defined above) of the Voting Stock of such Parent Holding Company immediately prior to such transaction own, directly or indirectly through one or more Subsidiaries, not less than a majority of the Voting Stock of the surviving or transferee corporation immediately after such transaction; (iv) the consummation of any transaction or series of related transactions (including, without limitation, by way of merger or consolidation) the result of which is that any "person" (as defined above) or "group" (as defined above) other than the Principals and their Related Parties becomes the "beneficial owner" (as defined above) of more than 50% of the voting power of the Voting Stock of the Issuer or any Parent Holding Company of the Issuer or (v) the first day on which a majority of the members of the Board of Directors of the Issuer or any Parent Holding Company of the Issuer are not Continuing Directors.

   "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, plus, to the extent deducted in computing Consolidated Net Income, (i) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, (ii) Fixed Charges of such Person for such period, (iii) depreciation and amortization (including amortization of goodwill and other intangibles) and all other non-cash charges (excluding any such non-cash charge to the extent that it represents
(x) an accrual of or reserve for cash charges in any future period, (y) amortization of a prepaid cash expense that was paid in a prior period or (z) amortization attributable to rotable inventory which has been capitalized in accordance with GAAP) of such Person and its Restricted Subsidiaries for such period, (iv) any net loss realized in connection with any Asset Sale and any extraordinary or non-recurring loss, in each case, on a consolidated basis determined in accordance with GAAP and (v) expenses and charges of the Issuer or DecisionOne Corp. related to the Merger which are paid, taken or otherwise accounted for within 90 days of the consummation of the Merger. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, the Fixed Charges of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person.

   "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of: (a) the interest expense of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP (including amortization of original issue discount, non-cash interest payments, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments, if any, pursuant to Hedging Obligations; provided, however, that in no event shall any amortization of deferred financing costs be included in Consolidated Interest Expense) and (b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued.

   "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that (i) the Net Income or loss of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid to the referent Person or a

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Restricted Subsidiary thereof in cash, (ii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to, the date of such acquisition shall be excluded, and (iii) the cumulative effect of a change in accounting principles, shall be excluded.


   "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Issuer or any Parent Holding Company of the Issuer who (i) was a member of such Board of Directors immediately after consummation of the Merger, including the Offering and the application of the net proceeds thereof, or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election or any successor Continuing Directors appointed by such Continuing Directors (or their successors).

   "DecisionOne Corp." means DecisionOne Corporation, a Delaware corporation or its successors.

   "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

   "Designated Preferred Stock" means preferred stock of the Issuer (other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary) and is so designated as Designated Preferred Stock, pursuant to an Officers' Certificate executed by the principal executive officer and the principal financial officer of the Issuer, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause
(c) of the covenant described under the caption entitled "--Certain Covenants--Restricted Payments."

   "Disqualified Stock" means, with respect to any Person, any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, is exchangeable for Indebtedness (except to the extent exchangeable at the option of such Person subject to the terms of any debt instrument to which such Person is a party), or is redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date on which the Debentures mature; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer in order to satisfy applicable statutory or regulatory obligations.

   "Eligible Institution" means a commercial banking institution that has combined capital and surplus not less than $100.0 million or its equivalent in foreign currency, whose short-term debt is rated "A-3" or higher according to Standard & Poor's Ratings Group ("S&P") or "P-2" or higher according to Moody's Investor Services, Inc. ("Moody's") or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments.

   "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

   "Equity Offering" means any (i) issuance of common stock or preferred stock by the Issuer (other than Disqualified Stock) that is registered pursuant to the Securities Act, other than issuances registered on Form S-8 and issuances registered on Form S-4, and (ii) any private issuance of common stock or preferred stock by the Issuer (other than Disqualified Stock), excluding, in the case of clauses (i) and (ii) above, issuances of common stock pursuant to employee benefit plans of the Issuer or its Restricted Subsidiaries or otherwise as compensation to employees of the Issuer or its Restricted Subsidiaries.

   "Existing Indebtedness" means Indebtedness of the Issuer and its Restricted Subsidiaries (other than Indebtedness under the New Credit Facility or the Senior Subordinated Notes) in existence on the date of the Debenture Indenture until such amounts are repaid.

   "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) the Consolidated Interest Expense of such Person for such period and (ii) any interest expense on Indebtedness of another Person that is guaranteed by the referent Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether

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or not such guarantee or Lien is called upon) and (iii) the product of (a)
all cash dividend payments of the Issuer or any Restricted Subsidiary of the Issuer on any series of preferred stock of the Issuer or such Restricted Subsidiary times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

   "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the Issuer or any of its Restricted Subsidiaries incurs, assumes, guarantees, redeems or repays any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption or repayment of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. For purposes of making the computation referred to above, (i) the Consolidated Cash Flow of the Company shall include (a) the Consolidated Cash Flow of the Company and its Restricted Subsidiaries for the latest four-quarter period for which consolidated internal financial statements of the Company are available as derived from such financial statements plus or minus (b) with respect to any Business or Qualified Contracts that have been acquired by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations, after the first day of the applicable four-quarter period and prior to the Calculation Date, the result of (1) the Consolidated Cash Flow of such Business or Qualified Contracts for the most recent three-month period prior to such acquisition for which internal financial statements in respect of such acquired Business or Qualified Contracts are available times four multiplied by (2) a fraction the numerator of which is 365 minus the number of days during the relevant four-quarter period for which the results of operations of such Business or Qualified Contracts were included in clause (a) of this sentence and the denominator of which is 365, (ii) the acquisition of any Business or Qualified Contracts that has been made by the Issuer or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions after the first day of the applicable four-quarter period and on or prior to the Calculation Date shall give pro forma effect to financing transactions (including the incurrence of Acquired Debt) in connection with the acquisition of such Business or Qualified Contracts, as if such acquisition had occurred at the beginning of the applicable reference period, and (iii) the Consolidated Cash Flow and expenses attributable to discontinued operations as determined in accordance with GAAP, and operations, Businesses and Qualified Contracts disposed of prior to the Calculation Date shall be excluded. For purposes of the foregoing clause (i), the Consolidated Cash Flow attributable to any Business or Qualified Contracts acquired by the Issuer or any Restricted Subsidiary of the Issuer shall be calculated utilizing the actual revenues attributable to such Business or Qualified Contracts for the applicable period and the expenses that would have been attributable to such Business or Qualified Contracts had the Issuer acquired such Business or Qualified Contracts at the beginning of the applicable period, as determined in good faith by the Issuer, taking into account the Issuer's historical expenses in connection with the provision of similar services for similar equipment under similar contracts. If since the beginning of the applicable four-quarter period any Person (that subsequently becomes a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period) shall have made or engaged in any Investment, disposition of operations, Businesses or Qualified Contracts, or merger or consolidation, or shall have discontinued any operations or acquired any Business or Qualified Contracts that would have required adjustment pursuant to this definition had such Person been a Restricted Subsidiary at the time of such Investment, disposition, merger, consolidation, discontinued operation or acquisition, then "Consolidated Cash Flow" shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or discontinued operation had occurred at the beginning of the applicable four-quarter period.

   "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and

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statements and pronouncements of the Financial Accounting Standards Board or
in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect on the date of the Debenture Indenture; provided, however, that all reports and other financial information provided by the Issuer to the Holders, the Trustee and/or the Commission shall be prepared accordance with GAAP, as in effect on the date of such report or other financial information.

   "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States of America is pledged.

   "guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

   "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or foreign exchange rates.


   "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable, or representing any Hedging Obligations, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person), the maximum fixed repurchase price of Disqualified Stock issued by such Person and the liquidation preference of preferred stock issued by such Person, in each case, if held by any Person other than the Issuer or a Wholly Owned Restricted Subsidiary of the Issuer, and, to the extent not otherwise included, the guarantee by such Person of any indebtedness of any other Person; provided that Indebtedness shall not include the pledge by the Company of the Capital Stock of an Unrestricted Subsidiary of the Company to secure Non-Recourse Debt of such Unrestricted Subsidiary.


   "Initial Sale" means (i) the first transaction after the commencement of any accounts receivable financing arrangement in which accounts receivable are sold by the Issuer and/or its Restricted Subsidiaries to an Accounts Receivable Subsidiary and (ii) the first transaction following any amendment to any such arrangement pursuant to which the class of eligible receivables to be purchased pursuant to such arrangement is expanded in which such expanded class of accounts receivable are sold by the Issuer and/or its Restricted Subsidiaries to an Accounts Receivable Subsidiary.

   "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that an acquisition of assets, Equity Interests or other securities by the Issuer for consideration consisting of common equity securities of the Issuer shall not be deemed to be an Investment. If the Issuer or any Subsidiary of the Issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Issuer, the Issuer shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption entitled "--Certain Covenants--Restricted Payments."

   "Investors' Agreement" means the investors' agreement, dated as of    ,
1997, among DecisionOne Corp., the DLJMB Funds, the Institutional Investors and the Management Shareholders, as amended from time to time.

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   "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest).

   "Management Loans" means one or more loans by the Issuer or DecisionOne Corp. to officers and/or directors of the Issuer and any of its Restricted Subsidiaries to finance the purchase by such officers and directors of common stock of the Issuer; provided, however, that the aggregate principal amount of all such Management Loans outstanding at any time shall not exceed $10.0 million.

   "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

   "Net Proceeds" means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness (other than Indebtedness of the Issuer or any Restricted Subsidiary referred to in clause (a) or (b) of the second paragraph of the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales") secured by a Lien on the asset or assets that are the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

   "New Credit Facility" means that certain credit agreement, by and among DecisionOne, Donaldson, Lufkin & Jenrette Securities Corporation, as arranger, DLJ Capital Funding, Inc., as syndication agent, and the lenders party thereto, including any related notes, guarantees, collateral documents, instruments and agreement executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced refinanced from time to time, including any agreement extending the maturity of or refinancing or refunding all or any portion of the Indebtedness thereunder or increasing the amount that may be borrowed under such agreement or any successor agreement, whether or not among the same parties.


   "Non-Recourse Debt" means Indebtedness (i) no default with respect to, which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Issuer or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (ii) as to which the lenders have been notified in writing that they will not have any recourse to the stock (other than the stock of an Unrestricted Subsidiary pledged by the Company to secure debt of such Unrestricted Subsidiary) or assets of the Issuer or any of its Restricted Subsidiaries; provided, however, that in no event shall Indebtedness of any Unrestricted Subsidiary fail to be Non-Recourse Debt solely as a result of any default provisions contained in a guarantee thereof by the Issuer or any of its Restricted Subsidiaries if the Issuer or such Restricted Subsidiary was otherwise permitted to incur such guarantee pursuant to the Debenture Indenture.


   "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

   "Pari Passu Indebtedness" means Indebtedness of the Issuer that ranks pari passu in right of payment to the Debentures.

   "Permitted Business" means the equipment maintenance or support services business or any business reasonably ancillary or related thereto.

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   "Permitted Investments" means (i) Investments in the Issuer or in a
Restricted Subsidiary of the Issuer, (ii) Investments in cash or Cash Equivalents, (iii) Investments by the Issuer or any Restricted Subsidiary of the Issuer in a Person if, as a result of such Investment, (a) such person becomes a Restricted Subsidiary of the Issuer or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer, (iv) Investments in accounts and notes receivable acquired in the ordinary course of business, (v) any non-cash consideration received in connection with an Asset Sale that complies with the covenant described above under the caption entitled "--Repurchase at the Option of Holders--Asset Sales," (vi) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case, incurred in the ordinary course of business, (vii) any guarantees permitted to be made pursuant to the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," (viii) Investments in any Accounts Receivable Subsidiary made in connection with the formation of an Accounts Receivable Subsidiary or received in consideration of sales of accounts receivable, in each case, in accordance with the covenant described under the caption entitled "--Certain Covenants--Sales of Accounts Receivable" and (ix) the Management Loans.

   "Permitted Liens" means (i) Liens on assets of DecisionOne Corp. and its Subsidiaries; (ii) Liens in favor of the Issuer; (iii) Liens created by Restricted Subsidiaries of the Issuer to secure Indebtedness of such Restricted Subsidiaries to the Issuer or to other Wholly Owned Restricted Subsidiaries of the Issuer; (iv) the pledge of the capital stock of DecisionOne Corp. to secure the New Credit Facility; (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (vi) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (vii) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar Liens arising in the ordinary course of business that are not delinquent or remain payable without penalty; (viii) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount, and that do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of the Issuer; (ix) Liens arising by operation of law in connection with judgments to the extent, for an amount and for a period not resulting in an Event of Default with respect thereto; (x) any customary retention of title by the lessor under a Capital Lease Obligation incurred in compliance with the covenant described under the caption entitled "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock;" (xi) Liens in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision thereof, to secure partial, progress, advance or other payments; (xii) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation; (xiii) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of setoff or similar rights and remedies, in each case as to deposit accounts or other funds maintained with a creditor depository institution; provided that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Issuer in excess of those set forth by regulations promulgated by the Federal Reserve Board, and (B) such deposit account is not intended by the Issuer to provide collateral to the depository institution; (xiv) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Issuer; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Issuer; and (xv) Liens on property existing at the time of acquisition thereof by the Issuer, provided that such Liens were in existence prior to the contemplation of such acquisition.

   "Permitted Refinancing Indebtedness" means any Indebtedness of the Issuer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Issuer or any of its Restricted
Subsidiaries; provided

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that: (i) the principal amount (or accreted value, if applicable) of such
Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses and premiums incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date at least as late as the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Debentures, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Debentures on terms at least as favorable to the Holders of Debentures as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is Pari Passu Indebtedness, such Permitted Refinancing Indebtedness has a final maturity date on or later than the final maturity date of, and is subordinated or pari passu in right of payment to, the Debentures on terms at least as favorable to the Holders of Debentures as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

   "Principals" means DLJ Merchant Banking, Inc.; DLJ Offshore Partners II, C.V., DLJ Diversified Partners, L.P., DLJMB Funding II, Inc., UK Investment Plan 1997 Partners and DLJ ESC LLC and each of their respective Affiliates.

   "Qualified Contract" means any contract for the provision of computer maintenance and/or technology support services with respect to which the Issuer and its Restricted Subsidiaries have not received notice that the counterparty to such contract intends to terminate such contract prior to the expiration of its term or not to renew such contract at the end of its term.

   "Qualified Proceeds" means any of the following or any combination of the following: (i) cash, (ii) Cash Equivalents, (iii) assets that are used or useful in a Permitted Business and (iv) the Capital Stock of any Person engaged in a Permitted Business if, in connection with the receipt by the Issuer or any Restricted Subsidiary of the Issuer of such Capital Stock, (a) such Person becomes a Restricted Subsidiary of the Issuer or any Restricted Subsidiary of the Issuer or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or any Restricted Subsidiary of the Issuer.

   "Receivables Fees" means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any receivables financing permitted pursuant to the covenant entitled "Sales of Accounts Receivable."

   "Related Party" means, with respect to the Principals, (i) any controlling stockholder or partner of any Principal on the date of the Debenture Indenture, or (ii) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding (directly or through one or more Subsidiaries) a 51% or more controlling interest of which consist of the Principals and/or such other Persons referred to in the immediately preceding clauses (i) or (ii).

   "Restricted Investment" means an Investment other than a Permitted
Investment.

   "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

   "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture.

   "Specified Agreements" means the Investors' Agreement and the Tax Sharing Agreement.

   "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of Voting Stock is at the time owned or

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controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof); provided, however, that the Accounts Receivable Subsidiary and its Subsidiaries shall not be deemed Subsidiaries of the Issuer or any of its other Subsidiaries.

   "Unrestricted Subsidiary" means any Subsidiary (other than DecisionOne Corp.) that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such
Subsidiary: (i) has no Indebtedness other than Non-Recourse Debt; (ii) is not party to any agreement, contract, arrangement or understanding with the Issuer or any Restricted Subsidiary of the Issuer unless the terms of any such agreement, contract, arrangement understanding are no less favorable to the Issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Issuer; (iii) is a Person with respect to which neither the Issuer nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels, of operating results; and (iv) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Issuer or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption entitled "--Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as a Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Debenture Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Issuer as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption entitled "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," the Issuer shall be in default of such covenant). The Board of Directors of the Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Issuer of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption entitled "--Certain Covenants--Incurrence of Indebtedness and Issuance Disqualified of Stock" and
(ii) no Default or Event of Default would be in existence following such designation.

   "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

   "Warrant Agreement" means the Warrant Agreement, dated as of the date of the Debenture Indenture, between the Issuer and Fleet National Bank, as warrant agent.

   "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the then outstanding principal amount of such Indebtedness into (ii) the total of the product obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

   "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

   "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

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                           DESCRIPTION OF WARRANTS


   The Warrants will be issued pursuant to a Warrant Agreement (the "Warrant Agreement") between Quaker and State Street Bank and Trust Company, as Warrant Agent (the "Warrant Agent"), a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part and is available as set forth above under the caption entitled "--Description of Debentures--Additional Information." Upon consummation of the Merger, Holdings will succeed to the obligations of Quaker with respect to the Warrants and the Warrants will, by their terms, become exercisable for an equal number of shares of Holdings Common Stock. The following summary of certain provisions of the Warrant Agreement does not purport to be complete and is qualified in its entirety by reference to the Warrant Agreement, including the definitions therein of certain terms used below.


GENERAL

   Following the Merger, each Warrant, when exercised, will entitle the
Holder thereof to receive     fully paid and non-assessable shares of
Holdings Common Stock (the "Warrant Shares"), at an exercise price of $
per share, subject to adjustment (the "Exercise Price"). The Exercise Price and the number of Warrant Shares are both subject to adjustment in certain cases referred to below. Following the Merger, the Holders of the Warrants would be entitled, in the aggregate, to purchase shares of Holdings Common
Stock representing approximately    % of Holdings Common Stock on a fully
diluted basis immediately following consummation of the Merger. The Warrants will be exercisable at any time on or after the Separation Date. Unless
exercised, the Warrants will automatically expire on     , 2007 (the
"Expiration Date").

   The Warrants may be exercised by surrendering to the Issuer the warrant certificates evidencing the Warrants to be exercised with the accompanying form of election to purchase properly completed and executed, together with payment of the Exercise Price. Payment of the Exercise Price may be made at the Holder's election (i) by tendering Debentures having an aggregate principal amount at maturity, plus accrued and unpaid interest, if any,
thereon, to the date of exercise (or if such exercise takes place prior     ,
2002, an Accreted Value on the date of exercise) equal to the Exercise Price and (ii) in cash in United States dollars by wire transfer or by certified or official bank check to the order of the Issuer. Upon surrender of the warrant certificate and payment of the Exercise Price, the Issuer will deliver or cause to be delivered, to or upon the written order of such Holder, stock certificates representing the number of whole Warrant Shares to which the Holder is entitled. If less than all of the Warrants evidenced by a warrant certificate are to be exercised, a new warrant certificate will be issued for the remaining number of Warrants. Holders of Warrants will be able to exercise their Warrants only if a registration statement relating to the Warrant Shares underlying the Warrants is then in effect, or the exercise of such Warrants is exempt from the registration requirements of the Securities Act, and such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various Holders of Warrants or other persons to whom it is proposed that Warrant Shares be issued on exercise of the Warrants reside. Upon consummation of the Merger, Holdings will be required under the terms of the Warrant Agreement to file and use its best efforts to make effective, by the earlier of (i) the later of the Separation Date and 120 days from the closing of the Offering and (ii) 45 days after the occurrence of a Change of Control, and (subject to certain "black out" periods not to exceed 45 days in any calendar year) maintain effective until the expiration or exercise of all Warrants a shelf registration statement on an appropriate form under the Securities Act covering the issuance of Warrant Shares upon the exercise of the Warrants. In addition, Holdings will be required under the terms of the Warrant Agreement to file and use its best efforts to make effective, by the earlier of (i) the later of the Separation Date and 120 days from the closing of the Offering or 45 days after the occurrence of a Change of Control, and (subject to certain "black out" periods not to exceed 45 days in any calendar year) maintain effective until the expiration or exercise of all Warrants a shelf registration statement on an appropriate form under the Securities Act covering the resale of Warrant Shares upon the exercise of the Warrants by broker-dealers. There can be no assurance that Holdings will be able to file, cause to be declared effective or keep a registration statement continuously effective until all of the Warrants have been exercised or have expired.

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
   No fractional Warrant Shares will be issued upon exercise of the Warrants. The Issuer will pay to the Holder of the Warrant at the time of exercise an amount in cash equal to the current market value of any such fractional Warrant Shares less a corresponding fraction of the Exercise Price.

   The Holders of the Warrants will have no right to vote on matters submitted to the stockholders of the Issuer and will have no right to receive dividends. The Holders of the Warrants will not be entitled to share in the assets of the Issuer in the event of liquidation, dissolution or the winding up of the Issuer. In the event a bankruptcy or reorganization is commenced by or against the Issuer, a bankruptcy court may hold that unexercised Warrants are executory contracts which may be subject to rejection by the Issuer with approval of the bankruptcy court, and the Holders of the Warrants may, even if sufficient funds are available, receive nothing or a lesser amount as a result of any such bankruptcy case than they would be entitled to if they had exercised their Warrants prior to the commencement of any such case.

   In the event of a taxable distribution to holders of Holdings Common Stock following the Merger that results in an adjustment to the number of Warrant Shares or other consideration for which a Warrant may be exercised, the Holders of the Warrants may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend. See "Certain Federal Income Tax Considerations--Warrants."

ADJUSTMENTS

   Following the Merger, the number of Warrant Shares purchasable upon exercise of Warrants and the Exercise Price will be subject to adjustment in certain events including: (i) the payment by Holdings of dividends and other distributions on the Holdings Common Stock in Holdings Common Stock, (ii) subdivisions, combinations and reclassifications of the Holdings Common Stock, (iii) the issuance to all holders of Holdings Common Stock of rights, options or warrants entitling them to subscribe for Holdings Common Stock or securities convertible into, or exchangeable or exercisable for, Holdings Common Stock at an offering price (or with an initial conversion, exchange or exercise price) which is less than the Fair Market Value per share (as defined) of Holdings Common Stock, (iv) the distribution to all holders of Holdings Common Stock of any of Holdings' assets (including cash), debt securities, preferred stock or any rights or warrants to purchase any such securities (excluding those rights and warrants referred to in clause (iii) above), (v) the issuance of shares of Holdings Common Stock for consideration per share less than the then Fair Market Value per share of Holdings Common Stock (excluding securities issued in transactions referred to in clauses (i) through (iv) above), (vi) the issuance of securities convertible into or exchangeable for Holdings Common Stock for a conversion or exchange price plus consideration received upon issuance less than the then Fair Market Value per share of Holdings Common Stock (excluding securities issued in transactions referred to in clauses (i) through (iv) above), and (vii) certain other events that could have the effect of depriving Holders of the Warrants of the benefit of all or a portion of the purchase rights evidenced by the Warrants.

   "Disinterested Director" means, in connection with any issuance of securities that gives rise to a determination of the Fair Market Value thereof, each member of the Board of Directors of Holdings who is not an officer, employee, director or other Affiliate of the party to whom Holdings is proposing to issue the securities giving rise to such determination.

   "Fair Market Value" per security at any date of determination shall be (1) in connection with a sale to a party that is not an Affiliate of Holdings in an arm's-length transaction (a "Non-Affiliate Sale"), the price per security at which such security is sold and (2) in connection with any sale to an Affiliate of Holdings, (a) the last price per security at which such security was sold in a Non-Affiliate Sale within the three-month period preceding such date of determination or (b) if clause (a) is not applicable, the fair market value of such security determined in good faith by (i) a majority of the Board of Directors of Holdings, including a majority of the Disinterested Directors, and approved in a board resolution delivered to the Warrant Agent or (ii) a nationally recognized investment banking, appraisal or valuation firm, which is not an Affiliate of Holdings, in each case, taking into account, among all other factors deemed relevant by the Board of Directors or such investment banking, appraisal or valuation firm, the trading price and volume of such security on any national securities exchange or automated quotation system on which such security is traded.

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   No adjustment in the Exercise Price will be required unless such adjustment would require an increase or decrease of at least one percent (1.0%) in the Exercise Price; provided however, that any adjustment that is not made will be carried forward and taken into account in any subsequent adjustment.

   Following the Merger, in the case of certain consolidations or mergers of Holdings, or the sale of all or substantially all of the assets of Holdings to another corporation, (i) each Warrant will thereafter be exercisable for the right to receive the kind and amount of shares of stock or other securities or property to which such Holder would have been entitled as a result of such consolidation, merger or sale had the Warrants been exercised immediately prior thereto and (ii) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale shall have been made will assume the obligations of Holdings under the Warrant Agreement.

RESERVATION OF SHARES

   Holdings has authorized and reserved for issuance and will at all times reserve and keep available such number of shares of Holdings Common Stock as will be issuable upon the exercise of all outstanding Warrants. Such shares of Holdings Common Stock, when paid for and issued, will be duly and validly issued, fully paid and non-assessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issuance thereof.

AMENDMENT

   From time to time, the Issuer and the Warrant Agent, without the consent of the Holders of the Warrants, may amend or supplement the Warrant Agreement for certain purposes, including curing defects or inconsistencies or making any change that does not adversely affect the legal rights of any Holder. Any amendment or supplement to the Warrant Agreement that adversely affects the legal rights of the Holders of the Warrants will require the written consent of the Holders of a majority of the then outstanding Warrants (excluding Warrants held by Holdings or any of its Affiliates). The consent of each Holder of the Warrants affected will be required for any amendment pursuant to which the Exercise Price would be increased or the number of Warrant Shares purchasable upon exercise of Warrants would be decreased (other than pursuant to adjustments provided in the Warrant Agreement).

                               105
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                         DESCRIPTION OF CAPITAL STOCK

GENERAL

   Holdings will be authorized upon consummation of the Merger by its Amended and Restated Certificate of Incorporation to issue an aggregate of 30,000,000 shares of Holdings Common Stock, par value $.01 per share. Holdings is authorized to issue up to 15,000,000 shares of Preferred Stock, par value $.01 per share, in one or more series. Currently, there are no shares of Preferred Stock issued or outstanding. The following is a summary of certain of the rights and privileges pertaining to Holdings Common Stock and Preferred Stock. For a full description of the Holdings' capital stock, reference is made to the Holdings' Amended and Restated Certificate of Incorporation currently in effect, a copy of which is on file with the Commission.

COMMON STOCK

 Voting Rights

   The holders of Holdings Common Stock are entitled to one vote per share on all matters submitted for action by the shareholders. There is no provision for cumulative voting with respect to the election of directors. Accordingly, the holders of more than 50% of the shares of Holdings Common Stock can, if they choose to do so, elect the Board of Directors of Holdings and determine most matters on which stockholders are entitled to vote.

 Dividend Rights

   Holders of Holdings Common Stock are entitled to share equally, share for share, if dividends are declared on Holdings Common Stock, whether payable in cash, property or securities of Holdings.

 Liquidation Rights

   In the event of any voluntary or involuntary liquidation, dissolution or winding up of Holdings, after payment has been made from the funds available therefore to the holders of Preferred Stock, if any, for the full amount to which they are entitled, the holders of the shares of Holdings Common Stock are entitled to share equally, share for share, in the assets available for distribution. Holders of Holdings Common Stock have no conversion, redemption or preemptive rights.

PREFERRED STOCK

   The Preferred Stock is issuable from time to time in one or more series and with such designations and preferences for each series as shall be stated in the resolutions providing for the designation and issue of each such series adopted by the board of directors of Holdings. The board of directors is authorized by Holdings' Certificate of Incorporation to determine the voting, dividend, redemption and liquidation preferences and limitations pertaining to such series. The board of directors, without shareholder approval, may issue Preferred Stock with voting and other rights that could adversely affect the voting power of the holders of the Common Stock and could have certain antitakeover effects. Holdings has no present plans to issue any shares of Preferred Stock. The ability of the board of directors to issue Preferred Stock without stockholder approval could have the effect of delaying, deferring or preventing a change in control of Holdings or the removal of existing management.

SECTION 203 OF DELAWARE GENERAL CORPORATION LAW

   Holdings is a Delaware corporation and subject to Section 203 of the DGCL. Because the Board of Directors of Holdings approved the Merger Agreement and Voting Agreement prior to the execution thereof, the restrictions set forth in Section 203 of the DGCL will not apply to the DLJMB Funds with respect to the Merger or the other transactions contemplated by the Merger Agreement and the Voting Agreeement. However, in general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business

                               106
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combination" (as defined) with a Delaware corporation for three years following the date such person became an interested stockholder, subject to certain exceptions such as transactions done with the approval of the Board of Directors and of the holders of at least two-thirds of the outstanding shares of voting stock not owned by the interested stockholder. The existence of this provision would be expected to have an anti-takeover effect, including possibly discouraging takeover attempts that might result in a premium over the market price for the shares of Holdings Common Stock.

 DLJMB Warrants

   Each DLJMB Warrant will entitle the holder thereof to purchase one share of Holdings Common Stock at an exercise price of not less than $0.01 per share subject to customary antidilution provisions and other customary terms. The DLJMB Warrants will be exercisable at any time prior to 5:00 p.m., New York City time, on August 15, 2007. The exercise of the DLJMB Warrants also will be subject to applicable federal and state securities laws.

   The DLJMB Funds will be entitled to request six demand registrations with respect to the DLJMB Warrants (together with all or any portion of any Preferred Stock owned by them) and the Holdings Common Stock owned by them, which demand registration rights will be immediately exercisable subject to customary deferral and cutback provisions. In addition, the holders of the DLJMB Warrants will also be entitled to unlimited piggyback registration rights with respect to such Warrants subject to customary cutback provisions.

 Transfer Agent and Registrar

   The transfer agent and registrar for the Holdings Common Stock following the Merger will be Chase Mellon Shareholder Services, L.L.C.

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                   CERTAIN FEDERAL INCOME TAX CONSEQUENCES

   The following summary, which is based on the opinion of Davis Polk & Wardwell, counsel to the Issuer, describes the material United States federal income tax consequences of the ownership and disposition of Units to initial purchasers of the Units who are U.S. Holders (as defined below) and who purchase the Units at the issue price set forth on the cover page hereof. This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, changes to any of which subsequent to the date of this Prospectus may affect the tax consequences described herein. This summary discusses only Units held as capital assets within the meaning of Section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to a holder in light of his particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities and holders who hold the Debentures, Warrants or Units as part of a straddle or a hedging or conversion transaction. Persons considering the purchase of Units should consult their tax advisors with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

   As used herein, the term "U.S. Holder" means a beneficial owner of a Unit that for United States federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or
(iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust. The term also includes certain former citizens or residents of the United States.

ALLOCATION OF THE ISSUE PRICE BETWEEN THE DEBENTURE AND THE WARRANT

   Each Unit is comprised of a Debenture and a Warrant. Consequently, the "issue price" of a Unit for federal income tax purposes (generally, the first price at which a substantial amount of Units is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers) must be allocated between the Debenture and the Warrant based on their respective fair market values at the time of issuance, and a U.S. Holder's basis in each of the Debenture and the Warrant will be equal to the amount allocated to such Debenture and such Warrant. Based on the Issuer's estimate of the fair market
value of a Warrant, the Company intends to treat $    of the issue price of a
Unit as allocable to the Debenture (which amount the Company will therefore treat as the "issue price" of the Debenture for federal income tax purposes)
and $    as allocable to the Warrant. The Issuer intends to file information returns with the Internal Revenue Service (the "IRS") based on such allocation.

   The Company's allocation of the issue price is binding on a holder for federal income tax purposes unless the holder discloses the use of a different allocation in its federal income tax return for the year in which the Unit was acquired. However, the Company's allocation is not binding on the IRS, and there can be no assurance that the IRS will not challenge such allocation.

THE DEBENTURES

   For purposes of the following discussion, it is assumed that the Debentures will constitute debt for federal income tax purposes. In general, the excess of a Debenture's "stated redemption price at maturity" over its issue price will generally constitute original issue discount ("OID") for federal income tax purposes. The stated redemption price at maturity of a Debenture is the sum of all scheduled amounts payable on the Debentures (including the interest payable on the Debentures). U.S. Holders of the Debentures will be required to include such OID in income for federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest, before the receipt of cash payments attributable to such income. Under this method, U.S. Holders of the Debentures generally will be required to include in income increasingly greater amounts of OID in successive accrual periods.

   The Issuer does not intend to treat the possibility of an optional redemption or repurchase of the Debentures as giving rise to any additional accrual of OID or recognition of ordinary income upon redemption, sale or exchange of a Debenture. Holders may wish to consider that United States Treasury Regulations regarding the treatment of certain contingencies were recently issued and may wish to consult their tax advisers in this regard.

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
   Upon the sale, exchange or retirement of a Debenture, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such holder's adjusted tax basis in the Debenture. A U.S. Holder's adjusted tax basis in a Debenture will generally equal the issue price of such Debenture increased by the amount of any OID previously included in income by such Holder with respect to such Debenture. Gain or loss realized on the sale, exchange or retirement of a Debenture will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the Debenture has been held for more than one year.

   The Debentures will be "applicable high yield discount obligations" ("AHYDOs"), as defined in the Code, because the yield to maturity of such Debentures will exceed the "applicable Federal rate" in effect at the time of their issuance (the "AFR") plus five percentage points. Under the rules applicable to AHYDOs, a portion of the OID that accrues on the Debentures will not be deductible by the Company at any time. The non-deductible portion of the OID will be an amount that bears the same ratio to such OID as (i) the excess of the yield to maturity of the Debentures over the AFR plus six percentage points bears to (ii) the yield to maturity of the Debentures. To the extent that the non-deductible portion of OID would have been treated as a dividend if it had been distributed with respect to the Company's stock, it will be treated as a dividend to holders of the Debentures for purposes of the rules relating to the dividends received deduction for corporate holders. Any remaining OID on the Debentures will not be deductible by the Company until such OID is paid.

THE WARRANTS

   A U.S. Holder will generally not recognize any gain or loss upon exercise of any Warrants (except with respect to any cash received in lieu of a fractional share of Common Stock). A U.S. Holder will have an initial tax basis in the shares of Holdings Common Stock received on exercise of the Warrants equal to the sum of its tax basis in the Warrants and the aggregate exercise price thereof. A U.S. Holder's holding period in such shares of Holdings Common Stock will commence on the day after the Warrants are exercised.

   If a Warrant expires without being exercised, a U.S. Holder will recognize a capital loss in an amount equal to its tax basis in the Warrant. Upon the sale or exchange of a Warrant, a U.S. Holder will generally recognize a capital gain or loss equal to the difference, if any, between the amount realized on such sale or exchange and the U.S. Holder's tax basis in such Warrant. Such capital gain or loss will be long-term capital gain or loss if, at the time of such sale or exchange, the Warrant has been held for more than one year.

   Under Section 305 of the Code, a U.S. Holder of a Warrant may be deemed to have received a constructive distribution from the Issuer, which may result in the inclusion of ordinary dividend income, in the event of certain adjustments to the number of shares of Holdings Common Stock to be issued on exercise of a Warrant.

BACKUP WITHHOLDING AND INFORMATION REPORTING

   Certain noncorporate U.S. Holders may be subject to backup withholding at a rate of 31% on payments received with respect to, and the proceeds of a disposition of, a Debenture or Warrant. Backup withholding will apply only if the U.S. Holder (i) fails to furnish its Taxpayer Identification Number ("TIN") which, in the case of an individual, would be his or her Social Security number, (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it has failed to properly report payments of interest and dividends or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding. U.S. Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption if applicable. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against such U.S. Holder's United States federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is furnished to the IRS.

                                 UNDERWRITING

   Subject to the terms and conditions of the Underwriting Agreement (the "Underwriting Agreement") between Quaker and Donaldson, Lufkin & Jenrette Securities Corporation (the "Underwriter" or "DLJSC"), the Underwriter has agreed to purchase from Quaker, and Quaker has agreed to sell to the Underwriter, all of the Units offered hereby.

   The Underwriting Agreement provides that the obligations of the Underwriter thereunder are subject to certain conditions precedent. The Underwriting Agreement also provides that Quaker will indemnify the Underwriter against certain liabilities and expenses, including liabilities under the Securities Act. The nature of the Underwriter's obligation is such that it is required to purchase all of the Units if any Units are purchased by the Underwriter.

   The Underwriter has advised Quaker that it proposes initially to offer the Units, in part, directly to the public at the public offering price set forth on the cover of this Prospectus and in part to selected dealers at such price
less a concession not in excess of $   per Unit. The Underwriter may allow,
and such dealers may reallow, a discount not in excess of $   per Unit to
certain other dealers. After the initial public offering of the Units, the offering price and the other selling terms may be changed by the Underwriter.

   The Securities are new securities for which no public market exists. The Securities will not be listed on a securities exchange. There can be no assurance that an active public market will develop or be sustained upon completion of the Offering or at what prices Holders of the Securities would be able to sell such securities, if at all. In addition, prevailing interest rate levels, market fluctuations and general economic and political conditions may adversely affect the liquidity and the market price of the Securities, regardless of the Company's financial and operating performance. The market for "high yield" securities, such as the Debentures, and markets for the Units and the Warrants are volatile and unpredictable, which may have an adverse effect on the liquidity of, and prices for, such securities. The Company has been advised by the Underwriter that it currently intends to make a market in the Securities after consummation of the Offering as permitted by applicable laws and regulations; however, the Underwriter is not obligated to do so and may discontinue doing so without notice at any time. Accordingly, no assurance can be given that a liquid trading market of the Securities will develop or be sustained. In addition, because the Underwriter may be deemed to be an affiliate of the Company, the Underwriter will be required to deliver a current "market-maker" prospectus and otherwise to comply with the registration requirements of the Securities Act in connection with any secondary market sale of the Debentures, which may affect its ability to continue market-making activities. The Underwriter's ability to engage in market-making transactions will therefore be subject to the availability of a current "market-maker" prospectus. For so long as any of the Securities are outstanding and, in the reasonable judgment of the Underwriter and its counsel, the Underwriter or any of its affiliates (as defined in the rules and regulations under the Securities Act) is required to deliver a prospectus in connection with the sale of the Debentures, the Company has agreed to make a "market-maker" prospectus available to the Underwriter to permit it to engage in market-making transactions.

   The Underwriter has informed Quaker that it does not intend to confirm sales of the Units to any accounts over which it exercises discretionary authority.


   In connection with the Offering, the Underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the Units. Specifically, the Underwriter may overallot the Offering, creating a syndicate short position. The Underwriter may bid for and purchase the Units in the open market to cover syndicate short positions. In addition, the Underwriter may bid for and purchase the Units in the open market to stabilize the price of the Units. These activities may stabilize or maintain the market price for the Units above independent market levels. The Underwriter is not required to engage in these activities, and may end these activities at any time.


   The Underwriter is also acting as underwriter in connection with a concurrent offering by DecisionOne Corp. of Senior Subordinated Notes and will receive customary discounts and commissions in connection therewith. In addition, the Underwriter is acting as Arranger and DLJ Capital Funding, an affiliate of the Underwriter, is the syndication agent and a lender under the New Credit Facility. DLJ Capital Funding and the Underwriter will receive fees pursuant to the New Credit Facility customary to performing such services. In addition, the Underwriter will receive a merger advisory fee of $5.0 million in cash from Quaker upon consummation of the Merger. It is also expected that DLJSC will receive an annual fee from Holdings for financial advisory services.

   DLJMB and certain related entities, all of which are affiliates of the Underwriter, will own a significant amount of Holdings Common Stock following the Merger and Merger Financing. See "Certain Relationships and Related Transactions--Transactions with DLJ and its Affiliates."


   This Prospectus has been prepared for use by DLJSC in connection with offers and sales of the Securities in market-making transactions at negotiated prices related to prevailing market prices at the time of the sale. DLJSC may act as principal or agent in such transactions. Holdings has been advised by DLJSC that it intends to make a market in the Securities; however, DLJSC is not obligated to do so. Any market-making may be discontinued at any time, and there is no assurance that an active public market for the Units will develop or, that if such market develops, that it will continue.

   Under Rule 2720 of the Conduct Rules ("Rule 2720") of the National Association of Securities Dealers, Inc. ("NASD"), the Underwriter may be deemed to be an "affiliate" of the Issuer and to have a "conflict of interest" with the Issuer by virtue of the fact that affiliates of the Underwriter may be deemed to beneficially own greater than 10% of the voting stock of the Issuer. Under Rule 2720, when a member of the NASD, such as the Underwriter, proposes to underwrite or otherwise assist in the distribution of an affiliate's securities in a public offering, the yield on debt securities to be distributed to the public must not be lower, or the price of equity securities higher than that recommended by a "qualified independent underwriter", who must participate in the preparation of the registration statement and the prospectus and who must exercise the usual standards of due diligence with respect thereto. In accordance with such requirements, Ladenburg Thalmann & Co. Inc. (the "QIU") has agreed to act as the qualified independent underwriter in connection with the Offering, has participated in the preparation of this Prospectus and the Registration Statement of which this Prospectus forms a part and has exercised the usual standards of due diligence with respect thereto. The price of the Units when sold will be no higher than that recommended by the QIU. The QIU will receive an aggregate fee of $125,000 and will be reimbursed for certain other expenses, all of which will be paid by the Issuer and DecisionOne Corp. in connection with the offering of the Senior Subordinated Notes and Units. In addition, Quaker, Holdings and DecisionOne Corp. have jointly and severally agreed to indemnify the QIU against certain liabilities, including liabilities under the Securities Act or to contribute to payments which the QIU may be required to make in respect thereof.


                                LEGAL MATTERS

   The validity of the Units offered hereby will be passed upon for the Issuer by Davis Polk & Wardwell, New York, New York. Certain legal matters in connection with the Offering will be passed upon for the Underwriter by Latham & Watkins, New York, New York.

                                   EXPERTS

   The Consolidated Financial Statements of the Company as of June 30, 1996 and for each of the three years in the period ended June 30, 1996 and the Consolidated Financial Statements of DecisionOne Corp. (formerly BABSS) as of December 31, 1994 and October 20, 1995 and for the years ended December 31, 1993 and 1994 and the period from January 1, 1995 to October 20, 1995, and the related financial statement schedules appearing in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their reports included herein and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

DECISIONONE HOLDINGS CORP.

 Audited Financial Statements:
Independent Auditors' Report...............................................................    F-2
Consolidated Balance Sheets as of June 30, 1995 and 1996...................................    F-3
Consolidated Statements of Operations for the Years Ended June 30, 1994, 1995 and 1996 ....    F-4
Consolidated Statements of Shareholders' Equity for the Years Ended June 30, 1994, 1995
 and 1996..................................................................................    F-5
Consolidated Statements of Cash Flows for the Years Ended June 30, 1994, 1995 and 1996 ....    F-6
Notes to Consolidated Financial Statements.................................................    F-7

Unaudited Financial Statements:
Condensed Consolidated Balance Sheets as of June 30, 1996 and March 31, 1997  .............   F-27
Condensed Consolidated Statement of Operations--Three and Nine Months Ended March 31, 1996
 and 1997..................................................................................   F-28
Condensed Consolidated Statement of Cash Flows--Nine Months Ended March 31, 1996 and 1997 .   F-29
Notes to Condensed Consolidated Financial Statements ......................................   F-30

DECISIONONE CORPORATION (FORMERLY BELL ATLANTIC BUSINESS SYSTEMS SERVICES, INC.)
Audited Financial Statements:
Independent Auditors' Report...............................................................   F-33
Consolidated Balance Sheets as of December 31, 1994 and October 20, 1995 ..................   F-34
Consolidated Statements of Operations for the years ended December 31, 1993 and 1994 and
 for the period January 1, 1995 to October 20, 1995........................................   F-35
Consolidated Statements of Stockholder's Equity for the years ended December 31, 1993 and
 1994 and for the period January 1, 1995 to October 20, 1995...............................   F-36
Consolidated Statements of Cash Flows for the years ended December 31, 1993 and 1994 and
 for the period January 1, 1995 to October 20, 1995........................................   F-37
Notes to Consolidated Financial Statements.................................................   F-38


                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of DecisionOne Holdings Corp.:

   We have audited the accompanying consolidated balance sheets of DecisionOne Holdings Corp. and subsidiaries (the "Company") as of June 30, 1995 and 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of DecisionOne Holdings Corp. and subsidiaries at June 30, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1996 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
August 30, 1996

                 DECISIONONE HOLDINGS CORP. AND SUBSIDIARIES
                         CONSOLIDATED BALANCE SHEETS
                      YEARS ENDED JUNE 30, 1995 AND 1996
                   (IN THOUSANDS, EXCEPT NUMBER OF SHARES)

                                                                       1995       1996
                                                                   ---------- ----------
                               ASSETS
Current Assets:
 Cash and cash equivalents.........................................  $  2,659   $  8,221
 Accounts receivable, net..........................................    27,758     92,650
 Inventories.......................................................     4,024     30,130
 Prepaid expenses, income tax receivable and other assets .........     7,636      4,752
 Deferred tax asset................................................     8,503      8,018
                                                                   ---------- ----------
  Total current assets.............................................    43,707    143,771
                                                                   ---------- ----------
Repairable Parts, net..............................................    27,360    154,970
Property and Equipment, net........................................     4,429     32,430
Deferred Tax Asset, net............................................    25,011     16,405
Intangibles, net...................................................    34,568    164,659
Other Assets.......................................................       478      2,275
                                                                   ---------- ----------
Total Assets.......................................................  $135,553   $514,510
                                                                   ========== ==========
                LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
 Current portion of long-term debt.................................  $ 19,414   $  2,321
 Accounts payable..................................................    11,412     53,347
 Accrued expenses..................................................    21,773     36,217
 Deferred revenues.................................................    40,222     38,485
 Income taxes payable..............................................     1,648
 Net liabilities related to discontinued products division ........     1,056        479
                                                                   ---------- ----------
  Total current liabilities........................................    95,525    130,849
                                                                   ---------- ----------
Revolving Credit Loan and Long-term Debt...........................     6,157    188,582
Other Liabilities..................................................    12,383     14,286
Redeemable Preferred Stock.........................................     6,811
Shareholders' Equity:
 Preferred stock, $1.00 par value; authorized 5,000,000 shares;
  none outstanding
 Common stock, $.01 par value; authorized 25,000,000 shares in
  1995 and 100,000,000 shares in 1996; issued and outstanding
  8,935,348 shares in 1995 and 27,340,288 shares in 1996 ..........        89        273
 Additional paid-in capital........................................   107,991    255,262
 Accumulated deficit...............................................   (92,378)   (73,516)
 Foreign currency translation adjustment...........................       680        622
 Pension liability adjustment......................................    (1,705)    (1,848)
                                                                   ---------- ----------
  Total shareholders' equity.......................................    14,677    180,793
                                                                   ---------- ----------
Total Liabilities and Shareholders' Equity.........................  $135,553   $514,510
                                                                   ========== ==========

               See notes to consolidated financial statements.

                 DECISIONONE HOLDINGS CORP. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                   YEARS ENDED JUNE 30, 1994, 1995 AND 1996
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                         1994         1995         1996
                                                    ------------ ------------ ------------
Revenues:
 Service............................................ $    97,548  $   154,044  $   526,703
 Other..............................................      10,868        8,976       13,488
                                                    ------------ ------------ ------------
                                                         108,416      163,020      540,191
                                                    ------------ ------------ ------------
Cost of Revenues:
 Service............................................      70,502      107,922      393,311
 Other..............................................       6,478        5,561        9,005
                                                    ------------ ------------ ------------
                                                          76,980      113,483      402,316
                                                    ------------ ------------ ------------
Gross Profit........................................      31,436       49,537      137,875
Operating Expenses:
 Selling, general and administrative expenses ......      16,474       21,982       69,237
 Amortization and write-off of intangibles  ........       5,380        6,776       15,673
 Employee severance and unutilized lease costs
  (credit)..........................................      (6,401)                    3,592
                                                    ------------ ------------ ------------
Operating Income....................................      15,983       20,779       49,373
Interest expense, net of interest income of $132 in
 1994, $53 in 1995 and $239 in 1996.................       4,847        2,468       14,714
                                                    ------------ ------------ ------------
Income from continuing operations before income
 taxes (benefit), discontinued operations and
 extraordinary item.................................      11,136       18,311       34,659
Provision for income taxes (benefit)................       1,024      (23,104)      13,870
                                                    ------------ ------------ ------------
Income before discontinued operations and
 extraordinary item.................................      10,112       41,415       20,789
Discontinued operations--Income from  operations of
discontinued products division......................                    1,113
                                                    ------------ ------------ ------------
Income before extraordinary item....................      10,112       42,528       20,789
Extraordinary item, net of tax benefit of $1,284  ..                                (1,927)
                                                    ------------ ------------ ------------
  Net income........................................ $    10,112  $    42,528  $    18,862
                                                    ============ ============ ============
Primary Income (Loss) Per Common Share:
 Continuing operations.............................. $      0.45  $      1.81  $      0.83
 Discontinued operations............................              $      0.05
 Extraordinary item.................................                           $     (0.08)
                                                    ------------ ------------ ------------
  Net income ....................................... $      0.45  $      1.86  $      0.75
                                                    ============ ============ ============
Weighted average number of common and common
 equivalent shares outstanding......................  22,594,764   22,842,727   25,195,867
                                                    ============ ============ ============
Fully Diluted Income (Loss) Per Common Share:
 Continuing operations.............................. $      0.45  $      1.79  $      0.82
 Discontinued operations............................              $      0.05
 Extraordinary item.................................                                 (0.08)
                                                    ------------ ------------ ------------
  Net income........................................ $      0.45  $      1.84  $      0.74
                                                    ============ ============ ============
Weighted average number of common and common
 equivalent shares outstanding......................  22,594,764   23,149,301   25,429,961
                                                    ============ ============ ============

               See notes to consolidated financial statements.

                 DECISIONONE HOLDINGS CORP. AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                   YEARS ENDED JUNE 30, 1994, 1995 AND 1996
           (IN THOUSANDS, EXCEPT NUMBER OF SHARES OF COMMON STOCK)

                                      COMMON STOCK
                                 ---------------------
                                     NUMBER               ADDITIONAL     ACCUMULATED
                                   OF SHARES    AMOUNT  PAID-IN CAPITAL    DEFICIT
                                 ------------ -------- --------------- -------------
Balance, June 30, 1993 ..........   8,889,547    $ 89      $ 87,324       $(145,018)
  Net income  ...................                                            10,112
  Adjustment to pension
  liability  ....................
  Foreign currency translation
   adjustment ...................
  Accrued dividends on Series A
   and B Redeemable Preferred
   Stock ........................                              (186)
  Increase in additional paid-in
   capital and number of  common
  stock shares due to  debt
  restructuring  ................      30,801                21,220
                                 ------------ -------- --------------- -------------
Balance, June 30, 1994 ..........   8,920,348      89       108,358        (134,906)
  Net income ....................                                            42,528
  Adjustment to pension
  liability  ....................
  Foreign currency translation
   adjustment  ..................
  Accrued dividends on Series A
   and B Redeemable Preferred
   Stock ........................                              (375)
  Increase due to exercise of
   options  .....................      15,000                     8
                                 ------------ -------- --------------- -------------
Balance, June 30, 1995 ..........   8,935,348      89       107,991         (92,378)
  Net income  ...................                                            18,862
  Adjustment to pension
  liability  ....................
  Common Stock issued:
    Exercise of preemptive
    rights. .....................     384,502       4         1,526
    Public offering  ............   6,300,000      63       106,250
    Exercise of options  ........     329,850       3           300
    Exercise of warrants  .......     118,664       1           598
    Conversion of Redeemable
     Preferred Stock  ...........  11,271,924     113        37,529
  Stock issuance costs  .........                            (1,573)
  Issuance of warrants  .........                               126
  Issuance of warrants attached
  to  Subordinated Debentures  ..                             3,400
  Foreign currency translation
   adjustment  ..................
  Accrued dividends on
  Redeemable Preferred Stock  ...                              (885)
                                 ------------ -------- --------------- -------------
Balance, June 30, 1996 ..........  27,340,288    $273      $255,262       $ (73,516)
                                 ============ ======== =============== =============

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                     FOREIGN                      TOTAL
                                    CURRENCY      PENSION     SHAREHOLDERS'
                                   TRANSLATION   LIABILITY    (DEFICIENCY)
                                   ADJUSTMENT    ADJUSTMENT      EQUITY
                                 ------------- ------------ ---------------
Balance, June 30, 1993 ..........     $445        $  (986)      $(58,146)
  Net income  ...................                                 10,112
  Adjustment to pension
  liability  ....................                    (639)          (639)
  Foreign currency translation
   adjustment ...................       12                            12
  Accrued dividends on Series A
   and B Redeemable Preferred
   Stock ........................                                   (186)
  Increase in additional paid-in
   capital and number of  common
  stock shares due to  debt
  restructuring  ................                                 21,220
                                 ------------- ------------ ---------------
Balance, June 30, 1994 ..........      457         (1,625)       (27,627)
  Net income ....................                                 42,528
  Adjustment to pension
  liability  ....................                     (80)           (80)
  Foreign currency translation
   adjustment  ..................      223                           223
  Accrued dividends on Series A
   and B Redeemable Preferred
   Stock ........................                                   (375)
  Increase due to exercise of
   options  .....................                                      8
                                 ------------- ------------ ---------------
Balance, June 30, 1995 ..........      680         (1,705)        14,677
  Net income  ...................                                 18,862
  Adjustment to pension
  liability  ....................                    (143)          (143)
  Common Stock issued:
    Exercise of preemptive
    rights. .....................                                  1,530
    Public offering  ............                                106,313
    Exercise of options  ........                                    303
    Exercise of warrants  .......                                    599
    Conversion of Redeemable
     Preferred Stock  ...........                                 37,642
  Stock issuance costs  .........                                 (1,573)
  Issuance of warrants  .........                                    126
  Issuance of warrants attached
  to  Subordinated Debentures  ..                                  3,400
  Foreign currency translation
   adjustment  ..................      (58)                          (58)
  Accrued dividends on
  Redeemable Preferred Stock  ...                                   (885)
                                 ------------- ------------ --------------
Balance, June 30, 1996 ..........     $622        $(1,848)      $180,793
                                 ============= ============ ==============

               See notes to consolidated financial statements.

                 DECISIONONE HOLDINGS CORP. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                   YEARS ENDED JUNE 30, 1994, 1995 AND 1996
                                (IN THOUSANDS)

                                                                    1994       1995       1996
                                                                ---------- ---------- -----------
Operating Activities:
 Net income.....................................................  $ 10,112   $ 42,528   $  18,862
Adjustments to reconcile net income to net cash provided by
 operating activities:
 Income from discontinued operations............................               (1,113)
 Write-down of intangible assets................................     2,932         70
 Net credit on unused leases, net...............................    (6,401)
 Depreciation and amortization of property and equipment .......     1,781      1,778       8,309
 Amortization of intangibles....................................     2,448      6,706      15,673
 Amortization of repairable parts...............................     5,929      7,688      37,869
 Deferred income taxes..........................................              (23,104)      7,579
 Provision (recovery of loss) on accounts receivable ...........      (162)     1,930       3,434
 Provision for inventory obsolescence...........................     1,580      1,995       1,171
 Extraordinary item.............................................                            1,927
Changes in operating assets and liabilities, net of effects
from  companies acquired, which provided (used) cash:
 Accounts receivable............................................    (3,498)    (8,836)     (1,900)
 Inventories....................................................     1,107        931      (1,248)
 Accounts payable...............................................      (787)     4,552          29
 Accrued expenses...............................................       264     (5,723)        227
 Deferred revenues..............................................     9,547      6,811     (33,928)
 Net changes in other assets and liabilities....................     3,870      2,202      (6,110)
                                                                ---------- ---------- -----------
  Net cash provided by operating activities.....................    28,722     38,415      51,894
                                                                ---------- ---------- -----------
Investing Activities:
 Capital expenditures-net of retirements........................      (304)    (2,786)     (7,278)
 Repairable parts purchases.....................................    (1,857)   (12,154)    (63,514)
 Purchases of companies.........................................    (1,187)   (39,331)   (275,562)
                                                                ---------- ---------- -----------
  Net cash used in investing activities.........................    (3,348)   (54,271)   (346,354)
                                                                ---------- ---------- -----------
Financing Activities:
 Proceeds from issuance of preferred stock......................     2,250                 31,392
 Proceeds from issuance of subordinated debentures..............                           30,000
 Proceeds from issuance of common stock.........................                          107,298
 Proceeds from borrowings.......................................    11,000     32,000     703,720
 Payment of subordinated debentures.............................                          (30,000)
 Payments on borrowings.........................................   (37,713)   (14,463)   (537,548)
 Principal payments under capital leases........................                           (3,423)
 Dividends paid on preferred stock .............................                           (1,446)
 Other..........................................................      (483)                    29
                                                                ---------- ---------- -----------
  Net cash provided by (used in) financing activities ..........   (24,946)    17,537     300,022
                                                                ---------- ---------- -----------
Net increase in cash and cash equivalents.......................       428      1,681       5,562
Cash and cash equivalents, beginning of year....................       550        978       2,659
                                                                ---------- ---------- -----------
Cash and cash equivalents, end of year..........................  $    978   $  2,659   $   8,221
                                                                ========== ========== ===========
Supplemental Disclosures of Cash Flow Information:
 Net cash paid during the year for:
  Interest......................................................       485      2,065      14,838
  Income taxes..................................................       397      1,009       5,344
 Noncash investing/financing activities:
  Interest exchanged for subordinated debt......................     2,073
  Issuance of seller notes in connection with acquisitions  ....     1,313      2,866         587
  Accretion of accrued dividends................................       186        375         885

               See notes to consolidated financial statements.

                 DECISIONONE HOLDINGS CORP. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   YEARS ENDED JUNE 30, 1994, 1995 AND 1996
                            (DOLLARS IN THOUSANDS)

1. NATURE OF BUSINESS

   DecisionOne Holdings Corp. and its wholly owned subsidiaries (the "Company") are providers of multivendor computer maintenance and technology support services. The Company's services include hardware support, user and software support, network support and other support services. These services are offered by the Company across a broad range of computing environments, including mainframes, midrange and distributed systems, workgroups, personal computers ("PCs") and related peripherals. The Company maintains approximately 3,900 technical personnel located in over 150 service locations in North America.

   Through June 30, 1995, the Company's services predominantly involved the provision of maintenance services to the midrange computer market. On October 20, 1995, the Company acquired Bell Atlantic Business Systems Services, Inc. ("BABSS") (see Note 4). BABSS provided computer maintenance and technology support services for computer systems ranging from the data center, which includes both mainframe and midrange systems, to desk top. Subsequent to the acquisition, DecisionOne Holdings Corp.'s principal operating subsidiary, Decision Servcom, Inc., was merged into BABSS, which had changed its name to DecisionOne Corporation. As a result, DecisionOne Corporation is the principal operating subsidiary of the Company.

   The Company's wholly owned, international subsidiaries are not significant to the Company's financial statements.

2.  SIGNIFICANT ACCOUNTING POLICIES

   CONSOLIDATION -- The consolidated financial statements include the accounts of DecisionOne Holdings Corp. and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

   CASH AND CASH EQUIVALENTS --Cash and cash equivalents are highly liquid investments with remaining maturities of three months or less at the time of purchase.

   INVENTORIES --Inventories are stated at the lower of cost or market, cost principally being determined using the weighted average method. The Company previously determined cost using the FIFO (first-in, first-out) method. The change has no material effect on the consolidated financial statements.

   REPAIRABLE PARTS -- Repairable parts are required in order to meet the requirements of the contracts with the Company's maintenance customers. These parts are principally purchased from equipment manufacturers and other third parties. As these parts are purchased, they are capitalized at cost and amortized principally using the straight-line method over three to five years, their estimated useful life. Repairable parts are repaired by the Company based upon anticipated need and generally have an economic life that extends beyond the normal life cycle of the applicable product. Costs of refurbishing parts are charged to operations as incurred. Repairable parts are stated at cost, less accumulated amortization of $46,554 and $45,064 as of June 30, 1995 and 1996, respectively. Repairable parts amortization expense for the years ended June 30, 1994, 1995 and 1996 was $5,929, $7,688 and $37,869, respectively.

   PROPERTY AND EQUIPMENT -- Property and equipment are stated at cost. Depreciation is provided for using the straight-line method over the estimated useful lives of the depreciable assets. Capitalized equipment leases and leasehold improvements are amortized over the shorter of the related lease terms or asset lives. Maintenance and repairs are charged to expense as incurred; renewals and betterments are capitalized. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is charged to operations.

                 DECISIONONE HOLDINGS CORP. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                   YEARS ENDED JUNE 30, 1994, 1995 AND 1996
                            (DOLLARS IN THOUSANDS)

2.  SIGNIFICANT ACCOUNTING POLICIES  (Continued)

    INTANGIBLES --Intangible assets are comprised of excess purchase price over net assets acquired (goodwill), debt issuance costs and other intangible assets, including the fair value of contractual profit participation rights, acquired customer contracts, tradenames, other intangibles, and amounts assigned to noncompete agreements.

   Goodwill is being amortized on a straight-line basis over 20 years. Other intangibles are being amortized, primarily on a straight-line basis, over 3 to 8 years for customer contracts; 20 years for contractual profit participation rights; 1 to 6 years for tradenames and other intangibles; and over four-year terms for specific noncompete agreements. Debt issuance costs are amortized using the interest method over the term of the related debt.

   CARRYING VALUE OF LONG-TERM ASSETS --The Company evaluates the carrying value of long-term assets, property and equipment, repairable parts and intangible assets, based upon current and anticipated undiscounted cash flows, and recognizes an impairment when such estimated cash flows will be less than the carrying value of the asset. Measurement of the amount of impairment, if any, is based upon the difference between carrying value and fair value.

   REVENUE --The Company enters into maintenance contracts whereby it services various manufacturers' equipment. Revenues from these contracts are recognized ratably over the terms of such contracts. Revenues from multi-period contracts are recorded as deferred revenues and are recognized ratably over the term of the contracts.

   Revenues derived from the maintenance of equipment not under contract are recognized as the service is performed.

   Revenues derived from other technology support services are recognized as the service is performed or ratably over the term of the contract.

   Estimated losses on contracts, if any, are charged against earnings in the period in which such losses are identified.

   FOREIGN CURRENCY TRANSLATION -- Gains and losses resulting from foreign currency translation are accumulated as a separate component of shareholders' equity. Gains and losses resulting from foreign currency transactions are included in operations.

   CREDIT RISK --Concentration of credit risk with respect to trade receivables is limited due to the large number of customers comprising the Company's customer base and their dispersion across many industries.

   INCOME TAXES -- Effective July 1, 1993, the Company changed its policy of accounting for income taxes to conform to Statement of Financial Accounting Standards No. 109 ("SFAS No. 109"), Accounting for Income Taxes. The Company previously followed Financial Accounting Standards No. 96, Accounting for Income Taxes. SFAS No. 109 requires, among other things, the accrual of deferred tax liabilities for future taxable amounts, deferred tax assets for future deductions and operating loss carryforwards and a valuation allowance to reduce deferred tax assets to the amounts that are more likely than not to be realized. The adoption of SFAS No. 109 on July 1, 1993 did not have a material effect on the Company's consolidated financial position or results of operations.

   FAIR VALUE OF FINANCIAL INSTRUMENTS -- The following disclosures of the estimated fair value of financial instruments were made in accordance with the requirements of SFAS No. 107, Disclosures about Fair Value of Financial Instruments. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies.

                 DECISIONONE HOLDINGS CORP. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                   YEARS ENDED JUNE 30, 1994, 1995 AND 1996
                            (DOLLARS IN THOUSANDS)

2.  SIGNIFICANT ACCOUNTING POLICIES  (Continued)

    CASH AND CASH EQUIVALENTS, ACCOUNTS RECEIVABLE, AND ACCOUNTS PAYABLE -- The carrying amount of these items is a reasonable estimate of their fair value.

   SHORT-TERM DEBT AND LONG-TERM DEBT --Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate the fair value for debt issues. Accordingly, the carrying amount of debt is a reasonable estimate of its fair value.

   USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates and assumptions.

   POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS -- Effective July 1, 1994, the Company adopted the provisions of No. 106, ("SFAS No. 106") Employers' Accounting for Postretirement Benefits Other Than Pensions, and No. 112 ("SFAS No. 112"), Employers' Accounting for Postemployment Benefits. The adoption of SFAS No. 106 and SFAS No. 112 did not have a material effect on the Company's consolidated financial position or results of operations.

   STOCK-BASED COMPENSATION --In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123"). SFAS No. 123 defines a fair value method of accounting for stock options and other equity instruments. Under the fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period.

   Under SFAS No. 123, the Company is permitted to continue to account for employee stock-based transactions under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25"), but will be required to disclose in a note to the consolidated financial statements pro forma net income and income per share information as if the Company had applied the new method of accounting. SFAS No. 123 also requires increased disclosures for stock-based compensation arrangements regardless of the method chosen to measure and recognize compensation for employee stock-based arrangements.

   The Company has determined that it will continue to account for such transactions under APB No. 25 and will provide the disclosures required by SFAS No. 123 during the year ending June 30, 1997.

   DERIVATIVE FINANCIAL INSTRUMENTS -- Derivative financial instruments, which constitute interest rate swaps (see Note 10), are used by the Company in the management of its interest rate exposure and are accounted for on an accrual basis. These derivative financial instruments are used to hedge risk caused by fluctuating interest rates. Hedged financial instruments are accounted for based on settlement accounting. Income and expense are recorded in the same category as that arising from the related asset or liability. The amounts to be paid or received under interest rate swap agreements are recognized as interest income or expense in the periods in which they accrue. Gains and losses resulting from effective hedges of existing assets, liabilities or firm commitments are deferred and recognized when the offsetting gains and losses are recognized on the related hedged items. Gains realized on termination of interest rate swap contracts are deferred and amortized over the remaining terms of the original swap agreements. The Company does not hold or issue any derivative financial instruments for trading purposes.

                 DECISIONONE HOLDINGS CORP. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                   YEARS ENDED JUNE 30, 1994, 1995 AND 1996
                            (DOLLARS IN THOUSANDS)
3. DISCONTINUED OPERATIONS

   On February 9, 1993, the Company sold all of the inventory, fixed assets and other intangible assets, as defined in the asset purchase agreement, of its products division. The remaining assets and liabilities of the discontinued operations consisted mainly of accounts receivable and accrued expenses for warranty, lease commitments and other accrued costs. In 1993, the Company established liabilities based on the best available information. In 1995, the Company revised its estimates as a result of settlement of these liabilities and the consolidated statement of operations for 1995 reflects an increase in net income of $1,113 for the change in estimate.

   In conjunction with the sale of the products division, the Company entered into a maintenance service agreement with the purchaser. The agreement provides that the Company has the option to be the exclusive provider of warranty, extended warranty and maintenance services of products marketed by the purchaser for a term of 5 years after the date of the sale.

4. BUSINESS ACQUISITIONS

   During the years ended June 30, 1994, 1995 and 1996, the Company acquired certain net assets of a series of service companies as follows:

                                                        CONSIDERATION (IN THOUSANDS)
                                   ---------------------------------------------------------------------
                                                                        TOTAL
                                      NUMBER OF                        PURCHASE      OTHER
YEARS ENDED                          ACQUISITIONS    CASH     NOTES     PRICE     INTANGIBLES   GOODWILL
---------------------------------- -------------- --------- -------- ---------- ------------- ----------
Significant business acquisitions:
 June 30, 1995 ....................       1        $ 27,413   $2,094   $ 29,507     $15,600     $ 7,394
 June 30, 1996.....................       1         250,549             250,549      72,581      60,533
Nonsignificant business and
 maintenance contract
 acquisitions:
 June 30, 1994.....................       5             975    1,490      2,465       3,193
 June 30, 1995.....................       5           9,327      255      9,582       4,577       8,680
 June 30, 1996.....................       5          14,853      578     15,431       6,522       6,318

   The Company purchased substantially all of the operating assets and assumed certain liabilities of the acquired entities. These acquisitions have been accounted for as purchase transactions, with the purchase price of each acquisition allocated to the assets and liabilities acquired based on their respective estimated fair values at the dates of acquisition. The results of operations of the acquired entities have been included in the accompanying consolidated financial statements from the dates of acquisition.

   On August 31, 1994, the Company purchased certain net assets and liabilities of IDEA/Servcom, Inc. ("Servcom") for approximately $29,500. This acquisition was funded by cash and the issuance of a $2,600 noninterest-bearing note to the seller. See seller notes payable section of
Note 10. The excess of asset purchase price over the fair value of assets acquired at the date of purchase resulted in goodwill of approximately $7,400.

   On October 20, 1995, the Company acquired all of the outstanding common stock of BABSS, a subsidiary of Bell Atlantic Corporation ("BAC") for approximately $250,549. The acquisition was funded with the proceeds from the issuance of $30,000 of Series C preferred stock, $30,000 of subordinated debentures and the balance from additional bank borrowings (see Notes 10 and 15). The excess of asset purchase price over the fair value of assets acquired at the date of purchase resulted in goodwill of approximately $58,796 initially recorded. Subsequent to the acquisition, the Company recorded a net adjustment increasing goodwill by $1,737 and adjusted other balance sheet accounts principally by the

                 DECISIONONE HOLDINGS CORP. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                   YEARS ENDED JUNE 30, 1994, 1995 AND 1996
                            (DOLLARS IN THOUSANDS)

4. BUSINESS ACQUISITIONS  (Continued)

same amount. This resulted from the adjustment and reclassification of certain tax accruals offset by favorable negotiations on certain leased facilities (see Note 9). As part of the acquisition, the Company purchased from BAC contractual profit participation rights whereby the Company will receive a fixed percentage of the annual operating profits (3.2% or 3.5%, depending upon the level of profits) earned by a former foreign affiliate of BAC which provides computer maintenance and technology support services in Europe. The value of the discounted estimated future cash flows over a twenty-year period from these contractual profit participation rights is $25,000.

   The following summarized unaudited pro forma information for significant acquisitions that have a material effect on the Company's results of operations for the years ended June 30, 1995 and 1996 assumes that the Servcom and BABSS acquisitions occurred as of July 1, 1994. The nonsignificant business and maintenance contract acquisitions are not considered material individually or in the aggregate. The pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the significant acquisitions been in effect on the dates indicated or which may result in the future.

                                                                          (IN THOUSANDS,
                                                                         EXCEPT PER SHARE
                                                                             AMOUNTS)
                                                                       YEARS ENDED JUNE 30,
                                                                      ---------------------
                                                                          1995       1996
                                                                      ---------- ----------
                                                                            (UNAUDITED)
Revenues .............................................................  $679,284   $697,676
 Income from continuing operations before extraordinary item .........    20,153     31,080
 Net income...........................................................    21,266     29,153
Primary Income Per Common Share:
 Income from continuing operations before extraordinary item per
  share ..............................................................  $   0.88   $   1.23
 Net income per common share..........................................      0.93       1.16
Fully Diluted Income Per Common Share:
 Income from continuing operations before extraordinary item per
  share...............................................................  $   0.87   $   1.22
 Net income per common share..........................................      0.92       1.15

5. ACCOUNTS RECEIVABLE

   Accounts receivable consisted of the following:

                                         (IN THOUSANDS)
                                            JUNE 30,
                                      -------------------
                                         1995      1996
                                      --------- ---------
Trade receivables ....................  $33,843  $ 99,762
Other ................................      531     2,468
                                      --------- ---------
                                         34,374   102,230
Allowance for uncollectible accounts     (6,616)   (9,580)
                                      --------- ---------
                                        $27,758  $ 92,650
                                      ========= =========

                 DECISIONONE HOLDINGS CORP. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                   YEARS ENDED JUNE 30, 1994, 1995 AND 1996
                            (DOLLARS IN THOUSANDS)

6. INVENTORIES

   Inventories consisted of the following:

                               (IN THOUSANDS)
                                  JUNE 30,
                           ---------------------
                               1995       1996
                           ---------- ----------
Consumable parts ..........  $ 15,243   $ 40,564
Finished goods.............       569        360
                           ---------- ----------
                               15,812     40,924
Allowance for
 obsolescence..............   (11,788)   (10,794)
                           ---------- ----------
                             $  4,024   $ 30,130
                           ========== ==========

7. PROPERTY AND EQUIPMENT

   Property and equipment consisted of the following:

                                               (IN THOUSANDS)
                                                  JUNE 30,
                                           ---------------------
                                               1995       1996
                                           ---------- ----------
Land and buildings.........................             $  2,055
Equipment..................................  $  5,682     13,858
Computer hardware and software.............     8,359     27,277
Furniture and fixtures.....................     4,306      8,051
Leasehold improvements.....................     1,450      4,125
                                           ---------- ----------
                                               19,797     55,366
Accumulated depreciation and amortization     (15,368)   (22,936)
                                           ---------- ----------
                                             $  4,429   $ 32,430
                                           ========== ==========

   The principal lives (in years) used in determining depreciation and amortization rates of various assets are: buildings (40); equipment (3-10); computer hardware and software (3-5); furniture and fixtures (5-10) and leasehold improvements (term of related leases).

   Depreciation and amortization expense was approximately $1,781, $1,778 and $8,309 for the fiscal years ended 1994, 1995 and 1996.

                 DECISIONONE HOLDINGS CORP. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                   YEARS ENDED JUNE 30, 1994, 1995 AND 1996
                            (DOLLARS IN THOUSANDS)

8. INTANGIBLES

   Intangibles consisted of the following:

                                            (IN THOUSANDS)
                                               JUNE 30,
                                        --------------------
                                           1995       1996
                                        --------- ----------
Goodwill................................  $16,074   $ 82,355
Customer contracts......................   20,248     64,758
Contractual profit participation
 rights.................................              25,000
Noncompete agreement....................    3,000      4,500
Other intangibles.......................    2,250      7,671
Tradename...............................    1,500
                                        --------- ----------
                                           43,072    184,284
Accumulated amortization................   (8,504)   (19,625)
                                        --------- ----------
                                          $34,568   $164,659
                                        ========= ==========

   Based upon the results of an impairment evaluation for the years ended June 30, 1994 and 1995, management determined that customer contracts should be written down $2,932 and $70, respectively. There were no write-downs of intangibles in 1996.

   Amortization expenses relating to intangibles were approximately $2,448, $6,706 and $15,673 for the fiscal years ended 1994, 1995 and 1996.

9. ACCRUED EXPENSES

   Accrued expenses consisted of the following:

                                     (IN THOUSANDS)
                                        JUNE 30,
                                  -------------------
                                     1995      1996
                                  --------- ---------
Compensation and benefits.........  $11,046   $22,115
Interest..........................    2,246     1,505
Unused leases.....................      857     3,485
Pension accrual...................    1,262     1,258
Accrued accounting and legal
 fees.............................      920     1,073
Other accrued expenses............    5,442     6,781
                                  --------- ---------
                                    $21,773   $36,217
                                  ========= =========

   Prior to 1994, the Company received $2,600 in tax bills (primarily interest) from the Internal Revenue Service ("IRS") related to claims for tax and interest for the years ended 1981 through 1987. The Company paid approximately $500 of the claims upon receipt of the bills. As the Company disputes the tax bills, no payments were made in 1994 nor 1995. In 1996, an IRS mandated payment of $828 was made. As of June 30, 1995 and 1996, the Company has an accrued liability of $2,500 and $1,883, respectively. Subsequent to June 30, 1996, the Company provided the IRS with a letter of credit in the amount of $1,768 to collateralize the outstanding balance.

   In connection with the acquisition of BABSS, which has been accounted for using the purchase method of accounting (see Note 4), the Company recorded approximately $11,000 in liabilities resulting from planned actions with respect to BABSS, which included the costs to exit certain leased facilities and

                 DECISIONONE HOLDINGS CORP. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                   YEARS ENDED JUNE 30, 1994, 1995 AND 1996
                            (DOLLARS IN THOUSANDS)

9. ACCRUED EXPENSES  (Continued)

to involuntarily terminate employees. The provision of approximately $3,500 for the costs to exit certain leased facilities principally relates to future lease payments on a warehouse in California which has been made idle. Approximately $4,000 was provided for severance and termination benefits of approximately 210 employees in the field, operations support, sales and administration. Approximately $3,000 was provided in connection with the exit plan for write-downs of inventory and equipment at two California facilities which will not be utilized in future operations. The provision for various other charges of approximately $500 consisted of costs to complete the exit plan. As of June 30, 1996, the Company has settled all of these liabilities, except for the lease liabilities on idle facilities approximating $1,200 for which payments will continue through 1999.

   As a result of successful negotiations of unutilized leased facilities, during 1996, the Company recorded a reduction of approximately $975 to both the provisions for leased facilities and goodwill.

10. REVOLVING CREDIT LOAN AND LONG-TERM DEBT

   Debt consists of the following:

                                                                    (IN THOUSANDS)
                                                                       JUNE 30,
                                                                --------------------
                                                                   1995       1996
                                                                --------- ----------
Revolving credit loan...........................................            $186,400
Bank debt.......................................................  $21,000
Promissory note, noninterest-bearing, due August 31, 1998 ......    2,256
Seller noninterest-bearing notes payable........................    2,122      2,118
Capitalized lease obligations, payable in varying installments amounting to $1,413 and $972 in 1997 and 1998, respectively, at interest rates ranging from 7.25% to 13.01% at June 30,
 1996, net of interest of approximately $6 and $187 in 1995 and
 1996, respectively.............................................      193      2,385
                                                                --------- ----------
                                                                   25,571    190,903
Less current portion............................................   19,414      2,321
                                                                --------- ----------
                                                                  $ 6,157   $188,582
                                                                ========= ==========

 BANK DEBT

   On October 20, 1995, in connection with the BABSS acquisition (see Note 4) the Company entered into a Credit Agreement which provided for a term loan (the "1995 Term Loan") of $230,000 and a revolving credit facility of up to a maximum of $30,000. The 1995 Term Loan provided for 19 equal quarterly principal payments of $10,000 to be due and payable on the last day of each calendar quarter commencing December 31, 1995 with a final payment due on September 30, 2000. Loans under the revolving credit facility were to mature on September 30, 2000. Interest on the 1995 Term Loan and the revolving credit facility were at varying rates based, at the Company's option, on the Eurodollar rate or the Alternative Base Rate (NationsBank prime rate), plus the Applicable Margins. Margins were based on the ratio of Total Funded Debt to EBITDA; the Eurodollar Margin ranged from 1.75% to 2.5%, while the Alternative Base Rate Margin ranged from 0.5% to 1.25%.

   In April 1996, the Company completed an initial public offering (see Note
15). The Company used a portion of the proceeds to repay approximately $70,000 of the 1995 Term Loan.

                 DECISIONONE HOLDINGS CORP. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                   YEARS ENDED JUNE 30, 1994, 1995 AND 1996
                            (DOLLARS IN THOUSANDS)

10. REVOLVING CREDIT LOAN AND LONG-TERM DEBT  (Continued)

    Also in April 1996, the Company converted the 1995 Term Loan and the existing $30,000 Revolving Credit Facility into a $225,000 variable rate, unsecured revolving credit facility ("the 1996 Revolving Credit Facility"). The 1996 Revolving Credit Facility is at floating interest rates, based either on the LIBOR or prime rate, in either case plus an Applicable Margin, at the Company's option. As of June 30, 1996, the applicable rate was LIBOR plus .75% or 6.32%. The 1996 Revolving Credit Facility enables the Company to borrow up to $225,000 in the form of revolving credit loans with a maturity date of April 26, 2001 and with interest periods determined principally on a quarterly basis. To offset the variable rate characteristics of the borrowings, the Company has entered into interest rate swap agreements with two banks resulting in fixed interest rates of 5.4% on $40,000 notional principal amount through December 1997 and 5.5% on another $40,000 notional principal amount through December 1998, thereby leaving approximately $100,000 subject to floating rates under the 1996 Revolving Credit Facility.

   Under the swap agreements, the Company receives interest payments at a floating rate based on the pricing of the three-month LIBOR and pays interest on the same notional amounts at an average fixed rate of 5.45%. The floating rate is 5.44% for the three-month period ended June 30, 1996. For the three-month period ending September 30, 1996, the floating rate is 5.57%. The agreements convert a portion of the Company's debt obligation from a floating rate to a fixed rate basis. The fair value of the interest rate swap agreements generally reflects the estimated amount that the Company would receive or pay to terminate the agreements. As of June 30, 1996, the Company would receive approximately $1,100 to terminate the swap agreements.

   The Company attempts to minimize its credit exposure by entering into interest rate swap agreements only with major financial institutions. Although the Company may be exposed to losses in the event of nonperformance by counterparties, the Company does not expect such losses, if any, to be significant.

   Under the terms of the 1996 Revolving Credit Facility, the Company may use up to $25,000 for letters of credit, subject to the limitation of $225,000 in total credit. As of June 30, 1996, letters of credit in the face amount of $3,498 were outstanding.

   The loan agreement relating to the 1996 Revolving Credit Facility contains various terms and covenants which provide for certain restrictions on the Company's indebtedness, liens, investments, disposition of assets and mergers and acquisitions and require the Company, among other things, to maintain minimum levels of consolidated net worth and certain minimum financial ratios.

   The borrower under the 1996 Revolving Credit Facility is DecisionOne Corporation. Repayment of the debt is guaranteed by the Company and its other subsidiaries except for its Canadian subsidiary.

   The Company had average borrowings of $24,379 and $172,065 during 1995 and 1996, respectively, at an average interest rate of 10.34% and 8.69%, respectively. Maximum borrowings during 1995 and 1996 were $32,648 and $268,748, respectively.

 SELLER NOTES PAYABLE

   In connection with various acquisitions, the Company issued noninterest-bearing notes, the principal of which is payable monthly, primarily based upon a percentage of monthly maintenance contract revenues billed during the previous month (ranging from 12.5% to 30.0%). Aggregate maturities of these notes are as follows: 1997-$908; 1998-$647; 1999-$475 and 2000-$88. As of June 30, 1996, the notes are presented at their estimated net present value based on imputed interest rates ranging from 7.25% to 11.00%.

                 DECISIONONE HOLDINGS CORP. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                   YEARS ENDED JUNE 30, 1994, 1995 AND 1996
                            (DOLLARS IN THOUSANDS)

10. REVOLVING CREDIT LOAN AND LONG-TERM DEBT  (Continued)

  PROMISSORY NOTE

   As part of the August 31, 1994 acquisition of certain assets and liabilities of IDEA/Servcom, Inc., the Company issued a $2,600 noninterest-bearing note which was due in annual installments of $650 over four years. The liability was reflected on the Company's books, net of a $506 discount calculated at the Company's then incremental borrowing rate of 9.50%. The loan was scheduled to mature on August 31, 1998. During the year ended June 30, 1996, the Company prepaid the entire outstanding loan balance. The resulting gain from prepayment was not material.

 SUBORDINATED DEBENTURES

   In connection with the BABSS acquisition (see Note 4) on October 20, 1995, the Company issued and sold to its principal shareholders, an aggregate $30,000 principal amount of 10.101% debentures (the "Affiliate Notes") due on October 20, 2001. The Affiliate Notes were subordinated to the 1995 Term Loan and the revolving credit facility. Interest on the Affiliate Notes was payable semiannually on the last business day of June and December of each year commencing on December 31, 1995.

   In connection with the issuance of the debentures, the Company issued 468,750 Common Stock Purchase Warrants (the "Warrants"). Each Warrant initially entitled the owner to buy one share of Common Stock for $0.10. The number of shares that can be purchased per Warrant steps up over 24 months in conjunction with the increasing conversion privilege applicable to the Preferred Stock such that, at the end of 24 months, each Warrant entitled the holder to buy approximately 1.21 shares of Common Stock at a price of $0.10 per share. The Warrants were exercisable from October 20, 1997 until October 20, 2001, provided that if the Company had a public offering of its Common Stock meeting certain requirements before October 20, 1997, the Warrants became exercisable at the time of the public offering and the number of shares that could be purchased on exercise was fixed at that time and no longer increased in steps. The Warrants also became exercisable upon retirement of the debentures. Each Warrant had an assigned value of $7.25333 which resulted in an original issue discount of $3,400 which was being amortized over the term of the Affiliate Notes. Upon consummation of its initial public offering in April 1996, the Company was required to pay up to the total amount outstanding under the Affiliate Notes and, accordingly, the Company used $30,000 of the proceeds to retire the Affiliate Notes. As a result, the Company recorded an extraordinary loss in the amount of $3,211, net of taxes of $1,284, due to the acceleration of the amortization of original issue discount.

 1994 DEBT RESTRUCTURING

   On January 27, 1994, the Company amended its then current Credit Agreement to provide an $11,000 term loan and an $8,000 Revolving Credit Facility. The term loan provided for 29 equal monthly payments of $350 beginning January 31, 1994 through May 31, 1996. Interest was at the "Base Rate" (the higher of the bank's base rate or 1/2 percent above the Federal Funds Effective Rate) plus 1-1/2 percent. The Revolving Credit Facility was due on demand and bore interest at the Base Rate plus 1-1/2 percent. The loans were collateralized by all of the Company's assets. The proceeds of the term loan were used to extinguish certain subordinated notes. The term loan was prepaid in June 1994. There were no borrowings under the Revolving Credit Facility through June 30, 1994.

   Also, on January 27, 1994, the Company agreed with certain noteholders to restructure its equity capitalization and subordinated debt. The noteholders forgave debt approximating $46,698 of principal and interest in exchange for cash and equity interest in the Company which resulted in a net gain of approximately $20,031 to the Company, which was recorded as additional paid-in capital. The outstanding indebtedness as of January 27, 1994 was restructured as follows:

                 DECISIONONE HOLDINGS CORP. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                   YEARS ENDED JUNE 30, 1994, 1995 AND 1996
                            (DOLLARS IN THOUSANDS)

10. REVOLVING CREDIT LOAN AND LONG-TERM DEBT  (Continued)

   Senior Subordinated Noteholders exchanged $38,068 principal amount of notes, $2,008 in accrued but unpaid interest, 2,570,160 shares of the Company's common stock and warrants to purchase 210,369 shares of the Company's common stock for $19,625 in cash and 40,000 shares of the Company's Series B Convertible Preferred Stock, $1.00 par value, with a redemption value of $100 per share (see Note 15).

   The Junior Subordinated Noteholders exchanged $6,556 principal amount of notes, $64 in accrued interest and warrants to purchase 55,707 shares of the Company's common stock for 2,617,612 shares of the Company's common stock, $.01 par value. The shares of common stock issued were deemed at such time to have a fair value of $.50 per share.

   As part of previous credit agreements and the 1994 Debt Restructuring, the Company issued warrants to purchase shares of the Company's common stock at a price of $10 per share. At June 30, 1995, due to antidilution adjustment, warrants to purchase 235,735 shares at an exercise price of $5.90 were outstanding. During 1996, warrants to purchase 101,257 shares of common stock were exercised.

   At June 30, 1996, warrants to purchase 134,478 shares of common stock were outstanding. These warrants expire in the year 2000.

11. INCOME TAXES

   The provision (benefit) for income taxes consists of the following:

                                                  (IN THOUSANDS)
                                               YEARS ENDED JUNE 30,
                                         ------------------------------
                                            1994       1995       1996
                                         --------- ----------- --------
Current:
 Federal.................................  $ 2,485   $ 16,065   $ 2,892
 State...................................      760      4,599     1,595
 Foreign.................................              (1,272)      548
Deferred:
 Federal.................................             (29,897)    8,945
 State...................................              (3,617)      641
 Foreign.................................                          (499)
Benefit of operating loss carryforwards:
 Federal.................................   (1,861)    (7,729)
 State...................................     (360)    (1,253)
 Foreign.................................                          (252)
                                         --------- ----------- --------
Provision (benefit) for income taxes  ...  $ 1,024   $(23,104)  $13,870
                                         ========= =========== ========

                 DECISIONONE HOLDINGS CORP. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                   YEARS ENDED JUNE 30, 1994, 1995 AND 1996
                            (DOLLARS IN THOUSANDS)

11. INCOME TAXES  (Continued)

    The tax effects of temporary differences consisted of the following:

                                                           (IN THOUSANDS)
                                                              JUNE 30,
                                                        -------------------
                                                           1995      1996
                                                        --------- ---------
Gross deferred tax assets:
 Accounts receivable....................................  $ 1,443   $ 1,341
 Inventory..............................................    3,299     2,586
 Accrued expenses.......................................    3,761     6,378
 Unused leases..........................................    1,353
 Fixed assets...........................................      100       299
 Goodwill and other intangibles.........................      598     5,670
 Operating loss carryforwards...........................   25,482    14,252
 Minimum tax carryforward...............................      632     1,170
                                                        --------- ---------
Gross deferred tax asset................................   36,668    31,696
Net valuation allowance.................................     (686)
Gross deferred tax liabilities--repairable spare parts .   (2,468)   (7,273)
                                                        --------- ---------
Net deferred tax asset..................................  $33,514   $24,423
                                                        ========= =========

   The change in the valuation allowance from 1995 to 1996 is principally due to the utilization of foreign net operating loss carryforwards.

   Net operating loss and minimum tax credit carryforwards available at June 30, 1996 expire in the following years:

                          (IN THOUSANDS)   YEAR OF
                              AMOUNT      EXPIRATION
                         -------------- ------------
Federal operating
 losses..................     38,136       2002-2009
State operating losses ..     15,223       1997-2009
Minimum tax credit.......      1,170      INDEFINITE

   As a result of the Company's initial public offering, an "ownership change" occurred pursuant to Section 382 of the Internal Revenue Code. Accordingly, net operating loss and tax credit carryforwards are limited during any future period to approximately $20,000 per annum.

                 DECISIONONE HOLDINGS CORP. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                   YEARS ENDED JUNE 30, 1994, 1995 AND 1996
                            (DOLLARS IN THOUSANDS)

11. INCOME TAXES  (Continued)

    A reconciliation between the provision (benefit) for income taxes, computed by applying the statutory federal income tax rate of 34% for 1994, 35% for 1995 and 35% for 1996 to income before income taxes, and the actual provision (benefit) for income taxes follows:

                                                            1994     1995     1996
                                                         -------- --------- -------
Federal income tax provision at statutory tax rate ......   34.0%     35.0%   35.0%
State income taxes, net of federal income tax provision .    4.5       3.5     4.6
Foreign income taxes.....................................             (6.9)
Unused lease credit......................................  (18.1)     (0.1)
Write-off of intangibles.................................   12.6
Benefit of operating loss carryforward...................  (19.9)    (49.1)   (0.8)
Change in valuation allowance............................           (108.9)   (1.4)
Other....................................................   (3.9)     (0.3)    2.6
                                                         -------- --------- -------
Actual income tax provision (benefit) effective tax
 rate....................................................    9.2%    126.2%   40.0%
                                                         ======== ========= =======

12. OTHER LIABILITIES

   Other liabilities consisted of the following:

                                                         (IN THOUSANDS)
                                                            JUNE 30,
                                                      ------------------
                                                         1995      1996
                                                      --------- --------
Accrued rent, unused facilities and deferred
 revenues.............................................  $ 2,334  $ 4,237
Other noncurrent liabilities..........................   10,049   10,049
                                                      --------- --------
                                                        $12,383  $14,286
                                                      ========= ========

   Other noncurrent liabilities include provisions for possible liabilities relating to various tax matters.

13. STOCK OPTION AND RESTRICTED STOCK PURCHASE PLAN

   Under the 1988 Stock Option and Restricted Stock Purchase Plan, the name of which was subsequently changed to DecisionOne Stock Option and Restricted Stock Purchase Plan (the "Plan"), the Company, at the discretion of the Board of Directors, may issue restricted stock, incentive stock options and non-qualified options for shares of the Company's common stock. Vesting of the restricted stock and stock options is at the discretion of the Board of Directors and generally occurs at a rate of 25% per year.

   During 1994, the Board of Directors amended the Plan increasing the total number of shares issuable to approximately 2,350,000. Additionally, in November 1995 the Board of Directors amended the Plan increasing the total number of shares issuable to approximately 3,350,000.

   The price of the incentive stock options issued to employees under the Plan is not less than 100% of the fair market value of the common shares at the date of issuance. The option price for nonqualified options is determined by the Board of Directors at the time of grant and may be less than the fair market value of the common shares at the time of grant. However, no such options were granted at prices less then 100% of the fair value of common shares at the date of issuance. Options expire through May 2006. Restricted shares which are not vested upon an employee's termination are subject to a repurchase right of the Company at a price equal to the amount paid by the employee.

   Presented below is the activity in the Plan for the years ended June 30, 1994, 1995 and 1996:

                 DECISIONONE HOLDINGS CORP. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                   YEARS ENDED JUNE 30, 1994, 1995 AND 1996
                            (DOLLARS IN THOUSANDS)

13. STOCK OPTION AND RESTRICTED STOCK PURCHASE PLAN  (Continued)

                          OPTIONS    PRICE RANGE
                       ----------- -------------
Balance, July 1, 1993 .    436,606 .50-100.00
 Options granted.......  1,507,089 .50
 Options cancelled ....       (100).50
Balance, June 30,
 1994..................  1,943,595 .50-100.00
 Options exercised ....    (15,000).50
 Options granted.......    410,000 1.25-6.00
 Options cancelled ....    (75,275).50-100.00
Balance, June 30,
 1996..................  2,263,320 .50-6.00
 Options exercised ....   (329,850).50-6.00
 Options granted.......    803,000 8.00-27.50
 Options cancelled ....   (125,000)1.25-8.00
Balance, June 30,
 1996..................  2,611,470 .50-27.50

   As of June 30, 1995, 977,454 options were vested and 40,901 options remained available for issuance. As of June 30, 1996, 1,274,877 options were vested and 382,808 options remained available for issuance.

14. LEASE COMMITMENTS

   The Company conducts its operations primarily from leased warehouses and office facilities and uses certain computer, data processing and other equipment under operating lease agreements expiring on various dates through 2005. The future minimum lease payments for operating leases having initial or remaining noncancellable terms in excess of one year for the five years succeeding June 30, 1996 and thereafter are as follows:

 1997......... 20,477
1998.........  16,080
1999.........  13,300
2000.........  10,811
2001.........   4,621
Thereafter ..  12,150
             --------
               77,439
             ========

   On December 29, 1993, the Company entered into a settlement agreement to terminate an existing lease on an unused facility, resulting in a payment to the lessor amounting to $1,000. The payment was structured in the form of cash and a $250 five-year, noninterest-bearing note payable. The settlement resulted in a credit of approximately $8,000 recorded in the consolidated statement of operations net of the provision of $1,599 for additional unused leases for the year ended June 30, 1994. The outstanding balance of the $250 five-year, noninterest-bearing note payable was repaid in full during the year ended June 30, 1995.

   Rental expense, exclusive of unused rental expense and credits under all noncancellable operating leases, amounted to approximately $5,128, $5,878 and $13,149 for the fiscal years ended 1994, 1995 and 1996, respectively.

                 DECISIONONE HOLDINGS CORP. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                   YEARS ENDED JUNE 30, 1994, 1995 AND 1996
                            (DOLLARS IN THOUSANDS)

15. SHAREHOLDERS' EQUITY AND REDEEMABLE PREFERRED STOCK

   In January 1994, as part of its debt restructuring (see Note 10), the Company authorized the issuance of 22,500 shares of Series A redeemable preferred stock, $1.00 par value, and 40,000 shares of Series B redeemable preferred stock, $1.00 par value. The Series A redeemable preferred stock ("Series A Preferred Stock") was issued in exchange for $2,250 in cash and the Series B redeemable preferred stock ("Series B Preferred Stock") was issued in connection with the settlement of the senior subordinated notes (see Note 10). On October 17, 1995, the Board of Directors and the shareholders amended the Company's Certificate of Incorporation to authorize the issuance of 300,000 shares of Series C Preferred Stock, $1.00 par value (herein called the "Series C Preferred Stock" and together with the Series A Preferred Stock and the Series B Preferred Stock, herein called the "Preferred Stock"). On December 8, 1995, the Board of Directors and shareholders further amended the Company's Certificate of Incorporation to authorize 376,416 shares of preferred stock; consisting of 23,499 shares designated Series A; 41,776 shares designated Series B; and 311,141 shares designated Series C.

   The holders of Series A Preferred Stock voted as a class (each holder of Series A Preferred Stock entitled to one vote for each share of common stock that would be issuable to such holder upon the conversion of the Series A Preferred Stock); each share of the Series B and Series C Preferred Stock was nonvoting. Cash dividends were cumulative and accrued at the rate of $6.00 per share per annum for Series A and Series B and $4.00 per share per annum for Series C from the date of issuance. Dividends were paid when and as declared by the Board of Directors. Series A was junior to Series C and senior to Series B. No dividends (except dividends payable in common stock) were permitted on Series A and Series B Preferred Stock or on common stock, and no redemption of Series A and B Preferred Stock or common stock was permitted unless all accrued dividends of Series C Preferred Stock had been paid and Series C Preferred Stock had been fully redeemed. The Series A, B and C redeemable preferred stock was assigned a value of $100 per share.

   The Series A and B Preferred Stock were to be automatically converted if the Company completed a public offering in which the total price paid for shares of common stock was at least $12,500, the price per share of common stock was at least $2.75, and the common stock was authorized for trading on Nasdaq or listed on the New York or American Stock Exchange. The Series C Preferred Stock was to automatically convert if the Company completed a public offering of shares of its common stock in which (i) the aggregate price paid for such shares by the public was at least $50,000, (ii) the price per share paid by the public for such shares was at least $10 per share, and
(iii) the common stock after such public offering, was authorized for trading on Nasdaq or was listed on the New York or American Stock Exchange. Accordingly, as of June 30, 1996 all outstanding preferred stock has been converted into common stock.

                 DECISIONONE HOLDINGS CORP. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                   YEARS ENDED JUNE 30, 1994, 1995 AND 1996
                            (DOLLARS IN THOUSANDS)

15. SHAREHOLDERS' EQUITY AND REDEEMABLE PREFERRED STOCK  (Continued)

    The following table summarizes certain matters relating to Series A, B and C preferred stock activity from July 1, 1993 to June 30, 1996:

                                       SERIES A             SERIES B
                                -------------------- --------------------
                                   SHARES    AMOUNT     SHARES    AMOUNT
                                ---------- --------- ---------- ---------
Balance, July 1, 1993
Issuance of Series A and B
 Preferred Stock................   22,500    $ 2,250    40,000    $ 4,000
Accretion of accruing
 dividends......................                  67                  119
                                ---------- --------- ---------- ---------
Balance, June 30, 1994..........   22,500      2,317    40,000      4,119
Accretion of accruing
 dividends......................                 135                  240
                                ---------- --------- ---------- ---------
Balance, June 30, 1995..........   22,500      2,452    40,000      4,359
Issuance of Series A, B and C
 Preferred Stock ...............      999        100     1,776        178
Accretion of accruing
 dividends......................                 107                  190
Payment of accrued dividends ...                (309)                (549)
Conversion to Common Stock .....  (23,499)    (2,350)  (41,776)    (4,178)
                                ---------- --------- ---------- ---------
Balance, June 30, 1996..........        0    $     0         0    $     0
                                ========== ========= ========== =========

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                        SERIES C
                                ----------------------
                                   SHARES      AMOUNT     TOTAL
                                ----------- ---------- ----------
Balance, July 1, 1993
Issuance of Series A and B
 Preferred Stock................                         $  6,250
Accretion of accruing
 dividends......................                              186
                                ----------- ---------- ----------
Balance, June 30, 1994..........                            6,436
Accretion of accruing
 dividends......................                              375
                                ----------- ---------- ----------
Balance, June 30, 1995..........                            6,811
Issuance of Series A, B and C
 Preferred Stock ...............   311,141      31,114     31,392
Accretion of accruing
 dividends......................                   588        885
Payment of accrued dividends ...                  (588)    (1,446)
Conversion to Common Stock .....  (311,141)    (31,114)   (37,642)
                                ----------- ---------- ----------
Balance, June 30, 1996..........         0    $      0   $      0
                                =========== ========== ==========

   During the year ended June 30, 1996, certain shareholders exercised their preemptive right to subscribe for and purchase additional shares of common stock or other securities so issued at the same price as originally issued on certain occasions from 1992 through 1995. On December 4, 1995, the following securities were purchased: (a) 382,578 shares of common stock at a price of $4 per share; (b) 999 shares of Series A Preferred Stock, at a price of $100 per share; (c) 1,776 shares of Series B Preferred Stock, at a price of $100 per share; (d) 1,924 shares of common stock at a price of $.50 per share; (e) 11,141 shares of Series C Preferred Stock, at a price of $100 per share; and
(f) 17,407 Common Stock Purchase Warrants at a price of $7.25333 per warrant which entitles the holder to purchase 17,407 shares of common stock at an exercise price of $.10 per share. The 17,407 Common Stock Purchase Warrants were exercised in 1996.

   On February 9, 1996, the Company amended its Certificate of Incorporation to increase the number of authorized shares of Common Stock to 100,000,000 shares and to authorize 5,000,000 shares of Preferred Stock.

   In April 1996, the Company completed a public offering of 6,300,000 shares of common stock at $18.00 per share (the "Offering"). Prior to the Offering, there was no public market for the Company's common stock. The common stock is listed on the Nasdaq National Market under the symbol "DOCI".

   The net proceeds of the offering, after deducting applicable issuance costs and expenses were $104,740. The proceeds were used to repay approximately $70,000 of the 1995 Term Loan, $30,000 in Affiliate Notes, approximately $1,446 in accrued dividends to holders of the Redeemed Preferred Stock and for other general corporate purposes.

   In connection with the Company's initial public offering in April 1996, all of the preferred shares were automatically converted to common stock at the conversion price of $.4928 per Series A share, $1.6560 per Series B share and $7.8161 per Series C share. Preferred shares were converted into 11,271,924 shares of common stock. Additionally, dividends in arrears of $309 for Series A, $549 for Series B and $588 for Series C were declared and paid by the Company.

                 DECISIONONE HOLDINGS CORP. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                   YEARS ENDED JUNE 30, 1994, 1995 AND 1996
                            (DOLLARS IN THOUSANDS)

15. SHAREHOLDERS' EQUITY AND REDEEMABLE PREFERRED STOCK  (Continued)

    In connection with his service as a director and Chairman of the Board prior to 1994, the Company granted an individual warrants to purchase an aggregate of 66,667 shares of common stock at an exercise price of $4.00 per share. The warrants which expire on March 15, 2003 remain outstanding at June 30, 1996.

   For further information regarding warrants attached to affiliate notes, and other outstanding warrants, see Note 10.

16. RETIREMENT PLANS

   The Company maintains a 401(k) plan for its employees which is funded through the contributions of its participants. A similar plan exists for former employees of an acquired company for which eligibility and additional contributions were frozen in September 1988.

   In addition, the Company assumed the liability of the defined benefit pension plan applicable to employees of a company acquired in 1986. The eligibility and benefits were frozen as of the date of the acquisition.

   Pension expense for the defined benefit pension plan was computed as follows:

                                    (IN THOUSANDS)
                                 YEARS ENDED JUNE 30,
                               -----------------------
                                 1994    1995    1996
                               ------- ------- -------
Interest cost .................  $ 461   $ 482   $ 495
Actual return on plan assets  .   (271)   (312)   (449)
Net amortization and deferral      (72)    (42)    (72)
                               ------- ------- -------
Periodic pension costs.........  $ 118   $ 128   $ 118
                               ======= ======= =======

   The discount rate used in determining the actuarial present value of the projected benefit obligation was 7.5%, and the expected long-term rate of return on assets was 8.5% for 1994, 1995 and 1996.

   The following table sets forth the funded status of the frozen pension plan as of May 1, 1996 and 1995:

                                              (IN THOUSANDS)
                                              1995      1996
                                           --------- ---------
Accumulated benefits (100% vested) ........  $ 6,757   $ 7,116
Fair value of plan assets..................    5,432     5,800
                                           --------- ---------
  Unfunded projected benefit obligation ...    1,325     1,316
Unrecognized net loss......................    1,705     1,848
Unrecognized net transition obligation ....      536       504
Adjustment to recognized minimum
 liability.................................   (2,241)   (2,352)
                                           --------- ---------
  Accrued pension costs....................  $ 1,325   $ 1,316
                                           ========= =========

                 DECISIONONE HOLDINGS CORP. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                   YEARS ENDED JUNE 30, 1994, 1995 AND 1996
                            (DOLLARS IN THOUSANDS)

17. EMPLOYEE SEVERANCE AND UNUTILIZED LEASE COSTS

   In the second quarter of fiscal year 1996, in connection with the BABSS acquisition, the Company recorded a $7,000 charge for $6,900 of leases of duplicate facilities (the former headquarters, several large repair depots, and numerous field offices of the Company) and $100 of severance of former employees of the Company. Such amounts were based on management estimates.

   In the fourth quarter of fiscal year 1996, the Company reversed $3,400 of the charge. The reversal was the result of the Company's ability to utilize and sublease various facilities identified in the original restructuring charge. Such information was unknown to the Company when the original charge was recorded.

18. COMMITMENTS AND CONTINGENT LIABILITIES

   The Company, or certain businesses as to which it is alleged that the Company is a successor, have been identified as potentially responsible parties in respect to three waste disposal sites that have been identified by the United States Environmental Protection Agency as Superfund sites. In addition, the Company received a notice several years ago that it may be a potentially responsible party with respect to a fourth related site, but has not received any other communication with respect to that site. Under applicable law, all parties responsible for disposal of hazardous substances at those sites are jointly and severally liable for clean-up costs. The Company originally estimated that its share of the costs of the clean-up of one of these sites would be approximately $500 which is provided for in liabilities related to the discontinued products division in the accompanying consolidated balance sheets as of June 30, 1995 and 1996. Complete information as to the scope of required clean-up at these sites is not yet available and, therefore, management's evaluation may be affected as further information becomes available. However, in light of information currently available to management, including information regarding assessments of the sites to date and the nature of involvement of the Company's predecessor at the sites, it is management's opinion that the Company's share, if any, of the cost of clean-up of these sites will not be material to the consolidated financial position, results of operations or liquidity of the Company.

   The Company is also party to various legal proceedings incidental to its business. Certain claims, suits and complaints arising in the ordinary course of business have been filed or are pending against the Company. In the opinion of management, these actions can be successfully defended or resolved without a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

19. RELATED PARTY TRANSACTIONS

   Prior to 1994, the Company entered into an agreement to purchase printer products from Genicom Corporation (Genicom). The Company and Genicom are under common ownership. The initial term of the agreement is for five years with an option to extend based on mutual agreement of the parties. Purchases from Genicom for the years ended June 30, 1994, 1995 and 1996 were approximately $1,421, $1,972 and $1,512, respectively. Accounts payable to Genicom amounted to approximately $42 and $14 as of June 30, 1995 and 1996, respectively.

   During the year ended June 30, 1996, the Company entered into a contract with a related party for cleaning services. The approximate annual value of the contract approximates $150.

   During the year ended June 30, 1996, the Company paid approximately $125 for expense reimbursements to certain shareholders for services rendered in connection with an acquisition in 1988. The amount was accrued for in prior years.

                 DECISIONONE HOLDINGS CORP. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                   YEARS ENDED JUNE 30, 1994, 1995 AND 1996
                            (DOLLARS IN THOUSANDS)

19. RELATED PARTY TRANSACTIONS  (Continued)

    In connection with the Company's financing of the BABSS acquisition on October 20, 1995, the Company issued subordinated debentures and redeemable preferred stock to certain related parties (see Notes 10 and 15).

20. INCOME (LOSS) PER COMMON SHARE

   Primary income (loss) per common share is computed using the weighted average number of shares of common stock and dilutive common stock equivalents outstanding during the period. Common stock equivalents are computed on the applicable outstanding options and warrants using the average price for the period under the treasury stock method. For the years ended June 30, 1994, 1995 and 1996, the effect upon the primary income per share of common stock equivalents was dilutive and is included in the computations. Pursuant to the Securities and Exchange Commission Staff Accounting Bulletins, primary income (loss) per share when presented during periods which include a Company's initial public offering, also include amounts computed on options and warrants issued within twelve months of the filing date as if they were outstanding for all periods presented, even when the result is anti-dilutive, using the treasury stock method and the assumed initial public offering price. For these options and warrants, the determination of common stock and equivalents outstanding for the remainder of the year, subsequent to initial public offering, assumes computation using average prices for the period under the treasury stock method. Additionally, the computation of primary income (loss) per common share includes the conversion of all preferred stock, which automatically converts to shares of common stock as of the closing of the initial public offering, as if they were outstanding for all periods prior to the initial public offering, even when the result is anti-dilutive.

   The fully diluted income (loss) per common share computation assumes common stock equivalents are computed on the applicable outstanding options and warrants using the end of the period price under the treasury stock method.

21. SUPPLEMENTARY DATA (UNAUDITED)

   The unaudited supplementary primary and fully diluted income per common share data gives effect to the Company's initial public offering and recapitalization and the assumed use of predominately all of the proceeds from the Company's sale of 6,300,000 shares of common stock therefrom to principally reduce by approximately $70,000 the outstanding amount of its 1995 Term Loan due September 30, 2000, and to repay the $30,000 face amount of the Affiliate Notes in each case as if such transactions had occurred on October 20, 1995, the date of the aforementioned debt transactions. Supplementary weighted average number of common and common equivalent shares outstanding reflects additional shares of 3,647,368 assumed to be outstanding to effect these transactions. The supplementary extraordinary item results from the write-off of unamortized original issue discount related to the warrants issued in conjunction with the Affiliate Notes, which occurred in April 1996, and is assumed as of October 20, 1995.

                 DECISIONONE HOLDINGS CORP. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                   YEARS ENDED JUNE 30, 1994, 1995 AND 1996
                            (DOLLARS IN THOUSANDS)

21. SUPPLEMENTARY DATA (UNAUDITED)  (Continued)

    The unaudited supplementary per share data for the year ended June 30, 1996 are as follows:

 Supplementary primary income per share data:
 Supplementary income from continuing operations before
  extraordinary item ...........................................        0.81
 Supplementary extraordinary item--early extinguishment of debt        (0.07)
 Supplementary weighted average number of common and common
  equivalent shares outstanding ................................  28,843,235
Supplementary fully diluted income per share data:
 Supplementary income from continuing operations before
  extraordinary item ...........................................        0.80
 Supplementary extraordinary item--early extinguishment of debt        (0.07)
 Supplementary weighted average number of common and common
  equivalent shares outstanding.................................  29,077,329

22. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

   The following is a summary of the unaudited quarterly financial information for the fiscal years ended 1995 and 1996:

                                                                    QUARTER ENDED
                                               ------------------------------------------------------
    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
AMOUNTS)                                         SEPTEMBER 30,   DECEMBER 31,   MARCH 31,  JUNE 30,(1)
                                               --------------- -------------- ----------- -----------
1995
Revenues ......................................     $32,044        $41,730       $41,660     $47,586
Gross profit ..................................       8,334         13,221        13,245      14,737
Income before extraordinary item ..............       1,476          4,043         4,660      32,349
Net income ....................................       1,476          4,043         4,660      32,349
Primary income per common share:
 Income before extraordinary item .............        0.06           0.18          0.20        1.42
 Net income....................................        0.06           0.18          0.20        1.42

------------
(1) Net income for the fourth quarter of 1995 includes a tax benefit of $24,900 primarily related to the future utilization of tax loss carryforwards.

                                                                    QUARTER ENDED
                                               ------------------------------------------------------
    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
AMOUNTS)                                         SEPTEMBER 30,   DECEMBER 31,   MARCH 31,  JUNE 30,(2)
                                               --------------- -------------- ----------- -----------
1996
Revenues ......................................     $46,791        $149,703     $172,673    $171,024
Gross profit ..................................      15,524          38,224       42,711      41,416
Income before extraordinary item ..............       4,386             638        5,842       9,923
Net income ....................................       4,386             638        5,842       7,996
Primary income per common share:
 Income before extraordinary item .............        0.19            0.03         0.25        0.34
 Net income ...................................        0.19            0.03         0.25        0.27

------------
(2) Net income for the fourth quarter of 1996 includes (a) a $3,400 reversal of the previously recorded charge for employee severance and unutilized lease costs (Note 17); and (b) a $1,500 adjustment related to recoveries of previously reserved receivables.

                 DECISIONONE HOLDINGS CORP. AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEET
                                 (UNAUDITED)
                 (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

                                                                      JUNE 30,   MARCH 31,
                                                                        1996       1997
                                                                    ---------- -----------
                               ASSETS
Current Assets:
  Cash and cash equivalents  .......................................  $  8,221   $ 12,886
  Accounts receivable, net of allowances of $9,580 and $11,727  ....    92,650    136,401
  Inventories, net of allowances of $19,537 and $19,928  ...........    30,130     35,186
  Other  ...........................................................    12,770      7,637
                                                                    ---------- -----------
   Total current assets  ...........................................   143,771    192,110
Repairable Parts, Net of Accumulated Amortization of $105,462 and
 $144,158 ..........................................................   154,970    195,656
Intangibles, Net of Accumulated Amortization of $19,625 and $36,164    164,659    197,675
Property, Plant and Equipment, Net of Accumulated Depreciation of
 $22,936 and $36,530 ...............................................    32,430     33,283
Other ..............................................................    18,680     22,953
                                                                    ---------- -----------
Total Assets .......................................................  $514,510   $641,677
                                                                    ========== ===========
                 LIABILITIES AND SHAREHOLDERS EQUITY
Current Liabilities:
  Current portion of long-term debt  ...............................  $  2,321   $  4,756
  Accounts payable and accrued expenses  ...........................    89,564    101,156
  Deferred revenues  ...............................................    38,485     72,096
  Other  ...........................................................       479      3,691
                                                                    ---------- -----------
   Total current liabilities  ......................................   130,849    182,059
Revolving Credit Loan and Long-term Debt ...........................   188,582    241,915
Other Liabilities ..................................................    14,286     16,608
Shareholders Equity:
  Preferred stock, $1.00 par value; authorized 5,000,000 shares;
  none  outstanding
  Common stock, $.01 par value, authorized 100,000,000 shares;
   issued and outstanding 27,340,288 and 27,813,832 shares  ........       273        278
  Additional paid-in capital  ......................................   255,262    255,691
  Accumulated deficit  .............................................   (73,516)   (53,600)
  Other  ...........................................................    (1,226)    (1,274)
                                                                    ---------- -----------
   Total Shareholders' Equity  .....................................   180,793    201,095
                                                                    ---------- -----------
Total Liabilities and Shareholders' Equity .........................  $514,510   $641,677
                                                                    ========== ===========

          See notes to condensed consolidated financial statements.

                  DECISIONONE HOLDINGS CORP. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                 (UNAUDITED)
                 (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

                                            THREE MONTHS ENDED     NINE MONTHS ENDED
                                                 MARCH 31,             MARCH 31,
                                          --------------------- ---------------------
                                              1996       1997       1996       1997
                                          ---------- ---------- ---------- ----------
Revenues .................................  $172,673   $205,070   $369,167   $572,749
Cost of Revenues .........................   129,962    150,372    272,708    427,969
                                          ---------- ---------- ---------- ----------
Gross Profit .............................    42,711     54,698     96,459    144,780
Operating Expenses:
  Selling, general and administrative
   expenses  .............................    22,303     28,228     56,519     82,878
  Amortization of intangibles  ...........     4,872      6,390     10,617     16,861
                                          ---------- ---------- ---------- ----------
    Total Operating Expenses  ............    27,175     34,618     67,136     99,739
Operating Income .........................    15,536     20,080     29,323     45,041
                                          ---------- ---------- ---------- ----------
Interest Expense, Net of Interest Income       5,801      3,689     11,220     10,704
                                          ---------- ---------- ---------- ----------
Income Before Income Taxes ...............     9,735     16,391     18,103     34,337
Provision for Income Taxes ...............     3,893      6,884      7,237     14,421
                                          ---------- ---------- ---------- ----------
Net Income ...............................  $  5,842   $  9,507   $ 10,866   $ 19,916
                                          ========== ========== ========== ==========
Per Common Share:
-----------------------------------------
Net Income................................  $   0.25   $   0.32   $   0.46   $   0.66
Weighted Average Number of
 Common Shares and Equivalent Shares
 Outstanding .............................    23,469     30,062     23,424     30,066

          See notes to condensed consolidated financial statements.

                 DECISIONONE HOLDINGS CORP. AND SUBSIDIARIES
               CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (UNAUDITED)
                                (In thousands)

                                                                              NINE MONTHS ENDED
                                                                                  MARCH 31,
                                                                          -----------------------
                                                                              1996        1997
                                                                          ----------- -----------
Operating Activities:

  Net income..............................................................  $  10,866   $  19,916
Adjustments to reconcile net income to net cash provided by operating activities:

  Depreciation and amortization of property and equipment.................      5,611       9,836
  Amortization of intangibles.............................................     10,617      16,861
  Amortization of repairable parts........................................     23,017      45,642
  Changes in assets and liabilities, net of effects of business
   acquisitions...........................................................    (14,622)    (34,601)
                                                                          ----------- -----------
   Net cash provided by operating activities..............................     35,489      57,654
Investing Activities:

  Business acquisitions...................................................   (273,725)    (34,433)
  Capital expenditures, net of retirements................................     (3,331)     (6,093)
  Repairable parts purchases..............................................    (31,715)    (64,803)
                                                                          ----------- -----------
   Net cash used in investing activities..................................   (308,771)   (105,329)
Financing Activities:

  Proceeds from issuance of common stock..................................      1,631         434
  Proceeds from issuance of redeemable preferred stock....................     31,392          --
  Proceeds from issuance of subordinated debentures and warrants .........     30,126          --
  Proceeds from borrowings................................................    260,945      52,915
  Payments on borrowings..................................................    (48,062)        ---
  Principal payments under capital leases.................................         --        (961)
                                                                          ----------- -----------
   Net cash provided by financing activities..............................    276,032      52,388
 Effect of exchange rates on cash.........................................        (20)        (48)
                                                                          ----------- -----------
Net change in cash and cash equivalents...................................      2,730       4,665
Cash and cash equivalents beginning of period.............................      2,659       8,221
                                                                          ----------- -----------
Cash and cash equivalents end of period...................................  $   5,389   $  12,886
                                                                          =========== ===========

          See notes to condensed consolidated financial statements.

                 DECISIONONE HOLDINGS CORP. AND SUBSIDIARIES
             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
      FOR THE THREE AND NINE MONTH PERIODS ENDED MARCH 31, 1996 AND 1997
                                 (UNAUDITED)
                            (DOLLARS IN THOUSANDS)

NOTE 1: BASIS OF PRESENTATION

   The accompanying unaudited condensed consolidated financial statements of DecisionOne Holdings Corp. and Subsidiaries (the "Company") have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission and, therefore, do not include all information and footnotes necessary for presentation of financial position, results of operations and cash flows required by generally accepted accounting principles. The June 30, 1996 balance sheet was derived from the Company's audited consolidated financial statements. The information furnished reflects all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair summary of the financial position, results of operations and cash flows. The Notes have been prepared based on information available as of May 15, 1997 except with respect to Note 5 which has been updated. The financial statements should be read in conjunction with the audited historical consolidated financial statements of the Company and notes thereto filed with the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1996, as amended.

NOTE 2: INCOME PER COMMON SHARE

   Pursuant to Securities and Exchange Commission Staff Accounting Bulletins, primary income per share for the three and nine month periods ended March 31, 1996, presented in connection with the Company's initial public offering of common stock in its Registration Statement on Form S-1, as amended, dated April 3, 1996 (the "Offering"), also includes amounts computed on options and warrants issued within twelve months of the filing date as if they were outstanding for all periods presented, even when the result is anti-dilutive, using the treasury stock method and the Company's initial public offering price. Additionally, the computation of primary income per common share for the three and nine month periods ended March 31, 1996 includes the conversion of all shares of preferred stock, which automatically converted into shares of common stock as of the closing of the Offering, as if they were outstanding for all periods presented, even when the result is anti-dilutive.

   In February, 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings Per Share ("SFAS 128"). SFAS 128, which supersedes Accounting Principles Board Opinion No. 15, Earnings Per Share, requires a dual presentation of basic and diluted earnings per share as well as disclosures including a reconciliation of the computation of basic earnings per share to diluted earnings per share. Basic earnings per share excludes the dilutive impact of common stock equivalents and is computed by dividing net income by the weighted average number of shares of common stock outstanding for the period. Diluted earnings per share, which will approximate the Company's currently-reported net income per common share, includes the effect of potential dilution from the exercise of outstanding common stock equivalents into common stock, using the treasury stock method at the average market price of the Company's common stock for the period.

   SFAS 128 is effective for interim and annual financial reporting periods ending after December 15, 1997, and early adoption is not permitted. When adopted by the Company, as required, for the fiscal quarter ending December 31, 1997, all prior quarters' earnings per share information will be required to be restated on a comparable basis.

   Assuming that SFAS 128 had been implemented, pro forma basic earnings per share would have been $0.34 and $0.27 for the three month periods and $0.72 and $0.51 for the nine month periods ended March 31, 1997 and 1996, respectively. Under SFAS 128, diluted earnings per share would not have differed from net income per common share for the periods presented in the accompanying unaudited condensed consolidated statements of operations.

                 DECISIONONE HOLDINGS CORP. AND SUBSIDIARIES
     NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
      FOR THE THREE AND NINE MONTH PERIODS ENDED MARCH 31, 1996 AND 1997
                                 (UNAUDITED)

NOTE 3: BUSINESS ACQUISITION (DOLLARS IN THOUSANDS)

   On November 15, 1996, the Company acquired substantially all of the assets of the U.S. computer service business (the "Business") of Memorex Telex Corporation and certain of its affiliates (collectively, "Memorex Telex"). Memorex Telex had filed a petition in bankruptcy in the United States Bankruptcy Court in the District of Delaware on October 15, 1996; the Court approved the sale to the Company on November 1, 1996. The base purchase price was $52,500, comprised of the assumption of certain liabilities under contracts of the Business (the "Deferred Revenues"), which were estimated at closing to be $26,015, and base cash consideration of $26,485, excluding transaction and closing costs. The purchase price is subject to further adjustment based upon the actual amount of Deferred Revenues, the amount of revenues of the Business for the two calendar months prior to closing, and the actual amount of inventory. The estimated fair market values of certain assets acquired, as well as liabilities assumed, are also subject to further adjustment as additional information becomes available to the Company. During the third quarter of fiscal 1997, the estimated Deferred Revenue liability was increased by approximately $2,300.

   The primary source of funds used for the acquisition was the Company's revolving credit facility, which was increased from $225,000 to $300,000 on November 13, 1996.

NOTE 4: EMPLOYEE SEVERANCE AND EXIT COSTS

   In the second quarter of fiscal 1997, in connection with the Memorex Telex acquisition, the Company recorded a $3,400 pre-tax charge for estimated future employee severance costs, and a $0.9 million pre-tax charge for unutilized lease/contract losses ("exit costs"), primarily associated with duplicate facilities to be closed. The $3,400 charge, recorded in accordance with Statement of Financial Accounting Standards No. 112 ("SFAS 112"), Employers' Accounting for Postemployment Benefits, reflects the actuarially-determined benefit costs for the separation of employees who are entitled to benefits under pre-existing separation pay plans. These costs are included in selling, general and administrative expenses in the accompanying unaudited condensed consolidated statement of operations for the nine month period ended March 31, 1997. For further information regarding the Memorex Telex acquisition, see Note 3.

   In the second quarter of fiscal 1996, in connection with the acquisition of Bell Atlantic Business Systems Services ("BABSS"), the Company recorded pre-tax charges for exit costs of $6,900, and estimated future employee severance costs of $100. During the fourth quarter of fiscal 1996, the Company reversed $3,400 of these employee severance and exit cost liabilities. The reversal was primarily the result of the Company's ability to utilize and sublease various facilities identified in the original $7,000 combined liability. Such information was unknown to the Company when the original liability was recorded.

NOTE 5: SUBSEQUENT EVENT

   On May 4, 1997, the Company and Quaker Holding Co. ("Quaker") an affiliate of DLJ Merchant Banking Partners II, L.P. and affiliated funds and other entities, entered into a definitive Agreement and Plan of Merger (the "Merger Agreement"). Under the terms of the Merger Agreement, Quaker will merge with and into the Company, and, subject to the following sentence, the holders of each share of the Company's common stock can elect to receive $23 in cash for such share or to retain such share in the merged Company. In any event, holders will be required to retain 5.3% of the Company's common stock outstanding immediately prior to the merger. In addition, the Company and Quaker entered into a voting agreement with certain partnerships affiliated with Welsh, Carson, Anderson & Stowe and J.H. Whitney & Co., pursuant to which these partnerships, subject to certain conditions, have agreed to vote in favor

                 DECISIONONE HOLDINGS CORP. AND SUBSIDIARIES
     NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
      FOR THE THREE AND NINE MONTH PERIODS ENDED MARCH 31, 1996 AND 1997
                                 (UNAUDITED)
                            (DOLLARS IN THOUSANDS)

NOTE 5: SUBSEQUENT EVENT  (Continued)

 of the merger 8,345,349 of the 14,837,501 shares of Company common stock owned by them, exclusive of warrants to purchase 468,750 shares of common stock at $0.10 per share. The 8,345,349 shares represent approximately 30% of the Company's common stock outstanding on April 21, 1997.

   The proposed merger, which will be recorded as a recapitalization for accounting purposes, is subject to a number of conditions, including regulatory approvals and approval by Company stockholders. The transaction is estimated to have an aggregate value of approximately $957,000, including refinancing of the Company's existing revolving credit facility. The Company expects the merger to close by September, 1997.

   As a result of the proposed merger, the Company and Quaker will incur various costs, currently estimated to range between $95,000 and $105,000, on a pretax basis, in connection with consummating the transaction. These costs consist primarily of professional fees, registration costs, compensation costs and other expenses. Although the exact timing, nature and amount of these merger transaction costs are subject to change, the Company expects that a one-time pre-tax charge for these costs of approximately $76 million ($69 million after tax) will be recorded in the quarter during which the merger is consummated.

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholder of DecisionOne Corporation (formerly Bell Atlantic Business Systems Services, Inc.):

   We have audited the accompanying consolidated balance sheets of DecisionOne Corporation (formerly, Bell Atlantic Business Systems Services, Inc.) and subsidiary (the "Company") as of December 31, 1994 and October 20, 1995, and the related consolidated statements of operations, stockholder's equity and of cash flows for the years ended December 31, 1993 and 1994 and the period from January 1, 1995 to October 20, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of DecisionOne Corporation and subsidiary as of December 31, 1994 and October 20, 1995, and the results of their operations and their cash flows for the years ended December 31, 1993 and 1994 and the period from January 1, 1995 to October 20, 1995 in conformity with generally accepted accounting principles.

   As discussed in Note 3 to the consolidated financial statements, the Company changed its method of accounting for income taxes and postemployment benefits as of January 1, 1993.

DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
December 29, 1995

           DECISIONONE CORPORATION (FORMERLY, BELL ATLANTIC BUSINESS
                    SYSTEMS SERVICES, INC.) AND SUBSIDIARY
                         CONSOLIDATED BALANCE SHEETS
                                (in thousands)

                                                               DECEMBER 31,   OCTOBER 20,
                                                                   1994          1995
                                                             -------------- -------------
Assets
Current Assets:
Cash and cash equivalents....................................   $   6,456             --
 Accounts receivable, net....................................      50,743         66,426
 Inventories, net............................................      28,620         24,371
 Deferred tax asset--current.................................       6,910             --
 Prepaid expenses and other assets...........................       2,754          2,990
                                                             -------------- -------------
   Total current assets......................................      95,483         93,787
Repairable parts, net........................................      91,012         91,486
Property and equipment, net..................................      24,925         28,352
Intangibles, net.............................................      52,345         50,747
Deferred tax asset, net......................................      12,814          1,062
Other assets.................................................       1,005            499
                                                             -------------- -------------
Total assets.................................................   $ 277,584      $ 265,933
                                                             ============== =============
Liabilities and Stockholder's Equity
Current Liabilities:
 Accounts payable............................................   $  24,767      $  26,260
 Accrued expenses............................................      20,160         18,384
 Deferred revenues...........................................      14,582         29,231
 Current capitalized lease obligations.......................       1,627          1,525
 Income taxes payable........................................       1,548             --
 Due to Bell Atlantic affiliates.............................      39,579             --
                                                             -------------- -------------
   Total current liabilities.................................     102,263         75,400
Noncurrent capitalized lease obligations.....................       3,128          1,880
Due to Bell Atlantic affiliates..............................         773            862
Other liabilities............................................      23,377          1,293
Commitments and contingent liabilities
Stockholder's equity:
 Common stock, no par value; one share authorized, issued
 and  outstanding in 1994 and 1995...........................          --             --
 Additional paid-in capital..................................     276,619        314,262
 Accumulated deficit.........................................    (127,730)      (127,134)
 Foreign currency translation adjustment.....................        (846)          (630)
                                                             -------------- -------------
   Total stockholder's equity................................     148,043        186,498
                                                             -------------- -------------
Total liabilities and stockholder's equity...................   $ 277,584      $ 265,933
                                                             ============== =============

               See notes to consolidated financial statements.

               DECISIONONE CORPORATION (FORMERLY, BELL ATLANTIC
               BUSINESS SYSTEMS SERVICES, INC.) AND SUBSIDIARY
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                                (IN THOUSANDS)




                                                             YEAR ENDED DECEMBER      PERIOD
                                                                     31,           JANUARY 1 TO
                                                           ---------------------    OCTOBER 20,
                                                               1993       1994         1995
                                                           ---------- ---------- --------------
Revenues:
 Service...................................................  $375,977   $457,675     $388,203
 Other.....................................................    27,405     28,418       24,283
                                                           ---------- ---------- --------------
                                                              403,382    486,093      412,486
                                                           ---------- ---------- --------------
Cost of revenues:
 Service...................................................   304,334    369,596      316,964
 Other.....................................................    21,856     21,281       20,348
                                                           ---------- ---------- --------------
                                                              326,190    390,877      337,312
                                                           ---------- ---------- --------------
Gross profit...............................................    77,192     95,216       75,174
Operating expenses:
 Selling, general and administrative expenses..............    71,096     74,627       69,980
 Amortization of intangibles...............................     4,383      3,884        1,652
                                                           ---------- ---------- --------------
Operating income...........................................     1,713     16,705        3,542
Interest expense...........................................    (3,341)    (2,203)      (1,855)
Interest income............................................       206         54          218
                                                           ---------- ---------- --------------
Income (loss) before income taxes and cumulative effect of
 accounting change.........................................    (1,422)    14,556        1,905
Provision for income taxes.................................       132      6,595        1,309
                                                           ---------- ---------- --------------
Income (loss) before cumulative effect of accounting
 change....................................................    (1,554)     7,961          596
Cumulative effect of accounting change.....................     1,881
                                                           ---------- ---------- --------------
   Net income..............................................  $    327   $  7,961     $    596
                                                           ========== ========== ==============


               See notes to consolidated financial statements.

               DECISIONONE CORPORATION (FORMERLY, BELL ATLANTIC
               BUSINESS SYSTEMS SERVICES, INC.) AND SUBSIDIARY
               CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
        YEARS ENDED DECEMBER 31, 1993 AND 1994 AND PERIOD JANUARY 1 TO
                                OCTOBER 20, 1995
                   (in thousands, except number of shares)

                                                                               CUMULATIVE
                                  COMMON STOCK
                                                                                 FOREIGN
                             --------------------   ADDITIONAL                  CURRENCY         TOTAL
                               NUMBER OF             PAID-IN     ACCUMULATED   TRANSLATION   STOCKHOLDER'S
                                SHARES     AMOUNT    CAPITAL       DEFICIT     ADJUSTMENT       EQUITY
                             ----------- -------- ------------ ------------- ------------- ---------------
Balance, January 1, 1993  ...      1         $0      $295,419     $(136,018)      $(312)       $159,089
  Net income  ...............                                           327                         327
  Foreign currency
  translation  adjustment  ..                                                      (215)           (215)
  Distributions to BAC  .....                          (1,900)                                   (1,900)
                             ----------- -------- ------------ ------------- ------------- ---------------
Balance, December 31, 1993  .      1          0       293,519      (135,691)       (527)        157,301
  Net income  ...............                                         7,961                       7,961
  Foreign currency
  translation  adjustment  ..                                                      (319)           (319)
  Distributions to BAC  .....                         (16,900)                                  (16,900)
                             ----------- -------- ------------ ------------- ------------- ---------------
Balance, December 31, 1994  .      1          0       276,619      (127,730)       (846)        148,043
  Net income  ...............                                           596                         596
  Foreign currency
  translation  adjustment  ..                                                       216             216
  Distributions to BAC  .....                            (800)                                     (800)
  Contributed capital  ......                          38,443                                    38,443
                             ----------- -------- ------------ ------------- ------------- ---------------
Balance, October 20, 1995  ..      1         $0      $314,262     $(127,134)      $(630)       $186,498
                             =========== ======== ============ ============= ============= ===============

               See notes to consolidated financial statements.

               DECISIONONE CORPORATION (FORMERLY, BELL ATLANTIC
               BUSINESS SYSTEMS SERVICES, INC.) AND SUBSIDIARY
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (in thousands)

                                                              YEARS ENDED DECEMBER      PERIOD
                                                                       31,            JANUARY 1,
                                                             ---------------------  TO OCTOBER 20,
                                                                 1993       1994         1995
                                                             ---------- ---------- --------------
Operating activities:
  Net income  ...............................................  $    327   $  7,961     $    596
  Adjustments to reconcile net income to net cash provided
  by  operating activities:
       Depreciation and amortization of property and
        equipment............................................     7,572      8,499        7,171
       Amortization of intangibles...........................     4,383      3,884        1,652
       Amortization of repairable parts......................    43,443     43,450       28,767
       Loss on fixed asset retirements ......................       259        215          165
       Provision for accounts receivable ....................     1,213        810          810
       Provision for inventory obsolescence .................     5,351      4,802        6,365
       Changes in operating assets and liabilities, net of
       effects  from contributed capital, which provided
       (used) cash:
           Accounts receivable  .............................    (9,448)    (7,660)     (18,305)
           Inventories  .....................................    (4,321)    (3,800)      (2,116)
           Accounts payable  ................................     5,673      7,755        1,493
           Accrued expenses  ................................     3,734      3,391        2,953
           Deferred revenues  ...............................     5,154       (757)      14,649
           Net changes in income taxes, deferred taxes,
           other  assets and liabilities  ...................    (2,865)      (189)       4,415
           ------------------------------------------------------------ ---------- --------------
             Net cash provided by operating activities  .....    60,475     68,361       48,615
           ------------------------------------------------------------ ---------- --------------
Investing activities:
  Capital expenditures  .....................................    (8,336)    (9,585)     (10,763)
  Repairable parts purchases  ...............................   (29,833)   (45,907)     (29,241)
  Proceeds from sale of fixed assets  .......................       124         --           --
                                                             ---------- ---------- --------------
         Net cash used in investing activities  .............   (38,045)   (55,492)     (40,004)
                                                             ---------- ---------- --------------
Financing activities:
  Distributions to shareholder  .............................    (1,900)   (16,900)      (3,475)
  Net borrowings (repayments) on affiliated debt  ...........   (19,029)     7,544      (10,242)
  Additions to capital lease obligations  ...................     1,825      2,283
  Payments on capital lease obligations  ....................    (1,309)    (1,357)      (1,350)
                                                             ---------- ---------- --------------
         Net cash used in financing activities  .............   (20,413)    (8,430)     (15,067)
                                                             ---------- ---------- --------------
Net increase (decrease) in cash and cash equivalents  .......     2,017      4,439       (6,456)
Cash and cash equivalents, beginning of year ................        --      2,017        6,456
                                                             ---------- ---------- --------------
Cash and cash equivalents, end of year ......................  $  2,017   $  6,456           --
                                                             ========== ========== ==============
Supplemental disclosures of cash flow information:
  Net cash paid during the year for:
    Interest  ...............................................  $  3,409   $  2,307     $  1,986
    Income taxes  ...........................................     1,598      8,366        5,237
Noncash investing and financing activities:
  Assets and liabilities contributed to capital by
  stockholder:
    Accounts receivable  ....................................                          $  1,812
    Accounts payable  .......................................                            (4,729)
    Notes payable  ..........................................                           (29,248)
    Income tax payable  .....................................                             1,675
    Deferred taxes  .........................................                            17,079
    Employee related liabilities  ...........................                           (27,707)
                                                                                   --------------
                                                                                       $(41,118)
                                                                                   ==============

               See notes to consolidated financial statements.

               DECISIONONE CORPORATION (FORMERLY, BELL ATLANTIC
               BUSINESS SYSTEMS SERVICES, INC.) AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    YEARS ENDED DECEMBER 31, 1993 AND 1994
                   AND PERIOD JANUARY 1 TO OCTOBER 20, 1995
                                (In thousands)

1. NATURE OF BUSINESS

   The consolidated financial statements include the accounts of DecisionOne Corporation (formerly, Bell Atlantic Business Systems Services, Inc. ("BABSS")) and its wholly-owned subsidiary, Sorbus Canada Ltd. (the "Company"). Prior to the acquisition discussed below, BABSS had been wholly owned by Bell Atlantic Business Systems, Inc., a subsidiary of Bell Atlantic Enterprises International, Inc., and, ultimately by Bell Atlantic Corporation ("BAC"). The Company is a provider of multivendor computer maintenance service and technology support services.

   On September 19, 1995, BAC entered into a stock purchase agreement (the "Agreement") to sell all of the outstanding common stock of BABSS to Decision Servcom, Inc. ("Operating Co."), an independent provider of computer maintenance services in the mid-range computer market, for a cash purchase price of approximately $250,000. In connection with the acquisition, the Company's name was changed from BABSS to DecisionOne Corporation, and Operating Co. was merged into it.

   The Company's wholly-owned international subsidiary is not significant to the Company's financial statements.

2. BASIS OF PRESENTATION

   The Company was acquired effective October 20, 1995, through a transaction accounted for using the purchase method of accounting. The accounts of the Company do not reflect the allocation of the purchase price.

   BAC's retention of certain of the Company's liabilities, and net of certain assets (including cash and cash equivalents), has been accounted for as a contribution of capital in the Company's accompanying consolidated statements of stockholder's equity for the period ended October 20, 1995. See
Note 4.

   Obligations arising out of employee benefit and pension plans accrued prior to October 20, 1995, as well as certain claims and causes of action related to the Company's actions or omissions that occurred prior to October 20, 1995 have been retained by BAC. Therefore, no accruals for the aforementioned have been made in the Company's accompanying consolidated balance sheet as of October 20, 1995.

3. SIGNIFICANT ACCOUNTING POLICIES

   CONSOLIDATION -- The consolidated financial statements include the accounts of BABSS and its wholly owned subsidiary. All intercompany balances and transactions have been eliminated in consolidation.

   CASH AND CASH EQUIVALENTS -- Cash and cash equivalents are highly liquid investments with remaining maturities of three months or less at the time of purchase.

   INVENTORIES -- Inventories are stated at the lower of cost or market, cost being determined using the weighted average method. Inventories consist of consumable replacement parts which are charged to operations when used. Inventories are stated net of a provision for obsolescence of $21,718, $22,742 and $23,852 at December 31, 1993 and 1994 and October 20, 1995,
respectively.

   REPAIRABLE PARTS -- Repairable parts are required in order to meet the requirements of the contracts with the Company's maintenance customers. These parts are primarily purchased from equipment manufacturers or other third parties. As these parts are purchased, they are capitalized at cost and amortized using the straight-line method over five years, the estimated useful life of these repairable parts.

               DECISIONONE CORPORATION (FORMERLY, BELL ATLANTIC
               BUSINESS SYSTEMS SERVICES, INC.) AND SUBSIDIARY
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)
                    YEARS ENDED DECEMBER 31, 1993 AND 1994
                   AND PERIOD JANUARY 1 TO OCTOBER 20, 1995
                                (In thousands)

3. SIGNIFICANT ACCOUNTING POLICIES  (Continued)

When a repairable part is used in providing maintenance services to a customer's equipment, the defective part taken from the equipment is exchanged for the repairable part taken from the Company's inventory. Repairable parts are repaired by the Company based upon anticipated need and generally have an economic life that extends beyond the normal life cycle of the applicable product. Costs of refurbishing parts are charged to operations as incurred. Repairable parts are stated at cost, less accumulated amortization of $68,803 and $74,411 as of December 31, 1994 and October 20, 1995, respectively. Repairable parts amortization expense for the years ended December 31, 1993 and 1994 and the period ended October 20, 1995 was $43,443, $43,450 and $28,767, respectively.

   No such impairment writedowns were required in the years ended December 31, 1993, or 1994, or in the period ended October 20, 1995.

   PROPERTY AND EQUIPMENT -- Property and equipment are stated at cost. 0 Depreciation is provided for using the straight-line method over the estimated useful lives of the depreciable assets. Capitalized equipment leases and leasehold improvements are amortized over the shorter of the related lease terms or asset lives. Maintenance and repairs are charged to expense as incurred; renewals and betterments are capitalized. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is charged to operations.

   INTANGIBLE ASSETS -- Intangible assets are comprised of excess purchase price over net assets acquired ("goodwill") and the fair value of acquired customer contracts.

   Goodwill is being amortized on a straight-line basis over a life of 25 to 40 years. Other intangibles are being amortized on a straight-line basis, with lives between 2 to 18 years.

   CARRYING VALUE OF LONG-TERM ASSETS -- The Company evaluates the carrying value of long-term assets, property and equipment, repairable parts and intangible assets, based upon current and anticipated undiscounted cash flows, and recognizes an impairment when such estimated cash flows will be less than the carrying value of the asset. Measurement of the amount of impairment, if any, is based upon the difference between carrying value and fair value.

   SERVICE REVENUE -- The Company enters into maintenance contracts whereby it services various manufacturers' equipment. Revenues from these contracts are recorded as deferred revenues and are recognized ratably over the term of the contract. Revenues derived from the maintenance of equipment not under contract are recognized as the service is performed.

   FOREIGN CURRENCY TRANSLATION -- Gains and losses resulting from foreign currency translation are accumulated in a separate component of shareholder's equity titled, "Cumulative Foreign Currency Translation Adjustment". Gains and losses resulting from foreign currency transactions are not significant and are included in operations.

   CREDIT RISK -- Concentration of credit risk with respect to trade receivables is limited due to the large number of customers comprising the Company's customer base and their dispersion across many industries.

   INCOME TAXES -- The Company is included in the consolidated federal tax return of BAC. Calculation of the Company's income taxes on a separate return basis would not result in any change to the amounts reflected in the consolidated financial statements. Effective January 1, 1993, the Company changed its policy of accounting for income taxes to conform to Statement of Financial Accounting Standards

               DECISIONONE CORPORATION (FORMERLY, BELL ATLANTIC
               BUSINESS SYSTEMS SERVICES, INC.) AND SUBSIDIARY
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)
                    YEARS ENDED DECEMBER 31, 1993 AND 1994
                   AND PERIOD JANUARY 1 TO OCTOBER 20, 1995
                                (In thousands)

3. SIGNIFICANT ACCOUNTING POLICIES  (Continued)

("SFAS") No. 109, Accounting for Income Taxes. The Company previously followed Accounting Principles Board Opinion No. 11, "Accounting for Income Taxes." SFAS No. 109 requires, among other things, the accrual of deferred tax liabilities for future taxable amounts, deferred tax assets for future deductions and operating loss carryforwards, and a valuation allowance to reduce deferred tax assets to the amounts that are more likely than not to be realized. The cumulative effect of adopting SFAS No. 109 as of January 1, 1993 resulted in a non-cash increase to net income of $1,881 for the initial adjustment of deferred tax balances to reflect the tax rates in effect at adoption.

   FAIR VALUE OF FINANCIAL INSTRUMENTS -- The following disclosure of the estimated fair value of financial instruments was made in accordance with the requirements of SFAS No. 107, Disclosures about Fair Value of Financial Instruments. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies.

   CASH AND CASH EQUIVALENTS, ACCOUNTS RECEIVABLE, AND ACCOUNTS PAYABLE -- The carrying amount of these items are a reasonable estimate of their fair value.

   NOTES PAYABLE -- Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate the fair value for debt issues, accordingly, the carrying amount of debt is a reasonable estimate of its fair value.

   USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   PENSION PLAN -- Substantially all of the Company's employees participated in a noncontributory defined benefit pension plan sponsored by BAC for the years ended December 31, 1993 and 1994 and for the period ended October 20, 1995. Amounts contributed by the Company to the pension plan were determined by BAC based principally on the aggregate cost actuarial method, and are subject to applicable federal income tax regulations. The obligation of the pension plan which has been terminated as of October 20, 1995, will be assumed by BAC.

   POSTEMPLOYMENT BENEFITS -- Effective January 1, 1993, the Company adopted the provisions of SFAS No. 112, Employers' Accounting for Postemployment Benefits. SFAS No. 112 establishes accrual accounting standards for employer-provided benefits which cover former or inactive employees after employment, but before retirement. The adoption of SFAS No. 112 on January 1, 1993 did not have a material effect on the Company's consolidated financial position or results of operations.

   The Company's employees, if eligible, are provided post employment benefits under plans administered by BAC for the years ended December 31, 1993 and 1994 and for the period ended October 20, 1995. Amounts contributed by the Company to the benefit plans were determined by BAC based on an actuarial methodology. BAC has assumed all such liabilities accrued as of October 20, 1995.

4. CONTRIBUTED CAPITAL

   Effective October 20, 1995, in accordance with the Agreement between BAC and Operating Co., the Company accounted for BAC's retention of liabilities, net of certain assets, as a contribution of capital.

               DECISIONONE CORPORATION (FORMERLY, BELL ATLANTIC
               BUSINESS SYSTEMS SERVICES, INC.) AND SUBSIDIARY
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)
                    YEARS ENDED DECEMBER 31, 1993 AND 1994
                   AND PERIOD JANUARY 1 TO OCTOBER 20, 1995
                                (In thousands)

4. CONTRIBUTED CAPITAL  (Continued)

    Amounts contributed to capital were as follows:

 Cash .................................. $ (2,675)
Accounts receivable....................    (1,812)
Accounts payable and accrued expenses       4,729
Income taxes payable...................    (1,675)
Notes payable to affiliates............    29,248
Deferred taxes.........................   (17,079)
Employee related liabilities...........    27,707
                                       ----------
Net amount contributed to capital .....  $ 38,443
                                       ==========


5. ACCOUNTS RECEIVABLE

                                            DECEMBER 31,   OCTOBER 20,
                                                1994          1995
                                          -------------- -------------
Trade receivables.........................    $51,513        $68,136
Due from affiliates.......................      1,655          1,362
Other.....................................        847            697
                                          -------------- -------------
                                               54,015         70,195
Less allowance for uncollectible
 accounts.................................     (3,272)        (3,769)
                                          -------------- -------------
                                              $50,743        $66,426
                                          ============== =============

6. PROPERTY AND EQUIPMENT

   Property and equipment consisted of the following:

                                            DECEMBER 31,   OCTOBER 20,
                                                1994          1995
                                          -------------- -------------
Land and buildings........................    $  2,419      $  2,509
Equipment, furniture and fixtures ........      48,008        54,722
Leasehold improvements....................       3,964         4,721
Other.....................................      11,461        10,854
                                          -------------- -------------
                                                65,852        72,806
Accumulated depreciation and
 amortization.............................     (40,927)      (44,454)
                                          -------------- -------------
                                              $ 24,925      $ 28,352
                                          ============== =============

   The principal lives (in years) used in determining depreciation rates of various assets are: buildings (40); computers and equipment (5); furniture and fixtures (10); office machines (10); and leasehold improvements (term of related leases).

   Depreciation expense was $7,572 and $8,499, for the years ended December 31, 1993 and 1994, respectively, and $7,171 for the period ended October 20, 1995.

               DECISIONONE CORPORATION (FORMERLY, BELL ATLANTIC
               BUSINESS SYSTEMS SERVICES, INC.) AND SUBSIDIARY
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)
                    YEARS ENDED DECEMBER 31, 1993 AND 1994
                                (In thousands)

7. INTANGIBLES    AND PERIOD JANUARY 1 TO OCTOBER 20, 1995

   Intangibles consisted of the following:

                           DECEMBER 31,   OCTOBER 20,
                               1994          1995
                         -------------- -------------
Customer contracts.......    $  8,500      $  8,500
Goodwill.................      59,141        59,214
                         -------------- -------------
                               67,641        67,714
Accumulated
 amortization............     (15,296)      (16,967)
                         -------------- -------------
                             $ 52,345      $ 50,747
                         ============== =============

   The Company periodically evaluates the fair value of goodwill and other intangible assets and recognizes an impairment when it is probable that estimated future undiscounted cash flows will be less than the carrying value of the asset. No writedowns of goodwill or other intangible assets were made in 1993, 1994 or 1995.

   Amortization expense relating to intangibles was approximately $4,383 and $3,884 for the years ended December 31, 1993 and 1994, respectively, and $1,652 for the period ended October 20, 1995.

8. ACCRUED EXPENSES

   Accrued expenses consisted of the following:

                            DECEMBER 31,   OCTOBER 20,
                                1994          1995
                          -------------- -------------
Compensation and
 benefits.................    $ 6,642        $ 7,272
Bonuses...................      5,109          2,790
Other accrued expenses ...      8,409          8,322
                          -------------- -------------
                              $20,160        $18,384
                          ============== =============

9. INCOME TAXES

   The provision (benefit) for income taxes consisted of the following:

                                                                      PERIOD
                                                                     JANUARY 1
                                                   YEARS ENDED          TO
                                                  DECEMBER 31,      OCTOBER 20,
                                                        ----------------------- 1995
                     1993                                  1994
--------------------------------------------- ---------
Continuing operations:
 Current:
  Federal.....................................  $ 2,820   $ 7,243     $  390
  State.......................................      126       727       (110)
  Foreign.....................................      552     1,026        653
                                              --------- --------- -------------
                                                  3,498     8,996        933
                                              --------- --------- -------------
 Deferred:
  Federal.....................................   (3,119)   (2,078)       707
  State.......................................       (7)    1,455        225
  Foreign.....................................     (240)     (323)      (331)
                                              --------- --------- -------------
                                                 (3,366)     (946)       601
                                              --------- --------- -------------
 Benefit of net operating loss carryforwards:
  State.......................................       --    (1,455)      (225)
                                              --------- --------- -------------

Provision for income taxes (benefit) .........  $   132   $ 6,595     $1,309
                                              ========= ========= =============

               DECISIONONE CORPORATION (FORMERLY, BELL ATLANTIC
               BUSINESS SYSTEMS SERVICES, INC.) AND SUBSIDIARY
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)
                    YEARS ENDED DECEMBER 31, 1993 AND 1994
                   AND PERIOD JANUARY 1 TO OCTOBER 20, 1995
                                (In thousands)

9. INCOME TAXES  (Continued)

    The tax effects of temporary differences that gave rise to significant portions of the deferred tax asset were as follows:

                                          DECEMBER 31,   OCTOBER 20,
                                              1994          1995
                                        -------------- -------------
Deferred tax assets (liabilities):
  Current:
    Accounts receivable  ...............    $ 1,934            --
    Inventory  .........................      5,186            --
    Accrued expenses ...................       (489)           --
    Other ..............................        279            --
    Deferred state taxes ...............      1,395            --
                                        --------------
     Gross deferred tax asset--current .      8,305            --
 Less valuation allowance...............     (1,395)           --
                                        --------------
     Net deferred tax assets--current ..      6,910            --
                                        --------------
 Non-current:
     Property and equipment  ...........      2,646         1,062
    Repairable parts ...................      2,211            --
     Employee benefits .................      8,100            --
     Deferred state taxes ..............      1,777            --
     Other .............................       (143)           --
     State net operating loss
    carryforwards ......................      5,163            --
                                        -------------- -------------
      Gross deferred tax
    asset--noncurrent ..................     19,754         1,062
 Less valuation allowance...............     (6,940)           --
                                        -------------- -------------
      Net deferred tax
    asset--noncurrent ..................     12,814         1,062
                                        -------------- -------------
 Net deferred tax asset.................    $19,724        $1,062
                                        ============== =============

   The net deferred tax asset as of December 31, 1994 in essence represents an intercompany receivable from BAC, resulting from the future benefit of the inclusion of the Company's temporary differences in the consolidated U.S. federal tax return of BAC.

   The October 20, 1995 deferred tax asset related to foreign operations.

   A reconciliation between the provision (benefit) for income taxes, computed by applying the statutory income tax rate to income before income taxes, and the actual provision for income taxes follows:

                                                               1993     1994    1995
                                                            --------- ------- -------
Federal income tax provision (benefit) at statutory tax
 rate.......................................................   (35.0)%  35.0%   35.0%
State income taxes, net of federal income tax benefit  .....     5.4     3.2    (3.7)
Foreign income tax rate differential .......................     5.1     1.2     6.6
Nondeductible expenses .....................................     6.8     1.8     9.7
Amortization of goodwill....................................    33.8     4.1    21.7
Other ......................................................    (6.9)     --    (0.6)
                                                            --------- ------- -------
Actual income tax provision effective tax rate .............     9.2%   45.3%   68.7%
                                                            ========= ======= =======

               DECISIONONE CORPORATION (FORMERLY, BELL ATLANTIC
               BUSINESS SYSTEMS SERVICES, INC.) AND SUBSIDIARY
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)
                    YEARS ENDED DECEMBER 31, 1993 AND 1994
                   AND PERIOD JANUARY 1 TO OCTOBER 20, 1995
                                (In thousands)

10. LEASE COMMITMENTS

   The Company leases certain computer equipment under noncancellable capital leases. The Company conducts its operations primarily from leased warehouses and office facilities and uses certain computer, data processing and other equipment under operating lease agreements expiring at various dates during the next six years.

   Future minimum payments under noncancellable capital leases and operating leases as of October 20, 1995 are as follows:

                                          CAPITAL   OPERATING
                                          LEASES     LEASES
                                        --------- -----------
October 21, 1995 to December 31, 1995 ..  $  364     $ 3,639
1996....................................   1,669      15,308
1997....................................   1,261      13,456
1998....................................     400      10,885
1999....................................      58       8,343
2000....................................      55       4,588
Thereafter..............................      --          11
                                        --------- -----------
Total minimum lease payments............   3,807     $56,230
Less amount representing interest ......     402
                                        ---------
Present value of minimum lease
 payments...............................   3,405
Less current obligations................   1,525
                                        ---------
Noncurrent obligations..................  $1,880
                                        =========

   Rental expense for operating leases was $12,609 and $14,145 for the years ended December 31, 1993 and 1994 and $12,749 for the period ended October 20, 1995.

11. BENEFIT PLANS

   Substantially all of the Company's employees were covered under a noncontributory pension benefit plan sponsored by BAC, which plan was terminated on October 20, 1995 (see Note 3). The pension benefit formula used in the determination of pension cost is based on the greater of a flat dollar amount per year of service or a stated percentage of adjusted career average income. BAC's objective in funding the plan is to accumulate funds at a relatively stable rate over participants' working lives so that benefits are fully funded at retirement. Plan assets consist principally of investments in corporate equity securities, U.S. Government and corporate debt securities and real estate.

   SFAS No. 87 requires a comparison of the actuarial present value of projected benefit obligations with the fair value of plan assets, the disclosure of the components of net periodic pension costs and a reconciliation of the funded status of the plan with amounts recorded on the balance sheet. Such disclosures are not presented for the Company because the structure of the plan does not allow for determination of this information on an individual company basis.

               DECISIONONE CORPORATION (FORMERLY, BELL ATLANTIC
               BUSINESS SYSTEMS SERVICES, INC.) AND SUBSIDIARY
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)
                    YEARS ENDED DECEMBER 31, 1993 AND 1994
                   AND PERIOD JANUARY 1 TO OCTOBER 20, 1995
                                (In thousands)

11. BENEFIT PLANS  (Continued)

    The Company recognized pension expense of $3,243 and $4,202 for the years ended December 31, 1993 and 1994 and $4,846 for the period ended October 20, 1995.

   The assumptions used in the actuarial computations by BAC for determination of the above pension expense were as follows:

                                                   1993    1994    1995
                                                 ------- ------- -------
Discount rate ...................................  7.25%   8.25%   7.25%
Expected long-term rate of return on plan
 assets..........................................  8.25    8.25    8.25
Future compensation growth rate .................  5.25    5.25    4.75

   Substantially all of the Company's employees participate in a savings plan provided by BAC which provides opportunities for eligible employees to save for retirement on a tax deferred basis. The Company recognized contribution expense of $1,482 and $1,531 for the years ended December 31, 1993 and 1994 and $1,602 for the period ended October 20, 1995.

   Under the Agreement, Operating Co. assumed no liabilities of the Company relating to employee benefit programs.

12. OTHER LIABILITIES

   Other liabilities consisted of the following:

                                            DECEMBER 31,   OCTOBER 20,
                                                1994          1995
                                          -------------- -------------
Other postemployment benefit liabilities      $19,120        $   --
Accrued pension cost .....................      3,220            --
Other noncurrent liabilities .............      1,037         1,293
                                          -------------- -------------
                                              $23,377        $1,293
                                          ============== =============

   Effective October 20, 1995, employee related liabilities (including other postemployment benefit liabilities and accrued pension costs) were contributed to capital by BAC. (see Note 4).

13. COMMITMENTS AND CONTINGENT LIABILITIES

   The Company is a defendant in a number of lawsuits in the ordinary course of business, including actions alleging wrongful termination of employment and breach of contract. In several of the alleged wrongful termination cases, the plaintiffs are seeking punitive damages. The Company believes it has meritorious defenses to all of the claims and is vigorously defending the lawsuits. Although the ultimate outcome of these lawsuits cannot be predicted with certainty, the Company's management, after consultation with legal counsel, does not expect that such lawsuits will have a material adverse effect on the Company's financial condition, results of operation or liquidity.

               DECISIONONE CORPORATION (FORMERLY, BELL ATLANTIC
               BUSINESS SYSTEMS SERVICES, INC.) AND SUBSIDIARY
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)
                    YEARS ENDED DECEMBER 31, 1993 AND 1994
                   AND PERIOD JANUARY 1 TO OCTOBER 20, 1995
                                (In thousands)

14. RELATED PARTY TRANSACTIONS

   The Company engages in various activities with Bell Atlantic affiliated companies. Amounts due from the affiliated companies consisted of the following:

                                        DECEMBER 31,   OCTOBER 20,
                                            1994          1995
                                      -------------- -------------
Bell Atlantic Network Services, Inc.       $  797        $  806
Bell Atlantic Network Integration  ...        252           281
New Jersey Bell ......................         65            70
Bell of Pennsylvania .................         35            62
C&P Telephone Company--Maryland  .....         96            35
Other ................................        410           108
                                      -------------- -------------
  Total due from affiliates ..........     $1,655        $1,362
                                      ============== =============

   Amounts due to the affiliated companies consisted of the following:

                                                DECEMBER 31,   OCTOBER 20,
                                                    1994          1995
                                              -------------- -------------
Bell Atlantic Enterprises International ......    $ 3,856        $  309
Bell Atlantic Professional Services...........        110           297
Bell Atlantic Customer Services
 International................................        239
Other.........................................        340           159
                                              -------------- -------------
  Total accounts payable affiliates...........      4,545           765
                                              -------------- -------------
Notes payable--FSI............................     39,579
Notes payable--BAP............................        773           862
                                              -------------- -------------
  Total notes payable affiliates..............     40,352           862
                                              -------------- -------------
  Total due to affiliates.....................    $44,897        $1,627
                                              ============== =============

   The Company engages in various activities with affiliated companies. The amount due to Bell Atlantic Financial Services, Inc. ("FSI") at December 31, 1994 is represented by a promissory note for the aggregate unpaid principal balance plus interest on demand. The interest rates charged are based on the weighted average cost of FSI's outstanding borrowings during the month. The weighted average interest rate for 1994 and 1995 was approximately 5.8%.

   The amount due to Bell Atlantic Properties ("BAP") is also represented by a promissory note for the aggregate unpaid principal balance plus interest. Interest is payable monthly on the unpaid principal at the rate of 9.88% per annum.

   Effective October 20, 1995, notes payable excluding interest of $29,248 due to FSI, and $4,650 of accounts payable due to affiliates were contributed to capital by BAC. See Note 4.

               DECISIONONE CORPORATION (FORMERLY, BELL ATLANTIC
               BUSINESS SYSTEMS SERVICES, INC.) AND SUBSIDIARY
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)
                    YEARS ENDED DECEMBER 31, 1993 AND 1994
                   AND PERIOD JANUARY 1 TO OCTOBER 20, 1995
                                (In thousands)

14. RELATED PARTY TRANSACTIONS  (Continued)

    Transactions with affiliated companies had the following impact on the results of operations:

                                                                        PERIOD
                                                                     JANUARY 1 TO
                                                    YEARS ENDED      OCTOBER 20,
                                                 DECEMBER 31, 1993       1995
                                               ------------------- --------------
                                                  1993      1994         1995
                                               --------- --------- --------------
Revenues.......................................  $17,347   $13,971     $10,270
                                               --------- --------- --------------
Total operating and other expenses:
  Rent expense ................................  $ 5,329   $ 3,176     $ 2,626
  Other service and general and administrative
   expenses....................................   11,957    14,191       8,153
  Interest expense.............................    3,035     1,823       1,512
                                               --------- --------- --------------
                                                 $20,321   $19,190     $12,291
                                               ========= ========= ==============

   NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SHARES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                              TABLE OF CONTENTS

                                           PAGE
                                         ------
Available Information....................      2
Prospectus Summary.......................      3
Risk Factors.............................     18
The Merger and Merger Financing..........     28
Use of Proceeds..........................     30
Capitalization...........................     31
Unaudited Condensed Consolidated
 Pro Forma Financial Data................     32
Selected Consolidated Financial Data ....     41
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations..............................     44
Business.................................     55
Management ..............................     65
Executive Compensation...................     67
Security Ownership of Certain Beneficial
 Owners and Management...................     70
Certain Relationships and Related
 Transactions............................     73
Description of New Credit Facility ......     74
Description of Units.....................     76
Description of Debentures................     76
Description of Warrants..................    103
Description of Capital Stock.............    106
Certain Federal Income Tax Consequences .    108
Underwriting.............................    110
Legal Matters............................    111
Experts..................................    111
Index to Consolidated Financial
 Statements..............................    F-1

   Until       , 1997 (90 days after the date of this Prospectus), all
dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                   $


                             [DECISIONONE LOGO]


                                 DECISIONONE

                          DECISIONONE HOLDINGS CORP.

            (AS SUCCESSOR OBLIGOR BY MERGER TO QUAKER HOLDING CO.)

                                    UNITS
                                CONSISTING OF
                                % SENIOR DISCOUNT
                             DEBENTURES DUE 2008
                                     AND
                               WARRANTS TO PURCHASE
                                  SHARES OF
                                 COMMON STOCK

                                  PROSPECTUS
                         DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION
                                     , 1997

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   Expenses in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts, are estimated (except for the Securities and Exchange Commission ("SEC") registration and National Association of Securities Dealers ("NASD") filing fees, which are the actual amounts) as follows:

SEC registration fee.............  $ 25,772.73
NASD filing fee .................     9,005.00
Blue Sky fees and expenses  .....    25,000.00
Accounting fees and expenses  ...   150,000.00
Legal fees and expenses .........   150,000.00
Printing and engraving expenses .   200,000.00
Trustee fees and expenses........    10,000.00
Miscellaneous ...................   130,222.27
                                  ------------
  Total..........................  $700,000.00
                                  ============


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for the unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. Section 145 of the DGCL empowers the Company to indemnify, subject to the standards set forth therein, any person in connection with any action, suit or proceeding brought before or threatened by reason of the fact that the person was a director, officer, employee or agent of such company, or is or was serving as such with respect to another entity at the request of such company. The DGCL also provides that the Company may purchase insurance of behalf of any such director, officer, employee or agent.

   Article 9 of Quaker's Certificate of Incorporation makes mandatory indemnification expressly authorized under the DGCL for directors of Quaker. With respect to officers of Quaker, Article 9 of Quaker's Certificate of Incorporation provides indemnification to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware law. Concurrent with the Merger, Holdings' Amended and Restated Certificate of Incorporation and By-laws are being amended to provide as set forth above, and will be filed by amendment.

   Pursuant to Section 6.03 of the Merger Agreement, Holdings has agreed for a period of six years following the Effective Time to (a) maintain in effect and cause Holdings to maintain in effect policies of directors' and officers' liability insurance and fiduciary liability insurance with terms no less favorable than current policies, with respect to claims arising prior to the Effective Time, provided that premiums for such insurance not exceed 125% of the amount per annum Holdings paid in its last full fiscal year and (b) indemnify, and cause Holdings to indemnify, the directors and officers of the Company to the fullest extent permitted by Holdings' charter and bylaws and applicable law.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS


   EXHIBIT
     NO.                                             EXHIBIT
----------- ---------------------------------------------------------------------------------------
      1.1*  Form of Underwriting Agreement between Donaldson, Lufkin & Jenrette Securities
            Corporation and the Issuer with respect to the Units.
      2.1   Agreement and Plan of Merger, dated as of May 4, 1997 by and among the Issuer and
            DecisionOne Holdings Corp.(1)
      2.2   Voting Agreement and Irrevocable Proxy, dated as of May 4, 1997, among DecisionOne
            Holdings Corp., the Issuer, J.H. Whitney & Co., Welsh, Carson, Anderson & Stowe IV,
            L.P., Welsh, Carson Anderson & Stowe VI, L.P., and WCAS Capital Partners, L.P.(1)
      2.3   Amendment No. 1 dated as of July  , 1997 to the Agreement and Plan of Merger between the Issuer and DecisionOne Holdings Corp.(8)
      3.1*  Certificate of Incorporation of the Issuer, as amended.
      3.2   Amended and Restated Certificate of Incorporation of DecisionOne Holdings Corp.(2)
      3.3*  Bylaws of the Issuer.
      3.4   Restated Bylaws of DecisionOne Holdings Corp.(2)
      4.1*  Form of Indenture in respect of the Debentures.
      4.2*  Form of Warrant Agreement dated     , 1997, by and between Quaker Holding Co. and State
            Street Bank and Trust Company, as Warrant Agent.
      4.3*  Form of Debenture (included in Exhibit 4.1)
      4.4*  Form of Warrant (included in Exhibit 4.2)
      4.5*  Form of Qualified Independent Underwriter Agreement.
      5.1*  Form of Opinion of Davis Polk & Wardwell.
      8.1   Form of Opinion of Davis Polk & Wardwell.(6)
      9.1   Voting Trust Agreement dated May 4, 1997, by and among the Issuer, DecisionOne Holdings
            Corp., and certain of its shareholders (included in Exhibit 2.2).
     10.1   Stock Option and Restricted Stock Purchase Plan, as amended and restated.(4)
     10.2   Form of Incentive Stock Option Agreement.(2)
     10.3   Incentive Stock Option Agreement, dated June 1, 1993, with Kenneth Draeger.(2)
     10.4   Incentive Stock Option Agreement, dated August 1, 1993 with Kenneth Draeger.(2)
     10.5   Incentive Stock Option Agreement, dated February 1, 1994, with Kenneth Draeger.(2)
     10.6   Incentive Stock Option Agreement with R. Peter Zimmermann.(2)
     10.7   Employment Agreement with Kenneth Draeger.(2)
     10.8   Employment Letter with Stephen J. Felice.(2)
     10.9   Employment Letter with R. Peter Zimmermann.(2)
    10.10   Employment Letter with James J. Greenwell.(2)
    10.11   Amended and Restated Registration Rights Agreement.(2)
    10.12   First Amendment to Amended and Restated Registration Rights Agreement.(2)
    10.13   Lease for Frazer, Pennsylvania executive offices (East).(2)
    10.14   Lease for Frazer, Pennsylvania executive offices (West).(2)
    10.15   Lease for Malvern, Pennsylvania depot and call center.(2)
    10.16   Employment Letter with Joseph S. Giordano.(3)

                               II-2

   EXHIBIT
     NO.                                             EXHIBIT
----------- ---------------------------------------------------------------------------------------
    10.17   Lease for Bloomington, Minnesota call center.(3)
    10.18   Lease for Hayward, California depot.(3)
    10.19   Lease for Northborough, Massachusetts depot.(3)
    10.20   Revolving Credit Agreement, dated as of April 26, 1996, among DecisionOne Holdings
            Corp., DecisionOne Corporation and The First National Bank of Boston et al.(4)
    10.21   Employment Agreement with Thomas J. Fitzpatrick.(4)
    10.22   Fifth Amended and Restated Revolving Credit and Term Loan Agreement.(2)
    10.23   Employment Agreement with Thomas M. Molchan.(5)
    10.24   Employment Agreement with Dwight T. Wilson.(5)
    10.25*  Form of Tax Sharing Agreement.
     11.1   Computation of Earnings Per Share.(7)
     12.1   Statement regarding Computation of Ratio of Earnings to Fixed Charges.(6)
     21.1   List of Subsidiaries.(6)
     23.1*  Consent of Deloitte & Touche LLP.
     23.2   Consent of Davis Polk & Wardwell (included in Exhibit 5.1).
     23.3   Consent of Davis Polk & Wardwell (included in Exhibit 8.1).
     23.4*  Consent of Lawrence M.v.D. Schloss.
     23.5*  Consent of Thomas Greig.
     23.6*  Consent of Kirk Wortman
     23.7*  Consent of Peter Grauer
     24.1   Power of Attorney.(7)
     25.1*  Statement of the Eligibility of Trustee on Form T-1 (bound separately).



------------
*      Filed herewith.
(1) Filed as an Exhibit to the Company's Proxy Statement/Prospectus No. 333-28265 on Form S-4 filed with the Securities and Exchange Commission on June 2, 1997.
(2) Filed as an Exhibit to Registration Statement No. 333-1256 on Form S-1 filed with the Securities and Exchange Commission on February 9, 1996.
(3) Filed as an Exhibit to Pre-Effective Amendment No. 1 to Registration Statement No. 333-1256 on Form S-1 filed with the Securities and Exchange Commission on March 14, 1996.
(4) Filed as an Exhibit to the 10-K filed with the Securities and Exchange commission on September 30, 1996.
(5) Filed as an Exhibit to the 10-Q filed with the Securities and Exchange Commission on May 15, 1997.
(6) Previously filed as an Exhibit to the Registration Statement No. 333-28539 on Form S-1 filed with the Securities and Exchange Commission on June 5, 1997.
(7) Previously filed as an Exhibit to Amendment No. 1 to the Registration Statement No. 333-28539 on Form S-1 filed with the Securities and Exchange Commission on July 9, 1997.
(8) Filed as an Exhibit to Amendment No. 3 to the Company's Proxy Statement/ Prospectus No. 333-28265 on Form S-4 filed with the Securities and Exchange Commission on July 16, 1997.


(B)  FINANCIAL STATEMENT SCHEDULES

   Financial Statement Schedules of DecisionOne Holdings Corp. and subsidiaries as of June 30, 1994, 1995 and 1996, and March 31, 1997 (unaudited) and for the years ended June 30, 1994, 1995 and 1996 and the nine months ended March 31, 1997 (unaudited):

     I. Condensed Financial Information of Registrant

     II.1 Valuation and Qualifying Accounts

   Financial Statement Schedule of DecisionOne Corporation (formerly Bell Atlantic Business Systems Services, Inc.) and subsidiary as of December 31, 1993 and 1994 and October 20, 1995 and for the years ended December 31, 1993 and 1994 and the period from January 1, 1995 to October 20, 1995:

     II.2 Valuation and Qualifying Accounts

 ITEM 17. UNDERTAKINGS

   The undersigned registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

   (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 above or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
    (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on the 30th day of July, 1997.


                                          QUAKER HOLDING CORP.
                                          By: /s/ Peter T. Grauer

                                          -----------------------------------
                                            Name: Peter T. Grauer
                                            Title: President, Director and
                                            Treasurer


   PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 3 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.



        SIGNATURE                          TITLE                          DATE
----------------------- ------------------------------------------ -----------------
  /s/ Peter T. Grauer        President, Director and Treasurer        July 30, 1997
 -----------------------
   Mr. Peter T. Grauer

     /s/ Kirk Wortman      Vice President, Director and Secretary     July 30, 1997
 -----------------------
     Mr. Kirk Wortman


INDEPENDENT AUDITORS' REPORT

DecisionOne Holdings Corp.:

We have audited the consolidated financial statements of DecisionOne Holdings Corp. and subsidiaries as of June 30, 1995 and 1996, and for each of the three years in the period ended June 30, 1996, and have issued our report thereon dated August 30, 1996, (included elsewhere in this Registration Statement). Our audits also included the financial statement schedules listed in Item 16 of this Registration Statement. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
August 30, 1996

                                                                    SCHEDULE I

                          DECISIONONE HOLDINGS CORP.
                CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                           CONDENSED BALANCE SHEET
                            (PARENT COMPANY ONLY)
                     (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                     JUNE 30,
                                                              ---------------------   MARCH 31
                                                                  1995       1996       1997
                                                              ---------- ---------- -----------
                                                                                     (UNAUDITED)
ASSETS
  Investment in equity of subsidiaries........................  $ 21,488   $180,793   $201,095
                                                              ---------- ---------- -----------
Total assets..................................................  $ 21,488   $180,793   $201,095
                                                              ========== ========== ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
  Redeemable preferred stock..................................     6,811
Shareholders' Equity:
  Preferred stock, $1.00 par value; authorized 5,000,000
  shares;  none outstanding
 Common stock, $.01 par value--authorized, 25,000,000  shares in 1995 and 100,000,000 shares in 1996 and 1997;  issued and outstanding 8,935,348 shares in 1995, 27,340,288  shares in
  1996 and 27,813,832 shares in 1997..........................  $     89   $    273   $    278
  Additional paid-in capital..................................   107,991    255,262    255,691
  Accumulated deficit.........................................   (92,378)   (73,516)   (53,600)
  Foreign currency translation adjustment.....................       680        622        574
  Pension liability adjustment................................    (1,705)    (1,848)    (1,848)
                                                              ---------- ---------- -----------
     Total shareholders' equity...............................    14,677    180,793    201,095
                                                              ---------- ---------- -----------
Total Liabilities and Shareholders' Equity....................  $ 21,488   $180,793   $201,095
                                                              ========== ========== ===========

         See notes to condensed financial information of registrant.

                                                                    SCHEDULE I

                          DECISIONONE HOLDINGS CORP.
                CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                      CONDENSED STATEMENT OF OPERATIONS
                            (PARENT COMPANY ONLY)
                                (IN THOUSANDS)

                                          YEARS ENDED JUNE 30,       NINE MONTHS
                                     -----------------------------      ENDED
                                        1994      1995      1996    MARCH 31, 1997
                                     --------- --------- --------- --------------
                                                                     (UNAUDITED)
Equity in net income of
 subsidiaries........................  $10,112   $42,528   $18,862     $19,916
                                     --------- --------- --------- --------------
Net income...........................  $10,112   $42,528   $18,862     $19,916
                                     ========= ========= ========= ==============

         See notes to condensed financial information of registrant.

                                                                    SCHEDULE I

                          DECISIONONE HOLDINGS CORP.
                CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                      CONDENSED STATEMENT OF CASH FLOWS
                            (PARENT COMPANY ONLY)
                                (IN THOUSANDS)

                                                         YEARS ENDED JUNE 30         NINE MONTHS
                                                 ---------------------------------      ENDED
                                                     1994       1995       1996     MARCH 31, 1997
                                                 ---------- ---------- ----------- --------------
                                                                                     (UNAUDITED)
Operating Activities:
  Net income.....................................  $ 10,112   $ 42,528   $  18,862     $ 19,916
  Adjustment to reconcile net income to net cash
   provided by operating activities..............   (10,112)   (42,528)    (17,416)     (19,916)
                                                 ---------- ---------- ----------- --------------
     Net cash provided by operating activities...        --         --       1,446           --
                                                 ---------- ---------- ----------- --------------
Investing Activities--contribution to capital of
 subsidiaries....................................    (2,250)              (142,090)        (434)
                                                 ---------- ---------- ----------- --------------
Financing Activities:
  Proceeds from issuance of preferred stock......     2,250                 31,392
  Proceeds from issuance of common stock
   and warrants .................................                          110,698          434
  Dividends paid on preferred stock .............                           (1,446)
                                                 ---------- ---------- ----------- --------------
     Net cash provided by financing activities...     2,250                140,644          434
                                                 ---------- ---------- ----------- --------------
  Net Change in Cash.............................  $     --              $      --     $     --
                                                 ========== ========== =========== ==============

         See notes to condensed financial information of registrant.

                                                                    SCHEDULE I

                          DECISIONONE HOLDINGS CORP.
            NOTES TO CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                            (Parent Company Only)

1. BASIS OF PRESENTATION

   The accompanying condensed financial statements include the accounts of DecisionOne Holdings Corp. (the Parent) and on an equity basis its subsidiaries and should be read in conjunction with the consolidated financial statements of DecisionOne Holdings Corp. and Subsidiaries (the "Company") and the notes thereto.

2. SUBSEQUENT EVENT

   On May 4, 1997, the Parent and Quaker Holding Co. ("Quaker") an affiliate of DLJ Merchant Banking Partners II, LP an affiliated funds and other entities, entered into a definitive Agreement and Plan of Merger (the "Merger Agreement"). Under the terms of the Merger Agreement, Quaker will merge with and into the Parent. Under the terms of the Merger Agreement, the, subject to the following sentence, holders of each share of the Parent's common stock can elect to receive $23 in cash for such share or to retain such share in the merged Company. In any event, holders will be required to retain 5.3% of the Parent's stock outstanding immediately prior to the merger. In addition, the Parent and Quaker entered into a voting agreement with certain partnerships affiliated with Welsh, Carson, Anderson & Stowe and J. H. Whitney & Co., pursuant to which these partnerships, subject to certain conditions, have agreed to vote in favor of the merger 8,345,349 of the 14,837,501, respectively, shares of the Parent's common stock owned by them, exclusive of warrants to purchase 468,750 shares of common stock at $0.10 per share. The 8,345,349 shares represent approximately 30% of the Parent's common stock outstanding on April 21, 1997.

   The proposed merger, which will be recorded as a recapitalization for accounting purposes, is subject to a number of conditions, including regulatory approvals and approval by the Parent's stockholders. The transaction is estimated to have an aggregate value of approximately $957 million, including refinancing of the Company's existing revolving credit facility. The Parent expects the merger to close by September, 1997.

   As a result of the proposed merger, the Parent and Quaker will incur various costs, currently estimated to range between $95 million and $105 million in connection with consummating the transaction. These costs consist primarily of professional fees, registration costs, compensation costs and other expenses. Although the exact timing, nature and amount of these merger transaction costs are subject to change, the Parent expects that a one-time pre-tax charge for these costs of approximately $76 million ($69 million after tax) will be recorded in the quarter during which the merger is consummated.

                                                                 SCHEDULE II.1

                 DECISIONONE HOLDINGS CORP. AND SUBSIDIARIES
                      VALUATION AND QUALIFYING ACCOUNTS
                                (In thousands)

                                                              ADDITIONS
                                                     -------------------------
                                         BALANCE OF    CHARGES TO   CHARGES TO                  BALANCE
                                        BEGINNING OF   CORP. AND      OTHER                     AT END
DESCRIPTION                                PERIOD       EXPENSES     ACCOUNTS    DEDUCTIONS    OF PERIOD
------------------------------------- -------------- ------------ ------------ ------------- -----------
YEAR ENDED JUNE 30, 1994
Accounts receivable--
 Allowance for uncollectible
 accounts.............................    $ 2,170        $ (162)                  $   (547)     $ 1,461
Inventory--
 Allowance for obsolescence ..........    $ 6,196        $1,580       $  594(b)                 $ 8,370
YEAR ENDED JUNE 30, 1995
Accounts receivable--
 Allowance for uncollectible accounts     $ 1,481        $1,930       $3,225(a)                 $ 6,616
Inventory--
 Allowance for obsolescence...........    $ 8,370        $1,995       $1,423(b)                 $11,788
YEAR ENDED JUNE 30, 1996
Accounts receivable--
 Allowance for uncollectible accounts     $ 6,616                     $3,434      $   (470)(a)  $ 9,580
Inventory--
 Allowance for obsolescence ..........    $11,788        $1,171       $1,450(b)   $ (3,615)     $14,794
NINE MONTH PERIOD ENDED
 MARCH 31, 1997 (UNAUDITED)
Accounts receivable--
 Allowance for doubtful accounts .....    $ 9,580        $2,726       $1,593(b)     (2,172))(a) $11,727
Inventory--
 Allowance for obsolescence...........    $14,794        $2,088       $3,046                    $19,928

------------
(a) Amount represents net recoveries (writeoffs) during the year and allowances recorded as a result of acquisitions during the year.
(b) Amount primarily represents allowance recorded as a result of acquisitions during the year.

INDEPENDENT AUDITORS' REPORT

DecisionOne Corporation:

We have audited the consolidated financial statements of DecisionOne Corporation (formerly Bell Atlantic Business Systems Services, Inc.) and subsidiary as of December 31, 1994 and October 20, 1995, and for the years ended December 31, 1993 and 1994 and the period from January 1, 1995 to October 20, 1995, and have issued our report thereon dated December 29, 1995 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16 of this Registration Statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein. DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania
December 29, 1995

                                SCHEDULE II.2

                           DECISIONONE CORPORATION
   (FORMERLY, BELL ATLANTIC BUSINESS SYSTEMS SERVICES, INC.) AND SUBSIDIARY
                      VALUATION AND QUALIFYING ACCOUNTS
                                (In thousands)

                                                              ADDITIONS
                                                     -------------------------
                                         BALANCE AT    CHARGES TO   CHARGES TO                  BALANCE
                                        BEGINNING OF   COSTS AND      OTHER                     AT END
              DESCRIPTION                  PERIOD       EXPENSES     ACCOUNTS    DEDUCTIONS    OF PERIOD
------------------------------------- -------------- ------------ ------------ ------------- -----------
YEAR ENDED DECEMBER 31, 1993
Accounts receivable--
 Allowance for uncollectible accounts     $ 2,719        $1,213                    $(1,074)(a)  $ 2,858
Inventory--
 Allowance of obsolescence ...........    $21,040        $5,351                    $(4,673)(b)  $21,718
YEAR ENDED DECEMBER 31, 1994
Accounts receivable--
 Allowance for uncollectible accounts     $ 2,858        $  810                    $  (396)(a)  $ 3,272
Inventory--
 Allowance of obsolescence............    $21,718        $4,802                    $(3,778)(b)  $22,742
YEAR ENDED OCTOBER 20, 1995
Accounts receivable--
 Allowance for uncollectible
 accounts.............................    $ 3,272        $  810                    $  (313)(a)  $ 3,769
Inventory--
 Allowance of obsolescence ...........    $22,742        $6,365                    $(5,255)(b)  $23,852

------------
(a)     Amount primarily represents net write offs during the year.
(b) Amount primarily represents the writeoff of inventory during the year.

                                EXHIBIT INDEX


                                                                                                   SEQUENTIALLY
   EXHIBIT                                                                                           NUMBERED
     NO.                                         DESCRIPTION                                           PAGE
----------- ----------------------------------------------------------------------------------- ----------------
     1.1 *  Form of Underwriting Agreement between Donaldson, Lufkin & Jenrette Securities
            Corporation and the Issuer with respect to the Units.
     2.1    Agreement and Plan of Merger, dated as of May 4, 1997 by and among the Issuer and
            DecisionOne Holdings Corp.(1)
     2.2    Voting Agreement and Irrevocable Proxy, dated as of May 4, 1997, among DecisionOne
            Holdings Corp., the Issuer, J.H. Whitney & Co., Welsh, Carson, Anderson & Stowe IV,
            L.P., Welsh, Carson Anderson & Stowe VI, L.P., and WCAS Capital Partners, L.P.(1)
     2.3    Amendment No. 1 dated as of July  , 1997 to the Agreement and Plan of Merger between the Issuer and DecisionOne Holdings Corp.(8)
     3.1 *  Certificate of Incorporation of the Issuer, as amended.
     3.2    Amended and Restated Certificate of Incorporation of DecisionOne Holdings Corp.(2)
     3.3 *  Bylaws of the Issuer.
     3.4    Restated Bylaws of DecisionOne Holdings Corp.(2)
     4.1 *  Form of Indenture in respect of the Debentures.
     4.2 *  Form of Warrant Agreement dated     , 1997, by and between Quaker Holding Co. and
            State Street Bank and Trust Company, as Warrant Agent.
     4.3 *  Form of Debenture (included in Exhibit 4.1)
     4.4 *  Form of Warrant (included in Exhibit 4.2)
     4.5 *  Form of Qualified Independent Underwriter Agreement.
     5.1 *  Form of Opinion of Davis Polk & Wardwell.
     8.1    Form of Opinion of Davis Polk & Wardwell.(7)
     9.1    Voting Trust Agreement dated May 4, 1997, by and among the Issuer, DecisionOne
            Holdings Corp., and certain of its shareholders (included in Exhibit 2.2).
    10.1    Stock Option and Restricted Stock Purchase Plan, as amended and restated.(4)
    10.2    Form of Incentive Stock Option Agreement.(2)
    10.3    Incentive Stock Option Agreement, dated June 1, 1993, with Kenneth Draeger.(2)
    10.4    Incentive Stock Option Agreement, dated August 1, 1993 with Kenneth Draeger.(2)
    10.5    Incentive Stock Option Agreement, dated February 1, 1994, with Kenneth Draeger.(2)
    10.6    Incentive Stock Option Agreement with R. Peter Zimmermann.(2)
    10.7    Employment Agreement with Kenneth Draeger.(2)
    10.8    Employment Letter with Stephen J. Felice.(2)
    10.9    Employment Letter with R. Peter Zimmermann.(2)
    10.10   Employment Letter with James J. Greenwell.(2)
    10.11   Amended and Restated Registration Rights Agreement.(2)
    10.12   First Amendment to Amended and Restated Registration Rights Agreement.(2)

                                                                                                   SEQUENTIALLY
   EXHIBIT                                                                                           NUMBERED
     NO.                                         DESCRIPTION                                           PAGE
----------- ----------------------------------------------------------------------------------- ----------------
    10.13   Lease for Frazer, Pennsylvania executive offices (East).(2)
    10.14   Lease for Frazer, Pennsylvania executive offices (West).(2)
    10.15   Lease for Malvern, Pennsylvania depot and call center.(2)
    10.16   Employment Letter with Joseph S. Giordano.(3)
    10.17   Lease for Bloomington, Minnesota call center.(3)
    10.18   Lease for Hayward, California depot.(3)
    10.19   Lease for Northborough, Massachusetts depot.(3)
    10.20   Revolving Credit Agreement, dated as of April 26, 1996, among DecisionOne Holdings
            Corp., DecisionOne Corporation and The First National Bank of Boston et al.(4)
    10.21   Employment Agreement with Thomas J. Fitzpatrick.(4)
    10.22   Fifth Amended and Restated Revolving Credit and Term Loan Agreement.(2)
    10.23   Employment Agreement with Thomas M. Molchan.(5)
    10.24   Employment Agreement with Dwight T. Wilson.(5)
    10.25*  Form of Tax Sharing Agreement.
    11.1    Computation of Earnings Per Share.(7)
    12.1    Statement regarding Computation of Ratios of Earnings to Fixed Charges.(6)
    21.1    List of Subsidiaries.(6)
    23.1 *  Consent of Deloitte & Touche LLP.
    23.2    Consent of Davis Polk & Wardwell (included in Exhibit 5.1).
    23.3    Consent of Davis Polk & Wardwell (included in Exhibit 8.1).
    23.4 *  Consent of Lawrence M.v.D. Schloss.
    23.5 *  Consent of Thomas Greig.
    23.6 *  Consent of Kirk Wortman.
    23.7 *  Consent of Peter Grauer.
    24.1    Power of Attorney.(7)
    25.1 *  Statement of the Eligibility of Trustee on Form T-1 (bound separately).



------------
*      Filed herewith.
(1) Filed as an Exhibit to the Company's Proxy Statement/Prospectus No. 333-28265 on Form S-4 filed with the Securities and Exchange Commission on June 2, 1997.
(2) Filed as an Exhibit to Registration Statement No. 333-1256 on Form S-1 filed with the Securities and Exchange Commission on February 9, 1996.
(3) Filed as an Exhibit to Pre-Effective Amendment No. 1 to Registration Statement No. 333-1256 on Form S-1 filed with the Securities and Exchange Commission on March 14, 1996.
(4) Filed as an Exhibit to the 10-K filed with the Securities and Exchange Commission on September 30, 1996.
(5) Filed as an Exhibit to the 10-Q filed with the Securities and Exchange Commission on May 15, 1997.
(6) Previously filed as an Exhibit to the Registration Statement No. 333-28539 on Form S-1 filed with the Securities and Exchange Commission on June 5, 1997.
(7) Previously filed as an Exhibit to Amendment No. 1 to the Registration Statement No. 333-28539 on Form S-1 filed with the Securities and Exchange Commission on July 9, 1997.
(8) Filed as an Exhibit to Amendment No. 3 to the Company's Proxy Statement/ Prospectus No. 333-28265 on Form S-4 filed with the Securities and Exchange Commission on July 16, 1997.